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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-142678

PROSPECTUS

VISANT CORPORATION

$500,000,000
7 5/8% Senior Subordinated Notes due 2012

The Company:

  •
  We are a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics and educational publishing markets.

The notes:

  •
  Maturity: October 1, 2012.

  •
  Interest Payment Dates: April 1 and October 1 of each year.

  •
  Optional Redemption: Prior to October 1, 2008, we may redeem the notes, in whole or in part, at a price equal to 100% of the principal amount thereof plus the make-whole premium described under "Description of the Notes—Optional Redemption". We may redeem some or all of the notes at any time and from time to time on or after October 1, 2008, in whole or in part, in cash at the redemption prices described in this prospectus, plus accrued and unpaid interest to the date of redemption. In addition, until October 1, 2007, we may redeem up to 35% of the aggregate principal amount of the notes with the proceeds of certain equity offerings. See "Description of the Notes—Optional Redemption."

  •
  Ranking: The notes and the guarantees are our and our subsidiary guarantors' senior subordinated obligations and rank:

  •
  junior to all of our and the guarantors' existing and future senior indebtedness, including any borrowings under our senior secured credit facilities;

  •
  equally with any of our and the guarantors' future senior subordinated indebtedness and trade payables;

  •
  senior to any of our and the guarantors' future indebtedness that is expressly subordinated in right of payment to the notes;

  •
  effectively senior to the 10 1/4% Senior Discount Notes Due 2013 and the 8 3/4% Senior Notes due 2013 of Visant Holding Corp., which are not guaranteed by us; and

  •
  effectively junior to all of the existing and future liabilities of our subsidiaries that do not guarantee the notes.

        You should consider carefully the "Risk Factors" beginning on page 10 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

        This prospectus will be used by Credit Suisse Securities (USA) LLC in connection with offers and sales in market-making transactions at negotiated prices related to prevailing market prices. There is currently no public market for the securities. We do not intend to list the securities on any securities exchange. Credit Suisse Securities (USA) LLC has advised us that it is currently making a market in the securities; however, it is not obligated to do so and may stop at any time. Credit Suisse Securities (USA) LLC may act as principal or agent in any such transaction. We will not receive the proceeds of the sale of the securities but will bear the expenses of registration. See "Plan of Distribution."

Credit Suisse

The date of this prospectus is May 30, 2007.

i

WHERE YOU CAN FIND MORE INFORMATION

        We and our guarantor subsidiaries have filed with the Securities and Exchange Commission, or the SEC, a registration statement on Form S-1 under the Securities Act with respect to the notes being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. We and our guarantor subsidiaries are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, file reports and other information with the SEC. The registration statement, such reports and other information can be read and copied at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC's home page on the Internet (http://www.sec.gov).

        So long as we and our guarantor subsidiaries are subject to the periodic reporting requirements of the Exchange Act, we and our guarantor subsidiaries are required to furnish the information required to be filed with the SEC to the trustee and the holders of the outstanding notes. We and our guarantor subsidiaries have agreed that, even if we and our guarantor subsidiaries are not required under the Exchange Act to furnish such information to the SEC, we will nonetheless continue to furnish information that would be required to be furnished by us and our guarantor subsidiaries by Sections 13 or 15(d) of the Exchange Act.

ii

SUMMARY

        This summary highlights material information appearing elsewhere in this prospectus. You should read the entire prospectus carefully. This prospectus contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in "Risk Factors" and elsewhere in this prospectus. All references to a particular fiscal year of Visant Corporation, or Visant, are to the four fiscal quarters ended the Saturday nearest to December 31.

Our Company

        In this document, references to the "Company," "Visant," "we," "our," or "us" refer to Visant Corporation and its consolidated subsidiaries, and references to "Visant Holding," "Holdings," "our parent" and "our parent company" refer to our indirect parent, Visant Holding Corp. Visant Corporation operates Jostens, Inc. and its subsidiaries ("Jostens"), AHC I Acquisition Corp. and its subsidiaries ("Arcade"), Dixon Direct Corp. ("Dixon") and Neff Holding Company and its subsidiary ("Neff") and, until May 16, 2007, operated Von Hoffmann Holdings Inc. and its subsidiaries Von Hoffmann Corporation and Anthology, Inc. ("Von Hoffmann").

        We are a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics and educational publishing markets. We were formed through the October 2004 consolidation of Jostens, Von Hoffmann and Arcade.

        On June 8, 2006, we entered into definitive agreements to sell our Jostens Photography businesses, which previously comprised a reportable segment. The transactions closed on June 30, 2006. The discontinued operations of the Jostens Photography businesses are excluded from the consolidated financial statements retrospective from the date of disposition.

        On June 16, 2006, we acquired, through a wholly owned subsidiary, substantially all of the assets and assumed certain liabilities of the Dixon Web operation of the Sleepeck Printing Company, a provider of innovative marketing services and products located in Dixon, Illinois. At the time of acquisition, the name of the business was changed to Dixon Direct Corp. The results of Dixon's operations have been included in the consolidated financial statements since that date.

        On September 8, 2006, a newly formed subsidiary of ours acquired substantially all of the assets and assumed certain liabilities of the Vertis, Inc. fragrance sampling business. The acquired business currently operates under the Arcade Marketing name. The acquisition was a strategic step to continue to expand our Marketing and Publishing Services segment, which services the fragrance, cosmetic, personal care and other consumer product market segments. The results of these acquired operations have been included in the consolidated financial statements since that date.

        As of December 2006, our Von Hoffmann Holdings Inc., Von Hoffmann Corporation and Anthology, Inc. businesses were held as assets for sale. On January 3, 2007, we entered into a Stock Purchase Agreement (the "Von Hoffmann Stock Purchase Agreement") with R.R. Donnelley & Sons Company providing for the sale of Von Hoffmann Holdings Inc., Von Hoffmann Corporation and Anthology, Inc., which previously comprised the Educational Textbook segment and a portion of the Marketing and Publishing Services segment. We closed the transaction on May 16, 2007. The operations of the Von Hoffmann businesses are reported as discontinued operations in the consolidated financial statements for all periods presented.

        On March 16, 2007, we acquired all of the outstanding capital stock of Neff Holding Company and its wholly owned subsidiary Neff Motivation, Inc. Neff is a leading single source provider of custom award programs and apparel, including chenille letters and letter jackets, to the scholastic market segment. Neff operates as a direct subsidiary of Visant under the Neff brand name and its results are reported from the date of acquisition together with the results of the Jostens scholastic operations as the renamed Scholastic segment.

        Our three reportable segments as of March 31, 2007 consisted of:

  •
  Scholastic—provides services related to the marketing, sale and production of class rings and an array of graduation products and other scholastic products to students and administrators primarily in high schools, colleges and other post-secondary institutions;

  •
  Yearbook—provides services related to the publication, marketing, sale and production of school yearbooks; and

  •
  Marketing and Publishing Services—produces multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care market segments, and provides innovative products and services to the direct marketing sector. The group also produces book covers and other components for educational publishers.

Scholastic

        We are a leading provider of services related to the marketing, sale and production of class rings and an array of graduation products, such as caps, gowns, diplomas and announcements and graduation-related accessories, and other scholastic products. In the Scholastic segment, we primarily serve U.S. high schools, colleges, universities and other specialty markets, marketing and selling products to students and administrators. Jostens relies on a network of independent sales representatives to sell its scholastic products. Jostens provides a high level of customer service in the marketing and sale of class rings and certain other graduation products, which often involves a high degree of customization. Jostens also provides ongoing warranty service on its class and affiliation rings. Jostens maintains product-specific tooling as well as a library of school logos and mascots that can be used repeatedly for specific school accounts over time. In addition to its class ring offerings, Jostens also designs, manufactures, markets and sells championship rings for professional sports and affinity rings for a variety of specialty markets. Since the acquisition of Neff in March 2007, a leading single source provider of custom award programs and apparel, we also market, manufacture and sell an array of additional scholastic products, including chenille letters, letter jackets, mascot mats, plaques and sports apparel.

Yearbook

        Through our Jostens subsidiary we are a leading provider of services related to the publication, marketing, sale and production of yearbooks, primarily serving U.S. high schools, colleges, universities and middle schools. Jostens generates the majority of its revenues from high school accounts. Jostens' sales representatives and technical support employees assist students and faculty advisers with the planning and layout of yearbooks, including through the provision of on-line layout and editorial tools to assist in the publication of the yearbook. With a new class of students each year and periodic faculty advisor turnover, Jostens' independent sales representatives and customer service employees are the main point of continuity for the yearbook production process on a year-to-year basis.

Marketing and Publishing Services

        The Marketing and Publishing Services segment produces multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care market segment, and innovative, highly personalized products primarily targeted at the direct marketing sector. We are also a leading producer of supplemental materials and related components such as decorative covers and plastic transparencies for educational publishers. With over a 100-year history as Arcade Marketing, we pioneered our ScentStrip® product in 1980. We also offer an extensive portfolio of proprietary, patented and patent-pending technologies that can be incorporated into various marketing programs designed to reach the consumer at home or in-store, including magazine and catalog inserts, remittance envelopes, statement enclosures, blow-ins, direct mail, direct sell and point-of-sale materials and gift-with-purchase/purchase-with-purchase programs. We specialize in high-quality, in-line finished products and can accommodate large marketing projects with a wide range of dimensional products and in-line finishing production, data processing and mailing services. Our personalized imaging capabilities offer individualized messages to each recipient within a geographical area or demographic group for targeted marketing efforts.

Recent Events

        Between May 18, 2007 and May 23, 2007, Visant made optional pre-payments in the aggregate amount of $375.0 million on its Term Loan C facility. After giving effect to these optional prepayments, Visant's remaining term borrowings under the Term Loan C facility are $341.5 million in principal amount.

Company Background

        On October 4, 2004, an affiliate of Kohlberg Kravis Roberts & Co. L.P., or KKR, and affiliates of DLJ Merchant Banking Partners III, L.P., or DLJMBP III (together with KKR, the "Sponsors"), completed a series of transactions, which created a marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics and educational publishing market segments through the consolidation of Jostens, Von Hoffmann and Arcade (the "Transactions").

        Prior to the Transactions, Von Hoffmann and Arcade were each controlled by affiliates of DLJ Merchant Banking Partners II, L.P., or DLJMBP II, and DLJMBP III owned approximately 82.5% of our outstanding equity, with the remainder held by other co-investors and certain members of management. Upon consummation of the Transactions, an affiliate of KKR invested $256.1 million and was issued equity interests representing approximately 49.6% of our voting interest and 45.0% of our economic interest, and affiliates of DLJMBP III held equity interests representing approximately 41.0% of Holdings' voting interest and 45.0% of Holdings' economic interest, with the remainder held by other co-investors and certain members of management. Approximately $175.6 million of the proceeds were distributed to certain stockholders, and certain treasury stock held by Von Hoffmann was redeemed. After giving effect to the issuance of equity to additional members of management, as of May 25, 2007, affiliates of KKR and DLJMBP III held approximately 49.0% and 41.0%, respectively, of Holdings' voting interest, while each continued to hold approximately 44.6% of Holdings' economic interest. As of May 25, 2007, the other co-investors held approximately 8.4% of the voting interest and 9.1% of the economic interest of Holdings, and members of management held approximately 1.6% of the voting interest and approximately 1.7% of the economic interest of Holdings.

Ownership and Corporate Structure

        The chart below illustrates our ownership and corporate structure as of March 31, 2007.

(1)
As of May 25, 2007, affiliates of KKR and DLJMBP III held approximately 49.0% and 41.0%, respectively, of the voting interests of Visant Holding, while each continued to hold approximately 44.6% of the economic interests of Visant Holding. As of May 25, 2007, other co-investors held approximately 8.4% of the voting interests and approximately 9.1% of the economic interests of Visant Holding, while members of management held approximately 1.6% of the voting interest and approximately 1.7% of the economic interest.

(2)
Consists of 8 3/4% Senior Notes due 2013 of Visant Holding.

(3)
Consists of 10 1/4% Senior Discount Notes Due 2013 of Visant Holding.

(4)
Visant Secondary Holdings Corp. pledged the stock of Visant as security for the benefit of the lenders under Visant's senior secured credit facilities and is a guarantor of Visant's senior secured credit facilities.

(5)
Visant's senior secured credit facilities consist of a Term Loan C facility, with $716.5 million outstanding as of March 31, 2007, and a $250.0 million senior secured revolving facility. As of March 31, 2007, Visant had $233.6 million of availability under the revolving credit facility (net of $16.4 million in outstanding letters of credit). Between May 18, 2007 and May 23, 2007, Visant made optional pre-payments in the aggregate amount of $375.0 million on its Term Loan C facility. After giving effect to these optional prepayments, Visant's remaining term borrowings under the Term Loan C facility are $341.5 million in principal amount. The Term Loan C facility matures in 2011 and the revolving credit facility matures in 2009.

(6)
Consists of the 7 5/8% Senior Subordinated Notes due 2012 of Visant.

Summary of Terms of the Notes

Issuer	Visant Corporation
Notes Offered	$500,000,000 aggregate principal amount of 7 5/8% Senior Subordinated Notes due 2012.
Maturity Date	October 1, 2012.
Interest Payment Dates	April 1 and October 1 of each year, beginning April 1, 2005.
Guarantees
The notes are guaranteed, jointly and severally, on a senior subordinated unsecured basis, by each of our 100% owned subsidiaries that guarantees our obligations under our senior secured credit facilities and certain of our future subsidiaries.
Ranking	The notes and the guarantees are our and our subsidiary guarantors' senior subordinated obligations and rank:
	•	junior to all of our and the guarantors' existing and future senior indebtedness, including any borrowings under our senior secured credit facilities;
	•	equally with any of our and the guarantors' future senior subordinated indebtedness and trade payables;
	•	senior to any of our and the guarantors' future indebtedness that is expressly subordinated in right of payment to the notes;
	•	effectively senior to the 10 1/4% Senior Discount Notes due 2013 and the 8 3/4% Senior Notes due 2013 of Visant Holding, which are not guaranteed by us; and
	•	effectively junior to all of the existing and future liabilities of our subsidiaries that do not guarantee the notes.
As of March 31, 2007, the notes and the subsidiary guarantees would have ranked junior to:
	•	approximately $716.5 million of senior indebtedness; and
	•	$18.9 million of total liabilities, including trade payables but excluding intercompany obligations, of our non-guarantor subsidiaries.

As of March 31, 2007, our non-guarantor subsidiaries had approximately 2.5% of our assets. Our non-guarantor subsidiaries generated approximately 4.1% of our revenues for the quarter ended March 31, 2007.
Optional Redemption
Prior to October 1, 2008, we may redeem the notes, in whole or in part, at a price equal to 100% of the principal amount thereof plus the make-whole premium described under "Description of the Notes—Optional Redemption". We may redeem some or all of the notes at any time and from time to time on or after October 1, 2008, in whole or in part, in cash at the redemption prices described in this prospectus, plus accrued and unpaid interest to the date of redemption. In addition, until October 1, 2007, we may redeem up to 35% of the aggregate principal amount of the notes with the proceeds of certain equity offerings.
Change of Control
If a change of control occurs, each holder of the notes may require us to repurchase all or a portion of such holder's notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. We may not have sufficient funds to repurchase the notes upon a change of control. Furthermore, restrictions in our senior secured credit facilities may limit our ability to repurchase the notes upon a change of control, as described under "Risk Factors—Risks Related to Our Indebtedness and the Notes—We may not be able to repurchase notes upon a change of control."
Restrictive Covenants	The terms of the notes place certain limitations on our ability and the ability of our restricted subsidiaries to, among other things:
	•	incur or guarantee additional indebtedness or issue disqualified or preferred stock;
	•	pay dividends or make other equity distributions;
	•	repurchase or redeem capital stock;
	•	make investments;
	•	sell assets or consolidate or merge with or into other companies;
	•	create limitations on the ability of our restricted subsidiaries to make dividends or distributions;
	•	engage in transactions with affiliates; and

• create liens.
These covenants are subject to important exceptions and qualifications, which are described under "Description of the Notes—Certain Covenants".
No Prior Market; PORTALsm Market Listing
The notes are new securities for which there is no market. Although the initial purchasers have informed us that they intend to make a market in the notes, they are not obligated to do so and may discontinue market-making at any time without notice. Accordingly, we cannot assure you that a liquid market for the notes will develop or be maintained. The notes have been made eligible for trading on PORTALsm.

Risk Factors

        See "Risk Factors" immediately following this summary for a discussion of certain risks relating to an investment in the notes.

        Our principal executive offices are located at 357 Main Street, Armonk, New York 10504 and our telephone number there is (914) 595-8200. We were incorporated in the State of Delaware on July 21, 2003. We maintain a website at www.visant.net. Information contained on our websites does not constitute a part of this prospectus and is not being incorporated by reference herein.

Summary Historical Consolidated Financial Data

        The tables below set forth a summary of our historical consolidated financial data at the dates and for the periods indicated. The summary historical consolidated financial data should be read in conjunction with "Selected Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

        As a result of our parent's merger with a subsidiary established by DLJMBP III on July 29, 2003 (the "2003 Jostens merger"), Jostens applied purchase accounting, which resulted in a new valuation for the assets and liabilities of Jostens to their fair values. In addition, as a result of the 2003 Jostens merger, we have accounted for the combination of Visant, Von Hoffmann and Arcade as entities under common control. The consolidated financial data of Visant set forth below consolidate the historical consolidated financial data of Jostens, Von Hoffmann and Arcade after July 29, 2003 as a result of the common ownership of Jostens, Von Hoffmann and Arcade by affiliates of DLJMBP III on such date. As described in the notes to our consolidated financial statements, certain operations of Von Hoffmann are presented as discontinued operations for all periods presented. The summary consolidated financial data of Visant prior to July 29, 2003 are those of Jostens, as the predecessor of Visant, and have been prepared using Jostens' historical basis of accounting.

	(Successor)						Jostens, Inc. (Predecessor)
	Three Months 2007	Three Months 2006	2006	2005	2004	Five Months 2003	Seven Months 2003	2002
	(In millions, except for ratios)
Statement of Operations Data(1):
Net sales	$255.9	$228.0	$1,186.6	$1,110.7	$1,051.9	$326.2	$483.5	$702.2
Cost of products sold	128.1	110.8	587.6	562.2	586.2	201.2	203.0	289.2

Gross profit	127.8	117.2	599.0	548.5	465.7	125.0	280.5	413.0
Selling and administrative expenses	103.6	91.9	394.4	389.2	386.2	144.8	185.8	287.2
Gain on disposal of assets	0.4	—	(1.2)	(0.4)	(0.1)	(0.1)	—	—
Transaction costs(2)	—	—	—	1.2	6.8	0.2	31.0	—
Special charges(3)	—	2.7	2.4	5.4	11.8	—	—	—

Operating income (loss)	23.8	22.6	203.4	153.1	61.0	(19.9)	63.8	125.8
Loss on redemption of debt(4)	—	—	—	—	31.9	0.4	13.9	1.8
Interest expense, net	25.2	26.2	105.4	106.8	108.7	50.0	32.0	67.1
Other income	—	—	—	—	(1.1)	—	—	—

(Loss) income from continuing operations before income taxes	(1.4)	(3.6)	98.0	46.3	(78.6)	(70.3)	17.9	56.9
(Benefit from) provision for income taxes	(0.3)	(2.1)	31.2	17.2	(28.2)	(21.0)	10.5	25.4

(Loss) income from continuing operations	(1.1)	(1.5)	66.8	29.1	(50.4)	(49.3)	7.4	31.5
Income (loss) on discontinued operations, net of tax	8.4	3.2	9.6	19.0	(40.0)	(1.1)	(4.4)	(1.6)
Cumulative effect of accounting change, net of tax	—	—	—	—	—	—	4.6	—

Net (loss) income	7.3	1.8	76.4	48.1	(90.4)	(50.4)	7.6	29.9
Dividends and accretion on redeemable preferred shares	—	—	—	—	—	—	(6.5)	(11.7)

Net (loss) income available to common stockholders	$7.3	$1.8	$76.4	$48.1	$(90.4)	$(50.4)	$1.1	$18.2

Statement of Cash Flows:
Net cash provided by (used in) operating activities	$48.2	$46.9	$182.5	$167.5	$115.8	$103.0	$(6.8)	$55.5
Net cash used in investing activities	(50.4)	(19.9)	(52.6)	(39.1)	(38.0)	(552.3)	(11.9)	(22.8)
Net cash (used in) provided by financing activities	—	—	(131.6)	(190.8)	(39.3)	482.3	12.9	(64.8)

	(Successor)						Jostens, Inc. (Predecessor)
	Three Months 2007	Three Months 2006	2006	2005	2004	Five Months 2003	Seven Months 2003	2002
	(In millions)
Other Financial Data(1):
Ratio of earnings to fixed charges and preferred stock dividends(5)	—	—	1.9x	1.4x	—	—	1.5x	1.8x
Depreciation and amortization	$20.9	$20.3	$81.6	$87.6	$136.5	$37.3	$13.5	$25.6
Capital expenditures	$20.0	$12.5	$51.9	$28.7	$37.7	$17.4	$5.8	$22.3

Balance Sheet Data (at period end):
Cash and cash equivalents	$16.0	$46.9	$18.0	$19.9	$82.3	$43.7		$10.9
Property and equipment, net	168.2	139.1	160.6	137.9	144.9	156.4		60.4
Total assets	2,367.1	2,422.4	2,309.3	2,360.8	2,503.3	2,522.6		327.5
Total debt	1,216.5	1,328.4	1,216.5	1,328.4	1,528.3	1,325.1		589.4
Redeemable preferred stock(6)	—	—	—	—	—	—		70.8
Stockholders' (deficit) equity	486.4	422.6	477.7	420.9	363.8	173.9		(582.5)

(1)
Certain selected financial data have been reclassified for all periods presented to reflect the results of discontinued operations consisting of certain Von Hoffmann businesses in December 2006, our Jostens Photography businesses in June 2006 and the exit of Jostens' Recognition business in December 2001.

(2)
For 2005 and 2004, transaction costs represented $1.2 million and $6.8 million, respectively, of expenses incurred in connection with the Transactions. For the successor period in 2003, transaction costs represented $0.2 million of expenses incurred in connection with the 2003 Jostens merger. For the predecessor period in 2003, transaction costs represented $31.0 million of expenses incurred in connection with the 2003 Jostens merger.

(3)
During the three months ended March 31, 2007, we did not record any special charges. During the three months ended April 1, 2006, we recorded $0.4 million of special charges relating to severance and related benefits costs and $2.3 million related to an impairment loss to reduce the value of the former Jostens corporate office buildings. For 2006, the Company recorded $2.3 million relating to an impairment loss to reduce the value of Jostens former corporate office buildings, which were later sold, and net $0.1 million of special charges for severance and related benefit costs. For 2005, special charges consisted of restructuring charges of $5.1 million for employee severance related to closed facilities and $0.3 million related to a withdrawal liability under a union retirement plan that arose in connection with the consolidation of certain operations. For 2004, special charges consisted of $11.8 million of restructuring charges consisting primarily of severance costs for the termination of senior executives and other employees associated with reorganization activity as a result of the Transactions.

(4)
For 2004, loss on redemption of debt represented a loss of $31.5 million in connection with repayment of all existing indebtedness and remaining preferred stock of Jostens and Arcade in conjunction with the Transactions and a loss of $0.4 million in connection with the repurchase of $5.0 million principal amount of Jostens' 12.75% senior subordinated notes prior to the Transactions. For the successor period in 2003, loss on redemption of debt represented a loss of $0.4 million in connection with the repurchase of $8.5 million principal amount of Jostens' 12.75% senior subordinated notes. For the predecessor period in 2003, loss on redemption of debt represented a loss of $13.9 million consisting of the write-off of unamortized deferred financing costs in connection with refinancing Jostens' senior secured credit facility. For 2002, loss on redemption of debt represented a loss of $1.8 million in connection with the repurchase of $7.5 million principal amount of Jostens' 12.75% senior subordinated notes.

(5)
For the purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense (including capitalized interest) on all indebtedness plus amortization of debt issuance costs (and for any period subsequent to the adoption of SFAS 150, accretion of preferred stock dividends), and the portion of rental expense that we believe is representative of the interest component of rental expense. For the three months ended March 31, 2007, three months ended April 1, 2006, twelve months ended 2004, and the five-month successor period in 2003, earnings did not cover fixed charges by $1.4 million, $3.6 million, $78.6 million and $70.1 million, respectively.

(6)
Liquidation preference of redeemable preferred stock as of the end of 2003 and 2002 was $222.6 million and $86.3 million, respectively.

RISK FACTORS

        Your investment in the notes will involve substantial risks. You should carefully consider the following material factors in addition to the other information set forth in this prospectus before you decide to purchase the notes offered hereby. If any of the following risks actually occur, our business, financial condition, results of operations and our ability to make payments on the notes would likely suffer. In such case the trading price of the notes could fall, and you may lose all or part of your original investment.

Risks Relating to Our Business

        If we fail to implement our business strategy, our business, financial condition and results of operations could be materially and adversely affected.

        Our future financial performance and success are dependent in large part upon our ability to implement our business strategy successfully. Our business strategy envisions several initiatives, including marketing and selling strategies to drive growth, enhancing our core product and service offerings and continuing to improve operating efficiencies and asset utilization. We may not be able to successfully implement our business strategy or achieve the benefits of our business plan. If we are unable to do so, our long-term growth and profitability may be adversely affected. Even if we are able to successfully implement some or all of the initiatives of our business plan, our operating results may not improve to the extent we expect, or at all.

        Implementation of our business strategy could also be affected by a number of factors beyond our control, such as increased competition, legal developments, general economic conditions or increased operating costs or expenses. In addition, to the extent we have misjudged the nature and extent of industry trends or our competition, we may have difficulty achieving our strategic objectives. We may also decide to alter or discontinue certain aspects of our business strategy at any time. Any failure to successfully implement our business strategy may adversely affect our business, financial condition and results of operations and thus our ability to service our indebtedness, including our ability to make principal and interest payments on our indebtedness.

        We may not be able to continue to realize all of our expected cost savings and benefits from the Transactions.

        Our original business plan anticipated net potential annualized cost savings of between $22 million and $30 million, with the cost to implement such plan being approximately $10 million. Our cost savings have been realized primarily through procurement initiatives aimed at reducing the costs of materials and services used in our operations and reducing corporate and administrative expenses. The scope of our cost savings plan is broad and significant and may cause losses to our business that we cannot predict. A variety of factors could cause us not to continue to realize the annual benefits of the savings plan, including our inability to continue to obtain lower raw material prices. Our inability to continue to realize cost savings could adversely affect our business, financial condition and results of operations.

        We may not be able to consummate additional acquisitions and dispositions on acceptable terms, and future acquisitions and dispositions may be disruptive.

        As part of our business strategy, we may continue to pursue strategic acquisitions and dispositions to leverage our existing infrastructure, expand our geographic reach, broaden our product and service offerings and focus on our higher growth businesses. Acquisitions and dispositions involve a number of risks and present financial, managerial and operational challenges, including:

  •
  diversion of management attention from existing businesses;

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  difficulty with integration of personnel and financial and other systems;

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  increased expenses, including compensation expenses resulting from newly hired employees;

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  regulatory challenges; and

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  potential disputes with the sellers of acquired businesses, technologies, services or products or with the buyers of disposed businesses.

        Our ability to continue to consummate acquisitions will be limited by our ability to identify appropriate acquisition candidates on acceptable terms and our financial resources, including available cash and borrowing capacity. In addition, we could experience financial or other setbacks if any of the businesses that we have acquired or invested in have problems or liabilities of which we are not aware. We may not be able to continue to consummate acquisitions or dispositions, and we may experience disruption in our businesses as a result.

        We are subject to competition.

        We face competition in our businesses from a number of companies, some of which have substantial financial and other resources. Our future financial performance will depend, in large part, on our ability to establish and maintain an advantageous market position. Because of substantial resources, some of our competitors may be able to adapt more quickly to new or emerging technologies and changes in customer preferences or to devote greater resources to the promotion and sale of their products than we can. We expect to meet significant competition from existing competitors with entrenched positions and may face additional competition from new competitors, with respect to our existing product lines and new products we might introduce. Further, competitors might expand their product offerings, either through internal product development or acquisitions of our direct competitors. These competitors could introduce products or establish prices for their products in a manner that could adversely affect our ability to compete or result in pricing pressures. Additionally, increases in competition could have an adverse effect on our business, financial condition and results of operations. To maintain a competitive advantage, we may need to make increased investment in product development, manufacturing capabilities and sales and marketing.

        The seasonality of our industries could have a material adverse effect on our business, financial condition and results of operations.

        We experience seasonal fluctuations in our net sales tied primarily to the North American school year. We recorded approximately 40% of our annual net sales for our continuing operations for fiscal 2006 during the second quarter of our fiscal year. Jostens generates a significant portion of its annual net sales in the second quarter. Deliveries of caps, gowns and diplomas for spring graduation ceremonies and spring deliveries of school yearbooks are the key drivers of Jostens' seasonality. The net sales of sampling and other direct mail and commercial printed products have also historically reflected seasonal variations, and we expect these businesses to continue to generate a majority of their annual net sales during our third and fourth quarters for the foreseeable future. These seasonal variations are based on the timing of customers' advertising campaigns, which have traditionally been concentrated prior to the Christmas and spring holiday seasons. Net sales of textbooks, for which we supply covers and other components, are impacted seasonally by state and local schoolbook purchasing schedules, which commence in the spring and peak in the summer months preceding the start of the school year. Significant amounts of inventory are acquired by publishers prior to those periods in order to meet customer delivery requirements.

        The seasonality of our businesses requires us to manage our cash flows carefully over the course of the year. If we fail to manage our cash flows effectively in response to seasonal fluctuations, we may be unable to offset the results from any such period with results from other periods, which could impair our ability to service our debt. These seasonal fluctuations also require us to allocate our resources accurately in order to manage our manufacturing capacity, which often operates at full or near full capacity during peak seasonal demand periods. If we fail to monitor production and distribution accurately during these peak seasonal periods and are unable to satisfy our customers' delivery requirements, we could jeopardize our relationships with our customers.

        A substantial decrease or interruption in business from our significant customers could adversely affect our business, financial condition and results of operations.

        Our sampling system business is dependent on a limited number of customers. Our top five customers in our sampling system business represented approximately 9% of our net sales for 2006 in this business. We do not generally have long-term contracts for committed volume with any of these customers. We may be required by some customers to qualify our sampling system manufacturing operations under specified supplier standards. If we are unable to qualify under a supplier's standards, the customer may not continue to purchase sampling systems from us. An adverse change in our relationship with any of our significant sampling system customers could have a material adverse effect on the business, financial condition and results of operations of our sampling system business.

        Many of our customer arrangements are by purchase order or are terminable at will at the option of either party. A substantial decrease or interruption in business from our significant customers could result in write-offs or in the loss of future business and could have a material adverse effect on our business, financial condition and results of operations.

        Jostens relies on relationships with schools, school administrators and students for the sale of its products. Jostens' failure to deliver high quality products in a timely manner or failure to respond to changing consumer preferences could jeopardize its customer relationships. Significant customer losses at our Jostens business could have a material adverse effect on our business, financial condition and results of operations.

        Our textbook cover and component business is also particularly dependent on a limited number of customers. Customers in our educational textbook cover business include, among others, many autonomous divisions of the four major educational textbook publishers. Each of these divisions maintains its own manufacturing relationships and generally makes textbook manufacturing decisions independently of other divisions. We do not have long-term contracts for committed volume with any of these publishers, who together accounted for a material portion of our textbook cover and component net sales. Accordingly, our ability to retain or increase our business with these customers depends upon our relationships with each customer's divisional managers and senior executives. Any cancellation, deferral or significant reduction in product sold to these principal customers or a significant number of smaller customers could seriously harm our business, financial condition and results of operations.

        We are subject to fluctuations in the cost and availability of raw materials and the possible loss of suppliers.

        We are dependent upon the availability of raw materials to produce our products. The principal raw materials that Jostens purchases are gold and other precious metals, paper and precious, semiprecious and synthetic stones. The price of gold increased dramatically during 2006 and we anticipate continued volatility in the price of gold for the foreseeable future. From time to time, we may enter into forward contracts to purchase gold, platinum and silver based upon the estimated ounces needed to satisfy projected customer demand. Higher gold prices have impacted, and could further impact, our operating expenses as well as the level of spending by our customers. Our Marketing and Publishing Services business primarily use paper, ink and adhesives. Similarly, our sampling system business utilizes specific grades of paper and foil in producing its sampling products. The price and availability of these raw materials is affected by numerous factors beyond our control. These factors include:

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  the level of consumer demand for these materials;

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  the supply of these materials;

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  foreign government regulation and taxes;

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  market uncertainty;

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  environmental conditions in the case of paper; and

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  political and worldwide economic conditions.

        Any material increase in the price of these raw materials could adversely impact our cost of sales. When these fluctuations result in significantly higher raw material costs, our operating results are adversely affected to the extent we are unable to pass on these increased costs to our customers. Therefore, significant fluctuations in prices for gold, paper products or precious, semiprecious and synthetic stone and other materials could have a material adverse effect on our business, financial condition and results of operations.

        We rely on a limited number of suppliers for certain of our raw materials. For example, Jostens purchases substantially all of its precious, semiprecious and synthetic stones from a single supplier located in Germany with manufacturing sites in Germany and Sri Lanka. We believe this supplier provides stones to almost all of the class ring manufacturers in the United States. If access to this supplier were lost or curtailed to any significant extent, particularly during periods of peak demand for rings, Jostens' business would suffer. We may not be able to secure alternative supply arrangements in a timely and cost-efficient fashion. Similarly, all of our ScentStrip® sampling systems, which accounted for a substantial portion of our net sales from our sampling system business for fiscal 2006, utilize specific grades of paper for which we rely primarily on two domestic suppliers, with whom we do not have a written supply agreement in place. A loss of this supply of paper and a resulting possible loss of our competitive advantage could have a material adverse effect on our sampling system business, financial condition and results of operations to the extent that we are unable to obtain the specific paper or in sufficient quantity from other suppliers or elsewhere. Moreover, certain of our primary label sampling systems, including ScentSeal®, LiquaTouch®, BeautiSeal® and BeautiTouch® products, utilize certain foil laminates that are presently sourced primarily from one supplier, with whom we do not have a written supply agreement in place. A loss of supply of these foil laminates could have a material adverse effect on our business, financial condition, results of operations and competitive advantage.

        Certain of our businesses are dependent on fuel and natural gas in their operations. Prices of fuel and natural gas have shown volatility over time. Unanticipated higher prices could impact our operating expenses.

        Any failure to obtain raw materials for our business on a timely basis at an affordable cost, or any significant delays or interruptions of supply, could have a material adverse effect on our business, financial condition, results of operations and competitive advantage.

        Changes in Jostens' relationships with its independent sales representatives may adversely affect our business, financial condition and results of operations.

        The success of our Jostens business is highly dependent upon the efforts and abilities of Jostens' network of independent sales representatives. Many of Jostens' relationships with customers and schools are cultivated and maintained by its independent sales representatives. Jostens' independent sales representatives typically operate under one- to three-year contracts for the sale of Jostens products and services. These contracts are generally terminable upon 90 days notice from the end of the current contract year. Jostens' sales representatives can terminate or fail to renew their contracts with Jostens due to factors outside of our control. If Jostens were to experience a significant loss of its independent sales representatives, it could have a material adverse effect upon our business, financial condition and results of operations.

        Our businesses depend on numerous complex information systems, and any failure to successfully maintain these systems or implement new systems could materially harm our operations.

        Our businesses depend upon numerous information systems for operational and financial information and our billing operations. We are also increasingly dependent on our information technology systems for our e-commerce efforts. We may not be able to enhance existing information systems or implement new information systems that can integrate successfully our business efforts. Furthermore, we may experience unanticipated delays, complications and expenses in acquiring licenses for certain systems or implementing, integrating and operating the systems. In addition, our information systems may require modifications, improvements or replacements that may require substantial expenditures and may require interruptions in operations during periods of implementation. Implementation of these systems is further subject to our ability to license certain proprietary software in certain cases and the availability of information technology and skilled personnel to assist us in creating and implementing the systems. The failure to successfully implement and maintain operational, financial and billing information systems at our businesses could have an adverse effect on our business, financial condition and results of operations.

        We may be required to make significant capital expenditures for our businesses in order to remain technologically and economically competitive.

        Our capital expenditure requirements have primarily related to our Jostens business and our educational textbook business, currently presented as discontinued operations. Additionally, we are required to invest capital in order to expand and update our capabilities in certain of our other segments, including our Marketing and Publishing Services segment. We expect our capital expenditure requirements in the Jostens business to continue to relate primarily to capital improvements, including information technology and e-commerce initiatives throughout the Jostens business. Our capital expenditure requirements in the Marketing and Publishing Services segment primarily relate to capacity increases and technological improvements to remain competitive. Changing competitive conditions or the emergence of any significant technological advances utilized by competitors could require us to invest significant capital in additional production technology or capacity in order to remain competitive. If we are unable to fund any such investment or otherwise fail to invest in new technologies, our business, financial condition and results of operations could be materially and adversely affected.

        Our businesses are subject to changes arising from developments in technology that could render our products obsolete or reduce product consumption.

        New emerging technologies, including those involving the Internet, could result in new distribution channels and new products and services being provided that could compete with our products and services. As a result of these factors, our growth and future financial performance may depend on our ability to develop and market new products and services and create new distribution channels, while enhancing existing products, services and distribution channels, in order to incorporate the latest technological advances and accommodate changing customer preferences and demands, including the use of the Internet. If we fail to anticipate or respond adequately to changes in technology and user preferences and demands or are unable to finance the capital expenditures necessary to respond to such changes, our business, financial condition and results of operations could be materially and adversely affected.

        Our results of operations are dependent on certain principal production facilities.

        We are dependent on certain key production facilities. Certain sampling system, direct mail and graduation announcement products are generally each produced in a dedicated facility. Any disruption of production capabilities at any of our key dedicated facilities could adversely affect our business, financial condition and results of operations.

        Actions taken by the U.S. Postal Service could have a material adverse effect on our sampling system business.

        Sampling products are approved by the U.S. Postal Service, or USPS, for inclusion in subscription magazines mailed at periodical postage rates. USPS approved sampling systems have a significant cost advantage over other competing sampling products, such as miniatures, vials, packets, sachets and blisterpacks, because these competing products cause an increase from periodical postage rates to the higher third-class rates for a magazine's entire circulation. Subscription magazine sampling inserts delivered to consumers through the USPS are currently an important part of our sampling systems business. If the USPS approves other competing types of sampling products for use in subscription magazines without requiring a postal surcharge, or reclassifies our sampling products such that they would incur a postal surcharge, it could have a material adverse effect on our sampling system business, financial condition and results of operations.

        A deterioration in labor relations or labor availability could have an adverse impact on our operations.

        As of March 31, 2007, we had approximately 6,312 full-time employees (excluding the 1,500 employees then employed at our discontinued operations). As of March 31, 2007, approximately 701 of Jostens' employees were represented under two collective bargaining agreements that expire in June and August of 2007, and approximately 322 employees from our Marketing and Publishing Services business were represented under three collective bargaining agreements. These collective bargaining agreements expire at various times between March 2008 and March 2012.

        We are negotiating a first collective bargaining agreement covering approximately 140 employees at our Pennsauken, New Jersey location, following an election that occurred in February 2007.

        We may not be able to negotiate labor agreements on satisfactory terms. If any of the employees covered by the collective bargaining agreements were to engage in a strike, work stoppage or other slowdown, we could experience a disruption of our operations and/or higher ongoing labor costs, which could adversely affect our business, financial condition and results of operations. In addition, if our other employees were to become unionized, we could experience a further disruption of our operations and/or higher ongoing labor costs, which could adversely affect our businesses, financial condition and results of operations. Given the seasonality of our business, we utilize a high percentage of seasonal and temporary employees to maximize efficiency and manage our costs. If these seasonal or temporary employees were to become unavailable to us on acceptable terms, we may not be able to find replacements in a timely or cost effective manner.

        We are subject to environmental obligations and liabilities that could impose substantial costs upon us and may adversely affect our financial results and our ability to service our debt.

        Our operations are subject to a wide variety of federal, state, local and foreign laws and regulations governing emissions to air, discharges to waters, the generation, handling, storage, transportation, treatment and disposal of hazardous substances and other materials, and employee health and safety matters. Compliance with such laws and regulations have become more stringent and, accordingly, more costly over time.

        Also, as an owner and operator of real property or a generator of hazardous substances, we may be subject to environmental cleanup liability, regardless of fault, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act or analogous state laws, as well as to claims for harm to health or property or for natural resource damages arising out of contamination or exposure to hazardous substances. Some of our current or past operations have involved metalworking and plating, printing and other activities that have resulted or could result in environmental conditions giving rise to liabilities.

        We are subject to risks that our intellectual property may not be adequately protected, and we may be adversely affected by the intellectual property rights of others.

        We use a combination of patents and trademarks, licensing agreements and unpatented proprietary know-how and trade secrets to establish and protect our intellectual property rights, particularly those of our sampling system and direct mail businesses, which derive a substantial portion of revenue from processes or products with some proprietary protections. We generally enter into confidentiality agreements with customers, vendors, employees, consultants and potential acquisition candidates to protect our know-how, trade secrets and other proprietary information. However, these measures and our patents and trademarks may not afford complete protection of our intellectual property, and it is possible that third parties may copy or otherwise obtain and use our proprietary information and technology without authorization or otherwise infringe, impair, misappropriate, dilute or violate our intellectual property rights. In addition, a portion of our manufacturing processes involved in the production of sampling systems and direct mail products are not covered by any patent or patent application. Furthermore, the patents that we use in our sampling system and direct marketing businesses will expire over time. There is no assurance that ongoing research and development efforts will result in new proprietary processes or products. Our competitors may independently develop equivalent or superior know-how, trade secrets processes or production methods to those employed by us.

        We are involved in litigation from time to time in the course of our businesses to protect and enforce our intellectual property rights. Third parties from time to time may initiate litigation against us challenging our intellectual property rights or asserting that our businesses infringe or otherwise violate their intellectual property rights. Our intellectual property rights may not have the value that we believe them to have, and our products or processes may be found to infringe, impair, misappropriate, dilute or otherwise violate the intellectual property rights of others. Further, we may not prevail in any such litigation, and the results or costs of any such litigation may have a material adverse effect on our business, financial condition and results of operations. The expense involved in protecting our intellectual property in our Marketing and Publishing Services segment, for example, has been and could continue to be significant. Any litigation concerning intellectual property could be protracted and costly, is inherently unpredictable and could have a material adverse effect on our business, financial condition and results of operations regardless of its outcome.

        Our results of operations in our educational textbook cover business are subject to variations due to the textbook adoption cycle and government funding for education spending.

        Our educational textbook cover and component business experiences fluctuations in its results of operations due to the textbook adoption cycle and government funding for education spending. The cyclicality of the elementary and high school market is primarily attributable to the textbook adoption cycle. Our results of operations are also affected by reductions in local, state and/or federal school funding for textbook purchasing. In school districts in states that primarily rely on local tax proceeds, significant reductions in those proceeds, including as a result of economic conditions, can severely restrict district purchases of instructional materials. In districts and states that primarily rely on state funding for instructional materials, a reduction in state allocations, changes in announced school funding or additional restrictions on the use of those funds may affect our results of operations in our educational textbook cover and component business. Lower than expected sales by us due to the cyclicality of the textbook adoption cycle and pricing pressures that may result during any downturn in the textbook adoption cycle or as a reduction in government funding for education spending could have a material adverse effect on our cash flows and, therefore, on our ability to service our obligations with respect to our indebtedness.

        Our controlling stockholders, affiliates of KKR and DLJMBP III, may have interests that conflict with other investors.

        As a result of the Transactions, we are controlled by affiliates of KKR and DLJMBP III. These investors collectively control our affairs and policies. Circumstances may occur in which the interests of these stockholders could be in conflict with the interests of our other investors and debtholders. In addition, these stockholders may have an interest in pursuing acquisitions, divestitures or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to our other investors and debtholders if the transactions resulted in our becoming more leveraged or significantly changed the nature of our business operations or strategy. In addition, if we encounter financial difficulties, or we are unable to pay our debts as they mature, the interests of our stockholders may conflict with those of our debtholders. In that situation, for example, our debtholders might want us to raise additional equity from the Sponsors or other investors to reduce our leverage and pay our debts, while the Sponsors might not want to increase their investment in us or have their ownership diluted and instead choose to take other actions, such as selling our assets. Additionally, the Sponsors and certain of their affiliates are in the business of making investments in companies and currently hold, and may from time to time in the future acquire, interests in businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. For instance, certain of the Sponsors currently have investments in Merrill Corp. and Primedia Inc. Further, if they pursue such acquisitions or make further investments in our industry, those acquisition and investment opportunities may not be available to us. So long as the Sponsors continue to indirectly own a significant amount of our equity, even if such amount is less than 50%, they will continue to be able to influence or effectively control our decisions.

        We are dependent upon certain members of our senior management.

        We are substantially dependent on the personal efforts, relationships and abilities of certain members of our senior management, particularly Marc L. Reisch, our Chairman, President and Chief Executive Officer. The loss of Mr. Reisch's services or the services of other members of senior management could have a material adverse effect on our company.

Risks Relating to Our Indebtedness and the Notes

        Our high level of indebtedness could adversely affect our cash flow and our ability to operate our business, limit our ability to react to changes in the economy or our industry and prevent us from meeting our obligations under the notes.

        We are highly leveraged. As of March 31, 2007, total indebtedness for Holdings and its subsidiaries was $1,792.2 million, including $16.4 million outstanding in the form of letters of credit. As of March 31, 2007, Visant had availability of $233.6 million (net of standby letters of credit) under its revolving credit facility. Total outstanding indebtedness for Holdings and its subsidiaries represented approximately 102.6% of Holdings' total consolidated capitalization at March 31, 2007. Between May 18, 2007 and May 23, 2007, Visant made optional pre-payments in the aggregate amount of $375.0 million on its Term Loan C facility.

        Our substantial indebtedness could have important consequences. For example, it could:

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  make it more difficult for us to make payments on the notes;

  •
  make it more difficult for us and our subsidiaries to satisfy our obligations with respect to our indebtedness and any failure to comply with the obligations of any of our debt instruments, including financial and other restrictive covenants, could result in an event of default under agreements governing our indebtedness;

  •
  require us to dedicate a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes;

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  limit our flexibility in planning for and reacting to changes in our businesses and in the industries in which we operate;

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  make us more vulnerable to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;

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  limit our ability to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of our business strategy and other purposes; and

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  place us at a disadvantage to our competitors who have less debt.

        Any of the above listed factors could materially adversely affect our business, financial condition and results of operations. Furthermore, our interest expense could increase if interest rates increase, because the entire amount of our debt under the Visant senior secured credit facilities bears interest at floating rates, initially, at our option, at either adjusted LIBOR plus 2.50% per annum for the U.S. dollar denominated loans under the revolving credit facility and LIBOR plus 2.25% per annum for the Term Loan C facility or the alternate base rate plus 1.50% for U.S. dollar denominated loans under the revolving credit facility and base rate plus 1.25% for the Term Loan C facility (or, in the case of Canadian dollar denominated loans under the revolving credit facility, the bankers' acceptance discount rate plus 2.50% or the Canadian prime rate plus 1.50% per annum). If we do not have sufficient earnings to service our debt, we may be required to refinance all or part of our existing debt, sell assets, borrow more money or sell securities, none of which we can guarantee we will be able to do.

        We will be able to incur significant additional indebtedness in the future. Although the indentures governing the Holdings senior notes, the Holdings senior discount notes and the Visant senior subordinated notes and the credit agreement governing the Visant senior secured credit facilities contain restrictions on the incurrence of additional indebtedness, those restrictions are subject to a number of important qualifications and exceptions and the indebtedness incurred in compliance with those restrictions could be substantial. The Visant senior secured credit facilities, for example, allow us to incur (1) an unlimited amount of "purchase money" indebtedness to finance capital expenditures permitted to be made under the senior secured credit facilities and to finance the acquisition, construction or improvement of fixed or capital assets, (2) an unlimited amount of indebtedness to finance acquisitions permitted under the senior secured credit facilities and (3) up to $100 million of additional indebtedness. As of March 31, 2007, the Visant senior secured credit facilities permitted additional borrowings of up to $233.6 million (net of standby letters of credit of approximately $16.4 million) under the revolving credit facility.

        The Visant senior secured credit facilities also allow us to incur additional term loans under the Term Loan C facility or under a new term loan facility, in each case in an aggregate principal amount of up to $300 million, subject to (1) the absence of any default under the senior secured credit facilities before and after giving effect to such loans, (2) the accuracy of all representations and warranties in the credit agreement and security documents for the senior secured credit facilities, (3) Visant's compliance with financial covenants under the senior secured credit facilities and (4) Visant's ability to obtain commitments from one or more lenders to make such loans. Any additional term loans will have the same security and guarantees as the Term Loan C facility. All of those borrowings may rank senior to the Visant senior subordinated notes and subsidiary guarantees thereof. If new debt is added to our current debt levels, the related risk that we now face, including those described above, could intensify.

        To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control, and any failure to meet our debt service obligations could harm our business, financial condition and results of operations.

        For the year ended December 30, 2006, Visant voluntarily prepaid $100.0 million of scheduled payments under the term loans in its senior secured credit facilities, including all originally scheduled principal payments due under the Term Loan C facility through most of 2011. Amounts borrowed under the term loans that are repaid or prepaid may not be reborrowed. Our annual payment obligations for 2006 with respect to our existing indebtedness were comprised of approximately $115.1 million of interest payments. Our ability to pay interest on and principal on our debt obligations will primarily depend upon our future operating performance. As a result, prevailing economic conditions and financial, business and other factors, many of which are beyond our control, will affect our ability to make these payments.

        If we do not generate sufficient cash flow from operations to satisfy our debt service obligations, including payments on the Visant senior subordinated notes and the Holdings senior notes and senior discount notes, we may have to undertake alternative financing plans, such as refinancing our indebtedness, selling assets, reducing or delaying capital investments or seeking to raise additional capital. Our ability to refinance our debt will depend on the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. In addition, the terms of existing or future debt instruments, including the Visant senior secured credit facilities, the indentures governing the Holdings senior notes and senior discount notes and the indenture governing the Visant senior subordinated notes, may restrict us from adopting some of these alternatives. Our inability to generate sufficient cash flow to satisfy our debt service obligations, or to refinance our obligations on commercially reasonable terms, would have an adverse effect, which could be material, on our business, financial condition and results of operations, as well as on our ability to satisfy our obligations in respect of our indebtedness.

        Repayment of our debt, including the Visant term loans, Visant senior subordinated notes and the Holdings senior notes and senior discount notes, is dependent on cash flow generated by our subsidiaries.

        Both Visant and Holdings are holding companies, and all of our assets are owned by our subsidiaries. Repayment of our indebtedness is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors of the Visant senior subordinated notes, our subsidiaries do not have any obligation to pay amounts due on the notes or to make funds available for that purpose. The Holdings senior notes and senior discount notes are not guaranteed by any of Holdings' subsidiaries. Our subsidiaries may not be able to, or be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the Visant senior subordinated notes and the Holdings senior notes and senior discount notes. Each of our subsidiaries is a distinct legal entity, and legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the indentures governing the Visant senior subordinated notes and the Holdings senior notes and senior discount notes limit the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to qualifications and exceptions. If we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the Visant term loans, the Visant senior subordinated notes and the Holdings senior notes and senior discount notes.

        Restrictive covenants in Holdings' and our debt instruments may restrict our current and future operations, particularly our ability to respond to changes in our business or to take certain actions.

        The Visant senior secured credit facilities and the indentures governing the Holdings senior notes and senior discount notes and the Visant senior subordinated notes contain, and any future indebtedness of Holdings or of ours would likely contain, a number of restrictive covenants that impose significant operating and financial restrictions on Holdings and us, including restrictions on Holdings and our ability to engage in acts that may be in our best long-term interest.

        The Visant senior secured credit facilities include financial covenants, including requirements that Visant:

  •
  maintain a minimum interest coverage ratio; and

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  not exceed a maximum total leverage ratio.

        The financial covenants in the Visant senior secured credit facilities will become more restrictive over time. In addition, the Visant senior secured credit facilities limit Visant's ability to make capital expenditures and require that Visant use a portion of excess cash flow and proceeds of certain asset sales that are not reinvested in its business to repay indebtedness under them.

        The Visant senior secured credit facilities also include covenants restricting, among other things, Visant Secondary Holdings Corp.'s, Visant's and their subsidiaries' ability to:

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  create liens;

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  incur indebtedness (including guarantees, debt incurred by direct or indirect subsidiaries, and obligations in respect of foreign currency exchange and other hedging arrangements) or issue preferred stock;

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  pay dividends, or make redemptions and repurchases, with respect to capital stock;

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  prepay, or make redemptions and repurchases, with respect to subordinated indebtedness;

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  make loans and investments;

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  engage in mergers, acquisitions, assets sales, sale/leaseback transactions and transactions with affiliates;

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  change the business conducted by Visant Secondary Holdings Corp., Visant or their subsidiaries; and

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  amend the terms of subordinated debt.

        The indentures relating to the Holdings senior notes, the Holdings senior discount notes and the Visant senior subordinated notes also contain numerous covenants including, among other things, restrictions on Holdings and our ability to:

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  create liens;

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  incur or guarantee indebtedness or issue preferred stock;

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  pay dividends, or make redemptions and repurchases, with respect to capital stock;

  •
  prepay, or make redemptions and repurchases, with respect to subordinated indebtedness;

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  make loans and investments;

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  engage in mergers, acquisitions, asset sales and transactions with affiliates; and

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  create limitations on the ability of subsidiaries to make dividends or distributions.

        The operating and financial restrictions and covenants in our existing debt agreements and any future financing agreements may adversely affect our ability to finance future operations or capital needs or to engage in other business activities. A breach of any of the restrictive covenants in the Visant senior secured credit facilities would result in a default under the Visant senior secured credit facilities. If any such default occurs, the lenders under the Visant senior secured credit facilities may elect to declare all outstanding borrowings, together with accrued interest and other fees, to be immediately due and payable, enforce their security interest or require Visant to apply all of its available cash to repay these borrowings, any of which would result in an event of default under the Visant senior subordinated notes and the Holdings senior notes and senior discount notes. The lenders under the senior secured credit facilities will also have the right in these circumstances to terminate any commitments they have to provide further borrowings.

        Only certain of our subsidiaries guarantee the notes, and the assets of our non-guarantor subsidiaries may not be available to make payments on the notes.

        Certain of our subsidiaries, including our existing and future foreign subsidiaries, are not required to guarantee the notes. As of March 31, 2007, our non-guarantor subsidiaries had approximately 2.5% of our assets. Our non-guarantor subsidiaries generated approximately 4.1% of our revenues for the quarter ended March 31, 2007. However, the indenture permits these subsidiaries to incur significant amounts of indebtedness in the future. In the event that any non-guarantor subsidiary (including any foreign subsidiary) becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of its indebtedness and its trade creditors generally will be entitled to payment on their claims from the assets of that subsidiary before any of those assets are made available to us. Consequently, your claims with respect to the notes will be effectively subordinated to all of the liabilities of our non-guarantor subsidiaries, including trade payables, and the claims (if any) of third party holders of preferred equity interests in our non-guarantor subsidiaries.

        Your right to receive payments on the notes and the guarantees is junior to the rights of the lenders under our senior secured credit facilities and to all of our and the guarantors' other senior indebtedness, including any of our or the guarantors' future senior debt.

        The notes and the guarantees rank in right of payment behind all of our and the guarantors' existing senior indebtedness, including borrowings under our senior secured credit facilities, and rank in right of payment behind all of our and the guarantors' future borrowings, except for any future indebtedness that expressly provides that it ranks equal or junior in right of payment to the notes and the related guarantees. See "Description of the Notes". As of March 31, 2007, we had approximately $716.5 million of senior secured indebtedness, and the revolving credit portion (net of standby letters of credit and short-term borrowings of approximately $16.4 million) of our senior secured credit facilities provided for additional borrowings of up to $233.6 million, all of which would be senior indebtedness when drawn. Our senior secured credit facilities allow us, subject to certain conditions, to incur additional term loans under the Term Loan C facility, or under a new term facility, in either case in an aggregate principal amount of up to $300 million, which additional term loans will have the same security and guarantees as the Term Loan C facility. As of March 31, 2007, the subsidiary guarantors had approximately $716.5 million of senior indebtedness which would have represented guarantees of borrowings under our new senior secured credit facilities. We are also permitted to incur substantial additional indebtedness, including senior indebtedness, in the future.

        We and the guarantors may not pay principal, premium, if any, interest or other amounts on account of the notes or the guarantees in the event of a payment default or other defaults in respect of certain of our senior indebtedness, including debt under the senior secured credit facilities, unless the senior indebtedness has been paid in full or the default has been cured or waived. In addition, in the event of certain other defaults with respect to the senior indebtedness, we or the guarantors may not be permitted to pay any amount on account of the notes or the guarantees for a designated period of time. See "Description of the Notes—Payment of Notes".

        Because of the subordination provisions in the notes and the guarantees, in the event of a bankruptcy, liquidation, reorganization or similar proceeding relating to us or a guarantor, our or the guarantor's assets will not be available to pay obligations under the notes or the applicable guarantee until we or the guarantor has made all payments in cash on its senior indebtedness. Sufficient assets may not remain after all these payments have been made to make any payments on the notes or the applicable guarantee, including payments of principal or interest when due. In addition, in the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors, holders of the notes will participate with trade creditors and all other holders of our and the guarantors' senior subordinated indebtedness, as the case may be, in the assets remaining after we and the guarantors have paid all of the senior indebtedness. However, because the indenture requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior indebtedness instead, holders of the notes may receive less, ratably, than holders of trade payables or other unsecured, unsubordinated creditors in any such proceeding. In any of these cases, we and the guarantors may not have sufficient funds to pay all of our creditors, and holders of the notes may receive less, ratably, than the holders of senior indebtedness. See "Description of the Notes—Ranking".

        The notes are not secured by our assets, and the lenders under our senior credit facilities are entitled to remedies available to a secured lender, which gives them priority over you to collect amounts due to them.

        In addition to being contractually subordinated to all existing and future senior indebtedness, the notes and the guarantees are not secured by any of our assets. In contrast, our obligations under the senior secured credit facilities are secured by substantially all of our assets and substantially all of the assets of our material current domestic and future subsidiaries, including all of our capital stock and the capital stock of each of our existing and future direct and indirect subsidiaries (except that with respect to foreign subsidiaries such lien and pledge will be limited to 65% of the capital stock of "first-tier" foreign subsidiaries), and substantially all of our material existing domestic subsidiaries and future domestic subsidiaries' tangible and intangible assets. In addition, we may incur other senior indebtedness, which may be substantial in amount, and which may, in some circumstances, be secured. As of March 31, 2007, we had $716.5 million of senior secured indebtedness. Our senior secured credit facilities allow us to incur additional term loans under the Term Loan C facility or under a new term loan facility, in each case in an aggregate principal amount of up to $300 million, subject to (1) the absence of any default under the senior secured credit facilities before and after giving effect to such loans, (2) the accuracy of all representations and warranties in the credit agreement and security documents for the senior secured credit facilities, (3) our compliance with financial covenants under the senior secured credit facilities and (4) our ability to obtain commitments from one or more lenders to make such loans. Any additional term loans will have the same security and guarantees as the Term Loan C facility.

        Because the notes and the guarantees are unsecured obligations, your right of repayment may be compromised if any of the following situations occur:

  •
  we enter into bankruptcy, liquidation, reorganization, or other winding-up proceedings;

  •
  there is a default in payment under the senior secured credit facilities or other secured indebtedness; or

  •
  there is an acceleration of any indebtedness under the senior secured credit facilities or other secured indebtedness.

        If any of these events occurs, the secured lenders could sell those of our assets in which they have been granted a security interest, to your exclusion, even if an event of default exists under the indenture at such time. As a result, upon the occurrence of any of these events, there may not be sufficient funds to pay amounts due on the notes and the guarantees.

        Federal and state statutes allow courts, under specific circumstances, to void the guarantees, subordinate claims in respect of the guarantees and require note holders to return payments received from the guarantors.

        Our existing and certain of our future subsidiaries guarantee our obligations under the notes. The issuance of the guarantees by the guarantors may be subject to review under state and federal laws if a bankruptcy, liquidation or reorganization case or a lawsuit, including in circumstances in which bankruptcy is not involved, were commenced at some future date by, or on behalf of, our unpaid creditors or the unpaid creditors of a guarantor. Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a court may void or otherwise decline to enforce a guarantor's guaranty, or subordinate such guaranty to the applicable guarantor's existing and future indebtedness. While the relevant laws may vary from state to state, a court might void or otherwise decline to enforce a guarantee if it found that when the applicable guarantor entered into its guaranty or, in some states, when payments became due under such guaranty, the applicable guarantor received less than reasonably equivalent value or fair consideration and either:

  •
  was insolvent or rendered insolvent by reason of such incurrence;

  •
  was engaged in a business or transaction for which such guarantor's remaining assets constituted unreasonably small capital;

  •
  intended to incur, or believed that such guarantor would incur, debts beyond such guarantor's ability to pay such debts as they mature; or

  •
  was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment, the judgment is unsatisfied.

The court might also void a guaranty, without regard to the above factors, if the court found that the applicable guarantor entered into its guaranty with actual intent to hinder, delay or defraud its creditors. In addition, any payment by a guarantor pursuant to its guarantees could be voided and required to be returned to such guarantor or to a fund for the benefit of such guarantor's creditors.

        A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for such guaranty if such guarantor did not substantially benefit directly or indirectly from the issuance of the notes. If a court were to void a guaranty, you would no longer have a claim against the applicable guarantor. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from any guarantor.

        The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

  •
  the sum of such guarantor's debts, including contingent liabilities, was greater than the fair saleable value of such guarantor's assets; or

  •
  the present fair saleable value of such guarantor's assets were less than the amount that would be required to pay such guarantor's probable liability on such guarantor's existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  such guarantor could not pay such guarantor's debts as they become due.

        To the extent a court voids any of the guarantees as fraudulent transfers or holds any of the guarantees unenforceable for any other reason, holders of notes would cease to have any direct claim against the applicable guarantor. If a court were to take this action, the applicable guarantor's assets would be applied first to satisfy the applicable guarantor's liabilities, if any, before any portion of its assets could be applied to the payment of the notes.

        Each guaranty contains a provision intended to limit the guarantor's liability to the maximum amount that it could incur without causing the incurrence of obligations under its guaranty to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law, or may reduce the guarantor's obligation to an amount that effectively makes the guaranty worthless.

        We may not be able to repurchase notes upon a change of control.

        Certain events constitute a change of control under the indenture governing the notes, including the sale, lease or transfer of all or substantially all of our assets to any person other than a permitted holder. See "Description of Notes—Certain Definitions—Change of Control" for additional descriptions of these events. The indentures governing the senior discount notes and senior notes of our parent contain similar provisions. Upon the occurrence of such events, you will have the right to require us to repurchase your notes, and the holders of senior discount notes and senior notes will have the right to require our parent to repurchase their notes at a purchase price in cash equal to 101% of the principal amount or accreted value, as applicable, of the applicable notes plus accrued and unpaid interest, if any, to the extent applicable. The senior secured credit facilities provide that certain change of control events constitute a default, including (1) a Change of Control, as defined in the indenture relating to the notes, (2) the board of directors ceasing to be comprised of at least a majority of directors who (a) were directors as of the closing date of the senior secured credit facilities, (b) have been directors for at least 12 months, (c) were nominated to the board of directors by DLJMBP III, KKR, their respective affiliates or a person nominated by any thereof or (d) were nominated by a majority of the continuing directors then in office and (3) Visant Secondary Holdings Corp. ceasing to own 100% of our outstanding capital.

        Any future credit agreement or other agreements relating to senior indebtedness to which we become a party may contain similar provisions. If we experience a change of control that triggers a default under our senior secured credit facilities, we could seek a waiver of such default or seek to refinance our senior secured credit facilities. In the event we do not obtain such a waiver or refinance the senior secured credit facilities, such default could result in amounts outstanding under our new senior secured credit facilities being declared due and payable. In the event we experience a change of control that results in our having to repurchase your notes and/or our parent having to repurchase the senior discount notes and senior notes, we may not have sufficient financial resources to satisfy all of our obligations under our senior secured credit facilities and/or the notes, and our parent may not have sufficient financial resources to satisfy its obligations under the senior discount notes and senior notes. A failure to make the applicable change of control offer or to pay the applicable change of control purchase price when due would result in a default under the relevant indenture. In addition, the change of control covenant in the indentures governing the notes and our parent's senior discount notes and senior notes do not cover all corporate reorganizations, mergers or similar transactions and may not provide you with protection in a highly leveraged transaction. See "Description of the Notes—Certain Covenants".

        Your ability to sell the notes may be limited by the absence of an active trading market, and if one develops, it may not be liquid.

        The notes were offered and sold in October 2004 to a small number of institutional investors and are eligible for trading in the PORTALsm market. However, we do not intend to apply for the notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system. There is currently no established market for the notes, and we cannot assure you as to the liquidity of markets that may develop for the notes, your ability to sell the notes or the price at which you would be able to sell the notes. If such markets were to exist, the notes could trade at prices that may be lower than their principal amount or purchase price depending on many factors, including prevailing interest rates and the markets for similar securities. You may not be able to sell your notes at a particular time or at favorable prices or at all.

        The liquidity of any market for the notes and the future trading prices of the notes will depend on many factors, including:

  •
  our operating performance and financial condition;

  •
  the interest of securities dealers in making a market in the notes; and

  •
  the market for similar securities.

        Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market for the notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of your notes.

        We understand that Credit Suisse Securities (USA) LLC presently intends to make a market in the notes. However, it is not obligated to do so, and any market making activity with respect to the notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will exist for the notes or that any trading market that does develop will be liquid.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements including, without limitation, statements concerning the conditions in our industry, expected cost savings, our operations, our economic performance and financial condition, including, in particular, statements relating to our business and growth strategy and product development efforts. These forward-looking statements are not historical facts, but only predictions and generally can be identified by use of statements that include such words as "may", "might", "will", "should", "estimate", "project", "plan", "anticipate", "expect", "intend", "outlook", "believe" and other similar expressions that are intended to identify forward-looking statements and information. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. These risks and uncertainties include, without limitation, those identified under "Risk Factors" and elsewhere in this prospectus.

        The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements:

  •
  our substantial indebtedness;

  •
  our inability to implement our business strategy and achieve anticipated cost savings in a timely and effective manner;

  •
  competition from other companies;

  •
  the seasonality of our businesses;

  •
  the loss of significant customers or customer relationships;

  •
  fluctuations in raw material prices;

  •
  our reliance on a limited number of suppliers;

  •
  our reliance on numerous complex information systems;

  •
  the reliance of our businesses on limited production facilities;

  •
  the amount of capital expenditures required for our businesses;

  •
  labor disturbances;

  •
  environmental regulations;

  •
  foreign currency fluctuations and foreign exchange rates;

  •
  the outcome of litigation;

  •
  our dependency on the sale of school textbooks;

  •
  control by our stockholders;

  •
  Jostens, Inc.'s reliance on independent sales representatives;

  •
  the failure of our sampling systems to comply with U.S. postal regulations; and

  •
  the textbook adoption cycle and levels of government funding for education spending.

        We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus may not in fact occur. Forward-looking statements speak only as of the date they are made and we undertake no obligation to update publicly or revise any of them in light of new information, future events or otherwise, except as required by law.

INDUSTRY AND MARKET DATA

        We obtained the industry, market and competitive position data referenced throughout this prospectus from our own internal estimates and research as well as from industry and general publications and research, surveys and studies conducted by third parties, including Veronis Suhler Communications, the National Center for Educational Statistics and the U.S. Department of Education.

USE OF PROCEEDS

        This prospectus is being delivered in connection with the sale of notes by Credit Suisse Securities (USA) LLC in market-making transactions. We will not receive any of the proceeds from such transactions.

CAPITALIZATION

        The following table sets forth Visant Holding's capitalization as of March 31, 2007. The information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes appearing elsewhere in this prospectus.

As of March 31, 2007
(unaudited) (In millions)
Visant Corporation:
Standby letters of credit	$16.4
Term Loan C facility	716.5
7 5/8% Senior Subordinated Notes	500.0
Visant Holding Corp.:
10 1/2% Senior Discount Notes	209.3
8 3/4% Senior Notes	350.0

Total debt	1,792.2
Stockholders' deficit	(46.1)

Total capitalization	$1,746.1

SELECTED FINANCIAL DATA

        The following relates to the financial results of Visant Corporation. There are no significant differences between the results of operations and financial condition of Visant Corporation and those of Visant Holding Corp., other than certain indebtedness of Holdings. Holdings has 10.25% senior discount notes, which had an accreted value of $209.3 million and $204.2 million as of March 31, 2007 and December 30, 2006, respectively, and $350.0 million principal amount of 8.75% senior notes as of March 31, 2007 and December 30, 2006. At the end of the first quarter of 2006, Visant Holding privately placed $350.0 million of 8 3/4% senior notes due 2013, with settlement on April 4, 2006. On October 10, 2006, Visant Holding completed an offer to exchange the entire principal amount of these notes for an equal amount of notes with substantially identical terms that have been registered under the Securities Act. The selected financial data of Visant Corporation set forth below presents the consolidated financial data of Visant Corporation, Von Hoffmann and Arcade after July 29, 2003 as a result of the common ownership of these entities by affiliates of DLJMBP III on such date. As described in the notes to our consolidated financial statements, certain operations of Von Hoffmann are presented as discontinued operations for all periods presented.

        The selected historical financial data for the successor periods of fiscal years ended December 30, 2006, December 31, 2005, January 1, 2005 and the five month period from July 30, 2003 to January 4, 2004 and for the predecessor periods, including the seven month period from December 29, 2002 to July 29, 2003 and the fiscal year in the period ended December 28, 2002, has been derived from our audited historical consolidated financial statements. The data presented below should be read in conjunction with the consolidated financial statements and related notes included herein and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

	(Successor)						Jostens, Inc. (Predecessor)
	Three Months 2007	Three Months 2006	2006	2005	2004	Five Months 2003	Seven Months 2003	2002
	(In millions, except for ratios)
Statement of Operations Data(1):
Net sales	$255.9	$228.0	$1,186.6	$1,110.7	$1,051.9	$326.2	$483.5	$702.2
Cost of products sold	128.1	110.8	587.6	562.2	586.2	201.2	203.0	289.2

Gross profit	127.8	117.2	599.0	548.5	465.7	125.0	280.5	413.0
Selling and administrative expenses	103.6	91.9	394.4	389.2	386.2	144.8	185.8	287.2
Gain on disposal of assets	0.4	—	(1.2)	(0.4)	(0.1)	(0.1)	—	—
Transaction costs(2)	—	—	—	1.2	6.8	0.2	31.0	—
Special charges(3)	—	2.7	2.4	5.4	11.8	—	—	—

Operating income (loss)	23.8	22.6	203.4	153.1	61.0	(19.9)	63.8	125.8
Loss on redemption of debt(4)	—	—	—	—	31.9	0.4	13.9	1.8
Interest expense, net	25.2	26.2	105.4	106.8	108.7	50.0	32.0	67.1
Other income	—	—	—	—	(1.1)	—	—	—

(Loss) income from continuing operations before income taxes	(1.4)	(3.6)	98.0	46.3	(78.6)	(70.3)	17.9	56.9
(Benefit from) provision for income taxes	(0.3)	(2.1)	31.2	17.2	(28.2)	(21.0)	10.5	25.4

(Loss) income from continuing operations	(1.1)	(1.5)	66.8	29.1	(50.4)	(49.3)	7.4	31.5
Income (loss) on discontinued operations, net of tax	8.4	3.2	9.6	19.0	(40.0)	(1.1)	(4.4)	(1.6)
Cumulative effect of accounting change, net of tax	—	—	—	—	—	—	4.6	—

Net (loss) income	7.3	1.8	76.4	48.1	(90.4)	(50.4)	7.6	29.9
Dividends and accretion on redeemable preferred shares	—	—	—	—	—	—	(6.5)	(11.7)

Net (loss) income available to common stockholders	$7.3	$1.8	$76.4	$48.1	$(90.4)	$(50.4)	$1.1	$18.2

Statement of Cash Flows:
Net cash provided by (used in) operating activities	$48.2	$46.9	$182.5	$167.5	$115.8	$103.0	$(6.8)	$55.5
Net cash used in investing activities	(50.4)	(19.9)	(52.6)	(39.1)	(38.0)	(552.3)	(11.9)	(22.8)
Net cash (used in) provided by financing activities	—	—	(131.6)	(190.8)	(39.3)	482.3	12.9	(64.8)

Other Financial Data(1):
Ratio of earnings to fixed charges and preferred stock dividends(5)	—	—	1.9x	1.4x	—	—	1.5x	1.8x
Depreciation and amortization	$20.9	$20.3	$81.6	$87.6	$136.5	$37.3	$13.5	$25.6
Capital expenditures	$20.0	$12.5	$51.9	$28.7	$37.7	$17.4	$5.8	$22.3

Balance Sheet Data (at period end):
Cash and cash equivalents	$16.0	$46.9	$18.0	$19.9	$82.3	$43.7		$10.9
Property and equipment, net	168.2	139.1	160.6	137.9	144.9	156.4		60.4
Total assets	2,367.1	2,422.4	2,309.3	2,360.8	2,503.3	2,522.6		327.5
Total debt	1,216.5	1,328.4	1,216.5	1,328.4	1,528.3	1,325.1		589.4
Redeemable preferred stock(6)	—	—	—	—	—	—		70.8
Stockholders' (deficit) equity	486.4	422.6	477.7	420.9	363.8	173.9		(582.5)

(1)
Certain selected financial data have been reclassified for all periods presented to reflect the results of discontinued operations consisting of certain Von Hoffmann businesses in December 2006, our Jostens Photography businesses in June 2006 and the exit of Jostens' Recognition business in December 2001.

(2)
For 2005 and 2004, transaction costs represented $1.2 million and $6.8 million, respectively, of expenses incurred in connection with the Transactions. For the successor period in 2003, transaction costs represented $0.2 million of expenses incurred in connection with the 2003 Jostens merger. For the predecessor period in 2003, transaction costs represented $31.0 million of expenses incurred in connection with the 2003 Jostens merger.

(3)
During the three months ended March 31, 2007, we did not record any special charges. During the three months ended April 1, 2006, we recorded $0.4 million of special charges relating to severance and related benefits costs and $2.3 million related to an impairment loss to reduce the value of the former Jostens corporate office buildings. For 2006, the Company recorded $2.3 million relating to an impairment loss to reduce the value of Jostens former corporate office buildings, which were later sold, and net $0.1 million of special charges for severance and related benefit costs. For 2005, special charges consisted of restructuring charges of $5.1 million for employee severance related to closed facilities and $0.3 million related to a withdrawal liability under a union retirement plan that arose in connection with the consolidation of certain operations. For 2004, special charges consisted of $11.8 million of restructuring charges consisting primarily of severance costs for the termination of senior executives and other employees associated with reorganization activity as a result of the Transactions.

(4)
For 2004, loss on redemption of debt represented a loss of $31.5 million in connection with repayment of all existing indebtedness and remaining preferred stock of Jostens and Arcade in conjunction with the Transactions and a loss of $0.4 million in connection with the repurchase of $5.0 million principal amount of Jostens' 12.75% senior subordinated notes prior to the Transactions. For the successor period in 2003, loss on redemption of debt represented a loss of $0.4 million in connection with the repurchase of $8.5 million principal amount of Jostens' 12.75% senior subordinated notes. For the predecessor period in 2003, loss on redemption of debt represented a loss of $13.9 million consisting of the write-off of unamortized deferred financing costs in connection with refinancing Jostens' senior secured credit facility. For 2002, loss on redemption of debt represented a loss of $1.8 million in connection with the repurchase of $7.5 million principal amount of Jostens' 12.75% senior subordinated notes.

(5)
For the purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense (including capitalized interest) on all indebtedness plus amortization of debt issuance costs (and for any period subsequent to the adoption of SFAS 150, accretion of preferred stock dividends), and the portion of rental expense that we believe is representative of the interest component of rental expense. For the three months ended March 31, 2007, three months ended April 1, 2006, twelve months ended 2004, and the five-month successor period in 2003, earnings did not cover fixed charges by $1.4 million, $3.6 million, $78.6 million and $70.1 million, respectively.

(6)
Liquidation preference of redeemable preferred stock as of the end of 2003 and 2002 was $222.6 million and $86.3 million, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion contains forward-looking statements that involve numerous risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements as a result of these risks and uncertainties, including those set forth in this prospectus under "Special Note Regarding Forward-Looking Statements" and "Risk Factors". You should read the following discussion in conjunction with the consolidated financial statements and related notes included herein.

Presentation

        There are no significant differences between the results of operations and financial condition of Visant Corporation and those of Visant Holding Corp. other than Holdings' senior discount notes, which had an accreted value of $209.3 million and $204.2 million as of March 31, 2007 and December 30, 2006, respectively, including interest, thereon, and the $350.0 million of Holdings' 8 3/4% senior notes due 2013 as discussed below.

Company Background

        On October 4, 2004, an affiliate of KKR and affiliates of DLJMBP III completed the Transactions, which created a marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics and educational publishing market segments through the consolidation of Jostens, Von Hoffmann and Arcade.

        Prior to the Transactions, Von Hoffmann and Arcade were each controlled by affiliates of DLJMBP II, and DLJMBP III owned approximately 82.5% of our outstanding equity, with the remainder held by other co-investors and certain members of management. Upon consummation of the Transactions, an affiliate of KKR invested $256.1 million and was issued equity interests representing approximately 49.6% of our voting interest and 45.0% of our economic interest, and affiliates of DLJMBP III held equity interests representing approximately 41.0% of Holdings' voting interest and 45.0% of Holdings' economic interest, with the remainder held by other co-investors and certain members of management. Approximately $175.6 million of the proceeds were distributed to certain stockholders, and certain treasury stock held by Von Hoffmann was redeemed. After giving effect to the issuance of equity to additional members of management, as of May 25, 2007, affiliates of KKR and DLJMBP III held approximately 49.0% and 41.0%, respectively, of Holdings' voting interest, while each continued to hold approximately 44.6% of Holdings' economic interest. As of May 25, 2007, the other co-investors held approximately 8.4% of the voting interest and 9.1% of the economic interest of Holdings, and members of management held approximately 1.6% of the voting interest and approximately 1.7% of the economic interest of Holdings.

        These Transactions were accounted for as a combination of interests under common control.

Overview

        We are a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics and educational publishing market segments.

        We sell our products and services to end customers through several different sales channels including independent sales representatives and a dedicated sales force. Our sales and results of operations are impacted by general economic conditions, seasonality, cost of raw materials, school population trends, product quality and service and price.

        During the fourth quarter of 2005, we disaggregated our reportable segments, to reflect better our operations following the integration of the companies as a result of the Transactions and the manner in which the chief operating decision-maker regularly assesses the information for decision-making purposes. During the second quarter of 2006, we entered into definitive agreements to sell our Jostens

Photography businesses, which previously comprised a reportable segment. The transactions closed on June 30, 2006. Accordingly, this segment has been reported as discontinued operations.

        As of December 2006, our Von Hoffmann Holdings Inc., Von Hoffmann Corporation and Anthology, Inc. businesses were held as assets for sale. On January 3, 2007, the Company entered into the Von Hoffmann Stock Purchase Agreement with R.R. Donnelley & Sons Company providing for the sale of Von Hoffmann Holdings Inc., Von Hoffmann Corporation and Anthology, Inc., which previously comprised the Educational Textbook segment and a portion of the Marketing and Publishing Services segment. We closed the transaction on May 16, 2007. The operations of the Von Hoffmann businesses are reported as discontinued operations in the consolidated financial statements for all periods presented.

        On March 16, 2007, we acquired all of the outstanding capital stock of Neff Holding Company and its wholly owned subsidiary Neff Motivation, Inc. Neff is a leading single source provider of custom award programs and apparel, including chenille letters and letter jackets, to the scholastic market segment. As of the date of acquisition, Neff operates as a direct subsidiary of Visant under the Neff brand name and its results are reported together with the results of the Jostens scholastic operations as the Scholastic segment.

        Our three reportable segments as of March 31, 2007 consisted of:

  •
  Scholastic—provides services related to the marketing, sale and production of class rings and an array of graduation products and other scholastic products to students and administrators primarily in high schools, colleges and other post-secondary institutions;

  •
  Yearbook—provides services related to the publication, marketing, sale and production of school yearbooks; and

  •
  Marketing and Publishing Services—produces multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care market segments, and provides innovative products and services to the direct marketing sector. The group also produces book covers and other components for educational publishers.

        For additional financial and other information about our operating segments, see Note 18, Business Segments, to the consolidated financial statements.

General

        We experience seasonal fluctuations in our net sales tied primarily to the North American school year. We recorded approximately 40% of our annual net sales from our continuing operations for fiscal 2006 during the second quarter of our fiscal year. Jostens generates a significant portion of its annual net sales in the second quarter. Deliveries of caps, gowns and diplomas for spring graduation ceremonies and spring deliveries of school yearbooks are the key drivers of Jostens' seasonality. The net sales of textbook covers and components are impacted seasonally by state and local schoolbook purchasing schedules, which commence in the spring and peak in the summer months preceding the start of the school year. The net sales of sampling and other direct mail and commercial printed products have also historically reflected seasonal variations, and we expect these businesses to continue to generate a majority of their annual net sales during our third and fourth quarters for the foreseeable future. These seasonal variations are based on the timing of customers' advertising campaigns, which have traditionally been concentrated prior to the Christmas and spring holiday seasons. The seasonality of each of our businesses requires us to allocate our resources to manage our manufacturing capacity, which often operates at full or near full capacity during peak seasonal demands.

        Our net sales include sales to certain customers for whom we purchase paper. The price of paper, a primary material across most of our products and services, is volatile over time and may cause swings in net sales and cost of sales. We generally are able to pass on increases in the cost of paper to our customers across most product lines when we realize such increases.

        The price of gold has increased dramatically during the past year, and we anticipate continued volatility in the price of gold. These higher gold prices have impacted, and could further impact, our operating expenses as well as the level of spending by our customers in the Scholastic segment.

Other Transactions

        2003 Jostens Merger.    On July 29, 2003, DLJMBP III acquired Jostens through a merger in which Jostens became the surviving company and our wholly-owned subsidiary. Jostens paid $471.0 million to holders of its common stock, warrants and options representing a cash payment of $48.25 per share. Jostens accounted for the merger using the purchase method of accounting. The aggregate purchase price of $471.0 million, excluding certain capitalized transaction costs, was allocated to the tangible and intangible assets acquired and liabilities assumed based upon their relative fair values as of the date of the merger. As a result of the merger, Jostens reflected a predecessor period from December 29, 2002 to July 29, 2003 (seven months) and a successor period from July 30, 2003 to January 2, 2004 (five months) in its consolidated financial statements for fiscal 2003.

Restructuring Activity

        During the three months ended March 31, 2007, we did not record any special charges. During the three months ended April 1, 2006, we recorded $0.4 million of special charges relating to severance and related benefits costs and $2.3 million related to an impairment loss to reduce the value of the former Jostens corporate office buildings. During that same period the Scholastic and Yearbook segments each recorded $0.1 million of severance costs and related benefits associated with a headcount reduction of eight Scholastic employees and two Yearbook employees, respectively. For such three month period, the Marketing and Publishing Services segment recorded charges of $0.2 million related to severance costs that reduced headcount by three employees.

        Restructuring accruals of $0.9 million and $1.4 million as of March 31, 2007 and December 30, 2006, respectively, are included in other accrued liabilities in the condensed consolidated balance sheets. The accruals include amounts provided for severance related to reductions in corporate and administrative employees from Jostens and the Marketing and Publishing Services segment.

        On a cumulative basis through March 31, 2007, we incurred $17.5 million of employee severance costs related to initiatives during the period from 2004 to March 31, 2007, which affected an aggregate of 254 employees. As of March 31, 2007, the Company had paid $16.6 million in cash related to these initiatives.

        Changes in the restructuring accruals during the first three months of 2007 were as follows:

	2006 Initiatives	2005 Initiatives	2004 Initiatives	Total
	In thousands
Balance at December 30, 2006	$513	$111	$755	$1,379
Restructuring charges	—	—	—	—
Severance paid	(241)	(72)	(163)	(476)

Balance at March 31, 2007	$272	$39	$592	$903

        We expect the majority of the remaining severance related to the 2004, 2005 and 2006 initiatives to be paid during the remainder of 2007.

Other Factors Affecting Comparability

        We utilize a fifty-two, fifty-three week fiscal year ending on the Saturday nearest December 31st.

        In connection with the relocation of Jostens' diploma operations out of its Red Wing, Minnesota manufacturing facility to certain of its other facilities, Jostens Scholastic experienced significant manufacturing inefficiencies in 2005. As a result of its commitment to minimize the impact to its customers, Jostens incurred $14.7 million of costs in an effort to address these manufacturing inefficiencies. These costs included, in certain cases, providing at Jostens' cost, temporary diploma covers to meet spring graduation deliveries, which were later replaced with permanent diploma covers, significant expedited freight charges, and other efforts to address customer issues to minimize the long-term impact on customer relationships.

Critical Accounting Policies and Estimates

        In the ordinary course of business, management makes a number of estimates and assumptions relating to the reporting of results of operations and financial condition in the preparation of our financial statements in conformity with accounting principles generally accepted in the United States. We believe that the following discussion addresses our most critical accounting policies, which are those that are most important to the portrayal of our financial condition and results and require management's judgment about the effect of matters that are uncertain.

        On an ongoing basis, management evaluates its estimates and assumptions, including those related to revenue recognition, continued value of goodwill and intangibles, recoverability of long-lived assets, pension and other postretirement benefits and income tax. Management bases its estimates and assumptions on historical experience, the use of independent third-party specialists and on various other factors that are believed to be reasonable at the time the estimates and assumptions are made. Actual results may differ from these estimates and assumptions under different circumstances or conditions.

Revenue Recognition

        The SEC's Staff Accounting Bulletin ("SAB") No. 104, Revenue Recognition, provides guidance on the application of accounting principles generally accepted in the United States to selected revenue recognition issues. In accordance with SAB No. 104, we recognize revenue when the earnings process is complete, evidenced by an agreement between us and the customer, delivery and acceptance has occurred, collectibility is probable and pricing is fixed or determinable. Revenue is recognized when (1) products are shipped (if shipped FOB shipping point), (2) products are delivered (if shipped FOB destination) or (3) as services are performed as determined by contractual agreement, but in all cases only when risk of loss has transferred to the customer and we have no further performance obligations.

Goodwill and Indefinite-Lived Intangible Assets

        Under Statement of Financial Accounting Statements ("SFAS") No. 142, Goodwill and Other Intangible Assets, we are required to test goodwill and intangible assets with indefinite lives for impairment annually, or more frequently if impairment indicators occur. The impairment test requires management to make judgments in connection with identifying reporting units, assigning assets and liabilities to reporting units, assigning goodwill and indefinite-lived intangible assets to reporting units, and determining the fair value of each reporting unit. Significant judgments are required to estimate the fair value of reporting units include projecting future cash flows, determining appropriate discount rates and other assumptions. The projections are based on management's best estimate given recent financial performance, market trends, strategic plans and other available information. Changes in these estimates and assumptions could materially affect the determination of fair value and/or impairment for each reporting unit. The impairment testing was completed as of the beginning of our fourth quarter and we believe that there are no indications of impairment. However, unforeseen future events could adversely affect the reported value of goodwill and indefinite-lived intangible assets, which at the end of both 2006 and 2005 totaled approximately $1.2 billion.

Income Taxes

        As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves estimating our actual current tax liability together with assessing temporary differences resulting from differing treatment of items such as capital assets for tax and accounting purposes. These temporary differences result in deferred tax assets and liabilities, which are included in our consolidated balance sheets. We must then assess the likelihood that any deferred tax assets will be recovered from taxable income of the appropriate character within the carryback or carryforward period, and to the extent that recovery is not likely, a valuation allowance must be established. Significant management judgment is required in determining the provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against deferred tax assets.

        On a consolidated basis, we have established a tax valuation allowance of $13.4 million as of the end of 2006 related to foreign tax credit carryforwards, because we believe the tax benefits are not likely to be fully realized. During 2006 we determined that the $0.7 million valuation allowance for capital loss carryovers was no longer required, because we generated capital gains in connection with the sale of property used in continuing operations. As described in Note 15, Income Taxes, to our consolidated financial statements, we repatriated a total of $33.1 million of earnings from our foreign subsidiaries during 2006. In connection with those distributions, we realized approximately $2.1 million of tax benefit attributable to foreign tax credit carryforwards which decreased our valuation allowance. During 2004, as a result of the Transactions, the valuation allowance attributable to accrued interest was reduced by approximately $12.5 million because the related tax benefit was likely to be fully realized. The valuation allowance was also reduced by approximately $10.7 million because a capital loss carryforward expired at the end of 2004.

        Effective beginning of fiscal 2007, we adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes("FIN 48"), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN 48 requires applying a "more likely than not" threshold to the recognition and derecognition of tax positions. In connection with the adoption of FIN 48 effective at the beginning of the quarter, the Company made a change in accounting principle for the classification of interest income on tax refunds. In addition, upon adoption of FIN 48 all interest and penalties on income tax assessments has been recorded as income tax expense and included as part of the Company's unrecognized tax benefit liability. Refer to Note 13, Income Taxes, in the condensed consolidated financial statements for further details.

Pension and Other Postretirement Benefits

        Jostens sponsors several defined benefit pension plans that cover nearly all of its employees. Jostens also provides certain medical and life insurance benefits for eligible retirees. Eligible employees from The Lehigh Press, Inc. also participate in a noncontributory defined benefit pension plan, which was merged with a Jostens plan effective December 31, 2004. Effective December 31, 2006, this plan closed participation for hourly employees hired after December 31, 2006 and froze the plan for salaried employees. Based on an announcement made prior to holding the Von Hoffmann businesses as discontinued operations, effective January 1, 2007, eligible plant hourly employees from Von Hoffmann's Jefferson City location employed as of December 31, 2006 were added to the Jostens defined benefit pension plan, Plan C. This closed group of employees began accruing benefits on January 1, 2007. These employees will no longer participate in the plan following the disposition of Von Hoffmann.

        We account for our plans under SFAS No. 87, Employer's Accounting for Pensions, which requires management to use three key assumptions when computing estimated annual pension expense. These assumptions are the discount rate applied to the projected benefit obligation, expected return on plan assets and the rate of compensation increases.

        Of the three key assumptions, only the discount rate is based on external market indicators, such as the yield on currently available high-quality, fixed income investments or annuity settlement rates. The discount rate used to value the pension obligation at any year-end is used for expense calculations the next year. For the rates of expected return on assets and compensation increases, management uses estimates based on experience as well as future expectations. Due to the long-term nature of pension liabilities, management attempts to choose rates for these assumptions that will have long-term applicability.

        The following is a summary of the three key assumptions that were used in determining 2006 pension expense, along with the impact of a 1% change in each assumed rate. Brackets indicate annual pension expense would be reduced. Modification of these assumptions does not impact the funding requirements for the qualified pension plans.

Assumption	Rate	Impact of 1% increase	Impact of 1% decrease
Discount rate(1)	5.75%	$(511)	$2,290
Expected return on plan assets	9.50%	$(2,380)	$2,380
Rate of compensation increases(2)	5.60%	$463	$(248)

(1)
A discount rate of 5.75% was used for all plans.

(2)
The average compensation rate was 6.30% and 3.00% for Jostens and The Lehigh Press, Inc., respectively. The weighted average compensation rate for the combined salary-related plans was 5.60%.

Results of Operations

        The following table sets forth selected information derived from our consolidated statements of operations for the three month period ended March 31, 2007, the three month period ended April 1, 2006, and fiscal years 2006, 2005 and 2004. In the text below, amounts and percentages have been rounded and are based on the financial statement amounts.

	Holdings
						% Change between 2005 and 2006	% Change between 2004 and 2005
	Three months 2007	Three months 2006	2006	2005	2004
	(In thousands)
Net sales	$255,850	$227,986	$1,186,604	$1,110,673	$1,051,915	6.8%	5.6%
Gross profit	127,780	117,198	599,049	548,538	465,746	9.2%	17.8%
% of net sales	49.9%	51.4%	50.5%	49.4%	44.3%
Selling and administrative expenses	103,742	91,945	394,726	389,398	386,198	1.4%	0.8%
% of net sales	40.5%	40.3%	33.3%	35.1%	36.7%
Loss (gain) on disposal of assets	391	(25)	(1,212)	(387)	(87)	213.2%	344.8%
Transaction costs	—	—	—	1,172	6,815	(100.0)%	(82.8)%
Special charges	—	2,744	2,446	5,389	11,799	(54.6)%	(54.3)%
Operating income	23,647	22,534	203,089	152,966	61,021	32.8%	150.7%
% of net sales	9.2%	9.9%	17.1%	13.8%	5.8%
Interest expense, net	38,508	30,978	149,000	124,794	125,118	19.4%	(0.3)%
Loss on redemption of debt	—	—	—	—	31,931	NM	NM
Other income	—	—	—	—	(1,092)	NM	NM
(Benefit from) provision for income taxes	(5,249)	(4,066)	15,675	10,524	(34,272)	48.9%	(130.7)%
Income (loss) from discontinued operations, net of tax	8,373	3,242	9,561	19,001	(40,034)	(49.7)%	(147.5)%
Net (loss) income	$(1,239)	$(1,136)	$47,975	$36,649	$(100,698)	30.9%	(136.4)%

NM = Not meaningful

        Our business is managed on the basis of three reportable segments: Scholastic, Yearbook and Marketing and Publishing Services. The following table sets forth selected segment information derived from our consolidated statements of operations for fiscal years 2006, 2005 and 2004. For additional financial information about our operating segments, see Note 18, Business Segments, to the consolidated financial statements.

	Holdings
						% Change between 2005 and 2006	% Change between 2004 and 2005
	Three months 2007	Three months 2006	2006	2005	2004
	(In thousands)
Net sales
Scholastic	$140,305	$134,383	$437,630	$424,984	$406,081	3.0%	4.7%
Yearbook	7,851	8,295	358,687	348,512	333,621	2.9%	4.5%
Marketing and Publishing Services	108,051	85,360	390,396	337,388	312,213	15.7%	8.1%
Inter-segment eliminations	(357)	(52)	(109)	(211)	—	NM	NM

Net sales	$255,850	$227,986	$1,186,604	$1,110,673	$1,051,915	6.8%	5.6%

Operating income
Scholastic	$22,492	$20,053	$51,189	$27,069	$27,667	89.1%	(2.2)%
Yearbook	(17,119)	(14,011)	82,235	66,700	3,006	23.3%	2118.9%
Marketing and Publishing Services	18,274	16,492	69,665	59,197	30,348	17.7%	95.1%

Operating income	$23,647	$22,534	$203,089	$152,966	$61,021	32.8%	150.7%

NM = Not meaningful

        With the acquisition of Neff Motivation, Inc. in March 2007, the Jostens Scholastic segment became known as the Scholastic segment and reflects the results of operations of each of Jostens scholastic and Neff operations from the date of the acquisition.

Three Months Ended March 31, 2007 Compared to the Three Months Ended April 1, 2006

        Net Sales.    Consolidated net sales increased $27.9 million, or 12.2%, to $255.9 million for the three months ended March 31, 2007 from $228.0 million for the corresponding period in 2006.

        The net sales of the Scholastic segment increased $5.9 million, or 4.4%, to $140.3 million for the first quarter of 2007 from $134.4 million for the first quarter of 2006. The increase was primarily attributable to increased volume of graduation products and the impact of price increases for our jewelry and graduation products.

        Yearbook net sales decreased $0.4 million, or 5.4%, to $7.9 million for the quarter ended March 31, 2007 compared to $8.3 million in the first quarter of 2006. The decrease was due mainly to a shift in timing of shipments to the second quarter in 2007 compared to 2006.

        The net sales of the continuing operations of the Marketing and Publishing Services segment increased $22.7 million, or 26.6%, to $108.1 million during the first quarter of 2007 from $85.4 million for the first quarter of 2006. The increase was attributable to businesses acquired in 2006 and increased volume in both our sampling and direct marketing businesses.

        Gross Profit.    Gross profit increased $10.6 million, or 9.0%, to $127.8 million for the three months ended March 31, 2007 from $117.2 million for the same period in 2006. As a percentage of net sales, gross profit margin decreased to 49.9% for the three months ended March 31, 2007 from 51.4% for the same period in 2006. The decrease was attributable to:

  •
  changes in mix of work in Marketing and Publishing Services that included higher material costs in the first quarter of 2007; and

  •
  timing of certain Yearbook expenses with the second quarter of 2007.

        These decreases were partially offset by:

  •
  cost savings realized from continued improvements in plant efficiency and cost reduction initiatives; and

  •
  general price increases primarily in the Scholastic segment.

        Selling and Administrative Expenses.    Selling and administrative expenses increased $11.8 million, or 12.8%, to $103.7 million for the three months ended March 31, 2007 from $91.9 million for the corresponding period in 2006. As a percentage of net sales, selling and administrative expenses increased 0.2% to 40.5% for the first quarter of 2007 from 40.3% for the same period in 2006. The increase in selling and administrative expenses as a percentage of net sales was the result of:

  •
  higher commissions in the Scholastic segment associated with increased graduation products net sales, which have a higher commission structure than other Scholastic products;

  •
  development costs in the Yearbook segment related to growth initiatives; and

  •
  higher information technology costs in the Scholastic and Yearbook segments.

        These increases were partially offset by lower amortization expense from the 2003 Jostens merger purchase accounting adjustments.

        Special Charges.    There were no special charges recorded during the first quarter of 2007. During the first quarter of 2006, the Company recorded $0.4 million of special charges relating to severance and related benefits costs and $2.3 million related to an impairment loss to reduce the value of the former Jostens corporate office buildings. The Scholastic and Yearbook segments each recorded $0.1 million of severance costs and related benefits associated with a headcount reduction of eight Scholastic employees and two Yearbook employees, respectively. The Marketing and Publishing Services segment recorded charges of $0.2 million related to severance costs that reduced headcount by three employees.

        Operating Income.    As a result of the aforementioned items, consolidated operating income increased $1.1 million, or 4.9%, to $23.6 million for the three months ended March 31, 2007 from $22.5 million for the comparable period in 2006. As a percentage of net sales, operating income decreased to 9.2% for the first quarter of 2007 from 9.9% for the same period in 2006. This was mainly attributable to the increase in volume in our Marketing and Publishing Services segment, which historically has lower margins than our Scholastic and Yearbook segments.

        Net Interest Expense.    Net interest expense was comprised of the following:

	Three months ended
	March 31, 2007	April 1, 2006	$ Change	% Change
	In thousands
Holdings:
Interest expense	$7,635	$—	$7,635	100.0%
Amortization of debt discount, premium and deferred financing costs	5,638	4,815	823	17.1%
Interest income	—	(7)	7	100.0%

Holdings interest expense, net	$13,273	$4,808	$8,465	176.1%

Visant:
Interest expense	$23,598	$24,598	(1,000)	(4.1)%
Amortization of debt discount, premium and deferred financing costs	1,849	1,944	(95)	(4.9)%
Interest income	(212)	(372)	160	(43.0)%

Visant interest expense, net	$25,235	$26,170	$(935)	(3.6)%

Interest expense, net	$38,508	$30,978	$7,530	24.3%

        Net interest expense increased $7.5 million, or 24.3%, to $38.5 million for the three months ended March 31, 2007 as compared to $31.0 million for the comparable prior year period. The increase was due mainly to Holdings' 8.75% senior notes issued in 2006.

        Income Taxes.    The Company has recorded an income tax benefit for the first quarter of 2007 based on its best estimate of the consolidated effective tax rate applicable for the entire year. The estimated full-year consolidated effective tax rates were 36.8% and 36.6% for Holdings and Visant, respectively, before consideration of the effect of $0.2 million of interest accruals on unrecognized tax benefits. The combined effect of the annual estimated consolidated tax rates and the provision for interest on unrecognized tax benefits resulted in effective tax rates for the quarter of 35.3% and 21.0% for Holdings and Visant, respectively. The annual estimated effective tax rates for 2007 were favorably affected by an increase in the rate of deduction for the U.S domestic manufacturing deduction.

        For the comparable three-month period ended April 1, 2006, the effectives rates of income tax benefit for Holdings and Visant were 48.2% and 58.2%, respectively. These rates reflect the favorable effect of the reduction of the deferred tax valuation allowance by $0.6 million during the prior year quarter because the Company estimated that a portion of the tax benefit attributable to capital loss carryforwards was realized as a result of anticipated property dispositions during 2006.

        As described in Note 13, Income Taxes, to the condensed consolidated financial statements, the Company adopted FIN 48 as of the beginning of the current quarter. Upon adoption of FIN 48, all interest and penalties in connection with income tax assessments or refunds will be recorded as income tax expense or benefit, as applicable, and included as part of the Company's unrecognized tax benefit liability.

        Income from Discontinued Operations.    During the second quarter of 2006, we consummated the sale of our Jostens Photography businesses, which previously was a reportable segment. First quarter results in 2006 for the Jostens Photography businesses were a loss of $2.1 million.

        As of March 31, 2007, the Company's Von Hoffmann Holdings Inc., Von Hoffmann Corporation and Anthology, Inc. businesses (the "Von Hoffmann businesses") were operations recorded in income from discontinued operations. The Von Hoffmann businesses previously comprised the Educational

Textbook segment and a portion of the Marketing and Publishing Services segment. Net income from the Von Hoffmann businesses for the first quarter of 2007 and 2006 was $7.4 million and $5.3 million, respectively.

        We also had income of $1.0 million for the three months ended March 31, 2007 from the Jostens Recognition business, which was discontinued in 2001. The income in 2007 resulted from the reversal of an accrual for potential exposure for which the Company does not believe it is likely to have an ongoing liability, therefore, there are no amounts related to the Jostens Recognition at March 31, 2007.

        Net Loss.    As a result of the aforementioned items, net loss increased $0.1 million, or 9.1%, to $1.2 million for the three months ended March 31, 2007 compared to net loss of $1.1 million for the same period in 2006.

Year Ended December 30, 2006 Compared to the Year Ended December 31, 2005

        Net sales.    Consolidated net sales increased $75.9 million, or 6.8%, to $1,186.6 million from $1,110.7 million in 2005. Our Scholastic business reported full year 2006 net sales of $437.6 million, an increase of 3.0% over $425.0 million in 2005. This year-over-year increase was primarily attributable to stronger sales of rings and graduation products, as well as price increases. The Jostens Yearbook segment reported full year 2006 net sales of $358.7 million, an increase of 2.9% over $348.5 million in 2005, due to price increases as well as stronger sales volume.

        Our Marketing and Publishing Services segment reported 2006 net sales of $390.4 million, an increase of 15.7% over $337.4 million reported in 2005. This growth was primarily attributable to increased direct marketing and sampling volume, acquisitions made during 2006, as well as an increase in company-supplied paper of $5.9 million.

        Gross profit.    Gross profit increased $50.5 million, or 9.2%, to $599.0 million for 2006 from $548.5 million for 2005. As a percentage of net sales, gross profit margin increased to 50.5% for 2006 from 49.4% for 2005. The increased gross profit as a percent of sales was the result of several factors including the following:

  •
  improvements in diploma and yearbook production, contributed most significantly;

  •
  increased prices for products and services in both Scholastic and Yearbook; and

  •
  increased operating synergies in all businesses.

        These increases in gross profit as a percentage of sales were offset partially by:

  •
  increased gold prices in the Scholastic segment; and

  •
  the impact of increased volume in the Marketing and Publishing Services segment, where gross profit margins are historically lower than in the Jostens businesses.

        Selling and administrative expenses.    Selling and administrative expenses increased $5.3 million, or 1.4%, to $394.7 million for 2006 from $389.4 million for 2005. As a percentage of net sales, selling and administrative expenses decreased 1.8% to 33.3% for 2006 from 35.1% for 2005. The increase in expenses was attributed mainly to the following factors:

  •
  higher commissions and bonuses in 2006 resulting from the increased sales volume and improved results compared to 2005; and

  •
  acquisitions during the year that contributed additional selling and administrative costs in 2006.

        These increases were partially offset by:

  •
  lower professional fees; and

  •
  lower depreciation, mainly relating to the purchase accounting in connection with the 2003 Jostens merger.

        Gain on disposal of fixed assets.    Gain on disposal of fixed assets was approximately $1.2 million for 2006, primarily related to the sale of the former Jostens corporate office buildings in Bloomington, Minnesota. In 2005, gain on disposal of fixed assets was approximately $0.4 million.

        Special charges.    For the year ended December 30, 2006, the Company recorded $2.3 million relating to an impairment loss to reduce the value of the former Jostens corporate buildings, which were later sold, and net $0.1 million of special charges for severance and related benefit costs. The severance costs and related benefits included $0.1 million for Yearbook and $0.1 million for Scholastic. Marketing and Publishing Services incurred $0.2 million of special charges for severance costs and related benefits offset by reduction of $0.3 million of the restructuring accrual that related to withdrawal liability under a union retirement plan that was in connection with the consolidation of certain operations. Additionally, headcount reductions related to these activities totaled five, 13 and four employees for Yearbook, Scholastic, and Marketing and Publishing Services, respectively.

        During 2005, we incurred $5.4 million of special charges, including $5.1 million related to severance and benefit costs associated with a reduction in personnel of 83 employees and $0.3 million of costs related to a withdrawal liability under a union retirement plan that arose in connection with the consolidation of certain operations.

        Operating income.    As a result of the foregoing, consolidated operating income increased $50.1 million, or 32.8%, to $203.1 million for 2006 from $153.0 million for 2005. As a percentage of net sales, operating income increased to 17.1% for 2006 from 13.8% for 2005.

        Net interest expense.    Net interest expense is comprised of the following:

	2006	2005
	(In thousands)
Holdings:
Interest expense	$22,739	$2
Amortization of debt discount, premium and deferred financing costs	20,874	18,043
Interest income	(35)	(96)

Holdings interest expense, net	$43,578	$17,949

Visant:
Interest expense	$97,991	$94,437
Amortization of debt discount, premium and deferred financing costs	9,880	13,603
Interest income	(2,449)	(1,195)

Visant interest expense, net	$105,422	$106,845

Interest expense, net	$149,000	$124,794

        Net interest expense increased $24.2 million, or 19.4%, to $149.0 million for 2006 as compared to $124.8 million for 2005. The increase was the result of higher average interest rates and additional debt from the $350 million of 8 3/4% senior notes issued by Holdings in 2006, offset by a $100.0 million principal payment against the Term C loan.

        Provision for (benefit from) income taxes.    Our consolidated effective tax rate was 29.0% for 2006 compared with 37.4% for 2005. For 2006, the tax rate was significantly affected by a $3.0 million decrease in income tax expense due to a decrease in the rate at which we expect deferred tax assets and liabilities to be realized or settled in the future. The change in rate was required to reflect the effect of the Company's 2005 state income tax returns which included a complete year's results of operations for companies it began to include in the fourth quarter of 2004 as a result of the Transactions. The tax rate was also favorably affected by the domestic manufacturing profits ("DMD") deduction. The favorable effect of the DMD was greater in 2006 than in 2005, because the deduction was limited in 2005 by our net operating loss carryforward from 2004. The tax effect of foreign earnings repatriations in 2006 was unfavorable compared with 2005 due to the effect of the favorable rate of tax provided under the American Jobs Creation Act of 2004. For 2007, we anticipate a more normalized consolidated effective tax rate between 37% and 38%.

        Income from discontinued operations.    During 2006, we consummated the sale of our Jostens Photography businesses, which was previously a reportable segment. The transactions closed on June 30, 2006 with the Company recognizing net proceeds of $64.1 million. Operations for the Jostens Photography businesses resulted in losses of $6.1 million in 2006 and income of $1.0 million for 2005. This segment typically reported the majority of its earnings in the fourth quarter.

        The operations of these businesses, which comprised the Educational Textbook segment and a portion of the Marketing and Publishing Services segment, generated income of $15.7 million and $18.0 million in 2006 and 2005, respectively. As of December 2006, our Von Hoffmann Holdings Inc., Von Hoffmann Corporation and Anthology, Inc. businesses were held as assets for sale and, accordingly, are currently presented as discontinued operations.

        Net income.    As a result of the aforementioned items, net income increased $11.3 million to $48.0 million for 2006 from $36.6 million for 2005.

Year Ended December 31, 2005 Compared to the Year Ended January 1, 2005 ("2004")

        Net sales.    Consolidated net sales increased $58.8 million, or 5.6%, to $1,110.7 million for 2005 from $1,051.9 for 2004. Our Scholastic segment reported full year 2005 net sales of $425.0 million, an increase of 4.7% over $406.1 million in 2004. This year-over-year increase was primarily attributable to stronger sales of class rings and graduation products as well as price increases. The Yearbook segment reported full year 2005 net sales of $348.5 million, an increase of 4.5% over the $333.6 million in 2004, due to stronger sales volume as well as price increases.

        Our Marketing and Publishing Services segment reported 2005 net sales of $337.4 million, an increase of 8.1% over the $312.2 million reported in 2004. This increase was primarily attributable to increased direct marketing and sampling volume.

        Gross profit.    Gross profit increased $82.8 million, or 17.8%, to $548.5 million for 2005 from $465.7 million for 2004. As a percentage of net sales, gross profit margin increased 5.1% to 49.4% for 2005 from 44.3% for 2004. The increase in gross profit as a percent of sales was primarily a result of a reduction of approximately $49.9 million in purchase accounting depreciation and amortization relating to Jostens compared to 2004. This amortization was primarily related to order backlog intangible assets associated with the accounting of the purchase of Jostens in July 2003. Excluding the impact of these adjustments, gross margin increased to 42.1% in 2005 from an adjusted gross margin of 41.1% in 2004. This increase was primarily due to margin improvement in Yearbook production, primarily resulting from pricing increases, offset by the $14.7 million of incremental diploma costs incurred at Scholastic to address manufacturing inefficiencies as a result of the relocation of Jostens' diploma operation at its Red Wing, Minnesota manufacturing facility to other facilities. Gross profit also improved for the Marketing and Publishing Services segment.

        Selling and administrative expenses.    Selling and administrative expenses increased $3.2 million, or 0.8%, to $389.4 million for 2005 from $386.2 million for 2004. As a percentage of net sales, selling and administrative expenses decreased 1.6% to 35.1% for 2005 from 36.7% for 2004. The $3.2 million increase was primarily due to higher selling expenses, offset somewhat by the impact of administrative headcount reductions.

        Gain on disposal of fixed assets.    Gain on disposal of fixed assets was approximately $0.4 million for 2005 and less than $0.1 million for 2004.

        Special charges.    During 2005, we incurred $5.4 million of special charges including $5.1 million related to severance and benefit costs associated with a reduction in personnel of 83 employees and $0.3 million of costs related to a withdrawal liability under a union retirement plan that was in connection with the consolidation of certain operations. During 2004, we incurred $11.8 million related to severance and benefit costs in connection with restructuring activities at nearly all of our operating units. In 2004, headcount reduction associated with restructuring activities totaled 149 employees.

        Operating income.    As a result of the foregoing, consolidated operating income increased $91.9 million, or 150.7%, to $153.0 million for 2005 from $61.0 million for 2004. As a percentage of net sales, operating income increased to 13.8% for 2005 from 5.8% for 2004.

        Jostens' operating income increased $63.1 million, or 205.7%, to $93.8 million for 2005 compared to $30.7 million for 2004. The increase in Jostens' operating income was primarily a result of approximately $49.9 million less purchase accounting depreciation and amortization than 2004 as well as increased net sales and the implementation of cost reduction initiatives and realization of operating synergies, offset by approximately $14.7 million of costs at Scholastic to address significant manufacturing inefficiencies.

        The Marketing and Publishing Services segment's operating income increased $28.8 million, or 95.1%, to $59.2 million for 2005 from $30.3 million for 2004, primarily as a result of increased direct marketing and sampling volume, favorable product mix and operating synergies.

        Net interest expense.    Net interest expense is comprised of the following:

	2005	2004
	(In thousands)
Holdings:
Interest expense	$2	$193
Amortization of debt discount, premium and deferred financing costs	18,043	16,297
Interest income	(96)	(28)

Holdings interest expense, net	$17,949	$16,462

Visant:
Interest expense	$94,437	$67,798
Accrued interest on mandatorily redeemable preferred stock and subordinated exchange debentures	—	34,161
Amortization of debt discount, premium and deferred financing costs	13,603	7,120
Interest income	(1,195)	(423)

Visant interest expense, net	$106,845	$108,656

Interest expense, net	$124,794	$125,118

        Net interest expense decreased $0.3 million, or 0.3%, to $124.8 million for 2005 as compared to $125.1 million for 2004.

        Provision for (benefit from) income taxes.    Our consolidated effective tax rate was 37.4% for 2005 compared with 36.1% for 2004. The rate of tax benefit for 2004 was unfavorably affected by nondeductible interest expense. This effect was largely offset by the reduction of our valuation allowance for accrued high-yield interest, as further described in Note 15, Income Taxes, to our consolidated financial statements. The 2004 rate of tax benefit was also unfavorably affected by nondeductible transaction costs.

        Income from discontinued operations.    During 2006, we consummated the sale of our Jostens Photography businesses, which previously comprised a reportable segment. The operations from this segment resulted in income of $1.0 million and $1.9 million for the years ended December 31, 2005 and January 1, 2005, respectively.

        The operations of these businesses, which comprised the Educational Textbook segment and a portion of the Marketing and Publishing Services segment, resulted in income of $18.0 million and a loss of $42.0 million for the years ended December 31, 2005 and January 1, 2005, respectively. As of December 2006, our Von Hoffmann Holdings Inc., Von Hoffmann Corporation and Anthology, Inc. businesses were held as assets for sale and, accordingly, are currently presented as discontinued operations.

        Net income (loss).    As a result of the aforementioned items, net income increased $137.3 million to $36.6 million for 2005 from a loss of $100.7 million for 2004.

Liquidity and Capital Resources

        The following table presents cash flow activity of Holdings for the applicable periods noted below and should be read in conjunction with our consolidated statements of cash flows.

	Three months 2007	Three months 2006	2006	2005	2004
	(In thousands)
Net cash provided by operating activities	$47,845	$46,851	$162,626	$168,469	$114,132
Net cash used in investing activities	(50,355)	(19,869)	(52,567)	(39,101)	(37,945)
Net cash used in financing activities	—	—	(111,873)	(193,693)	(40,451)
Effect of exchange rate change on cash	109	6	(114)	67	116

(Decrease) increase in cash and cash equivalents	$(2,401)	$26,988	$(1,928)	$(64,258)	$35,852

Three Months Ended March 31, 2007 Compared to the Three Months Ended April 1, 2006

        For the three months ended March 31, 2007, operating activities generated cash of $47.8 million compared with cash generated by operating activities of $46.8 million for the same prior year period. The increase was due to higher interest payable during the three months ended March 31, 2007 compared to the corresponding prior year period related to interest on the 8.75% senior notes due 2013. Included in the cash flows from operating activities was cash used in discontinued operations of $7.7 million and $1.5 million for the three-month periods ended March 31, 2007 and April 1, 2006, respectively. Consequently, the cash provided by continuing operations was $55.6 million and $48.4 million for the first three months of 2007 and 2006, respectively.

        Net cash used in investing activities for the three months ended March 31, 2007 was $50.4 million, compared with $19.9 million used in investing activities for the comparable 2006 period. The $30.5 million increased usage related to the acquisition of Neff in March 2006 and increased capital expenditures in our Marketing and Publishing Services segment. Included in the cash flows from investing activities was cash used in discontinued operations of $3.1 million and $7.5 million for the three-month periods ended March 31, 2007 and April 1, 2006, respectively. Consequently, the cash used in continuing operations was $47.2 million and $12.4 million for the first three months of 2007 and 2006, respectively.

        There were no financing activities during the first quarter of 2007 and 2006.

        As of March 31, 2007, we had cash and cash equivalents of $16.0 million. Our principal sources of liquidity are cash flows from operating activities and available borrowings under Visant's senior secured credit facilities, which included $233.6 million of additional availability under Visant's revolving credit facility as of March 31, 2007. We use cash primarily for debt service obligations, capital expenditures and to fund other working capital requirements. We intend to fund ongoing operations through cash generated by operations and borrowings under the revolving credit facility.

        As of March 31, 2007, we were in compliance with all covenants under our material debt obligations.

        Our ability to make scheduled payments of principal, or to pay the interest on, or to refinance our indebtedness, or to fund planned capital expenditures will depend on our future performance. Based upon the current level of operations, we believe that cash flows from operations, available cash and short-term investments, together with borrowings available under Visant's senior secured credit facilities, are adequate to meet our liquidity needs for the next twelve months. In addition, based on market and other considerations, we may decide to raise additional funds through debt or equity financings. Furthermore, to the extent we make future acquisitions, we may require new sources of funding, including additional debt or equity financings or some combination thereof.

Full Year 2006

        In 2006, operating activities generated cash of $162.6 million, compared with cash generated by operating activities of $168.5 million in 2005. The $5.8 million decrease related primarily to higher cash paid for interest in 2006 compared to 2005 related to the Holdings senior notes issued in April 2006. This decrease was partially offset, however, by increased earnings and decreases in net working capital in 2006 compared to 2005. Included in the cash flows from operating activities is cash provided by discontinued operations of $35.4 million and $42.2 million for 2006 and 2005, respectively. Consequently, the cash provided by continuing operations was $127.3 million and $126.2 million for 2006 and 2005, respectively.

        Net cash used in investing activities for 2006 was $52.6 million, compared with $39.1 million for 2005. The $13.5 million increase in cash used related to business acquisitions in 2006 of $55.8 million and increased capital expenditures in 2006 of $23.2 million compared to 2005. These increases in spending were partially offset by proceeds of $10.5 million from the sale of property and equipment in 2006 compared to $1.3 million from the sale of property and equipment in 2005 as well as proceeds of $64.1 million in 2006 from the sale of the Jostens Photography businesses. Included in the cash flows from investing activities is cash used in discontinued operations of $19.1 million and $11.4 million for 2006 and 2005, respectively. Consequently, the cash used in continuing operations was $33.5 million and $27.7 million for 2006 and 2005, respectively.

        Net cash used in financing activities for 2006 was $111.9 million, a decrease of $81.8 million, compared with cash used in financing activities of $193.7 million for 2005. The decrease was related to lower debt repayments during 2006 compared to 2005 as well as lower short-term borrowings during 2006. During 2006, Holdings issued $350.0 million in senior notes bearing interest at 8 3/4%, netting proceeds of $340.3 million after transaction costs. These proceeds were offset by a distribution to stockholders of $340.7 million. Included in the cash flows from financing activities is cash used in discontinued operations of $0.1 million for 2005. Consequently, the cash used in continuing operations was $111.9 million and $193.6 million for 2006 and 2005, respectively.

        During 2006, Visant voluntarily prepaid $100.0 million of its term loans under its senior secured credit facilities, including all originally scheduled principal payments due under its Term C Loans for 2006 through mid-2011.

        As of December 30, 2006, we had cash and cash equivalents of $18.8 million. Our principal sources of liquidity are cash flows from operating activities and available borrowings under Visant's senior secured credit facilities, which included $233.3 million available under Visant's revolving credit facility as of December 30, 2006. We use cash primarily for debt service obligations, capital expenditures and to fund other working capital requirements. We intend to fund ongoing operations through cash generated by operations and borrowings under the revolving credit facility.

        Our ability to make scheduled payments of principal, or to pay the interest on, or to refinance our indebtedness, or to fund planned capital expenditures will depend on our future performance. Based upon the current level of operations, we believe that cash flow from operations, available cash and short-term investments, together with borrowings available under Visant's senior secured credit facilities, are adequate to meet our liquidity needs for the next twelve months. In addition, based on market and other considerations, we may decide to raise additional funds through debt or equity financings. Furthermore, to the extent we make future acquisitions, we may require new sources of funding, including additional debt or equity financing or some combination thereof. We may not be able to secure additional sources of funding on favorable terms.

Full Year 2005

        In 2005, operating activities generated cash of $168.5 million, compared with cash generated by operating activities of $114.1 million in 2004. The $54.3 million increase related primarily to increased earnings and lower cash paid for interest in 2005 compared to 2004. Included in the cash flows from operating activities is cash provided by discontinued operations of $42.2 million in 2005 and cash used in discontinued operations of $15.3 million for 2004. Consequently, the cash provided by continuing operations was $126.2 million and $98.9 million for 2005 and 2004, respectively.

        Net cash used in investing activities for 2005 was $39.1 million, compared with $37.9 million for 2004. The $1.2 million increase related to lower proceeds from asset sales in 2005 compared to 2004. Capital expenditures were $28.7 million in 2005 compared to $37.7 million in 2004. Included in the cash flows from investing activities is cash used in discontinued operations of $11.4 million in 2005 and cash used in discontinued operations of $6.9 million for 2004. Consequently, the cash used in continuing operations was $27.7 million and $31.0 million for 2005 and 2004, respectively.

        Net cash used in financing activities for 2005 was $193.7 million, an increase of $153.2 million, compared with cash used in financing activities of $40.5 million for 2004. The increase was related to higher debt repayments during 2005 compared to 2004. Included in the cash flows from financing activities is cash used in discontinued operations of $0.1 million in 2005 and cash used in discontinued operations of $464.3 million for 2004. Consequently, the cash used in continuing operations was $193.6 million and cash provided by continuing operations was $423.9 million for 2005 and 2004, respectively.

        During 2005, Visant voluntarily prepaid $203.5 million of term loans under its senior secured credit facilities including all principal payments due in 2005 through most of 2010.

        During the second quarter of 2005, Holdings contributed $9.0 million in cash to Visant which is reflected in Visant's consolidated statement of cash flows as a contribution from Holdings. These amounts eliminate in consolidation and have no impact on Holdings' consolidated financial statements.

Contractual Obligations

        The following table shows due dates and amounts of our contractual obligations for future payments as of December 30, 2006:

	Payments due by calendar year
	Total	2007	2008	2009	2010	2011	Thereafter
	(In thousands)
7 5/8% senior subordinated notes	$500,000	$—	$—	$—	$—	$—	$500,000
10 1/4% senior discount notes	247,200	—	—	—	—	—	247,200
8 3/4% senior notes	350,000	—	—	—	—	—	350,000
Term loans	716,500	—	—	—	—	716,500	—
Operating leases	23,554	4,785	3,847	3,794	2,913	2,600	5,615
Precious metals forward contracts	13,175	13,175	—	—	—	—	—
Minimum royalties	8,566	1,370	1,345	1,345	1,345	1,286	1,875
Pension and other postretirement cash requirements	169,304	13,250	13,892	14,596	15,363	16,284	95,919
Interest expense(1)	843,549	122,488	126,444	152,049	153,840	148,466	140,262
Management agreements(2)	20,742	3,207	3,303	3,402	3,504	3,609	3,717
Contractual capital equipment purchases	9,712	9,712	—	—	—	—	—

Total contractual cash obligations(3)	$2,902,302	$167,987	$148,831	$175,186	$176,965	$888,745	$1,344,588

(1)
Projected interest expense related to the variable rate term loans is based on market rates as of the end of 2006.

(2)
In October 2004, we entered into a management agreement with KKR and DLJMBP III to provide management and advisory services to us. We agreed to pay an annual fee of $3.0 million, effective October 2004, subject to 3% annual increases. Since the agreement does not have an expiration date, the obligation as presented above only reflects one additional year of management fees beyond 2011.

(3)
Also outstanding as of December 30, 2006 was $16.7 million in the form of letters of credit.

        We intend to fund ongoing operations through cash generated by operations and borrowings under our revolving credit facility. We have substantial debt service requirements.

        Visant's senior secured credit facilities were originally comprised of a $150 million senior secured Term Loan A facility with a six-year maturity, an $870 million senior secured Term C loan facility with a seven-year maturity and a $250 million senior secured revolving credit facility with a five-year maturity. As of March 31, 2007 we had $16.4 million of standby letters of credit outstanding. Visant had repaid the entire outstanding indebtedness under its revolving credit facility as of March 31, 2007. In 2006, Visant voluntarily prepaid $100.0 million of scheduled payments under the term loan facilities with free cash flow generated from operations. With these pre-payments, the outstanding balance under the Term C Loan facility was reduced to $716.5 million. Amounts borrowed under the term loan facilities that were repaid or prepaid may not be reborrowed. Visant's senior secured credit facilities allow us, subject to certain conditions, to incur additional term loans under the Term Loan C facility, or under a new term facility, in either case in an aggregate principal amount of up to $300 million, which additional term loans will have the same security and guarantees as the Term Loan A and Term

Loan C facilities. Additionally, restrictions under the Visant senior subordinated note indenture would limit Visant's ability to borrow the full amount of additional term loan borrowings under such a facility.

        Borrowings under the senior secured credit facilities initially bear interest at Visant's option at either adjusted LIBOR plus 2.50% per annum for the U.S. dollar denominated loans under the revolving credit facility and LIBOR plus 2.25% per annum for the Term C Loan Facility or the alternate base rate plus 1.50% for U.S. dollar denominated loans under the revolving credit facility and base rate plus 1.25% for the Term C Loan Facility (or, in the case of Canadian dollar denominated loans under the revolving credit facility, the bankers' acceptance discount rate plus 2.50% or the Canadian prime rate plus 1.50% per annum) and are subject to adjustment based on a pricing grid.

        The senior secured credit facilities require Visant to meet a maximum total leverage ratio, a minimum interest coverage ratio and a maximum capital expenditures limitation. In addition, the senior secured credit facilities contain certain restrictive covenants which, among other things, limit Visant's ability to create liens, incur additional indebtedness, pay dividends or make other equity distributions, repurchase or redeem capital stock, prepay subordinated debt, make investments, merge or consolidate, change Visant's business, amend the terms of subordinated debt and engage in certain other activities customarily restricted in such agreements. The senior secured credit facilities also contain certain customary events of default, subject to grace periods, as appropriate.

        On October 4, 2004, Visant issued $500 million in principal amount of 7.625% senior subordinated notes (the "Visant notes") due October 1, 2012 in a private placement to a limited number of qualified institutional buyers, as defined under the Securities Act, and to a limited number of persons outside the United States pursuant to Regulation S of the Securities Act. On March 30, 2005, we completed an offer to exchange the entire principal amount of these notes for an equal amount of notes with substantially identical terms that have been registered under the Securities Act. The Visant notes are not collateralized and are subordinated in right of payment to the senior secured credit facilities. The senior secured credit facilities and the Visant notes are guaranteed by Visant's restricted domestic subsidiaries. Cash interest on the Visant notes accrues and is payable semiannually in arrears on April 1 and October 1 of each year, commencing April 1, 2005, at a rate of 7.625%. The Visant notes may be redeemed at the option of Visant on or after October 1, 2008 at prices ranging from 103.813% of principal to 100% in 2010 and thereafter.

        On December 2, 2003, Visant Holdings issued $247.2 million in principal amount at maturity of 10.25% senior discount notes (the "Holdings discount notes") due December 1, 2013 in a private placement to a limited number of qualified institutional buyers, as defined under the Securities Act, and to a limited number of persons outside the United States pursuant to Regulation S of the Securities Act for gross proceeds of $150 million. On March 8, 2004, we completed an offer to exchange the entire principal amount at maturity of these notes for an equal amount at maturity of notes with substantially identical terms that had been registered under the Securities Act. The Holdings discount notes are not collateralized, are structurally subordinate in right of payment to all debt and other liabilities of our subsidiaries and are not guaranteed. No cash interest accrues on the Holdings discount notes until December 2008, and thereafter cash interest will accrue at a rate of 10.25% per annum. Prior to that time, interest accretes on the Holdings discount notes in the form of an increase in the principal amount of the notes.

        At the end of the first quarter of 2006, Holdings privately placed $350.0 million of 8 3/4% Senior Notes due 2013 (the "Holdings senior notes"), with settlement on April 4, 2006. On October 10, 2006, we completed an offer to exchange the entire principal amount of these notes for an equal amount of notes with substantially identical terms that have been registered under the Securities Act. The senior notes are unsecured and are subordinated in right of payment to all of Holdings' existing and future secured indebtedness and that of its subsidiaries, and senior in right of payment to all of Holdings' existing and future subordinated indebtedness. The senior notes are structurally subordinate in right of payment to all debt and other liabilities of our subsidiaries and are not guaranteed. Cash interest on the Holdings senior notes accrues and is payable semi-annually in arrears on June 1 and December 1, commencing June 1, 2006, at a rate of 8.75%. The Holdings senior notes may be redeemed at the option of Holdings prior to December 1, 2008, in whole or in part, at a price equal to 100% of the principal amount plus a make-whole premium. The Holdings senior notes may be redeemed at the option of Holdings on or after December 1, 2008, in whole or in part, in cash at prices ranging from 106.563% of principal in 2008 to 100.0% of principal in 2011 and thereafter.

        The indentures governing the Visant notes, the Holdings discount notes and the Holdings senior notes also contain numerous covenants including, among other things, restrictions on our ability to incur or guarantee additional indebtedness or issue disqualified or preferred stock; pay dividends or make other equity distributions; repurchase or redeem capital stock; make investments or other restricted payments; sell assets or consolidate or merge with or into other companies; create limitations on the ability of our restricted subsidiaries to make dividends or distributions to us; engage in transactions with affiliates; and create liens.

        As of March 31, 2007, the Company was in compliance with all covenants under its material debt obligations.

        Future principal debt payments are expected to be paid out of cash flows from operations, borrowings under Visant's revolving credit facilities and future refinancings of our debt.

        As market conditions warrant, we and our Sponsors, including KKR and DLJMBP III and their affiliates, may from time to time repurchase debt securities issued by Holdings or Visant, in privately negotiated or open market transactions, by tender offer or otherwise. No assurance can be given as to whether or when such repurchases or exchanges will occur and at what price.

        For 2006, 2005 and 2004, we had capital expenditures from continuing operations of $51.9 million, $28.7 million and $37.7 million, respectively, primarily for additional capacity, automation, information technology and ongoing maintenance.

        On February 9, 2007, Moody's Investors Service changed the outlook of Holdings from developing to positive. The outlook change reflects expected improvement in Holdings' credit profile due to both potential debt repayment with proceeds from the sale of the Von Hoffmann businesses and strong fundamental operating performance. Moody's also affirmed the B1 corporate family rating and all other ratings for Holdings and Visant. The B1 corporate family rating reflects our high leverage, somewhat aggressive financial policy and concerns over increasing competition in the direct marketing space. Reference is made to the Moody's announcements for a full explanation of the factors considered. A security rating is not a recommendation to buy, sell or hold securities and any rating may be revised or withdrawn at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

Off-Balance Sheet Arrangements

Precious Metals Consignment Arrangement

        We have a precious metals consignment agreement with a major financial institution whereby we currently have the ability to obtain up to $32.5 million in consigned inventory. As required by the terms of the agreement, we do not take title to consigned inventory until payment. Accordingly, we do not include the value of consigned inventory or the corresponding liability in our financial statements. The value of consigned inventory at March 31, 2007 and December 30, 2006 was $17.2 million and $16.4 million, respectively. The agreement does not have a stated term, and it can be terminated by either party upon 60 days written notice. Additionally, we incurred expenses for consignment fees related to this agreement of $0.1 million for the three months ended March 31, 2007, $0.2 million for the three months ended April 1, 2006, $0.6 million for 2006, $0.6 million for 2005 and $0.5 million for 2004. The obligations under the consignment agreement are guaranteed by Visant.

        Other than our precious metals consignment arrangement and general operating leases, we have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Recent Accounting Pronouncements

        Effective beginning of fiscal 2007, we adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes ("FIN 48"), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN 48 requires applying a "more likely than not" threshold to the recognition and derecognition of tax positions. In connection with the adoption of FIN 48 effective at the beginning of the quarter, the Company made a change in accounting principle for the classification of interest income on tax refunds. In addition, upon adoption of FIN 48 all interest and penalties on income tax assessments have been recorded as income tax expense and included as part of the Company's unrecognized tax benefit liability. Refer to Note 13, Income Taxes, in the condensed consolidated financial statements for further details.

        In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements ("SFAS No. 157"), that establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. SFAS No. 157 requires companies to disclose the fair value of their financial instruments according to a fair value hierarchy as defined in the standard. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We are currently assessing the impact of SFAS No. 157 on our financial statements.

        In September 2006, the FASB issued SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans ("SFAS No. 158"). SFAS No. 158 requires the recognition of the funded status of a benefit plan in the balance sheet; the recognition in other comprehensive income of gains or losses and prior service costs or credits arising during the period but which are not included as components of periodic benefit cost; the measurement of defined benefit plan assets and obligations as of the balance sheet date; and disclosure of additional information about the effects on periodic benefit cost for the following fiscal year arising from delayed recognition in the current period. In addition, SFAS No. 158 amends SFAS No. 87, Employers' Accounting for Pensions, and SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, to include guidance regarding selection of assumed discount rates for use in measuring the benefit obligation. The new guidance will be effective for us the first fiscal year ending after June 15, 2007. We are currently assessing the impact of SFAS No. 158 on our financial statements.

        In February 2007, the FASB issued SFAS No. 159 The Fair Value Option for Financial Assets and Financial Liabilities ("SFAS No. 159"). SFAS No. 159 permits entities to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We are currently assessing the impact of SFAS No. 159 on our financial statements.

Quantitative and Qualitative Disclosures about Market Risk

Market Risk

        We are subject to market risk associated with changes in interest rates, foreign currency exchange rates and commodity prices. To reduce any one of these risks, we may at times use financial instruments. All hedging transactions are authorized and executed under clearly defined company policies and procedures, which prohibit the use of financial instruments for trading purposes.

Interest Rate Risk

        We are subject to market risk associated with changes in LIBOR and other variable interest rates in connection with our senior secured credit facilities. If the short-term interest rates or the LIBOR averaged 10% more or less, interest expense would have changed by $6.0 million for 2006, $5.7 million for 2005 and $0.8 million for 2004.

Foreign Currency Exchange Rate Risk

        We are exposed to market risks from changes in foreign exchange rates. We have foreign operations primarily in Canada and Europe, where substantially all transactions are denominated in Canadian dollars and euros, respectively. Jostens from time to time enters into forward foreign currency exchange contracts to hedge certain purchases of inventory denominated in foreign currencies. We may also periodically enter into forward foreign currency exchange contracts to hedge certain exposures related to selected transactions that are relatively certain as to both timing and amount and to hedge a portion of the production costs expected to be denominated in foreign currencies. The purpose of these hedging activities is to minimize the impact of foreign currency fluctuations on our results of operations and cash flows. We consider our market risk in such activities to be immaterial.

Commodity Price Risk

        We are subject to market risk associated with changes in the price of precious metals. To mitigate our commodity price risk, we enter into forward contracts to purchase gold, platinum and silver based upon the estimated ounces needed to satisfy projected customer demand. We periodically prepare a sensitivity analysis to estimate our exposure to market risk on open precious metal forward purchase contracts. We consider our market risk associated with these contracts as of the end of 2006 and 2005 to be immaterial. Market risk was estimated as the potential loss in fair value resulting from a hypothetical 10% adverse change in fair value and giving effect to the increase in fair value over our aggregate forward contract commitment.

BUSINESS

Our Company

        We are a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics and educational publishing markets.

        On June 8, 2006, we entered into definitive agreements to sell our Jostens Photography businesses, which previously comprised a reportable segment. The transactions closed on June 30, 2006. The discontinued operations of the Jostens Photography businesses are excluded from the consolidated financial statements retrospective from the date of disposition.

        On June 16, 2006, we acquired, through a wholly owned subsidiary, substantially all of the assets and assumed certain liabilities of the Dixon Web operation of the Sleepeck Printing Company, a provider of innovative marketing services and products located in Dixon, Illinois. At the time of acquisition, the name of the business was changed to Dixon Direct Corp. The results of Dixon's operations have been included in the consolidated financial statements since that date.

        On September 8, 2006, a newly formed subsidiary of ours acquired substantially all of the assets and assumed certain liabilities of the Vertis, Inc. fragrance sampling business. The acquired business currently operates under the Arcade Marketing name. The acquisition was a strategic step to continue to expand our Marketing and Publishing Services segment, which services the fragrance, cosmetic, personal care and other consumer product market segments. The results of these acquired operations have been included in the consolidated financial statements since that date.

        As of December 2006, our Von Hoffmann Holdings Inc., Von Hoffmann Corporation and Anthology, Inc. businesses were held as assets for sale. On January 3, 2007, we entered into the Von Hoffmann Stock Purchase Agreement with R.R. Donnelley & Sons Company providing for the sale of Von Hoffmann Holdings Inc., Von Hoffmann Corporation and Anthology, Inc., which previously comprised the Educational Textbook segment and a portion of the Marketing and Publishing Services segment. We closed the transaction on May 16, 2007. The operations of the Von Hoffmann businesses are reported as discontinued operations in the consolidated financial statements for all periods presented.

        On March 16, 2007, we acquired all of the outstanding capital stock of Neff Holding Company and its wholly owned subsidiary Neff Motivation, Inc. Neff is a leading single source provider of custom award programs and apparel, including chenille letters and letter jackets, to the scholastic market segment. As of the date of acquisition, Neff operates as a direct subsidiary of Visant under the Neff brand name, and its results are reported from the date of the acquisition together with the results of the Jostens scholastic operations as the Scholastic segment.

Business Strengths

        We believe that we are distinguished by the following business strengths:

Leading market positions and competitive advantages

        We believe that we have leading positions in the markets in which we operate. The majority of sales for our Yearbook and Scholastic segments are "in the schoolhouse", to school administrators and students, with whom long-standing relationships and the trust that an individualized, quality product will be delivered on time are important. We believe that our sampling system and direct mail businesses are industry leaders in the introduction of innovative products, including formats produced under proprietary processes.

Attractive and growing industry dynamics

        The markets for our products and services exhibit attractive characteristics that we believe will contribute to the growth of our businesses. We believe that continued growth in the number of high school graduates will benefit our Yearbook and Scholastic segments. Our core yearbook and scholastic products are generally purchases that are made through various economic cycles. Additionally, we believe that the anticipated growth in instructional materials over the next several years will be a primary contributor to growth for our cover business. Similarly, we believe that our sampling system and direct mail business is well positioned to benefit from growth in the advertising market.

Reputation for superior quality and customer service

        We have successfully leveraged the quality and depth of our products and services to establish, maintain and grow our long-term customer relationships. We currently serve approximately over 25,000 schools and a variety of leading fragrance, cosmetic, personal care and consumer products customers. We believe our businesses are well regarded in the markets in which they operate, where reliable service, product quality and the ability to solve complex production and distribution problems are important competitive attributes. Jostens and Neff have maintained long-standing relationships with administrators and students through their ability to provide highly customized and personalized products. A high degree of customer satisfaction translates into annual retention rates of over 90% of Jostens' customers in its major product lines. Our sampling business' technical expertise, manufacturing reliability and customer capabilities have enabled it to develop strong relationships with its customers.

Experienced management team

        Our executive management team has considerable industry experience. Marc Reisch, who joined our company in October 2004 as Chairman, President and Chief Executive Officer, has over 25 years experience in the printing and publishing industries and formerly served as the Chairman and Chief Executive Officer of Quebecor World North America. He also has a proven track record of successfully acquiring and integrating companies. Our senior management team has substantial industry experience and on average of over 20 years of experience in the industries in which our companies operate. Our management team members are also highly motivated stakeholders through our equity and option plan, which includes substantial management investment in our equity.

Business Strategy

        The principal features of our business strategy include the following:

Improve customer service and selling strategy to drive growth

        We strive to enhance our relationships with our customers through marketing and selling initiatives focused on customer service and sales force effectiveness across our businesses. Each of our businesses maintains separate sales forces to sell their products, which help to ensure continuity in our customer relationships. We believe there are opportunities within each of our businesses to increase sales to existing customers and to expand our customer base through a continued focus on our selling strategy. At Jostens, our sales strategy is focused on improving account retention and buy rates through enhanced customer service and new product offerings, increasing the cross-selling of additional Jostens products to existing customers and adding new customers. We intend to grow our market share within our Marketing and Publishing Services segment through a continued emphasis on customer service and product innovation. We are also making efforts to expand our customer base in this segment by emphasizing the effectiveness of our sampling system advertising solutions in less traditional markets such as consumer-packaged goods.

Enhance core product and service offerings

        We have continually invested in our businesses to position ourselves as a leader in innovation and breadth of products and services in each market we serve. Through new product development and services and the addition of new features and customization, as well as more conventional expenditures on new equipment, we believe we will further stimulate the demand for our products, improve account retention and relationships and generate additional revenue. For instance, Jostens continues to be an industry leader in introducing on-line tools to assist in the layout and publication of yearbooks. We recently enhanced our product offerings in our Scholastic segment to include letter jackets and chenille letters and other scholastic products and services through our acquisition of Neff. Similarly, our Marketing and Publishing Services business has selectively added enhanced service, product offerings. For example, we have expanded our sampling system business by developing and acquiring new technologies in the olfactory and beauty sampling system categories. Our direct mail business continues to develop innovative services and in-line manufacturing solutions for its direct marketing and advertising customers. We continue to invest time and resources to maintain our leading positions in the markets in which we operate.

Implement cost savings initiatives

        Since the consummation of the 2004 combination of Jostens, Von Hoffmann and Arcade to form Visant, we have been successful in identifying and realizing significant cost savings. These cost savings are being achieved primarily through procurement initiatives aimed at reducing the costs of materials and services used in our operations and reducing corporate and administrative expenses. We intend to continue to identify and pursue synergistic cost savings opportunities, including through acquisitions we complete.

Improve operating efficiencies and asset utilization

        The integration of the businesses has provided opportunities to maximize the efficiency of our assets and operations and grow revenue and profitability. The seasonality present in our businesses allows us the opportunity to capture selected production opportunities as well as leveraging asset utilization across product lines. We also intend to leverage our production capabilities, our reputation in the markets in which we operate and our management team's industry experience to capitalize on market opportunities.

Selectively pursue complementary acquisitions

        We intend to continue to pursue opportunistic acquisitions to leverage our existing infrastructure, expand our geographic reach and broaden our product and service offerings.

Our Segments

        Our three reportable segments as of March 31, 2007 consisted of:

  •
  Scholastic—provides services related to the marketing, sale and production of class rings and an array of graduation products and other scholastic products to students and administrators primarily in high schools, colleges and other post-secondary institutions;

  •
  Yearbook—provides services related to the publication, marketing, sale and production of school yearbooks; and

  •
  Marketing and Publishing Services—produces multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care market segments, and provides innovative products and services to the direct marketing sector. The group also produces book covers and other components for educational publishers.

        For additional financial and other information about our operating segments, see Note 18, Business Segments, to our Consolidated Financial Statements.

Scholastic

        We are a leading provider of services related to the marketing, sale and production of class rings and an array of graduation products, such as caps, gowns, diplomas and announcements and graduation-related accessories, and other scholastic products. In the Scholastic segment, we primarily serve U.S. high schools, colleges, universities and other specialty markets, marketing and selling products to students and administrators. Jostens relies on a network of independent sales representatives to sell its scholastic products. Jostens provides a high level of customer service in the marketing and sale of class rings and certain other graduation products, which often involves a high degree of customization. Jostens also provides ongoing warranty service on its class and affiliation rings. Jostens maintains product-specific tooling as well as a library of school logos and mascots that can be used repeatedly for specific school accounts over time. In addition to its class ring offerings, Jostens also designs, manufactures, markets and sells championship rings for professional sports and affinity rings for a variety of specialty markets. Since the acquisition of Neff in March 2007, a leading single source provider of custom award programs and apparel, we also market, manufacture and sell an array of additional scholastic products, including chenille letters, letter jackets, mascot mats, plaques and sports apparel.

Yearbook

        Through our Jostens subsidiary we are a leading provider of services related to the publication, marketing, sale and production of yearbooks, primarily serving U.S. high schools, colleges, universities and middle schools. Jostens generates the majority of its revenues from high school accounts. Jostens' sales representatives and technical support employees assist students and faculty advisers with the planning and layout of yearbooks, including through the provision of on-line layout and editorial tools to assist in the publication of the yearbook. With a new class of students each year and periodic faculty advisor turnover, Jostens' independent sales representatives and customer service employees are the main point of continuity for the yearbook production process on a year-to-year basis.

Marketing and Publishing Services

        The Marketing and Publishing Services segment produces multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care market segment, and innovative, highly personalized products primarily targeted at the direct marketing sector. We are also a leading producer of supplemental materials and related components such as decorative covers and plastic transparencies for educational publishers. With over a 100-year history as Arcade Marketing, we pioneered our ScentStrip® product in 1980. We also offer an extensive portfolio of proprietary, patented and patent-pending technologies that can be incorporated into various marketing programs designed to reach the consumer at home or in-store, including magazine and catalog inserts, remittance envelopes, statement enclosures, blow-ins, direct mail, direct sell and point-of-sale materials and gift-with-purchase/purchase-with-purchase programs. We specialize in high-quality, in-line finished products and can accommodate large marketing projects with a wide range of dimensional products and in-line finishing production, data processing and mailing services. Our personalized imaging capabilities offer individualized messages to each recipient within a geographical area or demographic group for targeted marketing efforts.

Competition

        The school-related affinity products and services industry consists principally of four national manufacturers and a number of smaller regional and niche competitors. The four national competitors in the sale of yearbooks, class rings and scholastic products are Jostens, American Achievement Corporation, Herff Jones, Inc. and Walsworth Publishing Company. We believe that Jostens is the largest of the national competitors in yearbooks, class rings and graduation products based on the number of schools served. American Achievement and Herff Jones are the only other national manufacturers that sell each of these three product lines.

Scholastic

        Jostens' competition in class rings consists primarily of two national firms, Herff Jones and American Achievement (which market the Balfour and ArtCarved brands, respectively). Herff Jones distributes its products within schools, while American Achievement distributes its products through multiple distribution channels including schools, independent and chain jewelers and mass merchandisers. Jostens distributes its products primarily within schools. In the affiliation ring market, Jostens competes primarily with national manufacturers, consumer product and jewelry companies and a number of small regional competitors. Class rings sold through independent and chain jewelers and mass merchandisers are generally lower priced rings than class rings sold through schools. Customer service is particularly important in the sale of class rings because of the high degree of customization and the emphasis on timely delivery. In the marketing and sale of other graduation and scholastic products, Jostens competes primarily with American Achievement and Herff Jones as well as numerous local and regional competitors who offer products similar to Jostens and Neff competes primarily with a number of local and regional competitors. Each competes on the basis of service, on-time delivery, product quality, price and product offerings, with particular importance given to establishing a proven track record of timely delivery of quality products.

Yearbook

        In the sale of yearbooks, Jostens competes primarily with American Achievement (which markets under the Taylor Publishing brand), Herff Jones and Walsworth. Each competes on the basis of service, product customization and personalization, on-time delivery, print quality, price and product offerings. Customization and personalization capabilities, combined with technical assistance and customer service, are important factors in yearbook production.

Marketing and Publishing Services

        The Marketing and Publishing Services business competes primarily with Orlandi, Inc. and a number of smaller competitors in the fragrance and cosmetic sampling market. Our sampling system business also competes with numerous manufacturers of sampling products such as miniatures, vials, packets, sachets, blister packs and scratch and sniff products. Our direct mail products and services compete with numerous other marketing and advertising venues for marketing dollars customers allocate to various types of advertising, marketing and promotional efforts such as television and in-store promotions as well as other printed products produced by numerous national and regional printers. We compete primarily with Coral Graphics Services, Inc. and Phoenix Color Corporation in the sale of book covers and components.

Seasonality

        We experience seasonal fluctuations in our net sales tied primarily to the North American school year. We recorded approximately 40% of our annual net sales for our continuing operations fiscal 2006 during the second quarter of our fiscal year. Jostens generates a significant portion of its annual net sales in the second quarter. Deliveries of caps, gowns and diplomas for spring graduation ceremonies and spring deliveries of school yearbooks are the key drivers of Jostens' seasonality. The net sales of sampling and other direct mail and printed products have also historically reflected seasonal variations, and we expect these businesses to continue to generate a majority of their annual net sales during our third and fourth quarters. These seasonal variations are based on the timing of customers' advertising campaigns, which have traditionally been concentrated prior to the Christmas and spring holiday seasons. The seasonality of each of our businesses requires us to allocate our resources to manage our manufacturing capacity, which often operates at full or near full capacity during peak seasonal demands.

Raw Materials

        The principal raw materials that Jostens purchases are gold and other precious metals, paper and precious, semiprecious and synthetic stones. The cost of precious metals and precious, semiprecious and synthetic stones is affected by market volatility. To manage the risk associated with changes in the prices of precious metals, Jostens may from time to time enter into forward contracts to purchase gold, platinum and silver based upon the estimated ounces needed to satisfy projected customer demand. The price of gold has increased dramatically during the past year, and we expect the volatility in the price of gold to continue. These higher gold prices have impacted, and could further impact, our operating expenses as well as the level of spending by our customers. Jostens purchases substantially all precious, semiprecious and synthetic stones from a single supplier located in Germany whom we believe is also a supplier to Jostens' major class ring competitors in the United States.

        The principal raw materials purchased by the Marketing and Publishing Services business consist of paper, ink and adhesives. Paper costs generally flow through to the customer as paper is ordered for specific jobs. We do not take significant commodity risk on paper. Our sampling system business utilizes specific grades of paper and foil laminates, which are, respectively, purchased from a limited number of suppliers.

        Matters pertaining to our market risks are set forth above under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures about Market Risk."

Backlog

        Because of the nature of our business, all orders are generally filled within a few months from the time of placement. However, Jostens typically obtains contracts in the second quarter of one year for student yearbooks to be delivered in the second and third quarters of the subsequent year. Often the total revenue pertaining to a yearbook order is not established at the time of the order because the content of the book is not final. Subject to the foregoing qualifications, we estimate the backlog of orders, related primarily to our yearbook and scholastic businesses, was $393.6 and $370.7 million as of the end of 2006 and 2005, respectively. We expect most of the 2006 backlog to be confirmed and filled in 2007.

Environmental

        Our operations are subject to a wide variety of federal, state, local and foreign laws and regulations governing emissions to air, discharges to waters, the generation, handling, storage, transportation, treatment and disposal of hazardous substances and other materials, and employee health and safety matters. Compliance with such laws and regulations have become more stringent and, accordingly, more costly over time.

        As part of our environmental management program, we have been involved in environmental remediation on a property formerly owned and operated by Jostens for jewelry manufacturing. Although Jostens no longer owns the site, Jostens managed the remediation project, which began in 2000. As of March 31, 2007, Jostens had made payments totaling $8.1 million for remediation at this site. During 2001, Jostens received reimbursement from its insurance carrier in the amount of $2.7 million, net of legal costs. In July 2006, the State of Illinois Environmental Protection Agency

issued a "No Further Remediation" letter with respect to this site. Jostens has certain ongoing monitoring obligations. We do not expect the cost of such ongoing monitoring to be material. While Jostens may have an additional right of contribution or reimbursement under insurance policies, amounts recoverable from other entities with respect to a particular site are not considered until recoveries are deemed probable.

Intellectual Property

        Our businesses rely on a combination of patents, copyrights, trademarks, confidentiality and licensing agreements and unpatented proprietary know-how and trade secrets to establish and protect the intellectual property rights we employ in our businesses. We also have trademarks registered in the United States and in jurisdictions around the world. In particular, we have a number of registered patents in the United States and abroad covering certain of the proprietary processes and products used in our sampling systems and direct mail businesses and we have submitted patent applications for certain other manufacturing processes and products. However, many of our sampling system and direct mail manufacturing processes and products are not covered by any patent or patent application. As a result, our business may be adversely affected by competitors who independently develop equivalent or superior technologies, know-how, trade secrets or production methods or processes than those employed by us. We are involved in litigation from time to time in the course of our businesses to protect and enforce our intellectual property rights, and third parties from time to time may initiate litigation against us challenging our intellectual property rights or asserting that our businesses infringe or otherwise violate their intellectual property rights.

        Our company has ongoing research and development efforts and expects to seek additional intellectual property protection in the future covering results of its research. Pending patent applications filed by us may not result in patents being issued. Furthermore, the patents that we use in our sampling system and direct marketing businesses will expire over time. Similarly, patents now or hereafter owned by us may not afford protection against competitors with similar or superior technology. Our patents may be infringed upon, designed around by others, challenged by others or held to be invalid or unenforceable.

Employees

        As of March 31, 2007, we had approximately 6,312 full-time employees (excluding the 1,500 employees then employed at our discontinued operations). As of March 31, 2007, approximately 701 of Jostens' employees were represented under two collective bargaining agreements that expire in June and August of 2007, and approximately 322 employees from our Marketing and Publishing Services business were represented under three collective bargaining agreements. These collective bargaining agreements expire at various times between March 2008 and March 2012.

        We are negotiating a first collective bargaining agreement covering approximately 140 employees at our Pennsauken, New Jersey location, following an election at the facility that occurred in February 2007.

        We consider our relations with our employees to be satisfactory.

International Operations

        Our foreign sales from continuing operations are derived primarily from operations in Canada and Europe. Local taxation, import duties, fluctuation in currency exchange rates and restrictions on exportation of currencies are among risks attendant to foreign operations, but these risks are not considered significant with respect to our businesses.

Properties

        A summary of the physical properties we currently use follows:

Segment	Facility Location (1)		Approximate Sq. Ft.	Interest
Scholastic	Topeka, Kansas	(2)	236,000	Owned
	Laurens, South Carolina		98,000	Owned
	Shelbyville, Tennessee		87,000	Owned
	Unadilla, Georgia	(3)	83,000	Owned
	Greenville, Ohio	(3)	69,000	Owned
	Denton, Texas		56,000	Owned
	Attleboro, Massachusetts		52,000	Owned
	Burnsville, Minnesota		47,000	Leased
	Owatonna, Minnesota		30,000	Owned
	Marysville, Ohio	(3)	16,000	Leased
	Santiago, Dominican Republic	(3)	13,000	Leased
	Winnipeg, Manitoba		13,000	Leased
Jostens Yearbook	Winston-Salem, North Carolina		132,000	Owned
	Clarksville, Tennessee		105,000	Owned
	Visalia, California		96,000	Owned
	State College, Pennsylvania		66,000	Owned
	State College, Pennsylvania		10,900	Leased
Marketing and Publishing Services	Broadview, Illinois		212,000	Owned
	Dixon, Illinois		160,000	Owned
	Pennsauken, New Jersey		145,000	Owned	(4)
	Chattanooga, Tennessee		67,900	Owned
	Baltimore, Maryland		60,000	Leased
	Chattanooga, Tennessee		36,700	Owned
	Chattanooga, Tennessee		29,500	Owned
	New York, New York		12,000	Leased
	Paris, France		4,600	Leased

(1)
Excludes properties held for sale.

(2)
Also houses yearbook production.

(3)
Used in recently acquired Neff operations.

(4)
Includes approximately 31,600 square footage of a leased bindery facility.

        We also lease a number of warehouse facilities to support our production. We maintain Visant's executive office in leased space in Armonk, New York, and Jostens' executive office in leased space in Bloomington, Minnesota. In addition, we lease other sales and administrative office space. In management's opinion, all buildings, machinery and equipment are suitable for their purposes and are maintained on a basis consistent with sound operations. The extent of utilization of individual facilities varies significantly due to the seasonal nature of our business. In addition, certain of our properties are subject to a mortgage held by Visant's lenders under its senior secured credit facilities.

Legal Proceedings

        In communications with U.S. Customs and Border Protection ("Customs"), we learned of an alleged inaccuracy of the tariff classification for certain of Jostens' imports from Mexico. Jostens promptly filed with Customs a voluntary disclosure to limit its monetary exposure. The effect of these tariff classification errors is that back duties and fees (or "loss of revenue") may be owed on certain imports. Additionally, Customs may impose interest on the loss of revenue, if any is determined. A review of Jostens' import practices has revealed that during the relevant period, Jostens' merchandise qualified for duty-free tariff treatment under the North American Free Trade Agreement ("NAFTA"), in which case there should be no loss of revenue or interest payment owed to Customs. However, Customs' allegations indicate that Jostens committed a technical oversight in claiming the preferential tariff treatment. Through its prior disclosure to Customs, Jostens' addressed this technical oversight and asserted that the merchandise did in fact qualify for duty-free tariff treatment under NAFTA and that there is no associated loss of revenue. In a series of communications received from Customs in December 2006, Jostens received a pre-penalty notice that Customs is disputing the validity of Jostens prior disclosure and asserting a loss of revenue in the amount of $2.9 million for duties owed on entries made in 2002 and 2003 and in a separate communication was advised that Customs is contemplating a monetary penalty in the amount of approximately $5.8 million (two times the alleged loss of revenue). In order to obtain the benefits of the orderly continuation and conclusion of administrative proceedings, Jostens agreed to a two year waiver of the statute of limitations with respect to the entries made in 2002 and 2003 that otherwise would have expired at the end of 2007 and 2008, respectively. Jostens has elected to continue to address this matter by filing a petition in response to the pre-penalty notice. This petition was filed in January 2007 disputing Customs' claims and advancing its arguments to support that no loss of revenue or penalty should be issued against the Company, or in the alternative, that any penalty based on a purely technical violation should be reduced to a nominal fixed amount reflective of the nature of the violation. The penalty proceeding is in the early stages, and it is not clear what Customs' final position will be with respect to the alleged tariff classification errors or that Jostens will not be foreclosed under statute from making post-entry NAFTA claims for the subject imports. Jostens intends to continue to vigorously defend its position and has recorded no accrual for any potential liability. However, Jostens may not be successful in its defense, and the disposition of this matter may have a material effect on our business, financial condition and results of operations.

        We are also a party to other litigation arising in the normal course of business. We regularly analyze current information and, as necessary, provide accruals for probable liabilities on the eventual disposition of these matters. We do not believe the effect on our business, financial condition and results of operations, if any, for the disposition of these matters will be material.

MANAGEMENT

Directors and Executive Officers

        Set forth below are the names, ages, positions and business backgrounds of our executive officers and the directors of Visant as of May 25, 2007.

Name	Age	Position
Marc L. Reisch	51	Chairman, President and Chief Executive Officer, Holdings and Visant
Marie D. Hlavaty	43	Vice President, General Counsel and Secretary, Holdings and Visant
Paul B. Carousso	38	Vice President, Finance, Holdings and Visant
John C. Sorensen	45	Vice President, Treasurer, Holdings and Visant
Michael L. Bailey	51	President and Chief Executive Officer, Jostens Group
John Van Horn	66	Group President, Visant Marketing and Publishing Services and President, Chief Executive Officer, Arcade
John R. DePaul	50	Executive Vice President, Visant Marketing and Publishing Services
David F. Burgstahler	38	Director, Holdings and Visant
George M.C. Fisher	66	Director, Holdings and Visant
Alexander Navab	41	Director, Holdings and Visant
Tagar C. Olson	29	Director, Holdings and Visant
Charles P. Pieper	60	Director, Holdings and Visant

        Marc L. Reisch joined Holdings and Visant as Chairman, President and Chief Executive Officer upon the closing of the Transactions. Mr. Reisch had been a director of Jostens since November 2003. Immediately prior to joining Holdings and Visant, Mr. Reisch served as a Senior Advisor to KKR. Mr. Reisch was Chairman and Chief Executive Officer of Quebecor World North America between August 1999 and September 2002. Mr. Reisch has been the Chairman of the Board of Yellow Pages Income Fund since December 2002.

        Marie D. Hlavaty served as an advisor to our businesses since August 2004 and joined Holdings and Visant as Vice President, General Counsel and Secretary upon the consummation of the Transactions. Prior to joining Visant, Ms. Hlavaty was Of Counsel with Latham & Watkins LLP from January 2003 until June 2004. Ms. Hlavaty was Vice President, General Counsel and Secretary of Quebecor World Inc. between February 2001 and November 2002.

        Paul B. Carousso joined Holdings and Visant in October 2004 as Vice President, Finance. From April 2003 until October 2004, Mr. Carousso held the position of Executive Vice President, Chief Financial Officer, of Vestcom International, Inc., a digital printing company. Prior to holding his position at Vestcom, from August 1999 until September 2002, Mr. Carousso held various accounting and financial reporting positions at Quebecor World North America, last holding the position of Vice President, Controller.

        John C. Sorensen joined Visant Holding and Visant in September 2005 as Vice President, Treasurer. From November 2001 until August 2005, Mr. Sorensen held the position of Vice President, Treasurer with World Kitchen, Inc. (manufacturer and distributor of kitchenware products). World Kitchen filed for bankruptcy in 2002. Prior to that, Mr. Sorensen held a number of financial and treasury positions with U.S. Office Products Company (manufacturer and distributor of office supplies and furniture) from 1997 through October 2001, last holding the position of Vice President and Controller, N.A. Financial Operations.

        Michael L. Bailey joined Jostens in 1978. He has held a variety of leadership positions, including director of marketing, planning manager for manpower and sales, national product sales director, division manager for printing and publishing, printing operations manager and Senior Vice President—Jostens School Solutions. He was appointed as President in February 2003 and became Chief Executive Officer in July 2004.

        John Van Horn served as an advisor to our Arcade/Lehigh Direct businesses since September 2004 and joined us as Group President, Arcade/Lehigh Direct and President and Chief Executive Officer of Arcade upon the consummation of the Transactions. Mr. Van Horn currently serves as Group President of Visant Marketing and Publishing Services focusing on our direct marketing and sampling businesses. Prior to joining us, Mr. Van Horn held various positions at Quebecor World Inc. since August 1999, last serving as President, Catalog Market of Quebecor World North America.

        John R. DePaul joined The Lehigh Press, Inc. in 1979. He held a number of sales and operational positions with Lehigh. Following the acquisition of Lehigh by Von Hoffmann in October 2003, Mr. DePaul was appointed Senior Vice President—Educational Sales. Mr. DePaul assumed the position of Executive Vice President in March 2005, and had operational responsibility for the Jefferson City, MO and Pennsauken, NJ facilities prior to the sale of Von Hoffmann in addition to his educational sales duties. Mr. DePaul currently has sales and manufacturing responsibilities within the Marketing and Publishing Services segment focusing on our book cover and component businesses.

        David F. Burgstahler is a Partner of Avista Capital Partners, L.P., a leading private equity firm. Prior to joining Avista Capital Partners in 2005, Mr. Burgstahler was a Partner with DLJ Merchant Banking Partners, the private equity investment arm of CS. Mr. Burgstahler joined CS in 2000 when it merged with Donaldson, Lufkin & Jenrette. Mr. Burgstahler joined Donaldson, Lufkin & Jenrette in 1995. Mr. Burgstahler also serves on the board of Warner Chilcott Corporation, WideOpenWest Holdings, Inc. and Bioreliance Acquisition Corp.

        George M.C. Fisher is currently a senior advisor to KKR. Mr. Fisher is also the former Chairman of PanAmSat Corporation. Mr. Fisher currently serves as a director of Eli Lilly and Company and General Motors Corporation. Mr. Fisher served as Chairman of the Board of Eastman Kodak Company from December 1993 to December 2000 and was Chief Executive Officer from December 1993 to January 2000. Before joining Kodak, Mr. Fisher was Chairman of the Board and Chief Executive Officer of Motorola, Inc. Mr. Fisher is a past member of the boards of AT&T, American Express Company, Comcast Corporation, Delta Air Lines, Inc., Hughes Electronics Corporation, Minnesota Mining & Manufacturing, Brown University and The National Urban League, Inc. He was a member of The Business Council and is an elected fellow of the American Academy of Arts & Sciences and of the International Academy of Astronautics. Mr. Fisher was also an appointed member of the President's Advisory Council for Trade Policy and Negotiations from 1993 through 2002.

        Alexander Navab is a Member of KKR. He joined KKR in 1993 and oversees KKR's North American efforts in media and telecommunications. Mr. Navab serves on the Investment Committee, as well as the Operating Committee, of KKR. Prior to joining KKR, Mr. Navab was with James D. Wolfensohn Incorporated, where he was involved in merger and acquisition transactions as well as corporate finance advisory assignments. From 1987 to 1989, he was with Goldman, Sachs & Co. in the Investment Banking division. Mr. Navab is also a director of The Nielsen Company (formerly VNU Group BV).

        Tagar C. Olson is an Executive at KKR. Prior to joining KKR in 2002, Mr. Olson was with Evercore Partners Inc. since 1999, where he was involved in a number of private equity transactions and mergers and acquisitions. Mr. Olson is also a director of Capmark Financial Group Inc. and Masonite International Inc.

        Charles P. Pieper is an Operating Partner of DLJMBP and a Managing Director of CS. Prior to joining CS in 2004, Mr. Pieper held senior operating positions in both private industry and private equity, including being President and Chief Executive Officer of several General Electric Company businesses. He was self-employed from January 2003 to April 2004 as the head of Charles Pieper and Associates, an investment and advisory firm, and from March 1997 to December 2002, Mr. Pieper was Operating Partner of Clayton, Dubilier and Rice, a private equity investment firm. Mr. Pieper also previously served as Chairman and Acting CEO of Alliant Foodservice, Inc., Chairman of North American Van Lines and Vice Chairman of Dynatech. Mr. Pieper served as Chairman of the Board of U.S. Office Products Company from March 1998 to March 2001. From April 2000 to April 2002, Mr. Pieper served as Chairman of the Board of Fairchild Dornier Corp. and Chairman of the Supervisory Board of Fairchild Dornier GmbH; Fairchild Dornier filed for bankruptcy in 2002. He also serves as a director of Advanstar Holding Corp. and Grohe AG.

Our Board of Directors

        Our Board of Directors is currently comprised of six members. Each of the existing directors was appointed upon the consummation of the Transactions in October 2004, other than Mr. Fisher, who was appointed in November 2005. Under the Stockholders Agreement entered into in connection with the Transactions, KKR and DLJMBP III each has the right to designate four of Holdings' directors (currently three KKR and two DLJMBP III designees serve on our board) and our Chief Executive Officer and President, Marc Reisch, is Chairman. Our Board of Directors currently has three standing committees—an Audit Committee, a Compensation Committee and an Executive Committee. We expect the chairmanship of each of the Audit Committee and the Compensation Committee to rotate annually between a director designated by KKR and a director designated by DLJMBP III consistent with the terms of the Stockholders Agreement.

Audit Committee

        The primary duties of the Audit Committee include assisting the Board of Directors in its oversight of (1) the integrity of the Company's financial statements and financial reporting process; (2) the integrity of the Company's internal controls regarding finance, accounting and legal compliance; and (3) the independence and performance of the Company's independent auditor and internal audit function. The Audit Committee also reviews our critical accounting policies, our annual and quarterly reports on Form 10-K and Form 10-Q, and our earnings releases before they are published. The Audit Committee has sole authority to engage, evaluate and replace the independent auditor. The Audit Committee also has the authority to retain special legal, accounting and other consultants it deems necessary in the performance of its duties. The Audit Committee meets regularly with our management, independent auditors and internal auditors to discuss our internal controls and financial reporting process and also meets regularly with the Company's independent auditors and internal auditors in private.

        The current members of the Audit Committee are Messrs. Olson (Chairman) and Burgstahler. The Board of Directors has determined that each of the current members qualifies as an "audit committee financial expert" through their relevant work experience. Mr. Olson is an Executive with KKR and Mr. Burgstahler is a Partner of Avista Capital Partners, L.P. None of the members of the Audit Committee is considered "independent" as defined under the federal securities law.

Compensation Committee

        The primary duty of the Compensation Committee is to discharge the responsibilities of the Board of Directors relating to compensation practices and policies for the Company's executive officers and other key employees, as the Committee may determine, to ensure that management's interests are aligned with the interest of the Company's equity holders. The Committee also reviews and makes recommendations to the Board of Directors with respect to the Company's employee benefits plans, compensation and equity based plans and compensation of Directors. The current members of the Compensation Committee are Messrs. Burgstahler (Chairman), Navab, Olson and Pieper.

Executive Committee

        The current members of the Executive Committee are Messrs. Reisch, Navab and Pieper.

Code of Ethics

        We have a Code of Business Conduct and Ethics which was adopted to cover the entire Visant organization following the Transactions and which applies to all of our employees, including our Chief Executive Officer, Vice President, Finance and Corporate Controller, our Directors and independent sales representatives. We review our Code of Business Conduct and Ethics and amend it as necessary to be in compliance with current law. We require senior management employees and employees with a significant role in internal control over financial reporting to confirm compliance with the Code on an annual basis. Any changes to, or waiver (as defined under Item 5.05 of Form 8-K) from, our Code that applies to our Chief Executive Officer, Vice President, Finance or Corporate Controller will be posted on our website. A copy of the Code of Business Conduct and Ethics can be found on our website at http://www.visant.net.

Section 16(a) Beneficial Ownership Reporting Compliance

        Executive officers and directors of Visant are not subject to the reporting requirements of Section 16 of the Exchange Act.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

        This compensation discussion describes the material elements, policies and practices with respect to our principal executive officer, principal financial officer, and the other three most highly-compensated executive officers, which are collectively referred to as the named executive officers. This compensation discussion also describes the material elements of compensation awarded to, earned by, or paid to each of our named executive officers.

        We provide what we believe is a competitive total compensation package to our executive management team through a combination of base salary, an annual cash incentive plan, long-term equity incentives in the form of stock options and, in certain cases, restricted stock, retirement and other benefits and perquisites, and post-termination severance and acceleration of equity award vesting for named executive officers upon certain termination events and/or a change in control. Certain other post-termination benefits are provided to our Chief Executive Officer. Our other benefits and perquisites include life, disability, medical, dental and vision insurance benefits, a qualified 401(k) savings plan and other retirement benefits and include reimbursement for certain medical expenses and automobile payments. Our philosophy is to provide a total compensation package at a level that is commensurate with our size and provides incentive and rewards for sustained performance and growth.

Objectives of our Executive Compensation Program

        In General.    Our compensation programs are designed to achieve the following objectives:

  •
  attract, motivate, retain and reward talented and dedicated executives whose knowledge, skill and performance are critical to our success and long-term growth;

  •
  provide our executive officers with both cash and equity incentives to further the interests of us and our stockholders;

  •
  align rewards to measurable performance metrics; and

  •
  compensate our executives to manage our business to meet our long-range objectives.

        Compensation Process.    Our Compensation Committee reviews and approves all elements of compensation for our named executive officers. The Compensation Committee meets outside the presence of all of our executive officers, including the named executive officers, to consider appropriate compensation for our Chief Executive Officer, or CEO. For all other named executive officers, the Committee meets outside the presence of all executive officers except our CEO. Mr. Reisch annually reviews each other named executive officer's performance with the Compensation Committee and makes recommendations to the Compensation Committee, other than with respect to his own compensation. The Compensation Committee has from time to time reviewed market and industry data in setting compensation. We do not generally retain outside compensation consultants to review our executive compensation but may do so in the future.

Base Salary

        We provide the opportunity for our named executive officers and other executives to earn a competitive annual base salary in order to attract and retain an appropriate caliber of ability, experience and talent for the position, and to provide base compensation that is not subject to our performance risk. We establish the base salary for each executive officer based in part in consideration of competitive factors as well as individual factors, such as the individual's performance and experience and, to a certain extent, the pay of others on the executive team. When establishing the base salary of any executive officer, we have also considered business requirements for certain skills, individual experience and contributions, the roles and responsibilities of the executive, the potential impact the individual may make on our company now and in the future. We generally review base salaries for our named executive officers on an 18-month or longer cycle and increases are based on individual performance as well as the assumption of expanded duties, as applicable. The base salaries paid to our named executive officers are set forth below in the Summary Compensation Table.

        The salary of our CEO is set by our Compensation Committee, but in accordance with his employment agreement, will not be less than $850,000 during the term of his employment agreement and any renewal term. The Compensation Committee also approved increases in the annual base salary rate for 2007 for: Mr. Reisch, from $850,000 to $950,000, Mr. Bailey, from $500,000 to $550,000, Mr. Van Horn, from $370,000 to $400,000, and Mr. Carousso, from $240,000 to $260,000. This was the first increase for each of these persons since the time of the October 2004 Transactions.

Annual Performance-Based Cash Incentive Compensation

        General.    We provide the opportunity for our named executive officers and other key employees to earn an annual cash incentive award in order to further align our executives' compensation opportunity with our annual business and financial goals and the growth objectives of our stockholders, and to motivate our executives' annual performance. Our annual cash incentives generally link the compensation of participants directly to the accomplishment of specific business metrics, primarily the achievement of EBITDA targets, reflecting our emphasis on financial performance and stockholder return.

        Consolidated and business unit budgets which contain annual financial and strategic objectives are developed each year by management and reviewed by the Board of Directors with such changes that are deemed appropriate by the Board of Directors. The budgets set the basis for the annual incentive plan targets and stretch measures. The annual incentive compensation plan targets and other material terms by business unit are presented to the Compensation Committee for review and approval with such modifications deemed appropriate by the Compensation Committee.

        Award opportunity for the executive officers is expressed as a percentage of qualifying base salary, with an established percentage for payout based on meeting a target, and enhanced opportunity if certain stretch targets are met or to reward individual extraordinary performance or contribution, as determined by the Compensation Committee. For the last completed fiscal year, annual cash incentive opportunities for the named executive officers at target are summarized below:

	Target Annual Cash Incentive Award Opportunity
	% of Salary	Amount
Marc L. Reisch	100%	$850,000
Paul B. Carousso	50%	$120,000
Marie D. Hlavaty	55%	$179,120
Michael L. Bailey	70%	$350,000
John Van Horn	50%	$185,000

        Annual incentive compensation plan awards for our named executive officers and other executives are determined annually following the completion of the annual audit, based on our performance against the approved annual incentive compensation plan targets and taking into account individual performance and contribution. The annual incentive compensation plan award amounts of all executive officers, including the named executive officers, must be reviewed and approved by the Compensation Committee. Approved payments under the annual incentive plans are made not later than March 15th of the respective year.

        2006 Annual Incentive Compensation Plan Awards.    The actual annual incentive payments made to our named executive officers pursuant to our annual incentive compensation plan for the fiscal year ended December 30, 2006 are set forth below in the Summary Compensation Table. For the last completed fiscal year, substantially all of the annual incentive plan payments to the CEO and the other named executive officers were based on the achievement of consolidated or business unit EBITDA targets. There were no specific individual performance goals for 2006 incentive awards to the named executive officers, but the Compensation Committee, as applicable, took into account individual performance, particularly as pertained to contribution to extraordinary transactions and achievements in 2006 in evaluating payment at or above target. The Compensation Committee may exercise discretion in determining awards to account for extraordinary achievement and contribution. Under the annual incentive plans, the Compensation Committee may account for adjustments to performance goals and our reported financial results. These adjustments may exclude all or a portion of both the positive or negative effect of external non-recurring events that are outside the reasonable control of our executives, including, without limitation, natural disasters, regulatory changes in accounting or taxation standards. These adjustments may also exclude all or a portion of both the positive or negative effect of unusual or significant strategic events that are within the control of our executives but that are undertaken with an expectation of improving our long-term financial performance, such as restructurings, acquisitions or divestitures.

        Other.    Our Compensation Committee reserves the right to grant bonuses from time to time based on extraordinary achievements and contribution which result in measurable and appreciable return for us and our stockholders.

        Total Compensation Comparison.    For the last completed fiscal year, annual incentive award payments accounted for approximately 56% of total compensation (base salary and bonus) for our CEO and approximately 43% of total compensation (base salary and bonus) on average for our other named executive officers.

Long-Term Equity Incentives

        General.    We offer long-term incentive opportunity to our executives to promote long-term performance and tenure by participation in an equity incentive program, through grants of stock options and restricted stock. Other types of long-term equity incentive compensation may be considered in the future as our business strategy evolves. The equity incentive plan is designed to:

  •
  promote our long-term financial interests and growth by attracting and retaining management with the training, experience and ability to enable them to make a substantial contribution to the success of the business;

  •
  motivate management by means of growth-related incentives to achieve long range goals; and

  •
  further the alignment of interests of participants with those of our stockholders through opportunities for stock-based ownership of our company.

        Our Compensation Committee serves as the administrator of the equity incentive program, with the power and authority to administer, construe and interpret the equity plans, to make rules for carrying out the plans and to make changes in such rules, subject to such interpretations, rules and administration being consistent with the basic purpose of the plans. Subject to the general parameters of the plans, the Committee has the discretion to fix the terms and conditions of the grants. Equity is granted at fair market value as determined by the Compensation Committee after evaluation of a fair market valuation conducted by a third party expert on a periodic basis.

        Our named executive officers each made a personal investment in purchasing shares of the Class A Common Stock of Holdings in connection with the Transactions with his or her own personal funds (and in the case of Mr. Bailey, including the roll-over of certain existing equity in Holdings and the investment of a bonus paid to Mr. Bailey in connection with the Transaction). In turn, the level of award of option grants was made as a multiple of the respective level of investment. In consideration of his services in consummating the Transactions and in connection with entering into an employment agreement with the Company, Mr. Reisch also received at the consummation of the Transactions a grant of restricted stock as a further long-term incentive opportunity. No additional equity has been awarded to the named executive officers since their original investments, other than in the case of Mr. Van Horn, who was granted restricted stock in December 2006, none of which will vest until January 2009 (subject to accelerated vesting in the event of Mr. Van Horn's termination without cause or for good reason, upon a change in control or upon Mr. Van Horn's disability or death), in order to recognize and incentivize Mr. Van Horn's continued tenure, commitment and performance for us. Mr. Van Horn had not received options at the time of the Transaction in light of what was anticipated to be a more limited period of employment with us. The Compensation Committee reserves the right to issue additional equity to the named executive officers upon the recommendation of Mr. Reisch or the Board in consideration of extraordinary performance or achievement and subject to shares remaining available for grant under the 2004 Plan. See "—Equity Compensation".

        We do not have any program, plan or obligation that requires us to grant equity compensation on specified dates, however, to the extent that additional grants have been or will be made by us to other members of management we intend to limit grants to occur twice per year. We may also issue additional equity grants to new members of management who come into our employment in connection with the consummation of acquisitions by us. For compensation decisions regarding the grant of equity compensation, our Compensation Committee typically considers the recommendations from our Chief Executive Officer, taking into consideration the potential impact and contribution of the individual, retention considerations and the level of equity of members of management at a similar level.

        Stock Options.    Stock option awards provide our executive officers with the right to purchase shares of our Class A Common Stock at a fixed exercise price for a period of up to ten years from the option grant date under the 2004 Plan and are both "performance based" and "time based". Time based options vest on the passage of time and an executive's continued tenure with us. Performance based options vest on the achievement of annual EBITDA targets. The purpose of the performance based grant is to align management and stockholder interests as measured by EBITDA performance. Options are subject to certain change of control and post-termination of employment vesting and expiration provisions. Mr. Bailey and Mr. Reisch (who also served as a director of Jostens prior to the Transactions) also hold options under the 2003 Plan. See "—Equity Compensation" for a discussion of the change in control and other provisions related to stock options under the 2004 Plan and the 2003 Plan.

        Restricted Stock.    Restricted stock is also used by us in our long-term equity incentive program as part of our management development, succession, and retention planning process. Of our executives, only Messrs. Reisch and Van Horn have been granted restricted stock. The restricted stock is generally subject to the same rights and restrictions set forth in the management stockholders' agreement and sale participation agreement described under "—Equity Compensation", provided that Mr. Reisch's restricted stock is currently 100% vested and nonforfeitable even in the case of termination of employment.

Pension Benefits

        Each of our named executive officers currently participates in the Jostens qualified pension plan D and a non-qualified supplemental pension plan to compensate for Internal Revenue Service limitations. These benefits are provided as part of the regular retirement program available to our eligible employees. We also maintain individual non-contributory unfunded supplemental retirement plans (SERPs) for certain named executive officer participants. Under our employment agreement with Marc

L. Reisch, he is entitled to an additional supplemental retirement benefit. For more detailed information, see the narrative accompanying the "Pension Benefits" table.

Employment Agreement, Severance Benefits and Change in Control Provisions

        Employment Agreement with Marc Reisch.    Except with respect to our CEO, Marc L. Reisch, we do not have any employment agreements in effect with any of our named executive officers. In October 2004, we entered into an employment contract with Mr. Reisch with an initial term extending to December 31, 2009, with automatic one-year renewal terms thereafter. We are highly dependent on the efforts, relationships and skills of Mr. Reisch, a long-tenured industry executive and, accordingly, we entered into this agreement with Mr. Reisch to help ensure Mr. Reisch's availability to us during the term. The employment agreement provides for certain post-termination payments and benefits to Mr. Reisch which are described and quantified in the section entitled "—Termination, Severance and Change of Control Arrangements". We provided these arrangements under the agreement to attract and retain Mr. Reisch as our CEO and believe that the post-termination payments and benefits are reasonable and consistent with the provisions and benefit levels of other companies' chief executive officers and reflective of Mr. Reisch's value and performance to us. It is generally not our philosophy or practice to enter into employment agreements with our executives. Absent exigent competitive factors, we believe that our short and long-term compensation practices and opportunities are competitively attractive and favorably motivate our executives towards performance and continuity of service.

        Jostens Executive Severance Pay Plan.    Michael Bailey is covered under the Jostens' Executive Severance Pay Plan which was implemented in 1999 and last revised in 2003. The terms of the plan and potential payments to Mr. Bailey thereunder are discussed in "—Termination, Severance and Change of Control Arrangements—Executive Severance Pay Plan". None of the other named executive officers was placed under the Executive Severance Pay Plan and the plan, as an element of our compensation structure, is a historical plan adopted prior to the Transactions.

        Change in Control under Equity Incentive Plans.    Under the 2003 Plan, upon the occurrence of a "change in control", the unvested portion of any time option will immediately become vested and exercisable, and the vesting and exercisability of the unvested portion of any performance option may accelerate if certain performance measures have been achieved. Under the 2004 Plan, upon the occurrence of a "change in control", the unvested portion of any time option will immediately become vested and exercisable, and the vesting and exercisability of the unvested portion of any performance option may accelerate if relevant performance measures have been satisfied. Our equity incentive plans are discussed in "—Equity Compensation" and change in control payments under the plans are quantified in "—Termination, Severance and Change of Control Arrangements".

Executive Benefits

        We provide the opportunity for our named executive officers and other executives to receive certain general health and welfare benefits on terms consistent with other eligible employees. We also offer participation in our defined contribution 401(k) plan with a company match on terms consistent with other eligible employees. We provide certain perquisites to the named executive officers, including car allowance, medical stipend to apply to reimburse medical expenses, periodic physicals and extended coverage under long-term disability insurance, and in the case of certain of the named executive officers, financial planning and health club stipend. We provide these benefits to offer additional incentives for our executives and to remain competitive in the general marketplace for executive talent.

Stock Ownership Guidelines

        Stock ownership guidelines have not been implemented by the Compensation Committee for our executive officers. Our stock is not publicly traded and is subject to stockholders' agreements that limit a stockholder's ability to transfer his or her equity.

Regulatory Considerations

        We account for equity compensation paid to our employees under SFAS No. 123R, which we adopted effective January 1, 2006. SFAS No. 123R requires us to recognize compensation expense related to all equity awards based on the fair values of the awards at the grant date. Prior to our adoption of SFAS No. 123R, we used the minimum value method in our SFAS No. 123 pro forma disclosure and therefore applied the prospective transition method as of the effective date. Under the prospective transition method, we would recognize compensation expense for equity awards granted, modified and canceled subsequent to the date of adoption. As a result of the modification to stock options made in April 2004 in connection with the special dividend paid to all Class A common stockholders, all stock option awards previously accounted for under APB No. 25 are prospectively accounted for under SFAS No. 123R. Accordingly, no incremental compensation cost was recognized as a result of the modification. Please see Note 17, Stock-based Compensation, to our consolidated financial statements for additional information.

        The compensation cost to us of awarding equity is taken into account in considering awards under our equity incentive program. We have taken steps to structure and assure that our compensation program is applied in compliance with Section 409A of the Internal Revenue Code. Bonuses paid under our annual incentive plans are taxable at the time paid to our executives.

Tax Gross-Up

        Mr. Reisch's employment agreement provides for a tax gross-up payment in the event that any amounts or benefits due to him would be subject to excise taxes under Section 280G of the Internal Revenue Code of 1986, as amended, or the Code. For more detailed information on gross-ups for excise taxes payable to Mr. Reisch, see "—Termination, Severance and Change of Control Arrangements—Employment Agreement with Marc. L. Reisch—Gross-Up Payments for Excise Taxes".

Compensation Committee Interlocks and Insider Participation

        Our Compensation Committee is currently comprised of Messrs. Burgstahler (Chairman), Navab, Olson and Pieper, all of whom served on the committee in 2006. For a description of the transactions between us and entities affiliated with members of the Compensation Committee, see the transactions described in "Certain Relationships, Related Transactions and Director Independence".

Summary Compensation Table

        The following table presents compensation information for our fiscal year ended December 30, 2006 paid to or accrued to the named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonquali- fied Deferred Compensation Earnings ($)(3)	All Other Compensation ($)		Total ($)
Marc L. Reisch Chairman, President and Chief Executive Officer, Holdings and Visant	2006	$850,000	$—	$—		$—	$1,100,000	$231,500	$114,465	(4)	$2,295,965
Paul B. Carousso Vice President, Finance, Holdings and Visant	2006	$240,000	$—	$—		$—	$165,000	$18,870	$22,000	(5)	$445,870
Marie D. Hlavaty Vice President, General Counsel, Holdings and Visant	2006	$325,673	$—	$—		$—	$275,000	$38,105	$21,100	(6)	$659,878
Michael L. Bailey President and Chief Executive Officer, Jostens	2006	$500,000	$—	$—		$—	$453,566	$192,589	$27,525	(7)	$1,173,680
John Van Horn Group President, Arcade/Lehigh Direct and President and Chief Executive Officer, Arcade	2006	$370,000	$—	$6,582	(1)	$—	$250,000	$61,158	$25,700	(8)	$713,440

(1)
The amount represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year computed in accordance with FAS 123R. Please see Note 17 to our consolidated financial statements for a discussion of all assumptions used by us with respect to the valuation. The restricted stock award was made under our 2004 Plan, which is described under "—Equity Compensation".

(2)
The amounts represent earnings under the annual incentive compensation plan.

(3)
Reflects the aggregate change in actuarial present value of the named executive officer's accumulated benefit under our qualified, non-contributory pension plan, our unfunded supplemental retirement plan and our non-contributory unfunded supplemental pension plan and, in the case of Mr. Reisch, the supplemental retirement benefit provided for under his employment agreement. Please refer to the narrative descriptions of our pension plans under the Pension Benefits table. We currently have no deferred compensation plans.

(4)
Includes: $85,685 of premiums under a life insurance policy the premiums under which are paid by us under the terms of Mr. Reisch's employment agreement (the proceeds under the policy are payable to beneficiaries designated by Mr. Reisch); $8,800 representing regular employer matching contributions to our 401(k) plan; $13,680 representing a car allowance; and approximately $6,300 representing executive medical expenses reimbursed by us and cash credits offered to any employee who foregoes certain disability and life insurance benefits.

(5)
Includes: $8,800 representing regular employer matching contributions to our 401(k) plan; $10,200 representing a car allowance; and approximately $3,000 representing executive medical expenses reimbursed by us and cash credits offered to any employee who foregoes certain disability and life insurance benefits.

(6)
Includes: $8,800 representing regular employer matching contributions to our 401(k) plan; $10,000 representing a car allowance; and approximately $2,300 representing executive medical expenses reimbursable by us and cash credits offered to any employee who foregoes certain disability and life insurance benefits.

(7)
Includes: $8,800 representing regular employer matching contributions to our 401(k) plan; $10,825 representing a car allowance; and approximately $7,900 representing reimbursed financial planning, medical expenses, a health club stipend and cash credits offered to any employee who foregoes certain disability and life insurance benefits.

(8)
Includes: $8,800 representing regular employer matching contributions to our 401(k) plan; $12,000 representing a car allowance; and approximately $4,900 of cash credits offered to any employee who foregoes certain disability and life insurance benefits.

Grants of Plan-Based Awards

        The following table provides information with regard to each stock and option award granted to each named executive officer during 2006.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
					All Other Stock Awards: Numbers of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Marc L. Reisch	N/A	$—	$850,000	$—	—		$—
Paul B. Carousso	N/A	$—	$120,000	$—	—		$—
Marie D. Hlavaty	N/A	$—	$179,120	$—	—		$—
Michael L. Bailey	N/A	$—	$350,000	$—	—		$—
John Van Horn	12/15/2006	$—	$185,000	$—	3,000	(2)	$313,050

(1)
Reflects the target award amounts under our annual incentive compensation plan for our named executive officers. No awards are available below the target performance level. The actual non-equity incentive plan compensation amount earned by each named executive officer in 2006 is shown in the Summary Compensation Table above.

(2)
The stock will vest in one installment in January 2009 subject to Mr. Van Horn's continued service. The stock is subject to accelerated vesting in the event of certain termination of employment events, namely on Mr. Van Horn's death or disability, or upon a change in control. The award was made under our 2004 Plan, which is described under "—Equity Compensation" and the accelerated vesting provisions of the stock award are further described under "—Termination, Severance, and Change of Control Arrangements—Accelerated Vesting of Restricted Stock."

(3)
The amount in this column represents the grant date fair value computed in accordance with FAS 123R. The difference between the grant date fair value used for FAS123R and the grant date fair market value of the Class A Common Stock as established pursuant to the terms of the 2004 Plan and determined by a third party valuation is that the grant day fair value for purposes of FAS 123R is calculated in accordance with GAAP and the methodology to determine the fair market value under the 2004 Plan does not give effect to any premium for control or discount for minority interests or restrictions on transfer.

Equity Compensation

        The 2003 Stock Incentive Plan (the "2003 Plan") was approved by the Board of Directors and effective as of October 30, 2003. The 2003 Plan permits us to grant key employees and certain other persons stock options and stock awards and provides for a total of 288,023 shares of common stock for issuance of options and awards to employees of the Company and a total of 10,000 shares of common stock for issuance of options and awards to directors and other persons providing services to the Company. The maximum grant to any one person shall not exceed in the aggregate 70,400 shares. We do not currently intend to make any additional grants under the 2003 Plan. Option grants consist of "time options", which vest and become exercisable in annual installments over the first five years following the date of grant and/or "performance options", which vest and become exercisable over the first five years following the date of grant at varying levels based on the achievement of certain EBITDA targets, and in any event by the eighth anniversary of the date of grant. The performance vesting includes certain carryforward provisions if targets are not achieved in a particular fiscal year and performance in a subsequent fiscal year satisfies cumulative performance targets, subject to certain conditions. Upon the occurrence of a "change in control" (as defined in the 2003 Plan), the unvested portion of any time option will immediately become vested and exercisable, and the vesting and exercisability of the unvested portion of any performance option may accelerate depending on the timing of the change of control and return on the equity investment by DLJMBP III in the Company as provided under the 2003 Plan. A "change in control" under the 2003 Plan is defined as: (1) any person or other entity (other than any of Holdings' subsidiaries), including any "person" as defined in Section 13(d)(3) of the Exchange Act, other than certain of the DLJMBP funds or affiliated parties thereof becoming the beneficial owner, directly or indirectly, in a single transaction or a series of related transactions, by way of merger, consolidation or other business combination, of securities of Holdings representing more than 51% of the total combined voting power of all classes of capital stock of Holdings (or its successor) normally entitled to vote for the election of directors of Holdings or (2) the sale of all or substantially all of the property or assets of Holdings to any unaffiliated person or entity other than one of Holdings' subsidiaries is consummated. The Transactions did not constitute a change of control under the 2003 Plan. Options issued under the 2003 Plan expire on the tenth anniversary of the grant date. The shares underlying the options are subject to certain transfer and other restrictions set forth in that certain Stockholders Agreement dated July 29, 2003, by and among the Company and certain holders of the capital stock of the Company. Participants under the 2003 Plan also agree to certain restrictive covenants with respect to confidential information of the Company and non-competition in connection with their receipt of options.

        All outstanding options to purchase Holdings common stock continued following the closing of the Transactions. In connection with the Transactions, all outstanding options to purchase Von Hoffmann and Arcade common stock were cancelled and extinguished. Consideration paid in respect of the Von Hoffmann options was an amount equal to the difference between the per share merger consideration in the Transactions and the exercise price therefor. No consideration was paid in respect of the Arcade options.

        In connection with the closing of the Transactions, we established the 2004 Stock Option Plan, which permits us to grant key employees and certain other persons of the Company and its subsidiaries various equity-based awards, including stock options and restricted stock. The plan, currently known as the Third Amended and Restated 2004 Stock Option Plan for Key Employees of Visant Holding Corp. and Subsidiaries (the "2004 Plan"), provides for issuance of a total of 510,230 shares of Holdings Class A Common Stock. As of December 30, 2006, there were 54,686 shares available for grant under the 2004 Plan. Shares related to grants that are forfeited, terminated, cancelled or expire unexercised become available for new grants. Under his employment agreement, as described below, Mr. Marc L. Reisch, the Chairman of our Board of Directors and our Chief Executive Officer and President, received awards of stock options and restricted stock under the 2004 Plan. Additional members of management have also received grants under the 2004 Plan. Option grants consist of "time options", which vest and become exercisable in annual installments through 2009, and/or "performance options", which vest and become exercisable following the date of grant based upon the achievement of certain EBITDA and other performance targets, and in any event by the eighth anniversary of the date of grant. The performance vesting includes certain carryforward provisions if targets are not achieved in a particular fiscal year and performance in a subsequent fiscal year satisfies cumulative performance targets. Upon the occurrence of a "change in control" (as defined under the 2004 Plan), the unvested portion of any time option will immediately become vested and exercisable, and the vesting and exercisability of the unvested portion of any performance option may accelerate if certain EBITDA or other performance measures have been satisfied. A "change in control" under the 2004 Plan is defined as: (1) the sale (in one or a series of transactions) of all or substantially all of the assets of Holdings to an unaffiliated person; (2) a sale (in one transaction or a series of transactions) resulting in more than 50% of the voting stock of Holdings being held by an unaffiliated person; (3) a merger, consolidation, recapitalization or reorganization of Holdings with or into an unaffiliated person; if and only if any such event listed in (1) through (3) above results in the inability of the Sponsors, or any member or members of the Sponsors, to designate or elect a majority of the Board (or the board of directors of the resulting entity or its parent company). The option exercise period is determined at the time of grant of the option but may not extend beyond the end of the calendar year that is ten calendar years after the date the option is granted.

        All options, restricted shares and any common stock for which such equity awards are exercised or with respect to which restrictions lapse are governed by a management stockholder's agreement and a sale participation agreement, which together generally provide for the following:

  •
  transfer restrictions until the fifth anniversary of purchase, subject to certain exceptions;

  •
  a right of first refusal by Holdings at any time after the fifth anniversary of purchase but prior to a registered public offering of the Class A Common Stock meeting certain specified criteria;

  •
  in the event of termination of employment, call and put rights with respect to Holdings stock and outstanding and exercisable options;

  •
  "piggyback" registration rights on behalf of the members of management;

  •
  "tag-along" rights in connection with transfers by Fusion Acquisition LLC ("Fusion"), an entity controlled by investment funds affiliated with KKR, on behalf of the members of management and "drag-along" rights for Fusion and DLJMBP III; and

  •
  a confidentiality provision and noncompetition and nonsolicitation provisions that apply for two years following termination of employment.

Employment Agreements and Arrangements

        Employment agreement with Marc L. Reisch.    In connection with the Transactions, Holdings entered into a new employment agreement with Marc L. Reisch on the following terms, under which he serves as the Chairman of our Board of Directors (the "Board") and our Chief Executive Officer and President.

        Mr. Reisch's employment agreement has an initial term of five years and automatically extends for additional one-year periods at the end of the initial term and each renewal term, subject to earlier termination of his employment by either Mr. Reisch or by us pursuant to the terms of the agreement. Mr. Reisch's agreement provides for the payment of an annual base salary of not less than $850,000, subject to annual review and increase by our Board, plus an annual cash bonus opportunity between zero and 150% of annual base salary, with a target bonus of 100% of annual base salary (of which no less than 67% is to be based on certain EBITDA targets to be achieved). For 2007, Mr. Reisch will be entitled to receive an annual base salary of $950,000.

        Pursuant to the employment agreement, Mr. Reisch was paid a cash signing bonus of $600,000, the after-tax proceeds of which were reinvested as part of his initial equity participation. Pursuant to the agreement, Mr. Reisch invested $3,500,000 in cash to purchase Holdings Class A Common Stock, and we granted him an option to purchase 3.5 shares of Holdings Class A Common Stock for every one share of the $3,500,000 in value of Holdings Class A Common Stock initially purchased by him. Under his stock option agreement, we granted Mr. Reisch options to purchase a total of 127,466 shares of Holdings stock, consisting of options to purchase 56,449 shares subject to time-based vesting (the "time options") and options to purchase 71,017 shares subject to performance-based vesting (the "performance options"). The time options became vested and exercisable with respect to 9,104 of the shares on December 31, 2004. The time options, with respect to the remaining 47,345 shares, vest in five annual installments commencing on December 31, 2005 as to the following percentages: 25%, 25%, 25%, 15% and 10%. As of December 30, 2006, a total of 32,776 shares were vested under the time options. The performance options will vest on a cliff basis on December 31, 2012, subject to acceleration based on the achievement of certain EBITDA targets. As of December 30, 2006, a total of 35,508 shares were vested under the performance options. Additionally, under a restricted stock award agreement, we made a one-time grant of 10,405 shares of Holdings Class A Common Stock, which stock is 100% vested and nonforfeitable by Mr. Reisch, subject to the same rights and restrictions set forth in the management stockholder's agreement and the sale participation agreement described under "—Equity Compensation", other than Holdings' call rights in the event of termination of employment.

        The employment agreement also provides for the Company's payment of all premiums on a life insurance policy having a death benefit equal to $10.0 million that will be payable to such beneficiaries designated by Mr. Reisch. Mr. Reisch will be subject to noncompetition and nonsolicitation restrictions during the term of the employment agreement and for a period of two years following Mr. Reisch's termination of employment. The employment agreement also includes a provision relating to non-disclosure of confidential information. In addition, the agreement provides for a retirement benefit, described in the narrative following the Pension Benefits table below. The agreement allows for certain payments and benefits upon termination, death, disability and a change in control as described in "—Termination, Severance and Change of Control Arrangements-Employment Agreement with Marc L. Reisch."

        Employment arrangements with Michael L. Bailey.    Michael L. Bailey, who serves as an employee at will with Jostens under the terms of an offer letter, joined Jostens in 1978 and has held a variety of leadership positions, being elected by the Board of Directors of Jostens to serve as the Chief Executive Officer of Jostens effective as of July 20, 2004 in connection with the commencement of the Transactions. In exchange for his services, Mr. Bailey will be compensated at a base salary of $550,000 during 2007, a bonus based on targets as determined by the Compensation Committee of our Board of Directors and perquisites commensurate with his position and consistent with the Jostens' policies for perquisites for its chief executive officer and certain other officers. In the event that Mr. Bailey is terminated for cause, there is no provision for salary continuation past the date of termination. In the event that Mr. Bailey is terminated without cause, he is entitled to receive severance payments and other perquisites commensurate with his position pursuant to the Jostens Executive Severance Pay Plan, as in effect from time to time. The terms of the plan and potential payments to Mr. Bailey thereunder are discussed under "—Termination, Severance and Change of Control Arrangements—Executive Severance Pay Plan".

Outstanding Equity Awards at December 30, 2006

        The following table presents the outstanding equity awards held as of December 30, 2006 by each named executive officer.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(6)	Option Exercise Price ($)(7)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Marc L. Reisch	880	—		—	$30.09	1/17/2014	—		—		—	—
	68,285	23,673	(2)	35,508	$39.07	10/4/2014	—		—		—	—
Paul B. Carousso	4,683	1,872	(3)	2,810	$39.07	3/15/2015	—		—		—	—
Marie D. Hlavaty	9,365	3,746	(4)	5,619	$39.07	3/15/2015	—		—		—	—
Michael L. Bailey	9,387	—		—	$30.09	1/17/2014	—		—		—	—
	18,211	6,242	(5)	11,966	$39.07	12/31/2015	—		—		—	—
John Van Horn	—	—		—	—	—	3,000	(8)	$391,350	(9)	—	—

(1)
Represents options that remain unvested and unexercisable as of December 30, 2006, and which will vest based on the passage of time and the executive's continued service.

(2)
Vests with respect to 11,836 shares after the end of fiscal year 2007, 7,102 shares after the end of fiscal year 2008 and 4,735 shares after the end of fiscal year 2009.

(3)
Vests with respect to 937 shares after the end of fiscal year 2007, 562 shares after the end of fiscal year 2008 and 373 shares after the end of fiscal year 2009.

(4)
Vests with respect to 1,873 shares after the end of fiscal year 2007, 1,124 shares after the end of fiscal year 2008 and 749 shares after the end of fiscal year 2009.

(5)
Vests with respect to 3,122 shares after the end of fiscal year 2007, 1,873 shares after the end of fiscal year 2008 and 1,247 shares after the end of fiscal year 2009.

(6)
Represents options that remain unvested and unexercisable as of December 30, 2006 and which will vest based on certain annual performance measures being met.

(7)
There is no established public trading market for the Holdings Class A Common Stock and, therefore, the exercise prices listed in this column represent the fair market value of a share of the Holdings Class A Common Stock, as determined by the Compensation Committee of the Board of Directors, as of the grant date of the option (in each case the original option exercise price was adjusted in April 2006 in connection with the special dividend paid on Holdings Class A Common Stock).

(8)
The stock will vest in one installment on January 15, 2009, subject to Mr. Van Horn's continued service. The stock is subject to accelerated vesting in the event of certain termination of employment events, namely upon Mr. Van Horn's death or disability or upon a change in control, which is described under "—Termination, Severance and Change of Control Arrangements-Accelerated Vesting of Restricted Stock."

(9)
There is no established public trading market for the Holdings Class A Common Stock. For purposes of this table, the market value of shares that have not vested is calculated based on the fair market value of Holdings Class A Common Stock of $130.45 per share as of December 30, 2006, as determined by the Compensation Committee of the Board of Directors under the 2004 Plan.

Option Exercises and Stock Vested in 2006

        There were no stock options exercised or restricted stock awards which vested during 2006.

Pension Benefits

        The following table presents the present value of accumulated pension benefits as of December 30, 2006.

	Jostens Pension Plan(1)				Jostens ERISA Excess Plan				Supplemental Executive Retirement Plan (SERP)			Contractual Retirement Benefit
Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefits ($)(2)	Payments During Last Fiscal Year ($)	Number of Years Credited Service (#)		Present Value of Accumulated Benefits ($)(2)	Payments During Last Fiscal Year ($)	Number of Years Credited Service (#)	Present Value of Accumulated Benefits ($)(2)	Payments During Last Fiscal Year ($)	Number of Years Credited Service (#)	Present Value of Accumulated Benefits ($)(2)	Payments During Last Fiscal Year ($)
Marc L. Reisch	2.2		$25,525	$—	2.2		$161,320	$—	2.2	$197,433	$—	2.2	$53,713	$—
Paul B. Carousso	2.2		$11,268	$—	2.2		$5,066	$—	2.2	$25,048	$—	—	—	—
Marie D. Hlavaty	2.2		$17,031	$—	2.2		$17,599	$—	2.2	$50,173	$—	—	—	—
Michael L. Bailey	22.0	(3)	$259,935	$—	22.0	(3)	$887,852	$—	21.0	$1,064,752	$—	—	—	—
John Van Horn	2.2		$56,920	$—	2.2		$88,319	$—	2.2	$—	$—	—	—	—

(1)
Mr. Bailey is a grandfathered participant in Plan D based on his age and years of service with Jostens as of December 30, 2006 (see the explanation of the grandfathered benefit below). Messrs. Reisch, Carousso, Van Horn and Ms. Hlavaty participate in Plan D but not as grandfathered participants.

(2)
The present value of accumulated benefits is determined using the assumptions disclosed in Note 16, Benefit Plans, to our Consolidated Financial Statements.

(3)
Under the Jostens ERISA Excess Plan, Mr. Bailey has an additional credit under Plan D for 6.5 years of sales service to Jostens.

        Jostens maintains a tax-qualified, non-contributory pension plan, Pension Plan D ("Plan D"), which provides benefits for certain salaried employees. Jostens also maintains an unfunded supplemental retirement plan (the "Jostens ERISA Excess Plan") that gives additional credit for years of service as a Jostens' sales representative to those salespersons who were hired as employees of Jostens prior to October 1, 1991, calculating the benefits as if such years of service were credited under Plan D. Benefits specified in Plan D may exceed the level of benefits that may be paid from a tax-qualified plan under the Internal Revenue Code. The Jostens ERISA Excess Plan also pays benefits that would have been provided from Plan D but cannot because they exceed the level of benefits that may be paid from a tax-qualified plan under the Code.

        For Plan D and the Jostens ERISA Excess Plan:

  •
  Normal retirement age is 65 with at least five years of service, while early retirement is allowed at age 55 with at least ten years of service. Employees who retire prior to age 65 are subject to an early retirement factor adjustment based on their age at benefit commencement. The reduction is 7.8% for each year between ages 62 and 65 and 4.2% for each year between 55 and 62.

  •
  The vesting period is five years or attainment of age 65.

  •
  The formula to determine retirement income benefits prior to January 1, 2006 (the grandfathered benefit), was based on a participant's highest average annual cash compensation (W-2 earnings, excluding certain long term incentives and certain taxable allowances such as moving allowance) during any five consecutive calendar years, years of credited service (to a maximum of 35 years) and the Social Security covered compensation table in effect as of retirement. The grandfathered benefit formula is 0.85% of average annual salary up to Social Security covered compensation plus 1.50% of average annual salary in excess of Social Security covered compensation times years of benefit service (up to 35 maximum). Only those employees age 45 and over with more than 15 years of service as of December 31, 2005 are entitled to the grandfathered benefit.

  •
  Effective January 1, 2006, the formula to determine an employee's retirement income benefits for future service under the plan changed for employees under age 45 with less than 15 years of service as of December 31, 2005 (non-grandfathered participants). Benefits earned prior to January 1, 2006 are retained, only benefits earned for future years are calculated under the revised formula. The formula for benefits earned after January 1, 2006 for the non-grandfathered participants is based on 1 percent of a participant's cash compensation (W-2 compensation) for each year or partial year of benefit service beginning January 1, 2006.

  •
  For employees age 45 and over with 15 or more years of service as of December 31, 2005 (grandfathered participants), the formula to determine an employee's retirement income benefit is the greater of the formula in effect prior to 2006 or the combined pre and post 2006 benefit described in the immediately preceding paragraph.

  •
  The methods of payments upon retirement include, but are not limited to, life annuity, 50% or 100% joint and survivor annuity and life annuity with ten year certain.

  •
  There is a cap on the maximum annual salary that can be used to calculate the benefit accrual allowable under Plan D. Additional salary over the cap is used to calculate the accrued benefit under the Jostens ERISA Excess Plan. No more than $220,000 of salary could be recognized in 2006 under Plan D and this limitation will increase periodically as established by the IRS.

        We also maintain non-contributory unfunded supplemental pension plans (SERPs) for certain named executive officers. Participants who retire after age 60 with at least seven full calendar years of service as an executive officer (as defined under the SERP) are eligible for a benefit equal to 1% of final base salary in effect at age 60 for each full calendar year of service, up to a maximum of 30 years. The result of the calculation is divided by 12 to arrive at a monthly benefit payment. Only service after age 30 is recognized under the SERP. The calculation of benefits is frozen at the levels reached at age 60. If the employee's employment is terminated for any reason other than death or total disability after reaching age 55 and completing seven years of service as an executive officer, but before reaching age 60, the employee shall be entitled to an early retirement benefit in equal monthly installments equal to 1% of the employee's base salary in effect at termination, multiplied by the employee's years of service. In the event of a change in control, a participant is deemed to have completed at least seven years of service as an executive officer. Also under the SERP, if an employee dies at any time before satisfying the age and service requirements for receiving a benefit under the SERP, the employee's beneficiary will receive a lump sum payment equal to twice the employee's base salary in effect at the time of death or earlier if there was a termination due to total disability (as defined in the SERP). If an employee has completed seven years of service and is terminated by reason of total disability prior to reaching age 55, the period of the employee's total disability will count as years of services until that employee attains age 55 (unless the employee recovers from the disability). There are certain restrictive covenant provisions given under the SERPs. Under the SERPs, "a change in control" is defined as any of the following:

  •
  the sale, lease, exchange or other transfer, directly or indirectly, of all or substantially all of the assets of the participant's employer, in one transaction or in a series of related transactions;

  •
  the approval by the stockholders of any plan or proposal for the liquidation or dissolution;

  •
  any person is or becomes the beneficial owner, directly or indirectly, of (1) 20% or more, but not more than 50%, of the combined voting power of the employer's outstanding securities ordinarily having the right to vote at elections of directors, unless the transaction resulting in such ownership has been approved in advance by the continuing directors, or (2) more than 50% of the combined voting power of the employer's outstanding securities ordinarily having the right to vote at elections of directors;

  •
  a merger or consolidation to which the employer is a party if the stockholders of the employer immediately prior to the effective date of such merger or consolidation have, solely on account of ownership of securities of the employer at such time, beneficial ownership immediately following the effective date of such merger or consolidation of securities of the surviving corporation representing (1) 50% or more, but not more than 80%, of the combined voting power of the surviving corporation's then outstanding securities ordinarily having the right to vote at elections of directors, unless such merger or consolidation has been approved in advance by the continuing directors, or (2) less than 50% of the combined voting power of the surviving corporation's then outstanding securities ordinarily having the right to vote at elections of directors; or

  •
  the continuity directors cease for any reason to constitute at least a majority of the board of directors.

        For purposes of the SERPs, the named executive officer's "employer" is Holdings, other than Mr. Bailey, for which it is Jostens, Inc.

        Under the terms of our employment agreement with Marc L. Reisch, if Mr. Reisch's employment terminates for any reason after December 31, 2009, he is entitled to a retirement benefit supplemental to those benefits payable under our qualified and nonqualified retirement plans, which constitutes an annual lifetime retirement benefit commencing on the later of the date of his employment termination for any reason or the date he achieves age 60. The benefit is equal to, generally, 10% of the average of Mr. Reisch's (1) base salary and (2) annual bonuses payable over the five fiscal years ended prior to his termination, plus 2% of such average compensation (prorated for any partial years) earned for each additional year of service accruing after December 31, 2009, less benefits paid under the other retirement plans. The vesting of this benefit would accelerate upon a "change in control" of the Company, upon Mr. Reisch's death or disability, or after the third anniversary of October 4, 2004, upon termination of Mr. Reisch's employment by us without cause, or by his resignation for good reason (including if we do not renew the employment agreement). Also, under the employment agreement, at such time as Mr. Reisch vests in the foregoing retirement benefit, Mr. Reisch and his eligible dependents will be eligible for welfare benefits which are equivalent to the then current programs offered to active salaried employees. Coverage ends after the earlier of age 65 or the date on which he becomes eligible for comparable coverage from a subsequent employer, and in the case Mr. Reisch has vested in the retirement benefit explained above or on account of his death, his then spouse is entitled to receive the post-retirement medical benefits until the date on which Mr. Reisch would, but for his death, have attained age 65.

        Under the agreement, a "change in control" means:

  •
  the sale of all or substantially all of our assets other than to KKR or DLJMBP III or any of their affiliates;

  •
  a sale by KKR and DLJMBP III or their affiliates resulting in more than 50% of the voting stock of the Company being held by a "person" or "group" (as such terms are used in the Exchange Act) that does not include KKR or DLJMBP III or their affiliates, if the sale results in the inability of KKR and DLJMBP III and certain of their affiliates to elect a majority of the members of our board of directors or the board of directors of the resulting entity; or

  •
  a merger or consolidation of us into another person which is not an affiliate of either of KKR and DLJMBP III, if the merger or consolidation results in the inability of KKR or DLJMBP III and certain of their affiliates to elect a majority of the members of our board of directors or the board of directors of the resulting entity.

Nonqualified Deferred Compensation

        None of the named executive officers receives any nonqualified deferred compensation.

Director Compensation

        Other than George M.C. Fisher, our non-employee directors did not receive any cash compensation for their service as our directors in 2006. We do, however, reimburse our non-employee directors for their reasonable out-of-pocket expenses incurred in connection with attendance at Board and Board committee meetings. The following table provides information regarding all compensation that our directors earned during 2006 for services as non-executive directors in 2006.

Director Compensation
Name	Fees Earned or Paid in Cash ($)		Option Awards(3) ($)	All Other Compensation ($)
David F. Burgstahler	$—		$—	$—
Thompson Dean(1)	$—		$—	$—
George M.C. Fisher	$50,000	(2)	$—	$—
Alexander Navab	$—		$—	$—
Tagar C. Olsen	$—		$—	$—
Charles P. Pieper	$—		$—	$—

(1)
Mr. Dean resigned from our Board effective January 16, 2007. In connection with his resignation, Mr. Dean's unvested options were cancelled in accordance with their terms.

(2)
Mr. Fisher receives an annual fee of $50,000, in cash, for serving on our Board. Mr. Fisher's services as a director, as opposed to that of our other non-executive directors, are not incidental to his employment by our Sponsors.

(3)
As of December 30, 2006, each director had options to purchase 3,122 shares of Holdings' Class A Common Stock outstanding. The options granted to our directors were vested and exercisable as to the following number of shares of Holdings' Class A Common Stock: each of Messrs. Burgstahler, Dean, Navab, Olson and Pieper—2,081 shares; and Mr. Fisher—1,041 shares, as of December 30, 2006. Also, Mr. Joseph Bae, who served as a director until November 2005, has a vested option for 1,041 shares of Holdings' Class A Common Stock.

        Under the 2004 Plan, our directors are eligible to receive stock option grants at the discretion of the Compensation Committee. On March 18, 2005, in consideration of their service as directors, we granted to each of our non-executive directors at the time, options to purchase 3,122 shares of the Class A Common Stock of Holdings. These options vest over three years, with one-third vesting as of the last day of each of fiscal years 2005, 2006 and 2007, subject to becoming immediately exercisable as to 100% of the shares subject to the options immediately prior to a change in control (as defined in the 2004 Plan). The options expire following the tenth anniversary of the grant date. The options are not exercisable as to any additional shares following the termination of the service of the director for any reason, and any portion of the option which is unexercisable as of such date is terminated and cancelled without payment therefor. These options are generally subject to the other terms of the equity incentive program applicable to other participants, including certain restrictions on transfer and sale. These options were granted at fair market value of $96.10401 per share (as determined by the Compensation Committee) on the grant date (the exercise price was reduced in connection with the dividend paid by Holdings to its stockholders on April 4, 2006, to $39.07 per share). Mr. Fisher was granted options to purchase 3,122 shares of Holdings' Class A Common Stock upon becoming a director as of November 2, 2005. Mr. Fisher's options vest over three years, with one-third vesting as of the first, second and third anniversaries of the grant date. These options were granted at a fair market value of $96.10401 per share (as determined by the Compensation Committee) on the grant date (the exercise price was reduced in connection with the dividend paid by Holdings to its stockholders on April 4, 2006, to $39.07 per share). The terms of Mr. Fisher's options are otherwise the same as the other directors' options. Mr. Fisher was also given the opportunity to make an equity investment in Holdings upon becoming a director. Mr. Fisher purchased 3,122 shares of Holdings' Class A Common Stock at a price of $96.10401 per share. These shares are subject to the terms of a stockholders' agreement and sale participation agreement substantially the same as with equity participants. These shares are currently held by the JBW Irrevocable Trust over which Mr. Fisher exercises no investment or voting control.

Termination, Severance and Change of Control Arrangements

Employment Agreement with Marc L. Reisch

        Termination by us for cause or by Mr. Reisch without good reason.    Under the employment agreement between us and Mr. Reisch, termination for "cause" requires the affirmative vote of two-thirds of the members of our Board (or such higher percentage or procedures required under the 2004 Stockholders Agreement) and may be based on any of the following:

  •
  Mr. Reisch's willful and continued failure to perform his material duties which continues beyond ten days after a written demand for substantial performance is delivered to Mr. Reisch by us;

  •
  the willful or intentional engaging in conduct that causes material and demonstrable injury, monetarily or otherwise, to us or KKR and DLJMBP III or their affiliates;

  •
  the commission of a crime constituting a felony under the laws of the United States or any state thereof or a misdemeanor involving moral turpitude; or

  •
  a material breach by Mr. Reisch of the employment agreement, the management stockholder's agreement, the sale participation agreement, or the stock option agreement or restricted stock award agreement entered into in connection with the employment agreement, including, engaging in any action in breach of restrictive covenants contained in the employment agreement, which continues beyond ten days after a written demand to cure the breach is delivered by us to Mr. Reisch (to the extent that, in our Board's reasonable judgment, the breach can be cured).

        Under the employment agreement between us and Mr. Reisch, Mr. Reisch is required to provide 60 days advance written notice of any termination of his employment by him for good reason. "Good reason" means:

  •
  a reduction in Mr. Reisch's rate of base salary or annual incentive compensation opportunity (other than a general reduction in base salary or annual incentive compensation opportunities that affect all members of our senior management equally, which general reduction will only be implemented by our Board after consultation with Mr. Reisch);

  •
  a material reduction in Mr. Reisch's duties and responsibilities, an adverse change in Mr. Reisch's titles of chairman and chief executive officer or the assignment to Mr. Reisch of duties or responsibilities materially inconsistent with such titles; however, none of the foregoing will be deemed to occur by virtue of the removal of Mr. Reisch from the position of chairman of the board following the completion of a public offering of the Holdings Class A Common Stock meeting certain specified criteria; or

  •
  a transfer of Mr. Reisch's primary workplace by more than 50 miles outside of Armonk, New York.

        If Mr. Reisch's employment were terminated by us for cause or by Mr. Reisch without good reason, he would be entitled to receive a lump sum payment, which includes the amount of any earned but unpaid base salary, earned but unpaid annual bonus for a previously completed fiscal year, and accrued and unpaid vacation pay as well as reimbursement for any unreimbursed business expenses, all as of the date of termination. In addition, Mr. Reisch would receive the supplemental retirement benefit described in the narrative following the Pension Benefits table (if termination occurs after December 31, 2009) and the transfer of the life insurance policy described under "—Employment Agreements and Arrangements—Employment Agreement with Marc L. Reisch" such that Mr. Reisch may assume the policy at his own expense. Also, Mr. Reisch would receive any employee benefits that he may be entitled to under the applicable welfare benefit plans, fringe benefit plans and qualified and nonqualified retirement plans then in effect upon termination of employment.

        Termination by us without Cause or by Mr. Reisch for Good Reason.    The employment agreement also provides that if Mr. Reisch is terminated by us without Cause (which includes our nonrenewal of the agreement for any additional one-year period, as described above but excludes death or disability) or if he resigns for Good Reason, he will be entitled to receive, in addition to the amounts and benefits described above in connection with a termination by us for cause or by Mr. Reisch without good reason:

  •
  (1) a lump sum payment equal to the prorated bonus for the year of termination, and (2) an amount equal to two times the sum of (a) Mr. Reisch's then annual base salary plus (b) his target bonus for the year of termination, payable in 24 equal monthly installments; and

  •
  continued participation in welfare benefit plans until the earlier of two years after the date of termination or the date that Mr. Reisch becomes covered by a similar plan maintained by any subsequent employer, or cash in an amount that allows him to purchase equivalent coverage for the same period.

        Disability or Death.    In the event that Mr. Reisch's employment is terminated due to his death or disability (defined in the employment agreement as being unable to perform his duties due to physical or mental incapacity for six consecutive months or nine months in any consecutive 18 month period), Mr. Reisch (or his estate, as the case may be) will be entitled to receive, in addition to the amounts described above in connection with a termination by us for cause or by Mr. Reisch without good reason, a lump sum payment equal to the prorated portion of the annual bonus Mr. Reisch would have been entitled to receive for the year of termination.

        Supplemental Retirement Benefit.    The vesting of the supplemental retirement benefit granted to Mr. Reisch under his employment agreement upon certain change in control, termination or resignation events is described under "—Employment Agreements and Arrangements—Employment Agreement with Marc L. Reisch".

        Additional Post-Termination Medical Benefits.    At the time the supplemental retirement benefit described above vests, Mr. Reisch and his dependents would be provided with medical benefits, on the same terms as would have applied had Mr. Reisch continued to be employed by us, until the earlier of (1) the date on which Mr. Reisch attains age 65 or (2) Mr. Reisch becomes eligible to receive comparable coverage from a subsequent employer. If vesting in the supplemental retirement benefit were to occur on account of death, then Mr. Reisch's then-spouse would be entitled to receive the post-retirement medical benefits until the date on which Mr. Reisch would, but for his death, have attained age 65.

        Gross-Up Payments for Excise Taxes.    Under the terms of the employment agreement, if it is determined that any payment, benefit or distribution to or for the benefit of Mr. Reisch would be subject to the excise tax imposed by Section 4999 of the Code by reason of being "contingent on a change in ownership or control" of his employer within the meaning of Section 280G of the Code, or any interest or penalties are incurred by Mr. Reisch with respect to the excise tax, then Mr. Reisch would be entitled to receive an additional payment or payments, or a "gross-up payment". The gross-up payment would be equal to an amount such that after payment by Mr. Reisch of all taxes (including any interest or penalties imposed relating to such taxes), Mr. Reisch would retain an amount equal to the excise tax (including any interest and penalties) imposed.

        Acceleration of Options Upon Change in Control.    In the event of a change in control of the Company, the vesting of Mr. Reisch's time options will accelerate in full and the vesting of his performance options may accelerate if specified performance targets have been achieved.

        Post-termination Payments.    The information below is provided to disclose hypothetical payments to Marc L. Reisch under various termination scenarios, assuming, in each situation, that Mr. Reisch was terminated on December 30, 2006 (and excluding any amounts accrued as of the date of termination).

	Post-Termination Payments Marc L. Reisch
	Voluntary termination Without Good Reason or Involuntary Termination for Cause ($)		Voluntary Termination With Good Reason or Involuntary Termination Without Cause ($)		Termination in Connection with a Change in Control ($)(9)		Disability ($)		Death ($)
Severance	—		$3,400,000	(5)	$3,400,000	(5)	—		—
Annual Incentive	—		$850,000	(6)	$850,000	(6)	$850,000	(6)	$850,000	(6)
Stock Options		(3)		(7)	$5,407,960	(10)		(11)		(11)
Incremental Pension Benefits(1)	—		$—		$—		$131,090		$1,262,009	(12)
Continuation of Welfare Benefits	—		$21,216	(8)	$21,216	(8)	—		—
Additional Post-Termination Medical Benefits(2)	—		—		$61,376		$61,376		$39,598
Insurance		(4)		(4)		(4)		(4)		(4)

(1)
Represents the net increase in the actuarial present value of accumulated benefits under Plan D, the Jostens Excess ERISA Plan, the SERP and the additional supplemental retirement benefit under the employment agreement with Mr. Reisch over the aggregate actuarial present value of accumulated benefits reported in the Pension Benefits table (determined using the assumptions disclosed in Note 16, Benefit Plans, to our Consolidated Financial Statements).

(2)
Represents the present value of the additional post-termination medical benefits under Mr. Reisch's employment agreement, determined using the assumptions disclosed in Note 16, Benefit Plans, to our Consolidated Financial Statements.

(3)
No additional options would be vested as of termination. Vested options will terminate without payment.

(4)
Assumes the $10 million life insurance policy is transferred to Mr. Reisch, future premiums to be paid by Mr. Reisch.

(5)
Total amount equals two times the sum of Mr. Reisch's annual base salary as of December 30, 2006 plus his target bonus for the year of termination, payable in 24 equal monthly installments.

(6)
Payable as a lump sum.

(7)
No additional options would be vested as of termination; vested options will be subject to call and repurchase by us, at our option, at the excess of fair market value of Holdings Class A Common Stock over the exercise price.

(8)
Mr. Reisch's employment agreement requires that we continue his welfare benefits for 24 months unless he becomes eligible for coverage under comparable benefit plans from any subsequent employer. The table reflects the 2007 monthly premium payable by us for medical, dental and vision benefits in which Mr. Reisch and his dependents participated at December 30, 2006, multiplied by 24 months.

(9)
Mr. Reisch would be entitled to an additional payment (a gross-up) in the event it shall be determined that any payment, benefit or distribution (or combination thereof) by us for his benefit (whether paid or payable or distributed or distributable pursuant to the terms of our employment agreement with Mr. Reisch, or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, restricted stock, or the lapse or termination of any restriction on the vesting or exercisability of any of the foregoing) would be subject to the excise tax imposed by Section 4999 of the Code by reason of being "contingent on a change in ownership or control" of us, within the meaning of Section 280G of the Code or any interest or penalties are incurred by Mr. Reisch with respect to the excise tax.

  The payment would be in an amount such that after payment by Mr. Reisch of all taxes (including any interest or penalties imposed with respect to those taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the excise tax imposed upon the gross-up available to cause the imposition of such taxes to be avoided. Mr. Reisch retains an amount equal to the excise tax (including any interest and penalties) imposed. However, there may be certain statutory exemptions based on our being a privately held Company that would avoid the imposition of the excise tax.

(10)
Value calculated is the gain based on $130.45 per share (the fair market value of a share of Holdings Class A Common Stock, as determined by the Compensation Committee of the Board of Directors, as of December 30, 2006) net of exercise prices. Assumes accelerated vesting of all performance options.

(11)
No additional options would be vested as of termination for death or disability, vested options will be subject to call and repurchase by us, at our option, at the excess of fair market value of Holdings Class A Common Stock over exercise price, or at the option of Mr. Reisch or his estate, subject to put to us at the same spread.

(12)
The SERP provides a pre-retirement death benefit such that if an employee dies at any time before satisfying the age and service requirements for receiving a pension benefit, the employee's beneficiary will receive a lump sum payment equal to twice the employee's base salary in effect at the time of death.

Executive Severance Pay Plan

        In 1999, Jostens implemented the Jostens' Executive Severance Pay Plan, which was amended effective February 2003 and entitled the Jostens, Inc. Executive Severance Pay Plan—2003 Revision (the "Executive Severance Plan"). The plan is unfunded. The primary purpose of the Executive Severance Plan is to provide severance benefits for the chief executive officer of Jostens and other executive members of Jostens management as expressly identified under the Executive Severance Plan, whose employment is terminated pursuant to a qualifying termination or resignation, which includes (1) termination of employment by Jostens other than for poor or unsatisfactory job performance or misconduct, (2) a termination of employment by the employee due to a material reduction in title, duties or responsibilities, a reduction in base pay, a change in office more than 30 miles form the employee's prior location, or the failure to obtain the assent of any successor to the Executive Severance Plan to or for the period required by the terms of the plan. A qualifying termination does not include termination of employment by reason of death, retirement, the employee's acceptance of another position with Jostens or if the employee becomes an employee of an acquirer of Jostens. To be eligible for benefits under the Executive Severance Plan, the employee must execute a release of claims against Jostens (unless Jostens elects otherwise). Eligibility for continuation of payments and benefits under the Executive Severance Plan is also subject to participants complying with certain confidentiality provisions and other restrictive covenants during the severance period.

        An eligible employee will receive a cash severance benefit in an aggregate amount equal to nine months to 30 months of the participant's base salary, based on the employee's position with Jostens, with the chief executive officer being eligible for the highest amount. The cash amount is paid periodically on the same basis as the employee's base pay had been paid. Participants under the Executive Severance Plan are also eligible to receive a pro-rated portion of the annual incentive award to which they would have otherwise earned based on the period of time during the year in which they were employed, provided that the participant's termination date is after the fourth month of the fiscal year in which the termination event occurs. The pro-rated annual incentive award is payable at the same time it would have been paid had the employee remained in the employ of Jostens. Subject to compliance with applicable law, Jostens reserves the right under the Executive Severance Plan to pay any of the cash amounts in a lump sum payment.

        In addition, during the period of time over which the participant receives his or her continued payment of base salary, participants are eligible to receive reimbursement for COBRA premiums under Jostens' group medical, dental, vision and life plans, for the amount in excess of the premiums paid by similarly situated active employees. The Executive Severance Plan also provides for a tax gross-up payment if a participant incurs a tax liability in connection with the COBRA reimbursement benefit. Also, participants are eligible for continuation of their perquisites during the period of time over which the participant receives his or her continued payment of base salary. The plan provides, however, that if the employee becomes otherwise engaged or employed during the severance period that payments and benefits are subject to reduction or termination. The payments and benefits are also subject to suspension in the event of a violation of the restrictive covenants.

        Mr. Bailey is the only named executive officer that is eligible to participate in the Executive Severance Plan. If Mr. Bailey's employment had been terminated on December 30, 2006 due to qualifying termination or resignation, he would have been entitled to the following under the Executive Severance Plan:

  •
  an aggregate cash severance amount of $1,250,000, payable periodically on the same basis as his base pay had been paid;

  •
  his full annual incentive award for 2006 equal to $350,000 (assuming payment at target);

  •
  the aggregate amount of the reimbursement relating to Jostens' group medical, dental, vision and life insurance plans, estimated to be $38,559, assuming the monthly premium is the same as the 2007 monthly premium for such coverage throughout the benefit continuation period of 30 months; and

  •
  the estimated cost of $41,690 for continuing Mr. Bailey's perquisites for the 30 month severance period, assuming the cost for such perquisites remains the same as applicable on December 30, 2006.

Additional Pension Plan Benefits

        The information below is provided to disclose hypothetical payments to Messrs. Carousso and Bailey and Ms. Hlavaty under various termination scenarios, assuming, in each situation, that each named executive officer was terminated on December 30, 2006. The information for Mr. Reisch is set forth in the table entitled "Post-Termination Payments—Marc L. Reisch".

	Voluntary or Involuntary Termination		Disability(2)	Death(2)
Paul B. Carousso	$—		$37,334	$438,618
Marie D. Hlavaty	$—		$71,534	$575,197
Michael L. Bailey	$56,029	(1)	$2,280,044	$—

(1)
Represents the increase in the actuarial present value of accumulated benefits under Plan D and the Jostens Excess ERISA Plan over the aggregate actuarial present value of accumulated benefits reported in the Pension Benefits table due to the value of early retirement subsidies (determined using the assumptions disclosed in Note 16, Benefit Plans, to our Consolidated Financial Statements).

(2)
Represents the net increase in the actuarial present value of accumulated benefits under Plan D, the Jostens Excess ERISA Plan and the SERP over the aggregate actuarial present value of accumulated benefits reported in the Pension Benefits table (determined using the assumptions disclosed in Note 16, Benefit Plans, to our consolidated financial statements).

Accelerated Vesting of Restricted Stock

        John Van Horn holds 3,000 shares of restricted stock that would vest upon a termination by us without cause, a termination by Mr. Van Horn with good reason, upon a change in control (as defined under the 2004 Plan) or upon Mr. Van Horn's disability or death. As of December 30, 2006, none of the shares of restricted stock was vested. If one of the foregoing events had occurred on December 30, 2006, Mr. Van Horn would have become fully vested in the stock with a value of $391,350, based on the fair market value of the stock on such date of $130.45 per share. Under the restricted stock award agreement between us and Mr. Van Horn, "Good reason" means a reduction in Mr. Van Horn's base salary (other than a general reduction in base salary that affects all members of our senior management in substantially the same proportion, provided that Mr. Van Horn's base salary is not reduced by more than 10%), a material reduction in Mr. Van Horn's duties and responsibilities or a transfer of Mr. Van Horn's primary workplace by more than fifty miles outside his current workplace. Also under the restricted stock award agreement, termination for "cause" is defined as any of the following:

  •
  Mr. Van Horn's willful and continued failure to perform his material duties which continues beyond ten days after a written demand for substantial performance is delivered by us;

  •
  the willful or intentional engaging in conduct that causes material and demonstrable injury, monetarily or otherwise, to us or KKR and DLJMBP III and their affiliates;

  •
  the commission of a crime constituting a felony under the laws of the United States or any state thereof or a misdemeanor involving moral turpitude; or

  •
  a material breach by Mr. Van Horn of the restricted stock award agreement, or any other agreement, including engaging in any action in breach of restrictive covenants, which continues beyond ten days after a written demand to cure the breach is delivered by us (to the extent that, in our Board's reasonable judgment, the breach can be cured).

Acceleration of Options upon Change in Control

        Messrs. Carousso and Bailey and Ms. Hlavaty hold time options that would immediately become vested and exercisable, and performance options which may accelerate if certain EBITDA or other performance measures have been satisfied, all upon a change in control. See "—Equity Compensation". Assuming a change in control were to have taken place on December 30, 2006, the following individuals would be entitled to the payments with respect to their options in the amounts set forth opposite their names:

Value of Accelerated Equity Awards(1)
Paul B. Carousso	$427,933
Marie D. Hlavaty	$855,774
Michael L. Bailey	$1,664,121

(1)
Value calculated is the gain based on $130.45 per share (the fair market value of a share of Holdings Class A Common Stock, as determined by the Compensation Committee of the Board of Directors, as of December 30, 2006) net of exercise prices. Assumes vesting of all performance options.

        The value of accelerated equity awards for Marc L. Reisch is included in the table entitled "Post-Termination Payments—Marc L. Reisch."

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT AND RELATED STOCKHOLDER MATTERS

        The following table sets forth information regarding beneficial ownership of our parent's Class A Common Stock and our parent's Class C Common Stock as of May 25, 2007 by (1) each person we believe owns beneficially more than five percent of our outstanding common stock, (2) each of our directors, (3) each of our named executive officers and (4) all directors and executive officers as a group.

	Class A Voting Common Stock		Class C Voting Common Stock
Holder	Shares(1)	Percent of Class	Shares(1)		Percent of Class
KKR and related funds(2).	2,664,356	44.6%	1	(3)	100.0%
DLJMBP III and related funds(4)	2,664,357	44.6%	—		—
David F. Burgstahler(4)(8)	2,666,438	44.6%	—		—
Alexander Navab(2)(8)	2,666,437	44.6%	1	(3)	100.0%
Tagar C. Olson(2)(8)	2,666,437	44.6%	1	(3)	100.0%
Charles P. Pieper(4)(8)	2,666,438	44.6%	—		—
George M.C. Fisher(2)(5)(6)	4,163	*
Marc L. Reisch(7)(8)(10)	115,989	1.9%	—		—
Marie D. Hlavaty(7)(8)	15,608	*	—		—
Paul B. Carousso(7)(8)	7,805	*	—		—
Michael L. Bailey(7)(8)	38,004	*	—		—
John Van Horn(7)(9)	5,203	*	—		—
Directors and officers (12 persons) as a group(2)(4)(5)(6)(8)(9)(10)	5,538,484	90.7%	1	(3)	100.0%

*
Indicates less than one percent.

(1)
The amounts and percentages of our common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power", which includes the power to vote or to direct the voting of such security, or "investment power", which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of such securities as to which such person has an economic interest.

(2)
Holdings' shares shown as beneficially owned by KKR Millennium GP LLC reflect 2,664,356 shares of Holdings' common stock owned by Fusion Acquisition LLC. KKR Millennium Fund L.P. is the managing member of Fusion Acquisition LLC. KKR Millennium GP LLC is the general partner of KKR Associates Millennium L.P., which is the general partner of the KKR Millennium Fund L.P. Messrs. Henry R. Kravis, George R. Roberts, James H. Greene, Jr., Paul E. Raether, Michael W. Michelson, Perry Golkin, Johannes P. Huth, Todd A. Fisher, Alexander Navab, Marc Lipschultz, Jacques Garaialde, Reinhard Gorenflos, Michael M. Calbert and Scott C. Nuttall as members of KKR Millennium GP LLC, may be deemed to share beneficial ownership of any shares beneficially owned by KKR Millennium GP LLC, but disclaim such beneficial ownership. Mr. Navab, who is a director of Holdings and Visant, disclaims beneficial ownership of any of the shares beneficially owned by KKR. Mr. George M.C. Fisher and Mr. Tagar C. Olson are directors of Holdings and Visant and are a senior advisor and an executive, respectively, of KKR. Messrs. Fisher and Olson disclaim beneficial ownership of any shares beneficially owned by KKR. The address of KKR Millennium GP LLC and Messr. Kravis, Raether, Golkin, Navab, Lipschultz,

  Nuttall, and Olson is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, New York 10019. The address of Messrs. Roberts, Michelson, Greene and Calbert is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, California 94025. The address of Messrs. Fisher, Huth, Gorenflos and Garaialde is c/o Kohlberg Kravis Roberts & Co. Ltd., Stirling Square, 7 Carlton Garden, London SW1Y 5AD, England.

(3)
The contribution agreement entered into in connection with the Transactions provided that KKR receive one share of Holdings' Class C Common Stock, which, together with its shares of Holdings' Class A Common Stock, provides KKR with approximately 49.0% of our voting interest.

(4)
Includes 2,664,357 shares held by DLJ Merchant Banking Partners III, L.P., DLJ Offshore Partners III-1, C.V., DLJ Offshore Partners III-2, C.V., DLJ Offshore Partners III, C.V., DLJ MB Partners III GmbH & Co. KG, Millennium Partners II, L.P. and MBP III Plan Investors, L.P., all of which form a part of CS's Alternative Capital Division. The address for each of the foregoing is 11 Madison Avenue, New York, New York 10010, except that the address of the three "Offshore Partners" entities is c/o John B. Gosiraweg 14, Willemstad, Curacao, Netherlands Antilles. Mr. Charles P. Pieper is a director of Holdings and Visant and an employee of CS's Alternative Capital Division, of which DLJMBP III is a part, and he does not have sole or shared voting or dispositive power over shares shown as held by DLJMBP III and related funds, and therefore, does not have beneficial ownership of such shares to which he disclaims beneficial ownership. The address for Mr. Pieper is 11 Madison Avenue, New York, NY 10010. Mr. Burgstahler is a director of Holdings and Visant and an employee of Avista Capital Partners, L.P., a private equity firm engaged by CS to serve as consultants to assist in monitoring DLJ Merchant Banking Partners portfolio companies. Mr. Burgstahler disclaims beneficial ownership of any of the shares beneficially owned by DLJMBP III and related funds. The address for Mr. Burgstahler is c/o Avista Capital Partners, 65 East 55th Street, 18th Floor, New York, NY 10022.

(5)
Includes 3,122 shares held by the JBW Irrevocable Trust over which Mr. Fisher exercises no investment or voting control. Mr. Fisher disclaims beneficial ownership of these shares. A family trust, of which Mr. Fisher's wife serves as trustee, also has an indirect interest through a limited partnership that is an affiliate of Fusion, in less than one percent (1%) of the Class A common stock.

(6)
The address for Mr. George Fisher is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, New York 10019.

(7)
The address for Mr. Reisch, Mr. Carousso and Ms. Hlavaty is c/o Visant Holding Corp., 357 Main Street, Armonk, New York 10504. The address for Messr. Bailey is c/o Jostens, Inc., 3601 Minnesota Drive, Suite 400 Minneapolis, MN 55435. The address for Mr. Van Horn is c/o Lehigh Direct, 1900 South 25th Avenue, Broadview, Illinois 60155.

(8)
Includes shares underlying stock options that are currently exercisable or will become exercisable within 60 days.

(9)
Excludes 3,000 restricted shares of Class A Common Stock granted to Mr. Van Horn in December 2006. These shares are subject to vesting on January 15, 2009 or earlier under certain circumstances. Mr. Van Horn as a record owner of these shares is entitled to all rights of a common stockholder, provided that any cash or in-kind dividends or distributions paid with respect to these restricted shares, which have not vested, shall be withheld by the Company and shall be paid to him only when the restricted shares are fully vested.

(10)
Includes 46,824 shares held by the Reisch Family LLC, of which Mr. Reisch is a member.

CERTAIN RELATIONSHIPS, RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Transactions with Sponsors

Stockholders Agreement

        In connection with the Transactions, we entered into a stockholders agreement (the "2004 Stockholders Agreement") with an entity affiliated with KKR and entities affiliated with DLJMBP III (each an "Investor Entity" and together the "Investor Entities") that provides for, among other things,

  •
  a right of each of the Investor Entities to designate a certain number of directors to our board of directors for so long as they hold a certain amount of our common stock. Of the eight members of our board of directors, KKR and DLJMBP III each has the right to designate four of our directors (currently three KKR and two DLJMBP III designees serve on our board) with our Chief Executive Officer and President, Marc L. Reisch, as chairman;

  •
  certain limitations on transfer of our common stock held by the Investor Entities for a period of four years after the completion of the Transactions, after which, if we have not completed an initial public offering, any Investor Entity wishing to sell any of our common stock held by it must first offer to sell such stock to us and the other Investor Entities, provided that, if we complete an initial public offering during the four years after the completion of the Transactions, any Investor Entity may sell pursuant to its registration rights as described below;

  •
  a consent right for the Investor Entities with respect to certain corporate actions;

  •
  the ability of the Investor Entities to "tag-along" their shares of our common stock to sales by any other Investor Entity, and the ability of the Investor Entities to "drag-along" our common stock held by the other Investor Entities under certain circumstances;

  •
  the right of the Investor Entities to purchase a pro rata portion of all or any part of any new securities offered by us; and

  •
  a restriction on the ability of the Investor Entities and certain of their affiliates to own, operate or control a business that competes with us, subject to certain exceptions.

        Pursuant to the 2004 Stockholders Agreement, an aggregate transaction fee of $25.0 million was paid to the Sponsors upon the closing of the Transactions.

Management Services Agreement

        In connection with the Transactions, we entered into a management services agreement with the Sponsors pursuant to which the Sponsors provide certain structuring, consulting and management advisory services to us. Under the Agreement, during the term the Sponsors receive an annual advisory fee of $3.0 million, that is payable quarterly and which increases by 3% per year. We paid $3.1 million and $3.0 million as advisory fees to the Sponsors for the years ended December 30, 2006 and December 31, 2005, respectively. The management services agreement also provides that we will indemnify the Sponsors and their affiliates, directors, officers and representatives for losses relating to the services contemplated by the management services agreement and the engagement of the Sponsors pursuant to, and the performance by the Sponsors of the services contemplated by, the management services agreement.

Registration Rights Agreement

        In connection with the Transactions, we entered into a registration rights agreement with the Investor Entities pursuant to which the Investor Entities are entitled to certain demand and piggyback rights with respect to the registration and sale of our common stock held by them.

Other

        We have retained Capstone Consulting from time to time to provide certain of our businesses with consulting services primarily to identify and advise on potential opportunities to improve operating efficiencies. Capstone Consulting received $0 in 2006 and $2.1 million during 2005 for the services provided by them. Although neither KKR nor any entity affiliated with KKR owns any of the equity of Capstone Consulting, KKR has provided financing to Capstone Consulting. In March 2005, an affiliate of Capstone Consulting invested $1.3 million in our parent's Class A Common Stock and has been granted 13,527 options to purchase our parent's Class A Common Stock, with an exercise price of $96.10401 per share under the 2004 Stock Option Plan (the exercise price was reduced in connection with the dividend paid by Holdings to its stockholders on April 4, 2006, to $39.07 per share).

        We from time to time use the services of Merrill Corporation for financial printing. During 2006 and 2005, Merrill received approximately $0.3 million each year for services provided. Also, from time to time we provide printing services to Merrill Corporation. During 2006, and 2005 we received $0.6 and $0.1 million, respectively for services provided to Merrill. DLJMBP has an ownership interest in Merrill. Additionally, Mr. John Castro, President and Chief Executive Officer of Merrill, is a former director of Holdings, and retains certain equity in the form of stock options under the 2003 Plan. Further, Mr. Thompson Dean, who served as a member of our Board until January 16, 2007, also served on the board of directors of Merrill while he was a member of our Board.

Transactions with Other Co-Investors and Management

Syndicate Stockholders Agreement

        In September 2003, Visant Holding, Visant, DLJMBP III and certain of its affiliated funds (collectively, the "DLJMB Funds") and certain of the DLJMB Funds' co-investors entered into a stock purchase and stockholders' agreement, or the Syndicate Stockholders Agreement, pursuant to which the DLJMB Funds sold to the co-investors shares of: (1) our Class A Common Stock, (2) our Class B Non-Voting Common Stock (which have since been converted into shares of Class A Common Stock) and (3) Visant's 8% Senior Redeemable Preferred Stock, which have since been repurchased.

        The Syndicate Stockholders Agreement contains provisions which, among other things:

  •
  restrict the ability of the syndicate stockholders to make certain transfers;

  •
  grant the co-investors certain board observation and information rights;

  •
  provide for certain tag-along and drag-along rights;

  •
  grant preemptive rights to the co-investors to purchase a pro rata share of any new shares of common stock issued by Visant Holding, Visant or Jostens to any of the DLJMB Funds or their successors prior to an initial public offering; and

  •
  give the stockholders piggyback registration rights in the event of a public offering in which the DLJMB Funds sell shares.

Management Stockholders Agreement

        In July 2003, Visant Holding, the DLJMB Funds and certain members of management entered into a stockholders' agreement that contains certain provisions which, among other things:

  •
  restrict the ability of the management stockholders to transfer their shares;

  •
  provide for certain tag-along and drag-along rights;

  •
  grant preemptive rights to the management stockholders to purchase a pro rata share of any new shares of common stock issued by Visant Holding, Visant or Jostens to any of the DLJMB Funds or their successors prior to an initial public offering;

  •
  grant the DLJMB Funds six demand registration rights; and

  •
  give the stockholders piggyback registration rights in the event of a public offering in which the DLJMB Funds sell shares.

Other

        For a description of the management stockholder's agreements and sale participation agreements entered into with certain members of management in connection with the Transactions, see matters set forth under "Executive Compensation".

Employment arrangements with John R. DePaul

        Von Hoffmann entered into an employment agreement with John R. DePaul effective with the acquisition of Lehigh by Von Hoffmann in October 2003. This agreement was amended in March 2005 following the acquisition of Von Hoffmann by Visant. Pursuant to that agreement, Mr. DePaul will serve in an executive position until the expiration of the agreement in December 2008, or the earlier termination by either us or Mr. DePaul. In exchange for his services, Mr. DePaul is compensated with a base salary of $330,000 and is entitled to participate in such annual bonus program in which other similarly situated executives are eligible to participate, at such level as determined by the Board annually. In the event that Mr. DePaul is terminated by us for cause, he will be entitled to his base salary through the date of his termination, but will not be entitled to any additional compensation. If Mr. DePaul is terminated without cause, he is entitled to receive salary continuation for 12 months in an aggregate amount equal to $330,000 and continuation of health benefits for up to 12 months. The employment agreement also includes certain restrictive covenants, including a confidentiality provision and non-competition and non-solicitation provisions prohibiting Mr. DePaul from engaging in competition with us or soliciting employees for a period of one year from the termination of his employment.

Historical

Jostens

        Lease Agreements.    Jostens entered into an aircraft lease agreement with us, pursuant to which Jostens paid us an aggregate of $449,400 per year for use of a Citation CJ2 aircraft owned by us. Jostens also entered into a time-sharing agreement with each of DLJMBP III, Inc. and Robert C. Buhrmaster, Jostens' former Chairman and Chief Executive Officer, entitling each to sublease the Citation CJ2 from Jostens at a rate equal to twice Jostens' cost of fuel plus incidentals. The time-sharing agreement with DLJMBP III, Inc. was terminated in connection with the Transactions. We consummated the sale of the Citation CJ2 in late December 2004. In connection with this sale, the lease agreement with Jostens was terminated. Under the terms of Mr. Buhrmaster's separation agreement, he will be entitled to use other Jostens aircraft on the terms provided in the time-sharing agreement and his separation agreement. KA Rentals, an entity wholly owned by Mr. Buhrmaster, agreed to make the aircraft that it owns available to Jostens for lease when Jostens' principal aircraft was not available. Jostens paid KA Rentals an aggregate of $18,558 during 2004 for use of the aircraft under this lease arrangement. We believe that the lease arrangement with KA Rentals was on terms at least as favorable to Jostens as could have been obtained from an unaffiliated third party. The aircraft lease agreement with KA Rentals has been terminated.

        Financial Monitoring Agreements.    Pursuant to a financial advisory agreement with CSFB that Visant Holding entered into on July 29, 2003 and terminated on March 24, 2004, CSFB was retained to act as financial advisor for a five-year period, unless terminated earlier. CSFB was entitled to receive an annual financial advisory retainer of $0.5 million, payable in installments at the beginning of each calendar quarter.

        Pursuant to an agreement with DLJMBP III, Inc. that Visant Holding entered into on July 29, 2003 and amended on March 24, 2004, DLJMBP III, Inc. was retained to act as financial advisor for a five-year period, unless terminated earlier. For its services, DLJMBP III, Inc. was entitled to receive an annual financial advisory retainer of $1.0 million, payable in installments at the beginning of each calendar quarter. DLJMBP III, Inc. further received annual credit used solely to offset amounts payable by DLJMBP III, Inc. to Jostens pursuant to the time-sharing agreement in an amount of up to $0.5 million. This financial monitoring agreement was terminated in connection with the Transactions.

Von Hoffmann

        Financial Services Agreements.    On April 27, 2004, DLJ Merchant Banking II, Inc., or DLJMB II, Inc., Von Hoffmann Corporation and CSFB entered into an agreement pursuant to which, among other things, CSFB assigned its rights and obligations under the financial advisory agreement to DLJMB II, Inc., and, after giving effect to such assignment, the terms of the financial advisory agreement were amended to one year and to provide that DLJMB II, Inc. would be paid an annual financial advisory fee of $0.5 million. This financial advisory agreement was terminated in connection with the Transactions.

        Nelson Loan.    On May 22, 1997, pursuant to a non-recourse secured promissory note, an affiliate of DLJMBP II loaned Craig Nelson, Von Hoffmann Corporation's former Vice President of Human Resources, $100,000 at an interest rate of 9.4% per annum for the purchase of 100,000 shares of Von Hoffmann's common stock. Such affiliate of DLJMBP II subsequently sold this promissory note to Von Hoffmann Corporation. The promissory note was secured by a total of 200,000 shares of common stock of Von Hoffmann. This arrangement was negotiated on an arm's length basis. This arrangement was terminated in connection with the Transactions.

        Other.    On November 21, 2003, Von Hoffmann Corporation entered into an agreement to engage CSFB to act as its exclusive financial advisor with respect to a potential sale of Lehigh Direct. Under the agreement, CSFB would assist Von Hoffmann Corporation in analyzing and evaluating Lehigh Direct, in preparing materials to distribute to potential purchasers, to evaluate potential purchasers and to assist in structuring and negotiating a potential sale. For its services, CSFB received a transaction fee equal to $1.0 million. This agreement was terminated in connection with the Transactions.

        Von Hoffmann paid consulting fees to CSFB (or its predecessor) of approximately $0.5 million in 2004.

        In connection with the execution of the Von Hoffmann merger agreement as part of the Transactions, Von Hoffmann entered into a financial advisory agreement with DLJMBP II pursuant to which Von Hoffmann agreed to pay DLJMBP II a financial advisory fee of $2.0 million, which fee was paid upon the closing of the Transactions.

Arcade

        Transactions with DLJMBP II and their Affiliates.    Pursuant to an agreement that was terminated in connection with the Transactions, DLJMBP II, Inc. (upon assignment of such agreement from CSFB) was entitled to receive an annual financial advisory fee of $0.5 million, payable in installments, at the beginning of each calendar quarter.

        In connection with the execution of the Arcade merger agreement as part of the Transactions, Arcade entered into a financial advisory agreement with DLJMBP II pursuant to which Arcade agreed to pay DLJMBP II a financial advisory fee of $2.0 million which fee was paid upon the closing of the Transactions.

        Stockholder Note.    AKI, Inc. had a promissory note payable to Arcade which allowed AKI, Inc. to borrow up to $10.0 million at such interest rates and maturity dates as agreed upon by AKI, Inc. and Arcade. Interest paid to Arcade in connection with the promissory note totaled approximately $21,000 for fiscal 2004.

        Other.    In connection with the Transactions, $0.2 million was paid to Renaissance Brands LLC, whose president was a member of the Board of Directors of Arcade.

Review and Approval of Transactions with Related Parties

        Under its responsibilities set forth in its charter, our Audit Committee reviews and approves all related party transactions, as required by applicable law, rules or regulations and otherwise to the extent it deems necessary or appropriate. The 2004 Stockholders Agreement also requires the consent of the stockholders party thereto to certain related party transactions.

        Under our Code of Conduct, we require the disclosure by employees of situations or transactions that reasonably would be expected to give rise to a conflict of interest. Any such situation or transaction should be avoided unless specifically approved. The Code also provides that conflicts of interest may be waived for our directors, executive officers or other principal financial officers only by our Board of Directors or an appropriate committee of the Board.

Director Independence

        We are not a listed issuer under the rules of the SEC. For purposes of disclosure under Item 407(a) of Regulation S-K, we use the definition of independence under the listing standards of the New York Stock Exchange. Under such definition, none of the members of our Board of Directors would be considered independent.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Facilities

        On October 4, 2004, in connection with the Transactions, Visant entered into a Credit Agreement among Visant, as Borrower, Jostens, Ltd., as Canadian borrower, Visant Secondary Holdings, as Guarantor, the lenders from time to time parties thereto, Credit Suisse (formerly known as Credit Suisse First Boston), as Administrative Agent, and Credit Suisse Toronto Branch (formerly known as Credit Suisse First Boston Toronto Branch), as Canadian Administrative Agent, providing for senior secured credit facilities in an aggregate amount of $1,270 million, originally consisting of $150 million of a Term Loan A facility, an $870 million Term Loan B facility and a $250 million revolving credit facility.

        On December 21, 2004, Visant entered into the First Amendment (the "First Amendment") to the Credit Agreement, dated as of October 4, 2004. The First Amendment provided for an $870 million Term Loan C facility, the proceeds of which were used to repay in full the outstanding borrowings under the Term Loan B facility. Visant effectively reduced the interest rate on its borrowings by 25 basis points by refinancing the Term Loan B facility with a new Term Loan C facility and did not incur any additional borrowings under the First Amendment.

        For the year ended December 30, 2006, Visant voluntarily prepaid $100.0 million of scheduled payments under the term loans in its senior secured credit facilities, including all originally scheduled principal payments due under the Term Loan C through most of 2011. Between May 18, 2007 and May 23, 2007, Visant made optional pre-payments in the aggregate amount of $375.0 million on its Term Loan C facility. Amounts borrowed under the term loan facilities that are repaid or prepaid may not be reborrowed. As of March 31, 2007, there was $16.4 million outstanding in the form of letters of credit, leaving $233.6 million available under the $250 million revolving credit facility.

        Visant's senior secured credit facilities allow us, subject to certain conditions, to incur additional term loans under the Term Loan C facility, or under a new term facility, in either case in an aggregate principal amount of up to $300 million, which additional term loans will have the same security and guarantees as the Term Loan C facility.

Security and guarantees

        Visant's obligations under the senior secured credit facilities are unconditionally and irrevocably guaranteed jointly and severally by Visant Secondary Holdings Corp. and by Visant's material current and future domestic subsidiaries. The obligations of Visant's principal Canadian operating subsidiary under the senior secured credit facilities are unconditionally and irrevocably guaranteed jointly and severally by Visant Secondary Holdings Corp., by Visant, by Visant's material current and future domestic subsidiaries and by Visant's other current and future Canadian subsidiaries.

        Visant's obligations under the senior secured credit facilities, and the guarantees of those obligations, are secured by substantially all of Visant's assets and substantially all of the assets of Visant Secondary Holdings Corp. and Visant's material current and future domestic subsidiaries, including but not limited to:

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  all of Visant's capital stock and the capital stock of each of Visant's existing and future direct and indirect subsidiaries, except that with respect to foreign subsidiaries such lien and pledge is limited to 65% of the capital stock of "first-tier" foreign subsidiaries; and

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  substantially all of Visant's material existing and future domestic subsidiaries' tangible and intangible assets.

        The obligations of Jostens Canada Ltd. under the senior secured credit facilities, and the guarantees of those obligations, are secured by the collateral referred to in the prior paragraph and substantially all of the tangible and intangible assets of Jostens Canada Ltd. and each of Visant's other current and future Canadian subsidiaries.

Interest rates and fees

        Borrowings under the senior secured credit facilities bear interest as follows:

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  Revolving Credit Facility: at our option, at either adjusted LIBOR plus 2.50% per annum or the alternate base rate plus 1.50% (or, in the case of Canadian dollar denominated loans, the bankers' acceptance discount rate plus 2.50% or the Canadian prime rate plus 1.50% per annum), such applicable margins to be subject to reduction if we attain certain leverage ratios; and

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  Term Loan C Facility: at our option, at either adjusted LIBOR plus 2.25% per annum or the alternate base rate plus 1.25% per annum, such applicable margins to be subject to reduction if we attain certain leverage ratios.

        The senior secured credit facilities also provide for the payment to the lenders of a commitment fee on average daily undrawn commitments under the revolving credit facility at a rate equal to 0.50% per annum. After delivery of financial statements to the lenders for the period ending at least one full fiscal quarter following the closing date, such commitment fee will be subject to reduction if we attain certain leverage ratios.

Scheduled amortization payments and mandatory prepayments

        The Term Loan C facility provides for semi-annual amortization payments in an aggregate annual amount equal to 1% of the original principal amount thereof during the first 6 3/4 years, with the balance of the facility to be repaid at final maturity.

        In addition, the senior secured credit facilities require us to prepay outstanding term loans, subject to certain exceptions, with:

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  100% of the net proceeds of certain asset sales, casualty events or other dispositions (including certain sale/leaseback transactions);

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  50% of our annual "excess cash flow", subject to reductions to a lower percentage if we achieve certain leverage ratios; and

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  100% of the net proceeds of certain debt issuances.

Voluntary prepayments

        The senior secured credit facilities permit voluntary prepayments of the loans and voluntary reductions of the unutilized portion of the commitments thereunder, without premium or penalty (except as noted below), subject to certain conditions pertaining to minimum notice and minimum payment /reduction amounts and to customary brokerage costs with respect to LIBOR rate loans.

Covenants

        Visant's senior secured credit facilities contain the following financial, affirmative and negative covenants. The negative covenants in the senior secured credit facilities include limitations (each of which is subject to customary exceptions) on Visant's ability and the ability of Visant Secondary Holdings Corp. and each of Visant's current and future restricted subsidiaries to:

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  incur liens;

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  incur additional debt (including guarantees, debt incurred by direct or indirect subsidiaries, and obligations in respect of foreign currency exchange and other hedging arrangements) or issue preferred stock;

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  pay dividends, or make redemptions and repurchases, with respect to capital stock;

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  prepay, or make redemptions and repurchases of, subordinated debt;

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  make loans and investments;

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  make capital expenditures;

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  engage in mergers, acquisitions, asset sales, sale/leaseback transactions and transactions with affiliates;

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  change the business conducted by Visant Secondary Holdings Corp., us or our subsidiaries; and

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  amend the terms of subordinated debt.

        In addition, the senior secured credit facilities contain customary financial covenants including maximum total leverage and minimum interest coverage ratios.

Events of default

        Visant's senior secured credit facilities contain certain customary events of default, including:

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  nonpayment of principal or interest;

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  breach of covenants (with notice and cure periods in certain cases);

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  material breach of representations or warranties;

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  cross-default and cross-acceleration to other material indebtedness;

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  bankruptcy or insolvency;

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  material judgments;

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  certain ERISA events;

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  actual or asserted invalidity of any material collateral or guarantee; and

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  a change of control (as defined in the credit agreement with respect to the senior secured credit facilities).

Existing Indebtedness of Our Parent

10 1/4% Senior Discount Notes Due 2013

        Our parent, Visant Holding Corp., had $209.3 million in principal amount of 10 1/4% Senior Discount Notes Due 2013 outstanding as of March 31, 2007. These notes were issued pursuant to an indenture, dated as of December 2, 2003, between our parent and BNY Midwest Trust Company, as trustee. The indenture governing these notes contains limitations on our parent's and our ability to, among other things, incur additional indebtedness, pay certain restricted payments and dividends and engage in certain affiliate transactions. These notes are unsecured senior obligations of our parent and are not guaranteed by us or any of our subsidiaries. Accordingly, these notes are effectively subordinated to all of our and our existing and future subsidiaries' indebtedness and other liabilities and preferred stock, including our senior secured credit facilities and our notes.

8 3/4% Senior Notes due 2013

        Our parent, Visant Holding Corp., issued $350.0 million of 8 3/4% Senior Notes due 2013 pursuant to an indenture, dated as of April 4, 2006, between our parent and U.S. Bank National Association, as trustee. The indenture governing these notes contains limitations on our parent's and our ability to, among other things, incur additional indebtedness, pay certain restricted payments and dividends and engage in certain affiliate transactions. These notes are unsecured senior obligations of our parent and are not guaranteed by us or any of our subsidiaries. Accordingly, these notes are effectively subordinated to all of our and our existing and future subsidiaries' indebtedness and other liabilities and preferred stock, including our senior secured credit facilities and our notes.

DESCRIPTION OF THE NOTES

General

        The outstanding notes were issued under an indenture (the "Indenture"), dated as of October 4, 2004, among Visant Corporation, as Issuer, certain of the Issuer's direct and indirect Domestic Subsidiaries existing on the Issue Date, as Guarantors (the "Guarantors"), and The Bank of New York, as Trustee. Copies of the form of the Indenture may be obtained from the Issuer upon request. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the provisions of the Indenture, including the definitions therein of certain terms used below. The definitions of certain terms used in the following summary are set forth below under "Certain Definitions." We urge you to read the Indenture and the Registration Rights Agreement because they, not this description, define your rights as holders of the notes. For purposes of this "Description of the Notes",

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  the terms "Issuer," "we" and "our" refer only to Visant Corporation, and not to any of its Subsidiaries or parent companies;

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  the term "Guarantor" refers to each Restricted Subsidiary that Guarantees the notes; and

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  the term "notes" refers to the outstanding notes.

        The notes:

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  are unsecured senior subordinated obligations of the Issuer;

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  are subordinated in right of payment to all existing and future Senior Indebtedness of the Issuer;

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  are senior in right of payment to any future Subordinated Indebtedness of the Issuer;

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  are guaranteed by each Guarantor; and

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  are subject to registration with the SEC pursuant to the Registration Rights Agreement.

Guarantees

        The Guarantors, as primary obligors and not merely as sureties, jointly and severally irrevocably and unconditionally guarantee, on a senior subordinated basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the notes, whether for payment of principal of or interest on or Special Interest in respect of the notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture by executing the Indenture. As of the date of the Indenture, all Restricted Subsidiaries that are Domestic Subsidiaries and guarantee the Senior Credit Facilities were Guarantors. Each of the Guarantees will be a general unsecured obligation of the relevant Guarantor and will be subordinated in right of payment to all existing and future Senior Indebtedness of such Guarantor, other than any Subordinated Indebtedness. The notes are structurally subordinated to Indebtedness of Subsidiaries of the Issuer that do not Guarantee the notes. As of the Issue Date, each of the Issuer's Subsidiaries is a Restricted Subsidiary and each such Subsidiary, other than the following Subsidiaries, is a Guarantor:

Subsidiary	Jurisdiction of Organization or Incorporation
Jostens Canada, Ltd.	Canada
Jostens International Holding B.V.	The Netherlands
Jostens Can Investments B.V.	The Netherlands
C.V. Jostens Global Trading Limited Partnership	The Netherlands
JC Trading, Inc.	Puerto Rico
Conceptos Jostens, S.A. de C.V.	Mexico
JostFer S.A. de C.V.	Mexico
Reconocimientos E Incentivos, S.A. de C.V.	Mexico
Arcade Europe, S.a.r.l.	France
RetCom Holdings Europe Ltd.	Republic of Ireland
Scent Seal Inc.	California
Retail Concepts Corp.	New York
Retail Communications Corp.	New York
Encapsulation Services, Inc.	New Jersey

        The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors—Risks Relating to Our Indebtedness and the Notes—Federal and state statutes allow courts, under specific circumstances, to void the guarantees, subordinate claims in respect of the guarantees and require note holders to return payments received from the guarantors".

        Each Guarantor that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor's pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

        If a Guarantee was rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Guarantor, and, depending on the amount of such indebtedness, a Guarantor's liability on its Guarantee could be reduced to zero. See "Risk Factors—Risks Relating to Our Indebtedness and the Notes—Federal and state statutes allow courts, under specific circumstances, to void the guarantees, subordinate claims in respect of the guarantees and require note holders to return payments received from the guarantors".

        Any Guarantee by a Restricted Subsidiary of the notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon:

        (i)    (a) any sale, exchange or transfer (by merger or otherwise) of all of the Issuer's Capital Stock in such Guarantor (including any sale, exchange or transfer following which the applicable Guarantor is no longer a Restricted Subsidiary) or all or substantially all the assets of such Guarantor, which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture,

        (b)    the release or discharge of the guarantee by such Restricted Subsidiary which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee,

        (c)    if the Issuer properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary, or

        (d)    exercise of the legal defeasance option or covenant defeasance option as described under "Legal Defeasance and Covenant Defeasance" or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture; and

        (ii)    such Guarantor has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to such transaction have been complied with.

Ranking

Senior Indebtedness versus Notes

        The payment of the principal of, premium, if any, and interest on the notes and the payment of any Guarantee is subordinate in right of payment to the prior payment in full of all Senior Indebtedness of the Issuer or the relevant Guarantor, as the case may be, including the obligations of the Issuer and such Guarantor under the Senior Credit Facilities.

        As of March 31, 2007:

        (1)    the Issuer's Senior Indebtedness was approximately $716.5 million, consisting entirely of secured Indebtedness under the Senior Credit Facilities; and

        (2)    the Senior Indebtedness of the Guarantors was approximately $716.5 million, consisting entirely of their respective guarantees of Senior Indebtedness of the Issuer under the Senior Credit Facilities.

        Although the Indenture contains limitations on the amount of additional Indebtedness that the Issuer and the Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock".

Liabilities of Subsidiaries versus Notes

        All of our operations are conducted through our subsidiaries. Some of our subsidiaries are not Guaranteeing the notes, and, as described above under "Guarantees", Guarantees may be released under certain circumstances. In addition, our future subsidiaries may not be required to Guarantee the notes. Claims of creditors of any non-guarantor Subsidiaries, including trade creditors and creditors holding indebtedness or Guarantees issued by such non-guarantor Subsidiaries, and claims of preferred stockholders of such non-guarantor Subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor Subsidiaries over the claims of our creditors, including holders of the notes, even if such claims do not constitute Senior Indebtedness. Accordingly, the notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-guarantor Subsidiaries.

        As of March 31, 2007, the total liabilities of our subsidiaries (other than the Guarantors) were approximately $18.9 million, including trade payables, but excluding intercompany obligations, of our non-guarantor subsidiaries. Although the Indenture limits the incurrence of Indebtedness and preferred stock by certain of our subsidiaries, such limitation is subject to a number of significant exceptions and qualifications and the Indebtedness incurred in compliance with the covenants could be substantial. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock".

Other Senior Subordinated Indebtedness versus Notes

        Only Indebtedness of the Issuer or a Guarantor that is Senior Indebtedness will rank senior to the notes and the relevant Guarantee in accordance with the provisions of the Indenture. The notes and each Guarantee will in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Issuer and the relevant Guarantor, respectively.

        We and the Guarantors have agreed in the Indenture that we and they will not incur any Indebtedness that is subordinate or junior in right of payment to our Senior Indebtedness or the Senior Indebtedness of such Guarantors, unless such Indebtedness is Senior Subordinated Indebtedness of the applicable Person or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such Person. The Indenture does not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Payment of Notes

        We are not permitted to pay principal of, premium, if any, or interest on the notes or make any deposit pursuant to the provisions described under "Legal Defeasance and Covenant Defeasance" or "Satisfaction and Discharge" below and may not purchase, redeem or otherwise retire any notes (collectively, "pay the notes") (except in the form of Permitted Junior Securities) if either of the following occurs (a "Payment Default"):

        (1)    any Obligation on any Designated Senior Indebtedness of the Issuer is not paid in full in cash when due (after giving effect to any applicable grace period); or

        (2)    any other default on Designated Senior Indebtedness of the Issuer occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms;

unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash. Regardless of the foregoing, we are permitted to pay the notes if we and the Trustee receive written notice approving such payment from the Representatives of all Designated Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.

        During the continuance of any default (other than a Payment Default) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, we are not permitted to pay the notes (except in the form of Permitted Junior Securities) for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to us) of written notice (a "Blockage Notice") of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

        (1)    by written notice to the Trustee and us from the Person or Persons who gave such Blockage Notice;

        (2)    because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or

        (3)    because such Designated Senior Indebtedness has been discharged or repaid in full in cash.

        Notwithstanding the provisions described above, unless the holders of such Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness have accelerated the maturity of such Designated Senior Indebtedness, we are permitted to resume paying the notes after the end of such Payment Blockage Period. The notes shall not be subject to more than one Payment Blockage Period in any consecutive 365-day period irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period; provided that if any Payment Blockage Notice is delivered to the Trustee by or on behalf of the holders of Designated Senior Indebtedness of the Issuer (other than the holders of Indebtedness under the Senior Credit Facilities), a Representative of holders of Indebtedness under the Senior Credit Facilities may give another Payment Blockage Notice within such period. However, in no event may the total number of days during which any Payment Blockage Period or Periods on the notes is in effect exceed 179 days in the aggregate during any consecutive 365-day period, and there must be at least 186 days during any consecutive 365-day period during which no Payment Blockage Period is in effect. Notwithstanding the foregoing, however, no Default that existed or was continuing on the date of delivery of any Blockage Notice to the Trustee will be, or be made, the basis for a subsequent Blockage Notice.

        Upon any payment or distribution of the assets of the Issuer upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Issuer or its property:

        (1)    the holders of Senior Indebtedness of the Issuer will be entitled to receive payment in full in cash of such Senior Indebtedness before the holders of the notes are entitled to receive any payment;

        (2)    until the Senior Indebtedness of the Issuer is paid in full in cash, any payment or distribution to which holders of the notes would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that holders of notes may receive Permitted Junior Securities; and

        (3)    if a distribution is made to holders of the notes that, due to the subordination provisions, should not have been made to them, such holders of the notes are required to hold it in trust for the holders of Senior Indebtedness of the Issuer and pay it over to them as their interests may appear.

        The subordination and payment blockage provisions described above will not prevent a Default from occurring under the Indenture upon the failure of the Issuer to pay interest or principal with respect to the notes when due by their terms. If payment of the notes is accelerated because of an Event of Default, the Issuer or the Trustee must promptly notify the holders of Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness of the acceleration.

        A Guarantor's obligations under its Guarantee are senior subordinated obligations. As such, the rights of Holders to receive payment by a Guarantor pursuant to its Guarantee will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Guarantor. The terms of the subordination and payment blockage provisions described above with respect to the Issuer's obligations under the notes apply equally to a Guarantor and the obligations of such Guarantor under its Guarantee.

        By reason of the subordination provisions contained in the Indenture, in the event of a liquidation or insolvency proceeding, creditors of the Issuer or a Guarantor who are holders of Senior Indebtedness of the Issuer or such Guarantor, as the case may be, may recover more, ratably, than the holders of the notes, and creditors of ours who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of the notes.

        The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Trustee for the payment of principal of and interest on the notes pursuant to the provisions described under "Legal Defeasance and Covenant Defeasance" or "Satisfaction and Discharge", if the foregoing subordination provisions were not violated at the time the applicable amounts were deposited in trust pursuant to such provisions.

Principal, Maturity and Interest

        The Issuer issued $500.0 million of notes in the offering. The notes mature on October 1, 2012. The Issuer may issue additional notes from time to time after this offering under the Indenture ("Additional Notes"). Any offering of Additional Notes is subject to the covenant described below under the caption "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock". The outstanding notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to "notes" for all purposes of the Indenture and this "Description of the Notes" include any Additional Notes that are actually issued.

        Interest on the notes accrues at the rate of 7 5/8% per annum and is payable semi-annually in arrears on April 1 and October 1 commencing on April 1, 2005, to Holders of record on the immediately preceding March 15 and September 15. Interest on the notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance of the notes. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. Principal of, premium, if any, and interest on the notes is payable at the office or agency of the Issuer maintained for such purpose within the City and State of New York or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders of the notes at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to notes represented by one or more global notes registered in the name of or held by The Depository Trust Company or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. Until otherwise designated by the Issuer, the Issuer's office or agency in New York will be the office of the trustee maintained for such purpose. The notes will be issued in denominations of $1,000 and integral multiples thereof.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

        We are not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, we may be required to offer to purchase notes as described under the caption "Repurchase at the Option of Holders". We may at any time and from time to time purchase notes in the open market or otherwise.

Optional Redemption

        At any time prior to October 1, 2008 the Issuer may redeem all or a part of the notes, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Special Interest, if any, to the date of redemption (the "Redemption Date "), subject to the rights of Holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

        On and after October 1, 2008, the Issuer may redeem the notes, in whole or in part, upon not less than 30 nor more than 60 days' prior notice by first class mail, postage prepaid, with a copy to the Trustee, to each Holder of notes to the address of such Holder appearing in the security register at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon and Special Interest, if any, to the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on October 1 of each of the years indicated below:

Year	Percentage
2008	103.813%
2009	101.906%
2010 and thereafter	100.000%

        In addition, until October 1, 2007, the Issuer may, at its option, redeem up to 35% of the aggregate principal amount of notes issued under the Indenture at a redemption price equal to 107.625% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon and Special Interest, if any, to the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings of the Issuer or any direct or indirect parent of the Issuer to the extent such net cash proceeds are contributed to the Issuer; provided that at least 65% of the sum of the aggregate principal amount of notes originally issued under the Indenture and any Additional Notes issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 90 days of the date of closing of each such Equity Offering.

        The Trustee shall select the notes to be purchased in the manner described under "Repurchase at the Option of Holders—Asset Sales—Selection and Notice".

Book-Entry, Delivery and Form

        The notes are represented by one or more global notes in registered, global form without interest coupons (collectively, the "Global Notes"). The Global Notes were initially deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "Exchange of Global Notes for Certificated Notes". In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

        The notes may be presented for registration of transfer and exchange at the offices of the registrar.

Depository Procedures

        The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

        DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the "participants") and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the "indirect participants"). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

        DTC has also advised us that, pursuant to procedures established by it:

        (1)    upon deposit of the Global Notes, DTC will credit the accounts of participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

        (2)    ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the Global Notes).

        Investors in the Global Notes who are participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of an interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "holders" thereof under the Indenture for any purpose.

        Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Issuer and the Trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuer, the Trustee nor any agent of the Issuer or the Trustee has or will have any responsibility or liability for:

        (1)    any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the Global Notes; or

        (2)    any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

        DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or the Issuer. Neither the Issuer nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and the Issuer and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

        DTC has advised the Issuer that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its participants.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither the Issuer nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for definitive notes in registered certificated form ("Certificated Notes") if:

        (1)    DTC (A) notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Notes or (B) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed;

        (2)    the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

        (3)    there has occurred and is continuing a Default with respect to the notes.

        In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

        Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.

Same Day Settlement and Payment

        The Issuer will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. The Issuer will make all payments of principal, interest and premium and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder's registered address. The notes represented by the Global Notes are eligible to trade in the PORTALsm market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuer expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Repurchase at the Option of Holders

Change of Control

        If a Change of Control occurs, the Issuer will make an offer to purchase all of the notes pursuant to the offer described below (the "Change of Control Offer") at a price in cash (the "Change of Control Payment") equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Special Interest, if any, to the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will send notice of such Change of Control Offer by first class mail, with a copy to the Trustee, to each Holder of notes to the address of such Holder appearing in the security register with a copy to the Trustee, with the following information:

        (1)    a Change of Control Offer is being made pursuant to the covenant entitled "Change of Control," and that all notes properly tendered pursuant to such Change of Control Offer will be accepted for payment;

        (2)    the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date");

        (3)    any note not properly tendered will remain outstanding and continue to accrue interest;

        (4)    unless the Issuer defaults in the payment of the Change of Control Payment, all notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

        (5)    Holders electing to have any notes purchased pursuant to a Change of Control Offer will be required to surrender the notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third business day preceding the Change of Control Payment Date;

        (6)    Holders will be entitled to withdraw their tendered notes and their election to require the Issuer to purchase such notes, provided that the paying agent receives, not later than the close of business on the last day of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder of the notes, the principal amount of notes tendered for purchase, and a statement that such Holder is withdrawing his tendered notes and his election to have such notes purchased; and

        (7)    that Holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered, which unpurchased portion must be equal to $1,000 or an integral multiple thereof.

        While the notes are in global form and the Issuer makes an offer to purchase all of the notes pursuant to the Change of Control Offer, a Holder may exercise its option to elect for the purchase of the notes through the facilities of DTC, subject to its rules and regulations.

        The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

        On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

        (1)    accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer,

        (2)    deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all notes or portions thereof so tendered and

        (3)    deliver, or cause to be delivered, to the Trustee for cancellation the notes so accepted together with an Officers' Certificate stating that such notes or portions thereof have been tendered to and purchased by the Issuer.

        The Senior Credit Facilities limit, and future credit agreements or other agreements relating to Senior Indebtedness to which the Issuer becomes a party may prohibit or limit, the Issuer from purchasing any notes as a result of a Change of Control. In the event a Change of Control occurs at a time when the Issuer is prohibited from purchasing the notes, the Issuer could seek the consent of its lenders to permit the purchase of the notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such consent or repay such borrowings, the Issuer will remain prohibited from purchasing the notes. In such case, the Issuer's failure to purchase tendered notes would constitute an Event of Default under the Indenture. If, as a result thereof, a default occurs with respect to any Senior Indebtedness, the subordination provisions in the Indenture would restrict payments to the Holders under certain circumstances.

        The Senior Credit Facilities provide that certain change of control events with respect to the Issuer would constitute a default thereunder (including a Change of Control under the Indenture). If we experience a change of control that triggers a default under our Senior Credit Facilities, we could seek a waiver of such default or seek to refinance our Senior Credit Facilities. In the event we do not obtain such a waiver or refinance the Senior Credit Facilities, such default could result in amounts outstanding under our Senior Credit Facilities being declared due and payable. Our ability to pay cash to the Holders of notes following the occurrence of a Change of Control may be limited by our then existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

        The paying agent will promptly mail to each Holder of the notes the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any, provided, that each such new note will be in a principal amount of $1,000 or an integral multiple thereof. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Issuer and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Issuer and the Initial Purchasers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" and "Liens". Such restrictions can be waived only with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

        We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

        The definition of "Change of Control" includes a disposition of all or substantially all of the assets of the Issuer to any Person. Although there is a limited body of case law interpreting the phrase "substantially all", there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Issuer. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of notes may require the Issuer to make an offer to repurchase the notes as described above.

        The provisions under the Indenture relative to our obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes.

Asset Sales

        The Indenture provides that the Issuer will not, and will not permit any Restricted Subsidiary to, cause, make or suffer to exist an Asset Sale, unless

        (1)    the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the board of directors of the Issuer) of the assets sold or otherwise disposed of and

        (2)    except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of

        (a)    any liabilities (as shown on the Issuer's, or such Restricted Subsidiary's, most recent balance sheet or in the footnotes thereto) of the Issuer or any Restricted Subsidiary, other than liabilities that are by their terms subordinated to the notes, that are assumed by the transferee of any such assets and for which the Issuer and all Restricted Subsidiaries have been validly released by all creditors in writing,

        (b)    any securities received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale and

        (c)    any Designated Noncash Consideration received by the Issuer or any Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $100.0 million and (y) 5% of Total Assets at the time of the receipt of such Designated Noncash Consideration, with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose.

        Within 365 days after the Issuer's or any Restricted Subsidiary's receipt of the Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale

        (1)    to permanently reduce

        (x)    Obligations under the Senior Credit Facilities, and to correspondingly reduce commitments with respect thereto,

        (y)    Obligations under other Senior Indebtedness (and to correspondingly reduce commitments with respect thereto) or Senior Subordinated Indebtedness, provided that if the Issuer shall so reduce Obligations under Senior Subordinated Indebtedness, it will equally and ratably reduce Obligations under the notes if the notes are then prepayable or, if the notes may not then be prepaid, the Issuer shall make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of notes that would otherwise be prepaid, or

        (z)    Indebtedness of a Restricted Subsidiary which is not a Guarantor, other than Indebtedness owed to the Issuer or another Restricted Subsidiary (but only to the extent such Net Proceeds from such Asset Sale are from an Asset Sale of or affecting such Restricted Subsidiary which is not a Guarantor),

        (2)    to an investment in (a) any one or more businesses, provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other assets, in each of (a), (b) and (c), used or useful in a Similar Business, or

        (3)    to an investment in (a) any one or more businesses, provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) properties or (c) other assets that, in each of (a), (b) and (c) replace the businesses, properties and assets that are the subject of such Asset Sale;

provided, that in the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Issuer or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment (an "Acceptable Commitment") and, in the event any Acceptable Commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, the Issuer or such Restricted Subsidiary enters into another Acceptable Commitment within nine months of such cancelation or termination.

        Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in the first sentence of the preceding paragraph will be deemed to constitute "Excess Proceeds". When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Issuer shall make an offer to all Holders of the notes, and, if required by the terms of any Indebtedness that is pari passu with the notes ("Pari Passu Indebtedness"), to the holders of such Pari Passu Indebtedness (an "Asset Sale Offer"), to purchase the maximum principal amount of notes and such Pari Passu Indebtedness, that is an integral multiple of $1,000 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Special Interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten business days after the date that Excess Proceeds exceeds $20.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of notes or the Pari Passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the notes and such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the notes or such Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

        Pending the final application of any Net Proceeds pursuant to this covenant, the Issuer or the applicable Restricted Subsidiary may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

        The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

        The Senior Credit Facilities limit, and future credit agreements or other agreements relating to Senior Indebtedness to which the Issuer becomes a party may prohibit or limit, the Issuer from purchasing any notes pursuant to this Asset Sales covenant. In the event the Issuer is prohibited from purchasing the notes, the Issuer could seek the consent of its lenders to the purchase of the notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such consent or repay such borrowings, it will remain prohibited from purchasing the notes. In such case, the Issuer's failure to purchase tendered notes would constitute an Event of Default under the Indenture. If, as a result thereof, a default occurs with respect to any Senior Indebtedness, the subordination provisions in the Indenture would restrict payments to the Holders of the notes under certain circumstances.

Selection and Notice

        If less than all of the notes or such Pari Passu Indebtedness are to be redeemed at any time, selection of such notes for redemption will be made by the Trustee on a pro rata basis to the extent practicable; provided that no notes of $1,000 or less shall be purchased or redeemed in part.

        Notices of purchase or redemption shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or redemption date to each Holder of notes to be purchased or redeemed at such Holder's registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the Indenture. If any note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

        A new note in principal amount equal to the unpurchased or unredeemed portion of any note purchased or redeemed in part will be issued in the name of the Holder thereof upon cancellation of the original note. On and after the purchase or redemption date, unless the Issuer defaults in payment of the purchase or redemption price, interest shall cease to accrue on notes or portions thereof purchased or called for redemption.

Certain Covenants

        Set forth below are summaries of certain covenants contained in the Indenture. During any period of time that: (1) the notes have Investment Grade Ratings from both Rating Agencies and (2) no Default or Event of Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (1) and (2) being collectively referred to as a "Covenant Suspension Event"), the Issuer and the Restricted Subsidiaries will not be subject to the following provisions of the Indenture:

        (1)    "—Limitation on Restricted Payments";

        (2)    "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock";

        (3)    "—Transactions with Affiliates";

        (4)    "—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries";

        (5)    "—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries";

        (6)    "—Limitations on Other Senior Subordinated Indebtedness";

        (7)    "Repurchase at the Option of Holders—Asset Sales"; and

        (8)    clause (4) of the first paragraph of "Merger, Consolidation or Sale of All or Substantially All Assets"

(collectively, the "Suspended Covenants"). Upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Proceeds shall be set at zero. In addition, the Guarantees of the Guarantors will also be suspended as of such date (the "Suspension Date"). In the event that the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the "Reversion Date ") one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the notes below an Investment Grade Rating or a Default or Event of Default occurs and is continuing, then the Issuer and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events and the Guarantees will be reinstated. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the "Suspension Period". Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period).

        On the Reversion Date, all Indebtedness incurred, or Disqualified Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to the first paragraph of "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" below or one of the clauses set forth in the second paragraph of "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" below (in each case, to the extent such Indebtedness or Disqualified Stock would be permitted to be incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Stock would not be so permitted to be incurred or issued pursuant to the first or second paragraph of "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock", such Indebtedness or Disqualified Stock will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (c) of the second paragraph of "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock". Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under "—Limitation on Restricted Payments" will be made as though the covenant described under "—Limitation on Restricted Payments" had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of "—Limitation on Restricted Payments".

Limitation on Restricted Payments

        The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

        (1)    declare or pay any dividend or make any distribution on account of the Issuer's or any Restricted Subsidiary's Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than

        (A)    dividends or distributions by the Issuer payable in Equity Interests (other than Disqualified Stock) of the Issuer or in options, warrants or other rights to purchase such Equity Interests or

        (B)    dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Subsidiary other than a Wholly Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

        (2)    purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer, including in connection with any merger or consolidation;

        (3)    make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than

        (A)    Indebtedness permitted under clauses (g) and (h) of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" or

        (B)    the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

        (4)    make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of such Restricted Payment:

        (a)    no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

        (b)    immediately after giving effect to such transaction on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock"; and

        (c)    such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (b) thereof only), (5), (6)(A) and (C) and (9) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than:

        (1)    50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date, to the end of the Issuer's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit, plus

        (2)    100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the board of directors, of marketable securities or other property received by the Issuer since immediately after the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or preferred stock pursuant to clause (l) of the second paragraph of "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock") from the issue or sale of

        (x)    Equity Interests of the Issuer, including Retired Capital Stock (as defined below), but excluding cash proceeds and the fair market value, as determined in good faith by the board of directors of the Issuer, of marketable securities or other property received from the sale of

        (A)    Equity Interests to members of management, directors or consultants of the Issuer, any direct or indirect parent company of the Issuer and the Issuer's Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph and

        (B)    Designated Preferred Stock

        and to the extent actually contributed to the Issuer, Equity Interests of the Issuer's direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such corporations or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph) or

        (y)    debt securities of the Issuer that have been converted into or exchanged for such Equity Interests of the Issuer;

        provided, however, that this clause (2) shall not include the proceeds from (a) Refunding Capital Stock (as defined below), (b) Equity Interests or converted debt securities of the Issuer sold to a Restricted Subsidiary or the Issuer, as the case may be, (c) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (d) Excluded Contributions, plus

        (3)    100% of the aggregate amount of cash and the fair market value, as determined in good faith by the board of directors of the Issuer, of marketable securities or other property contributed to the capital of the Issuer following the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or preferred stock pursuant to clause (l) of the second paragraph of "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock") (other than by a Restricted Subsidiary and other than by any Excluded Contributions), plus

        (4)    to the extent not already included in Consolidated Net Income, 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the board of directors of the Issuer, of marketable securities or other property received by means of

        (A)    the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer and its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer and its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments by the Issuer and its Restricted Subsidiaries or

        (B)    the sale (other than to the Issuer or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clauses (7) or (10) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary plus

        (5)    in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the board of directors of the Issuer in good faith or if, in the case of an Unrestricted Subsidiary, such fair market value may exceed $25.0 million, in writing by an independent investment banking firm of nationally recognized standing, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clauses (7) or (10) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment.

        The foregoing provisions will not prohibit:

        (1)    subject to clauses (16) and (17) below, the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

        (2)    (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests ("Retired Capital Stock") or Subordinated Indebtedness of the Issuer, or any Equity Interests of any direct or indirect parent company of the Issuer, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Issuer (in each case, other than any Disqualified Stock) ("Refunding Capital Stock") and (b) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Issuer) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement;

        (3)    the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Issuer made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer which is incurred in compliance with "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" so long as

        (A)    the principal amount of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness,

        (B)    such Indebtedness is subordinated to the notes at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value,

        (C)    such Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and

        (D)    such Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

        (4)    a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of common Equity Interests of the Issuer or any of its direct or indirect parent companies held by any future, present or former employee, director or consultant of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $10.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $20.0 million in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed

        (A)    the cash proceeds from the sale of Equity Interests of the Issuer and, to the extent contributed to the Issuer, Equity Interests of any of the Issuer's direct or indirect parent companies, in each case to members of management, directors or consultants of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (c) of the preceding paragraph; plus

        (B)    the cash proceeds of key man life insurance policies received by the Issuer and its Restricted Subsidiaries after the Issue Date less

        (C)    the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (4);

and provided further that cancellation of Indebtedness owing to the Issuer from members of management of the Issuer, any of its direct or indirect parent companies or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Issuer or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

        (5)    the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any other Restricted Subsidiary issued in accordance with the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" to the extent such dividends are included in the definition of Fixed Charges;

        (6)    (A) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Issuer after the Issue Date;

        (B)    the declaration and payment of dividends to a direct or indirect parent company of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent corporation issued after the Issue Date, provided that the amount of dividends paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to the Issuer from the sale of such Designated Preferred Stock; or

        (C)    the declaration and payment of dividends on Refunding Capital Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

provided, however, in the case of each of (A), (B) and (C) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock, after giving effect to such issuance or declaration on a pro forma basis, the Issuer and the Restricted Subsidiaries would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

        (7)    Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed $30.0 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

        (8)    repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

        (9)    the declaration and payment of dividends on the Issuer's common stock, following the first public offering of the Issuer's common stock or the common stock of any of its direct or indirect parent companies after the Issue Date, of up to 6% per annum of the net cash proceeds received by or contributed to the Issuer in or from any such public offering, other than public offerings with respect to the Issuer's common stock registered on Form S-8 and other than any public sale constituting an Excluded Contribution;

        (10)    Investments that are made with Excluded Contributions;

        (11)    other Restricted Payments in an aggregate amount not to exceed $50.0 million;

        (12)    distributions or payments of Receivables Fees;

        (13)    any Restricted Payment used to fund the Transactions and the fees and expenses related thereto or owed to Affiliates, in each case to the extent permitted by the covenant described under "Transactions with Affiliates";

        (14)    the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions "Repurchase at the Option of Holders—Change of Control" and "Repurchase at the Option of Holders—Asset Sales"; provided that all notes tendered by holders of the notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

        (15)    the declaration and payment of dividends by the Issuer to, or the making of loans to, any direct or indirect parent in amounts required for any direct or indirect parent companies to pay

        (A)    franchise taxes and other fees, taxes and expenses required to maintain their corporate existence,

        (B)    federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Issuer and the Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries,

        (C)    customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of the Issuer to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Issuer and the Restricted Subsidiaries, and

        (D)    general corporate overhead expenses of any direct or indirect parent company of the Issuer to the extent such expenses are attributable to the ownership or operation of the Issuer and the Restricted Subsidiaries;

        (16)    on or after December 1, 2008, the declaration and payment of a dividend or the making of a distribution to Holdco to pay cash interest as and when due on the Senior Discount Notes pursuant to the Senior Discount Indenture as in effect on the Issue Date in an amount equal to such cash interest payments; provided, however, that such dividends or distributions made pursuant to this clause (16) shall not be made more than three business days prior to the date on which such interest is due pursuant to the Senior Discount Indenture; and

        (17)    the declaration and payment of a dividend or the making of a distribution to Holdco to redeem, defease, repurchase or otherwise acquire or retire (including by way of satisfaction and discharge of the terms of the Senior Discount Indenture) the Senior Discount Notes (other than any Senior Discount Notes beneficially owned by any Affiliate of the Issuer) in accordance with the terms of the Senior Discount Indenture as in effect on the Issue Date, in an amount equal to such redemption, defeasance, repurchase or other acquisition payment; provided, however, that such dividends or distributions pursuant to this clause (17) may only be made if on the date such dividend or distribution is declared or made the Issuer's Debt to EBITDA Ratio would be equal to or less than 4.25 to 1.00, determined on a pro forma basis (including after giving pro forma effect to any such dividend or distribution and any Indebtedness incurred in connection with the payment of any such dividend or distribution); provided, further, however, that such dividends or distributions made pursuant to this clause (17) shall not be made more than three business days prior to the date on which such redemption, defeasance, repurchase or other acquisition payment is to be made pursuant to the Senior Discount Indenture as in effect on the Issue Date;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (5), (6), (11), (16) and (17), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

        As of the time of issuance of the notes, all of the Issuer's Subsidiaries were Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of "Unrestricted Subsidiary". For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of "Investment." Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clauses (7), (10) or (11) of the second paragraph of this covenant, or pursuant to the definition of "Permitted Investments," and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock

        The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, "incur" and collectively, an "incurrence ") with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or preferred stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of preferred stock, if the Fixed Charge Coverage Ratio for the Issuer's and the Restricted Subsidiaries' most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided that the amount of Indebtedness (other than Acquired Indebtedness), Disqualified Stock and preferred stock that may be incurred pursuant to the foregoing by Restricted Subsidiaries that are not Guarantors of the notes shall not exceed $100.0 million at any one time outstanding.

        The foregoing limitations will not apply to:

        (a)    the incurrence of Indebtedness under Credit Facilities by the Issuer or any of the Restricted Subsidiaries and the issuance and creation of letters of credit and bankers' acceptances thereunder (with letters of credit and bankers' acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $1,420.0 million outstanding at any one time; provided, however, that the aggregate amount of Indebtedness incurred by Restricted Subsidiaries (other than Guarantors) pursuant to this clause (a) may not exceed $200.0 million outstanding at any one time;

        (b)    the incurrence by the Issuer and any Guarantor of Indebtedness represented by the notes (including any Guarantee) (other than any Additional Notes);

        (c)    Existing Indebtedness (other than Indebtedness described in clauses (a) and (b));

        (d)    Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and preferred stock incurred by the Issuer or any of its Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount which, when aggregated with the principal amount of all other

Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (d) and including all Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness, Disqualified Stock and preferred stock incurred pursuant to this clause (d), does not exceed the greater of (x) $120.0 million and (y) 5.00% of Total Assets;

        (e)    Indebtedness incurred by the Issuer or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers' compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

        (f)    Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that

        (1)    such Indebtedness is not reflected on the balance sheet of the Issuer or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (f)(1)) and

        (2)    the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Issuer and the Restricted Subsidiaries in connection with such disposition;

        (g)    Indebtedness of the Issuer to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor is subordinated in right of payment to the notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness;

        (h)    Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that

        (1)    any such Indebtedness is made pursuant to an intercompany note and

        (2)    if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor;

provided further that any subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness;

        (i)    shares of preferred stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of preferred stock (except to the Issuer or another Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of preferred stock;

        (j)    Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk, exchange rate risk with respect to any Indebtedness permitted to be incurred pursuant to "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" or commodity pricing risk;

        (k)    obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Issuer or any Restricted Subsidiary in the ordinary course of business;

        (l)    Indebtedness, Disqualified Stock and preferred stock of the Issuer or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (l), does not at any one time outstanding exceed the sum of (x) $125.0 million and (y) 100% of the net cash proceeds received by the Issuer since immediately after the Issue Date from the issue or sale of Equity Interests of the Issuer or cash contributed to the capital of the Issuer (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to the Issuer or any of its Subsidiaries) as determined in accordance with clauses (c)(2) and (c)(3) of the first paragraph of "—Limitation on Restricted Payments" to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other investments, payments or exchanges pursuant to the second paragraph of "—Limitation on Restricted Payments" or to make Permitted Investments (other than Permitted Investments specified in clauses (a) and (c) of the definition thereof) (it being understood that any Indebtedness, Disqualified Stock or preferred stock incurred pursuant to this clause (l) shall cease to be deemed incurred or outstanding for purposes of this clause (l) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or preferred stock under the first paragraph of this covenant without reliance on this clause (l));

        (m)    the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness, Disqualified Stock or preferred stock which serves to refund or refinance any Indebtedness, Disqualified Stock or preferred stock incurred as permitted under the first paragraph of this covenant and clauses (b) and (c) above, this clause (m) and clause (n) below or any Indebtedness, Disqualified Stock or preferred stock issued to so refund or refinance such Indebtedness, Disqualified Stock or preferred stock including additional Indebtedness, Disqualified Stock or preferred stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees in connection therewith (the "Refinancing Indebtedness") prior to its respective maturity; provided, however, that such Refinancing Indebtedness

        (1)    has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or preferred stock being refunded or refinanced,

        (2)    to the extent such Refinancing Indebtedness refinances (1) Indebtedness subordinated or pari passu to the notes or any Guarantee of the notes, such Refinancing Indebtedness is subordinated or pari passu to the notes or such Guarantee at least to the same extent as the Indebtedness being refinanced or refunded or (2) Disqualified Stock or preferred stock, such Refinancing Indebtedness must be Disqualified Stock or preferred stock, respectively and

        (3)    shall not include

        (x)    Indebtedness, Disqualified Stock or preferred stock of a Subsidiary that refinances Indebtedness, Disqualified Stock or preferred stock of the Issuer,

        (y)    Indebtedness, Disqualified Stock or preferred stock of a Subsidiary that is not a Guarantor that refinances Indebtedness, Disqualified Stock or preferred stock of a Guarantor or

        (z)    Indebtedness, Disqualified Stock or preferred stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or preferred stock of an Unrestricted Subsidiary;

and provided further that subclause (1) of this clause (m) will not apply to any refunding or refinancing of any Indebtedness outstanding under the Senior Credit Facilities;

        (n)    Indebtedness, Disqualified Stock or preferred stock of Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into the Issuer or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that such Indebtedness, Disqualified Stock or preferred stock is not incurred in contemplation of such acquisition or merger; provided further that after giving effect to such acquisition or merger, either

        (1)    the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant or

        (2)    the Fixed Charge Coverage Ratio of the Issuer and the Restricted Subsidiaries is greater than immediately prior to such acquisition or merger;

        (o)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two Business Days of its incurrence;

        (p)    Indebtedness of the Issuer or any Restricted Subsidiary supported by a letter of credit issued pursuant to the Senior Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit; and

        (q)    (1) any guarantee by the Issuer or a Guarantor of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture, or

        (2)    any guarantee by a Restricted Subsidiary of Indebtedness of the Issuer, provided that such guarantee is incurred in accordance with the covenant described below under "—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries".

        For purposes of determining compliance with this covenant:

        (a)    in the event that an item of Indebtedness, Disqualified Stock or preferred stock meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or preferred stock described in clauses (a) through (q) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer, in its sole discretion, will classify or reclassify such item of Indebtedness, Disqualified Stock or preferred stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or preferred stock in one of the above clauses; provided that all Indebtedness outstanding under the Credit Facilities after the application of the net proceeds from the sale of the notes will be treated as incurred on the Issue Date under clause (a) of the preceding paragraph; and

        (b)    at the time of incurrence, the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above.

Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness, Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or preferred stock for purposes of this covenant.

        For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

        The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Liens

        The Issuer will not, and will not permit any Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Senior Subordinated Indebtedness or Subordinated Indebtedness on any asset or property of the Issuer or such Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless the notes (or a Guarantee in the case of Liens of a Guarantor) are equally and ratably secured with (or in the event the Lien relates to Subordinated Indebtedness, are secured on a senior basis to) the obligations so secured until such time as such obligations are no longer secured by a Lien.

Merger, Consolidation or Sale of All or Substantially All Assets

        The Issuer may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless

        (1)    the Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the "Successor Company");

        (2)    the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under the Indenture and the notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

        (3)    immediately after such transaction, no Default or Event of Default exists;

        (4)    immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period,

        (A)    the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" or

        (B)    the Fixed Charge Coverage Ratio for the Successor Company and the Restricted Subsidiaries would be greater than such Ratio for the Issuer and the Restricted Subsidiaries immediately prior to such transaction;

        (5)    each Guarantor, unless it is the other party to the transactions described above, in which case clause (2) of the second succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person's obligations under the Indenture and the notes; and

        (6)    the Issuer shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.

        The Successor Company will succeed to, and be substituted for the Issuer under the Indenture and the notes. Notwithstanding the foregoing clauses (3) and (4),

        (a)    any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer and

        (b)    the Issuer may merge with an Affiliate of the Issuer solely for the purpose of reincorporating the Issuer in another State of the United States so long as the amount of Indebtedness of the Issuer and the Restricted Subsidiaries is not increased thereby.

        Subject to certain limitations described in the Indenture governing release of a Guarantee upon the sale, disposition or transfer of a Guarantor, each Guarantor will not, and the Issuer will not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless

        (A)    (1) such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the "Successor Person");

        (2)    the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor's Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

        (3)    immediately after such transaction, no Default or Event of Default exists; and

        (4)    the Issuer shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or

        (B)    the transaction is made in compliance with the covenant described under "Repurchase at the Option of Holders—Asset Sales".

        Subject to certain limitations described in the Indenture, the Successor Person will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor's Guarantee. Notwithstanding the foregoing, any Guarantor may merge into or transfer all or part of its properties and assets to another Guarantor or the Issuer.

Transactions with Affiliates

        The Issuer will not, and will not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an "Affiliate Transaction") involving aggregate payments or consideration in excess of $5.0 million, unless

        (a)    such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person and

        (b)    the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $10.0 million, a resolution adopted by the majority of the board of directors of the Issuer approving such Affiliate Transaction and set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (a) above.

        The foregoing provisions will not apply to the following:

        (1)    Transactions between or among the Issuer or any of the Restricted Subsidiaries;

        (2)    Restricted Payments permitted by the provisions of the Indenture described above under the covenant "—Limitation on Restricted Payments" and the definition of "Permitted Investments;"

        (3)    the payment of management, consulting, monitoring and advisory fees and related expenses to the Investors;

        (4)    the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, officers, directors, employees or consultants of the Issuer, any of its direct or indirect parent companies or any Restricted Subsidiary;

        (5)    transactions in which the Issuer or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

        (6)    any agreement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the holders in any material respect as compared to the applicable agreement as in effect on the Issue Date);

        (7)    the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders in any material respect;

        (8)    the Transactions and the payment of all fees and expenses related to the Transactions, in each case as disclosed in this prospectus;

        (9)    transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Issuer and the Restricted Subsidiaries, in the reasonable determination of the board of directors of the Issuer or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

        (10)    the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any Permitted Holder or to any director, officer, employee or consultant;

        (11)    sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

        (12)    payments by the Issuer or any Restricted Subsidiary to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the board of directors of the Issuer in good faith; and

        (13)    payments or loans (or cancellation of loans) to employees or consultants of the Issuer, any of its direct or indirect parent companies or any Restricted Subsidiary and employment agreements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved by a majority of the board of directors of the Issuer in good faith.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

        The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

        (a)    (1) pay dividends or make any other distributions to the Issuer or any Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits or

        (2)    pay any Indebtedness owed to the Issuer or any Restricted Subsidiary;

        (b)    make loans or advances to the Issuer or any Restricted Subsidiary; or

        (c)    sell, lease or transfer any of its properties or assets to the Issuer or any Restricted Subsidiary,

        except (in each case) for such encumbrances or restrictions existing under or by reason of:

        (1)    contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Credit Facilities and the related documentation;

        (2)    the Indenture and the notes;

        (3)    purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

        (4)    applicable law or any applicable rule, regulation or order;

        (5)    any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

        (6)    contracts for the sale of assets, including customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

        (7)    secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" and "Liens" that limit the right of the debtor to dispose of the assets securing such Indebtedness;

        (8)    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

        (9)    other Indebtedness, Disqualified Stock or preferred stock of Restricted Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock;"

        (10)    customary provisions in joint venture agreements and other similar agreements;

        (11)    customary provisions contained in leases and other agreements entered into in the ordinary course of business;

        (12)    any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (11) above, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer's board of directors, no more restrictive with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

        (13)    restrictions created in connection with any Receivables Facility that, in the good faith determination of the board of directors of the Issuer, are necessary or advisable to effect such Receivables Facility.

Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

        The Issuer will not permit any Restricted Subsidiary that is a Domestic Subsidiary, other than a Guarantor or a special-purpose Restricted Subsidiary formed in connection with Receivables Facilities, to guarantee the payment of any Indebtedness of the Issuer or any other Guarantor unless:

        (a)    such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer or any Guarantor

        (1)    if the notes or such Guarantor's Guarantee of the notes are subordinated in right of payment to such Indebtedness, the Guarantee under the supplemental indenture shall be subordinated to such Restricted Subsidiary's guarantee with respect to such Indebtedness substantially to the same extent as the notes are subordinated to such Indebtedness under the Indenture and

        (2)    if such Indebtedness is by its express terms subordinated in right of payment to the notes or such Guarantor's Guarantee of the notes, any such guarantee of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary's Guarantee with respect to the notes substantially to the same extent as such Indebtedness is subordinated to the notes;

        (b)    such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee; and

        (c)    such Restricted Subsidiary shall deliver to the Trustee an opinion of counsel to the effect that

        (1)    such Guarantee has been duly executed and authorized and

        (2)    such Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity;

        provided that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

Limitation on Other Senior Subordinated Indebtedness

        The Issuer will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinate in right of payment to any Indebtedness of the Issuer or any Guarantor, as the case may be, unless such Indebtedness is either

        (a)    equal in right of payment with the notes or such Guarantor's Guarantee, as the case may be, or

        (b)    expressly subordinated in right of payment to the notes or such Guarantor's Guarantee, as the case may be.

Reports and Other Information

        Notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indenture requires the Issuer to file with the SEC (and make available to the Trustee and Holders of the notes (without exhibits), without cost to each Holder, within 15 days after it files them with the SEC),

        (a)    within 90 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-K) after the end of each fiscal year, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

        (b)    within 45 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-Q) after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q, containing the information required to be contained therein, or any successor or comparable form;

        (c)    promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form; and

        (d)    any other information, documents and other reports which the Issuer would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided that the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer will make available such information to prospective purchasers of notes, in addition to providing such information to the Trustee and the Holders of the notes, in each case within 15 days after the time the Issuer would be required to file such information with the SEC, if it were subject to Sections 13 or 15(d) of the Exchange Act.

        In the event that any direct or indirect parent company of the Issuer becomes a Guarantor of the notes, the Indenture will permit the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to such parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Issuer and the Restricted Subsidiaries on a standalone basis, on the other hand.

        Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement by the filing with the SEC of the exchange offer registration statement or shelf registration statement within the time periods specified in the Registration Rights Agreement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act.

Events of Default and Remedies

        The following events constitute Events of Default under the Indenture:

        (1)    default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the notes issued under the Indenture, whether or not such payment shall be prohibited by the subordination provisions relating to the notes;

        (2)    default for 30 days or more in the payment when due of interest on or with respect to the notes issued under the Indenture, whether or not such payment shall be prohibited by the subordination provisions relating to the notes;

        (3)    failure by the Issuer to comply with its obligations under the first paragraph of "Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets;"

        (4)    failure by the Issuer to comply for 30 days after notice by the Trustee or the holders of not less than 30% in principal amount of the Notes then outstanding with any of its obligations in the covenants described above under "Repurchase at the Option of Holders—Change of Control" (other than a failure to purchase Notes) or "Repurchase at the Option of Holders—Asset Sales" (other than a failure to purchase Notes) or under "Certain Covenants" under "—Limitation on Restricted Payments", "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock", "—Liens", "—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries", "—Transactions with Affiliates", "—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries", "—Limitation on Other Senior Subordinated Indebtedness" or "—Reports and Other Information";

        (5)    failure by the Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 30% in principal amount of the notes then outstanding and issued under the Indenture to comply with any of its other agreements contained in the Indenture or the notes;

        (6)    default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any Restricted Subsidiary or the payment of which is guaranteed by the Issuer or any Restricted Subsidiary, other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the notes, if both

        (A)    such default either results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and

        (B)    the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $40.0 million or more at any one time outstanding;

        (7)    failure by the Issuer or any Significant Subsidiary to pay final judgments aggregating in excess of $40.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

        (8)    certain events of bankruptcy or insolvency with respect to the Issuer or any Significant Subsidiary; or

        (9)    the Guarantee of any Significant Subsidiary shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary, as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the related Indenture or the release of any such Guarantee in accordance with the Indenture.

        If any Event of Default (other than of a type specified in clause (8) above) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 30% in principal amount of the then outstanding notes issued under the Indenture may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding notes issued under the Indenture to be due and payable immediately; provided, however, that, so long as any Indebtedness permitted to be incurred under the Indenture as part of the Senior Credit Facilities shall be outstanding, no such acceleration shall be effective until the earlier of

        (1)    acceleration of any such Indebtedness under the Senior Credit Facilities, or

        (2)    five Business Days after the giving of written notice of such acceleration to the Issuer and the administrative agent under the Senior Credit Facilities.

        Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (8) of the first paragraph of this section, all outstanding notes will become due and payable without further action or notice. The Indenture provides that the Trustee may withhold from Holders notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee shall have no obligation to accelerate the notes if in the best judgment of the Trustee acceleration is not in the best interest of the Holders of such notes.

        The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding notes issued thereunder by notice to the Trustee may on behalf of the Holders of all of such notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, premium, if any, or the principal of any such note held by a non-consenting Holder. In the event of any Event of Default specified in clause (6) above, such Event of Default and all consequences thereof (excluding any resulting payment default) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arises

        (x)    the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, or

        (y)    the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default, or

        (z)    the default that is the basis for such Event of Default has been cured.

        Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the notes unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a note may pursue any remedy with respect to the Indenture or the notes unless:

        (1)    such Holder has previously given the Trustee notice that an Event of Default is continuing;

        (2)    Holders of at least 30% in principal amount of the outstanding notes have requested the Trustee to pursue the remedy;

        (3)    such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

        (4)    the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

        (5)    Holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

        Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

        The Indenture provides that the Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required, within five Business Days, upon becoming aware of any Default or Event of Default or any default under any document, instrument or agreement representing Indebtedness of the Issuer or any Guarantor, to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor or any of their parent companies shall have any liability for any obligations of the Issuer or the Guarantors under the notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

        The obligations of the Issuer and the Guarantors under the Indenture will terminate (other than certain obligations) and will be released upon payment in full of all of the notes issued under the Indenture. The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the notes issued under the Indenture and have each Guarantor's obligation discharged with respect to its Guarantee ("Legal Defeasance") and cure all then existing Events of Default except for

        (1)    the rights of Holders of notes issued under the Indenture to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due solely out of the trust created pursuant to the Indenture,

        (2)    the Issuer's obligations with respect to notes issued under the Indenture concerning issuing temporary notes, registration of such notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust,

        (3)    the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer's obligations in connection therewith and

        (4)    the Legal Defeasance provisions of the Indenture.

        In addition, the Issuer may, at its option and at any time, elect to have its obligations and those of each Guarantor released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuer) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the notes issued under the Indenture:

        (1)    the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the notes issued under the Indenture on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on the notes;

        (2)    in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

        (A)    the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling or

        (B)    since the issuance of the notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel in the United States shall confirm that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

        (3)    in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

        (4)    no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit) shall have occurred and be continuing on the date of such deposit;

        (5)    such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement or instrument (other than the Indenture) to which, the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

        (6)    the Issuer shall have delivered to the Trustee an opinion of counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of Section 547 of Title II of the United States Code;

        (7)    the Issuer shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

        (8)    the Issuer shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel in the United States (which opinion of counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when either

        (a)    all such notes theretofore authenticated and delivered, except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

        (b)    (1) all such notes not theretofore delivered to such Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with such Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on such notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

        (2)    no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit) with respect to the Indenture or the notes issued thereunder shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Credit Facilities or any other material agreement or instrument (other than the Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

        (3)    the Issuer has paid or caused to be paid all sums payable by it under the Indenture; and

        (4)    the Issuer has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of such notes at maturity or the redemption date, as the case may be.

        In addition, the Issuer must deliver an Officers' Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Transfer and Exchange

        A Holder may transfer or exchange notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer is not required to transfer or exchange any note selected for redemption. Also, the Issuer is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

        The registered Holder of a note will be treated as the owner of the note for all purposes.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, the Indenture, any related guarantee and the notes issued thereunder may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding and issued under the Indenture, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes, and any existing Default or Event of Default or compliance with any provision of the Indenture or the notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes issued under the Indenture, other than notes beneficially owned by the Issuer or its Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for notes).

        The Indenture provides that, without the consent of each Holder affected, an amendment or waiver may not, with respect to any notes issued under the Indenture and held by a non-consenting Holder:

        (1)    reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver,

        (2)    reduce the principal of or change the fixed maturity of any such note or alter or waive the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "Repurchase at the Option of Holders"),

        (3)    reduce the rate of or change the time for payment of interest on any note,

        (4)    waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes issued under the Indenture, except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any guarantee which cannot be amended or modified without the consent of all Holders,

        (5)    make any note payable in money other than that stated in the notes,

        (6)    make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the notes,

        (7)    make any change in these amendment and waiver provisions,

        (8)    impair the right of any Holder to receive payment of principal of, or interest on such Holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's notes, or

        (9)    make any change in the subordination provisions of the Indenture that would adversely affect the Holders.

        Notwithstanding the foregoing, without the consent of any Holder, the Issuer, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture, any Guarantee or the notes:

        (1)    to cure any ambiguity, omission, mistake, defect or inconsistency;

        (2)    to provide for uncertificated notes in addition to or in place of certificated notes;

        (3)    to comply with the covenant relating to mergers, consolidations and sales of assets;

        (4)    to provide the assumption of the Issuer's or any Guarantor's obligations to Holders;

        (5)    to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder;

        (6)    to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

        (7)    to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

        (8)    to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee pursuant to the requirements thereof;

        (9)    to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

        (10)    to add a Guarantor under the Indenture;

        (11)    to conform the text of the Indenture, Guarantees or the notes to any provision of this "Description of the Notes" to the extent that such provision in this "Description of the Notes" was intended to be a verbatim recitation of a provision of the Indenture, the Guarantees or the notes; or

        (12)    making any amendment to the provisions of the Indenture relating to the transfer and legending of notes; provided, however, that (1) compliance with the Indenture as so amended would not result in notes being transferred in violation of the Securities Act or any applicable securities law and (2) such amendment does not materially and adversely affect the rights of Holders to transfer notes.

        The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

        Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

        The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

        The Indenture provides that the Holders of a majority in principal amount of the outstanding notes issued thereunder will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

        The Indenture, the notes and any Guarantee are governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

        Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term "consolidated" with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

        "Acquired Indebtedness" means, with respect to any specified Person,

        (1)    Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

        (2)    Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

        "Applicable Premium" means, with respect to any note on any Redemption Date, the greater of:

        (1)    1.0% of the principal amount of the note; and

        (2)    the excess, if any, of (a) the present value at such redemption date of (i) the redemption price of the note at October 1, 2008 (such redemption price being set forth in the table appearing above under the caption "Optional Redemption"), plus (ii) all required interest payments due on the note through October 1, 2008 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of the note.

        "Asset Sale" means

        (1)    the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Issuer or any Restricted Subsidiary (each referred to in this definition as a "disposition") or

        (2)    the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions, in each case, other than:

        (a)    any disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business or any disposition of inventory or goods held for sale in the ordinary course of business;

        (b)    the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under "Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets" or any disposition that constitutes a Change of Control pursuant to the Indenture;

        (c)    the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under "Certain Covenants—Limitation on Restricted Payments";

        (d)    any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $20.0 million;

        (e)    any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary;

        (f)    to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

        (g)    the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

        (h)    any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (with the exception of Investments in Unrestricted Subsidiaries acquired pursuant to clause (h) of the definition of Permitted Investments);

        (i)    foreclosures on assets;

        (j)    sales of accounts receivable, or participations therein, in connection with any Receivables Facility; and

        (k)    any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations permitted by the Indenture.

        "Board Resolution" means with respect to the Issuer, a duly adopted resolution of the Board of Directors of the Issuer or any committee thereof.

        "Business Day" means each day which is not a Legal Holiday.

        "Capital Stock" means

        (1)    in the case of a corporation, corporate stock,

        (2)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock,

        (3)    in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and

        (4)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Capitalized Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

        "Cash Equivalents" means

        (1)    United States dollars,

        (2)    Canadian dollars,

        (3)    (a) euro, or any national currency of any participating member state in the European Union or,

        (b)    in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business,

        (4)    securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition,

        (5)    certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $250.0 million in the case of domestic banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of foreign banks,

        (6)    repurchase obligations for underlying securities of the types described in clauses (4) and (5) entered into with any financial institution meeting the qualifications specified in clause (5) above,

        (7)    commercial paper rated at least P-1 by Moody's or at least A-1 by S&P and in each case maturing within 12 months after the date of creation thereof,

        (8)    marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody's or S&P, respectively (or, if at any time neither Moody's nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 12 months after the date of creation thereof,

        (9)    investment funds investing 95% of their assets in securities of the types described in clauses (1) through (8) above,

        (10)    readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody's or S&P with maturities of 24 months or less from the date of acquisition and

        (11)    Indebtedness or preferred stock issued by Persons with a rating of "A" or higher from S&P or "A2" or higher from Moody's with maturities of 12 months or less from the date of acquisition.

        Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) through (3) above, provided that such amounts are converted into any currency listed in clauses (1) through (3) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

        "Change of Control" means the occurrence of any of the following:

        (1)    the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or

        (2)    the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies.

        "Color Prelude Acquisition" means the acquisition of Color Prelude, Inc. by IST Corp. on December 18, 2001.

        "Consolidated Depreciation and Amortization Expense" means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

        "Consolidated Interest Expense" means, with respect to any Person for any period, the sum, without duplication, of:

        (a)    consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount resulting from the issuance of Indebtedness at less than par, non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133 "Accounting for Derivative Instruments and Hedging Activities"), the interest component of Capitalized Lease Obligations and net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and any expensing of bridge, commitment and other financing fees), and

        (b)    consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued less

        (c)    interest income for such period.

        For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

        "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

        (1)    any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to severance, relocation costs, new product introductions, one-time compensation charges, the Jostens Acquisition, the Color Prelude Acquisition, the Lehigh Press Acquisition and the Transactions) shall be excluded,

        (2)    the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

        (3)    any after-tax effect of income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded,

        (4)    any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Board of Directors of the Issuer, shall be excluded,

        (5)    the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Issuer shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

        (6)    solely for the purpose of determining the amount available for Restricted Payments under clause (c)(1) of the first paragraph of "Certain Covenants—Limitation on Restricted Payments", the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income of the Issuer will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Issuer or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

        (7)    effects of adjustments in any line item in such Person's consolidated financial statements required or permitted by the Financial Accounting Standards Board Statement Nos. 141 and 142 resulting from the application of purchase accounting in relation to the Transactions, the Jostens Acquisition, the Color Prelude Acquisition and the Lehigh Press Acquisition or any acquisition that is consummated after the Issue Date, net of taxes, shall be excluded,

        (8)    any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded,

        (9)    any impairment charge or asset write-off pursuant to Financial Accounting Standards Board Statement No. 142 and No. 144 and the amortization of intangibles arising pursuant to No. 141 shall be excluded, and

        (10)    any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors or employees shall be excluded.

        Notwithstanding the foregoing, for the purpose of the covenant described under "Certain Covenants—Limitation on Restricted Payments" only (other than clause (c)(4) thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuer and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer or any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(4) thereof.

        "Consolidated Total Indebtedness" means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Issuer and the Restricted Subsidiaries and (2) the aggregate amount of all outstanding Disqualified Stock of the Issuer and all preferred stock of the Restricted Subsidiaries, with the amount of such Disqualified Stock and preferred stock equal to the greater of their respective voluntary or involuntary liquidation preferences and Maximum Fixed Repurchase Prices, in each case determined on a consolidated basis in accordance with GAAP.

        For purposes hereof, the "Maximum Fixed Repurchase Price" of any Disqualified Stock or preferred stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or preferred stock as if such Disqualified Stock or preferred stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or preferred stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the Issuer.

        "Contingent Obligations" means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

        (1)    to purchase any such primary obligation or any property constituting direct or indirect security therefor,

        (2)    to advance or supply funds

        (A)    for the purchase or payment of any such primary obligation or

        (B)    to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

        (3)    to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

        "Credit Facilities" means, with respect to the Issuer or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facilities, or commercial paper facilities with banks or other institutional lenders or investors or indentures providing for revolving credit loans, term loans, receivables financing, including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against receivables, letters of credit or other long-term indebtedness, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock").

        "Debt to EBITDA Ratio" means, with respect to the Issuer for any period, the Issuer's ratio of (1) Consolidated Total Indebtedness as of the date of calculation (the "Debt to EBITDA Ratio Calculation Date") to (2) the EBITDA for the four full consecutive fiscal quarters immediately preceding the Debt to EBITDA Ratio Calculation Date for which financial information is available (the "Measurement Period").

        In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees or redeems any Indebtedness or issues or redeems Disqualified Stock or preferred stock or consummates any Investments, acquisitions, dispositions, or mergers or consolidations subsequent to the commencement of the Measurement Period for which the Debt to EBITDA Ratio is being calculated but prior to or simultaneously with the Debt to EBITDA Ratio Calculation Date, then the Debt to EBITDA Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness or issuance or redemption of Disqualified Stock or preferred stock or Investment, acquisition, disposition, merger or consolidation, as if the same had occurred at the beginning of the Measurement Period. Any computations or pro forma calculations made pursuant to this "Debt to EBITDA Ratio" definition or clause (17) of the second paragraph of the covenant described under "—Limitation on Restricted Payments" shall be made in accordance with the provisions set forth in the second and third paragraphs of the definition of "Fixed Charge Coverage Ratio".

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Designated Noncash Consideration" means the fair market value of noncash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers' Certificate, setting forth the basis of such valuation, executed by a senior vice president and the principal financial officer of the Issuer, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

        "Designated Preferred Stock" means preferred stock of the Issuer or any parent corporation thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to an Officers' Certificate executed by a senior vice president and the principal financial officer of the Issuer or the applicable parent corporation thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (c) of the first paragraph of the "Certain Covenants—Limitation on Restricted Payments" covenant.

        "Designated Senior Indebtedness" means

        (1)    any Indebtedness outstanding under the Senior Credit Facilities; and

        (2)    any other Senior Indebtedness permitted under the Indenture, the principal amount of which is $25.0 million or more and that has been designated by the Issuer as "Designated Senior Indebtedness."

        "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the notes or the date the notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

        "Domestic Subsidiary" means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.

        "EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

        (1)    increased (without duplication) by:

        (a)    provision for taxes based on income or profits, plus franchise or similar taxes, of such Person for such period deducted in computing Consolidated Net Income, plus

        (b)    Consolidated Interest Expense of such Person for such period to the extent the same was deducted in calculating such Consolidated Net Income, plus

        (c)    Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted in computing Consolidated Net Income, plus

        (d)    any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Indenture (including a refinancing thereof) (whether or not successful), including (1) such fees, expenses or charges related to the offering of the notes and the Credit Facilities and (2) any amendment or other modification of the Notes, and, in each case, deducted in computing Consolidated Net Income, plus

        (e)    the amount of any restructuring charge deducted in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Issue Date and costs related to the closure and/or consolidation of facilities, plus

        (f)    any other non-cash charges, including any write off or write downs, reducing Consolidated Net Income for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period, plus

        (g)    the amount of any minority interest expense deducted in such period in calculating Consolidated Net Income (less the amount of any cash dividends paid to the holders of such minority interests), plus

        (h)    the amount of management, monitoring, consulting and advisory fees and related expenses paid in such period to the Investors or any of their respective Affiliates, plus

        (i)    expenses consisting of internal software development costs that are expensed during the period but could have been capitalized under alternative accounting policies in accordance with GAAP, plus

        (j)    costs of surety bonds incurred in such period in connection with financing activities;

        (2)    decreased by (without duplication) non-cash items increasing Consolidated Net Income of such Person for such period, excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period; and

        (3)    increased or decreased by (without duplication):

        (a)    any net gain or loss resulting in such period from Hedging Obligations, plus or minus, as applicable

        (b)    without duplication, the Historical Adjustments incurred in such period.

        "EMU" means economic and monetary union as contemplated in the Treaty on European Union.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

        "Equity Offering" means any public or private sale of common stock or preferred stock of the Issuer or any of its direct or indirect parent companies (excluding Disqualified Stock), other than

        (1)    public offerings with respect to the Issuer's or any direct or indirect parent company's common stock registered on Form S-8;

        (2)    issuances to any Subsidiary of the Issuer; and

        (3)    any such public or private sale that constitutes an Excluded Contribution.

        "euro" means the single currency of participating member states of the EMU.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

        "Excluded Contribution" means net cash proceeds, marketable securities or Qualified Proceeds received by the Issuer from

        (a)    contributions to its common equity capital, and

        (b)    the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as Excluded Contributions pursuant to an officers' certificate executed by a senior vice president and the principal financial officer of the Issuer on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (c) of the first paragraph under "Certain Covenants—Limitation on Restricted Payments".

        "Existing Indebtedness" means Indebtedness of the Issuer or the Restricted Subsidiaries in existence on the Issue Date, plus interest accruing thereon.

        "Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees or redeems any Indebtedness or issues or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Fixed Charge Coverage Ratio Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of Disqualified Stock or preferred stock, as if the same had occurred at the beginning of the applicable four-quarter period.

        For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Issuer or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

        For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

        "Fixed Charges" means, with respect to any Person for any period, the sum of

        (a)    Consolidated Interest Expense of such Person for such period,

        (b)    all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock (including any Designated Preferred Stock) or any Refunding Capital Stock of such Person made during such period, and

        (c)    all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock made during such period.

        "Foreign Subsidiary" means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof.

        "GAAP" means generally accepted accounting principles in the United States which are in effect on the Issue Date.

        "Government Securities" means securities that are

        (a)    direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

        (b)    obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

        "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

        "Guarantee" means the guarantee by any Guarantor of the Issuer's Obligations under the Indenture.

        "Hedging Obligations" means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.

        "Historical Adjustments" means with respect to any Person, without duplication, the following items to the extent incurred prior to the Issue Date and, in each case, during the applicable period:

        (1)    fees for management advisory services paid by the Issuer or any of its Restricted Subsidiaries to DLJ Merchant Banking Partners III, L.P. and DLJ Merchant Banking Partners II, L.P. or any of their respective financial services Affiliates;

        (2)    adjustments in any line item in such Person's consolidated financial statements required or permitted by the Financial Accounting Standards Board Statement Nos. 141 and 142 resulting from the application of purchase accounting in relation to the Jostens Acquisition, the Color Prelude Acquisition and the Lehigh Press Acquisition;

        (3)    gains (losses) from the early extinguishment of Indebtedness;

        (4)    transaction expenses incurred in connection with the Jostens Acquisition, the merger and recapitalization of Jostens in 2000 and the Lehigh Press Acquisition;

        (5)    the cumulative effect of a change in accounting principles;

        (6)    gains (losses), net of tax, from disposed or discontinued operations, including the discontinuance of Jostens' Recognition business;

        (7)    non-cash adjustments to LIFO reserves;

        (8)    gains (losses) attributable to the disposition of fixed assets; and

        (9)    other costs consisting of (i) one-time restructuring charges, (ii) one-time severance costs in connection with former employees, (iii) debt financing costs, (iv) unusual litigation expenses, (v) fees and expenses related to acquisitions and (vi) consulting services in connection with acquisitions.

        "Holdco" means Visant Holding Corp.

        "Holder" means a holder of the notes.

        "Indebtedness" means, with respect to any Person,

        (1)    any indebtedness (including principal and premium) of such Person, whether or not contingent

        (a)    in respect of borrowed money,

        (b)    evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers' acceptances (or, without double counting, reimbursement agreements in respect thereof),

        (c)    representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, or

        (d)    representing any Hedging Obligations,

        if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

        (2)    to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of another Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business, and

        (3)    to the extent not otherwise included, the obligations of the type referred to in clause (1) of another Person secured by a Lien on any asset owned by such Person, whether or not such Indebtedness is assumed by such Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (A) Contingent Obligations incurred in the ordinary course of business or (B) obligations under or in respect of Receivables Facilities or (C) leases of precious metals used in the ordinary course of business of the Issuer and its Restricted Subsidiaries, whether or not accounted for as operating leases under GAAP.

        "Independent Financial Advisor" means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

        "Initial Purchasers" means Credit Suisse First Boston LLC, Deutsche Bank Securities Inc., Banc of America Securities LLC, Calyon Securities (USA) Inc., CIT Capital Securities LLC, Greenwich Capital Markets, Inc., ING Financial Markets LLC and NatCity Investments, Inc.

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

        "Investment Grade Securities" means

        (1)    securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents),

        (2)    debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 or higher by Moody's or the equivalent of such rating by such rating organization, or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries,

        (3)    investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution, and

        (4)    corresponding instruments in countries other than the United States customarily utilized for high quality investments.

        "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "Certain Covenants—Limitation on Restricted Payments,"

        (1)    "Investments" shall include the portion (proportionate to the Issuer's equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to

        (x)    the Issuer's "Investment" in such Subsidiary at the time of such redesignation less

        (y)    the portion (proportionate to the Issuer's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

        (2)    any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer.

        "Investors" means Kohlberg Kravis Roberts & Co. L.P., and DLJ Merchant Banking Partners III, L.P. and their respective Affiliates.

        "Issue Date" means October 4, 2004.

        "Issuer" means Visant Corporation, a Delaware corporation, and its successors.

        "Jostens Acquisition" means the acquisition of Jostens by affiliates of DLJ Merchant Banking Partners III L.P. on July 29, 2003.

        "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

        "Lehigh Press Acquisition" means the acquisition of The Lehigh Press, Inc. by a subsidiary of Von Hoffmann Holdings Inc. on October 22, 2003.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

        "Moody's" means Moody's Investors Service, Inc. and any successor to its rating agency business.

        "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

        "Net Proceeds" means the aggregate cash proceeds received by the Issuer or any Restricted Subsidiary in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Noncash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Noncash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness or Senior Subordinated Indebtedness required (other than required by clause (1) of the second paragraph of "Repurchase at the Option of Holders—Asset Sales") to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker's acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

        "Officer" means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.

        "Officers' Certificate" means a certificate signed on behalf of the Issuer by two Officers of the Issuer, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer, that meets the requirements set forth in the Indenture.

        "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

        "Permitted Asset Swap" means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided, that any cash or Cash Equivalents received must be applied in accordance with the "Asset Sales" covenant.

        "Permitted Holders" means each of the Investors and their respective Affiliates and members of management of the Issuer who are shareholders of the Issuer on the Issue Date and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided, that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors, Affiliates and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies.

        "Permitted Investments" means

        (a)    any Investment in the Issuer or any Restricted Subsidiary;

        (b)    any Investment in cash and Cash Equivalents or Investment Grade Securities;

        (c)    any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person that is engaged in a Similar Business if as a result of such Investment

        (1)    such Person becomes a Restricted Subsidiary or

        (2)    such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary;

        (d)    any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of "Repurchase at the Option of Holders—Asset Sales" or any other disposition of assets not constituting an Asset Sale;

        (e)    any Investment existing on the Issue Date;

        (f)    any Investment acquired by the Issuer or any Restricted Subsidiary

        (1)    in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Issuer of such other Investment or accounts receivable or

        (2)    as a result of a foreclosure by the Issuer or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

        (g)    Hedging Obligations permitted under clause (j) of the covenant described in "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" covenant;

        (h)    any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (h) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $150 million and (y) 6.50% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

        (i)    Investments the payment for which consists of Equity Interests of the Issuer, or any of its direct or indirect parent companies (exclusive of Disqualified Stock); provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (c) of the first paragraph under the covenant described in "Certain Covenants—Limitations on Restricted Payments";

        (j)    guarantees of Indebtedness permitted under the covenant described in "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock;"

        (k)    any transaction to the extent it constitutes an investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under "Certain

Covenants—Transactions with Affiliates" (except transactions described in clauses (2), (5) and (9) of such paragraph);

        (l)    Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

        (m)    additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (m) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $50.0 million and (y) 2.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

        (n)    Investments relating to any special purpose Wholly-Owned Subsidiary of the Issuer organized in connection with a Receivables Facility that, in the good faith determination of the Board of Directors of the Issuer, are necessary or advisable to effect such Receivables Facility;

        (o)    advances to employees not in excess of $15.0 million outstanding at any one time, in the aggregate; and

        (p)    loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business.

        "Permitted Junior Securities" means:

        (1)    Equity Interests in the Issuer, any Guarantor or any direct or indirect parent of the Issuer; or

        (2)    unsecured debt securities that are subordinated to all Senior Indebtedness (and any debt securities issued in exchange for Senior Indebtedness) to substantially the same extent as, or to a greater extent than, the notes and the Guarantees are subordinated to Senior Indebtedness under the Indenture;

provided that the term "Permitted Junior Securities" shall not include any securities distributed pursuant to a plan of reorganization if the Indebtedness under the Senior Credit Facilities is treated as part of the same class as the notes for purposes of such plan of reorganization.

        "Permitted Liens" means, with respect to any Person:

        (1)    pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

        (2)    Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

        (3)    Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

        (4)    Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

        (5)    minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

        (6)    Liens securing Indebtedness permitted to be incurred pursuant to clause (d) or (l) of the second paragraph under "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock";

        (7)    Liens existing on the Issue Date;

        (8)    Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

        (9)    Liens on property at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer or any Restricted Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

        (10)    Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock";

        (11)    Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

        (12)    Liens on specific items of inventory of other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

        (13)    leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Issuer or any of the Restricted Subsidiaries;

        (14)    Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

        (15)    Liens in favor of the Issuer or any Guarantor;

        (16)    Liens on equipment of the Issuer or any Restricted Subsidiary granted in the ordinary course of business to the Issuer's client at which such equipment is located;

        (17)    Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

        (18)    Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9), (10), (11) and (15); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10), (11) and (15) at the time the original Lien became a Permitted Lien under the Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

        (19)    deposits made in the ordinary course of business to secure liability to insurance carriers; and

        (20)    other Liens securing obligations incurred in the ordinary course of business which obligations do to exceed $25.0 million at any one time outstanding.

        For purposes of this definition, the term "Indebtedness" shall be deemed to include interest on such Indebtedness.

        "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "preferred stock" means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

        "Qualified Proceeds" means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the board of directors in good faith.

        "Rating Agencies" mean Moody's and S&P or if Moody's or S&P or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer (as certified by a Board Resolution) which shall be substituted for Moody's or S&P or both, as the case may be.

        "Receivables Facility" means one or more receivables financing facilities, as amended from time to time, the Indebtedness of which is non-recourse (except for standard representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer and the Restricted Subsidiaries pursuant to which the Issuer or any of its Restricted Subsidiaries sells its accounts receivable to a Person that is not a Restricted Subsidiary.

        "Receivables Fees" means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

        "Registration Rights Agreement" means the Registration Rights Agreement dated as of the Issue Date, among the Issuer, the Guarantors and the Initial Purchasers.

        "Related Business Assets" means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

        "Representative" means any trustee, agent or representative (if any) for an issue of Senior Indebtedness of the Issuer.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" means, at any time, any direct or indirect Subsidiary of the Issuer (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of "Restricted Subsidiary".

        "S&P" means Standard & Poor's, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

        "Sale and Lease-Back Transaction" means any arrangement with any Person providing for the leasing by the Issuer or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to such Person in contemplation of such leasing.

        "SEC" means the Securities and Exchange Commission.

        "Secondary Holdings" means Visant Secondary Holdings Corp.

        "Secured Indebtedness" means any indebtedness of the Issuer secured by a Lien.

        "Securities Act" means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

        "Senior Credit Facilities" means the Credit Agreement entered into as of the Issue Date by and among the Issuer, Secondary Holdings, the lenders party thereto in their capacities as lenders thereunder, Credit Suisse First Boston, as Administrative Agent, and Credit Suisse First Boston Toronto Branch, as Canadian Administrative Agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" above).

        "Senior Discount Indenture" means the indenture dated as of December 2, 2003, among Holdco as Issuer and BNY Midwest Trust Company, as Trustee.

        "Senior Discount Notes" means the $247,200,000 principal amount at maturity of 10 1/4% senior discount notes due 2013 issued by Holdco pursuant to the Senior Discount Indenture and outstanding as of the Issue Date.

        "Senior Indebtedness" means

        (a)    all Indebtedness of the Issuer or any Guarantor outstanding under the Senior Credit Facilities (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Issuer or any Guarantor, regardless of whether or not a claim for post-filing interest is allowed in such proceedings);

        (b)    all Hedging Obligations (and guarantees thereof) with respect to the Senior Credit Facilities, provided that such Hedging Obligations are permitted to be incurred under the terms of the Indenture;

        (c)    any other Indebtedness of the Issuer or any Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes or any subsidiary guarantee; and

        (d)    all Obligations with respect to the items listed in the preceding clauses (a), (b) and (c);

        provided, however, that Senior Indebtedness shall not include:

        (1)    any obligation of such Person to the Issuer or any Subsidiary;

        (2)    any liability for federal, state, local or other taxes owed or owing by such Person;

        (3)    any accounts payable or other liability to trade creditors arising in the ordinary course of business;

        (4)    any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

        (5)    that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Indenture.

        "Senior Subordinated Indebtedness" means

        (a)    with respect to the Issuer, Indebtedness which ranks equal in right of payment to the notes, and

        (b)    with respect to any Guarantor, Indebtedness which ranks equal in right of payment to the Guarantee of such Guarantor.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

        "Similar Business" means any business conducted or proposed to be conducted by the Issuer and its Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.

        "Special Interest" means all liquidated damages then owing pursuant to the Registration Rights Agreement.

        "Subordinated Indebtedness" means

        (a)    with respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the notes, and

        (b)    with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to the guarantee of such Guarantor under the Indenture.

        "Subsidiary" means, with respect to any Person,

        (1)    any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and

        (2)    any partnership, joint venture, limited liability company or similar entity of which

        (x)    more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

        (y)    such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

        "Total Assets" means the total assets of the Issuer and the Restricted Subsidiaries, as shown on the most recent balance sheet of the Issuer.

        "Transaction Agreements" means the (1) the agreement and plan of merger dated as of July 21, 2004, among Fusion Acquisition LLC, VHH Merger, Inc. and Von Hoffmann Holdings Inc.; (2) the

agreement and plan of merger dated as of July 21, 2004, among Fusion Acquisition Corp., AHI Merger, Inc. and AHC I Acquisition Corp and (3) the Contribution Agreement dated as of July 21, 2004, among Visant Holding Corp. and Fusion Acquisition LLC, in each case as the same may be amended prior to the Issue Date.

        "Transactions" means the transactions contemplated by the Transaction Agreements, the notes and the Senior Credit Facilities as in effect on the Issue Date.

        "Treasury Rate" means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to October 1, 2008; provided, however, that if the period from the redemption date to October 1, 2008, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

        "Trustee" means The Bank of New York until a successor replaces it and, thereafter, means the successor.

        "Unrestricted Subsidiary" means

        (1)    any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Issuer, as provided below) and

        (2)    any Subsidiary of an Unrestricted Subsidiary.

        The board of directors of the Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than any Subsidiary of the Subsidiary to be so designated), provided that

        (a)    any Unrestricted Subsidiary must be an entity of which shares of the capital stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Issuer,

        (b)    such designation complies with the covenants described under "Certain Covenants—Limitation on Restricted Payments" and

        (c)    each of

        (1)    the Subsidiary to be so designated and

        (2)    its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary.

        The board of directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation no Default or Event of Default shall have occurred and be continuing and either

        (1)    the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in the first paragraph under "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" or

        (2)    the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

        Any such designation by the board of directors of the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness, Disqualified Stock or preferred stock, as the case may be, at any date, the quotient obtained by dividing

        (1)    the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or preferred stock multiplied by the amount of such payment, by

        (2)    the sum of all such payments.

        "Wholly-Owned Subsidiary" of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of the material United States federal income tax consequences of the ownership of notes as of the date hereof.

        Except where noted, this summary deals only with notes that are held as capital assets, and does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

  •
  a dealer in securities or currencies;

  •
  a financial institution;

  •
  a regulated investment company;

  •
  a real estate investment trust;

  •
  a tax-exempt organization;

  •
  an insurance company;

  •
  a person holding the notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

  •
  a trader in securities that has elected the mark-to-market method of accounting for your securities;

  •
  a person liable for alternative minimum tax;

  •
  a person who is an investor in a pass-through entity;

  •
  a person whose "functional currency" is not the U.S. dollar;

  •
  a "controlled foreign corporation";

  •
  a "passive foreign investment company"; or

  •
  a United States expatriate

        This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. This summary does not represent a detailed description of the United States federal income tax consequences to you in light of your particular circumstances.

        If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes, you should consult your tax advisors.

        If you are considering the purchase of notes, you should consult your own tax advisors concerning the particular United States federal income tax consequences to you of the ownership of the notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Consequences to United States Holders

        The following is a summary of the material United States federal income tax consequences that will apply to you if you are a United States Holder of notes.

        Certain consequences to "Non-United States Holders" of notes, which are beneficial owners of notes (other than partnerships) who are not United States Holders, are described under "—Consequences to Non-United States Holders" below.

        "United States Holder" means a beneficial owner of a note that is for United States federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

Payments of Interest

        Interest on a note will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for tax purposes.

Market Discount

        If you purchase a note for an amount that is less than its principal amount, the amount of the difference will be treated as "market discount" for United States federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any principal payment on or any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the note at the time of its payment or disposition.

        In addition, you may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the note. You may elect, on a bond-by-bond basis, to deduct the deferred interest expense in a tax year prior to the year of disposition. You should consult your own tax advisors before making this election.

        Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless you elect to accrue on a constant interest method. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply.

Amortizable Bond Premium

        If you purchase a note for an amount in excess of its principal amount, you will be considered to have purchased the note at a "premium". You generally may elect to amortize the premium over the remaining term of the note on a constant yield method as an offset to interest when includible in income under your regular accounting method. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the note.

Sale, Exchange and Retirement of Notes

        Your tax basis in a note will, in general, be your cost for that note, increased by market discount that you previously included in income, and reduced by any amortized premium and any cash payments on the note other than stated interest. Upon the sale, exchange, retirement or other disposition of a note, you will recognize gain or loss equal to the difference between the amount you realize upon the sale, exchange, retirement or other disposition (less an amount equal to any accrued interest that you did not previously include in income, which will be taxable as interest income) and the tax basis of the note. Except as described above with respect to market discount, that gain or loss will be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Consequences to Non-United States Holders

        The following is a summary of the material United States federal income and estate tax consequences that will apply to you if you are a Non-United States Holder of notes.

United States Federal Withholding Tax

        The 30% United States federal withholding tax will not apply to any payment of interest on the notes, under the "portfolio interest rule," provided that:

  •
  interest paid on the notes is not effectively connected with your conduct of a trade or business in the United States;

  •
  you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

  •
  you are not a controlled foreign corporation that is related to us through stock ownership;

  •
  you are not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and

  •
  either (a) you provide your name and address on an Internal Revenue Service ("IRS") Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person as defined under the Code or (b) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations.

Special certification rules apply to Non-United States Holders that are pass-through entities rather than corporations or individuals.

        If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed:

  •
  IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

  •
  IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under "United States Federal Income Tax").

        The 30% United States federal withholding tax generally will not apply to any payment of principal or gain that you realize on the sale, exchange, retirement or other disposition of a note.

United States Federal Income Tax

        If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), then you will be subject to United States federal income tax on that interest on a net income basis (although you will be exempt from the 30% United States federal withholding tax, provided you furnish us with a properly executed IRS Form W-8ECI as discussed above under "United States Federal Withholding Tax") in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of such interest, subject to adjustments.

        Any gain realized on the disposition of a note generally will not be subject to United States federal income tax unless:

  •
  the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment); or

  •
  you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

United States Federal Estate Tax

        Your estate will not be subject to United States federal estate tax on notes beneficially owned by you at the time of your death, provided that any interest payment to you on the notes would be eligible for exemption from the 30% United States federal withholding tax under the "portfolio interest rule" described above under "United States Federal Withholding Tax," without regard to the statement requirement described in the fifth bullet point of that section.

Information Reporting and Backup Withholding

United States Holders

        In general, information reporting requirements will apply to certain payments of principal, interest and premium paid on notes and to the proceeds of sale of a note made to you (unless you are an exempt recipient such as a corporation). A backup withholding tax may apply to such payments if you fail to provide a taxpayer identification number or a certification of exempt status, or if you fail to report in full dividend and interest income.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

Non-United States Holders

        Generally, we must report to the IRS and to you the amount of interest on the notes paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

        In general, you will not be subject to backup withholding with respect to payments on the notes that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person as defined under the Code, and we have received from you the statement described above in the fifth bullet point under "Consequences to Non-United States Holders—United States Federal Withholding Tax."

        In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of a note made within the United States or conducted through certain United States-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person as defined under the Code, or you otherwise establish an exemption.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

        This prospectus is to be used by Credit Suisse Securities (USA) LLC in connection with the offers and sales of the registered securities in market-making transactions effected from time to time. Credit Suisse Securities (USA) LLC may act as a principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. We will not receive any of the proceeds from such sales.

        As of May 25, 2007, affiliates of DLJ Merchant Banking Partners III, L.P. held approximately 41.0% of the voting interests of our parent and approximately 44.6% of our parent's economic interest. David F. Burgstahler and Charles P. Pieper, each of whom is or was a partner of DLJ Merchant Banking, are members of the board of directors of Visant Holding and Visant. Mr. Burgstahler left DLJMB and Credit Suisse Securities (USA) LLC to join Avista Capital Partners on July 1, 2005. As a consultant, Mr. Burgstahler will continue to serve on the boards of, and monitor the operations of, various existing portfolio companies of DLJMB, including Visant. Further, an affiliate of Credit Suisse Securities (USA) LLC is a lender and agent in connection with our senior secured credit facilities, for which it receives customary fees and expenses. DLJ Merchant Banking Partners III, L.P. is a party to the Transaction and Monitoring Agreement for which it is paid an annual fee. DLJMB has, from time to time, provided investment banking and other financial advisory services to Visant in the past for which it has received customary compensation, and will provide such services and financial advisory services to our company in the future. Credit Suisse Securities (USA) LLC acted as purchaser in connection with the initial sale of the notes and received an underwriting discount in connection therewith. See "Certain Relationships, Related Transactions and Director Independence."

        Credit Suisse Securities (USA) LLC has informed us that it does not intend to confirm sales of the securities to any accounts over which it exercises discretionary authority without the prior specific written approval of such transactions by the customer.

        We have been advised by Credit Suisse Securities (USA) LLC that, subject to applicable laws and regulations, Credit Suisse Securities (USA) LLC intends to make a market in the securities. However, Credit Suisse Securities (USA) LLC is not obligated to do so and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. We cannot assure you that an active trading market will be sustained. See "Risk Factors—Risks Relating to Our Indebtedness and the Notes—Your ability to sell the notes may be limited by the absence of an active trading market, and if one develops, it may not be liquid."

LEGAL MATTERS

        The validity of the notes and the guarantees have been passed upon by Simpson Thacher & Bartlett LLP, New York, New York. In rendering its opinion, Simpson Thacher & Bartlett LLP relied upon: (1) the opinion of Sheri K. Hank, counsel to Jostens, Inc., as to all matters governed by the laws of the State of Minnesota; (2) the opinion of Cozen O'Connor concerning The Lehigh Press, Inc. as to (a) its due incorporation and subsistence, (ii) its due authorization of the Indenture and (b) the non-contravention of certain Pennsylvania statutes, rules, regulations and orders; and (3) the opinion of Calfee, Halter & Griswold LLP, as to all matters governed by the laws of the State of Ohio. An investment vehicle comprised of selected partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and others owns an interest representing less than 1% of the capital commitment of funds controlled by KKR.

EXPERTS

        The consolidated financial statements of Visant Holding Corp. and Visant Corporation as of and for the years ended December 30, 2006 and December 31, 2005 included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing in the registration statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated statements of operations, changes in stockholder equity, and cash flows of Visant Corporation and subsidiaries for the year ended January 1, 2005, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        At the time of the engagement of E&Y as the outside auditors for our parent in October 2003, E&Y considered independence issues in accordance with its standard practice at the time, including consideration of whether the tax operations services it provided to Jostens during fiscal 2003 would impair its independence. As a result of this process, in connection with E&Y becoming our parent's outside auditor in late 2003, E&Y revised its tax services arrangement with Jostens. Based on what was known at the time, E&Y's audit and tax engagement personnel concluded that the services detailed in the tax services engagement letter complied with the applicable independence rules of the SEC, the AICPA independence rules and E&Y policy, and the Audit Committee in place at that time was advised accordingly.

        In connection with our filing of the Visant S-4 registration statement in the fall of 2004, E&Y's policies and procedures required it to review once again its independence with respect to our parent. As part of this process, E&Y reviewed the tax operations services it had provided to Jostens and interviewed members of E&Y's tax operations services team. As a result of this review, E&Y identified three primary activities related to the provision of tax operations services that raised questions about E&Y's independence:

  •
  Calculation of sales tax. Jostens uses software programs that calculate the amount of sales tax for each sale. E&Y's tax operations services team assisted in maintaining the accuracy of these programs by inputting changes into an ancillary software application to account for changes in laws and regulations in various states. E&Y also made limited edits to customer profiles in Jostens' database in order to update the "taxable/tax exempt" field whenever a customer submitted proof to Jostens that it was exempt from sales tax. In addition, in connection with assisting another accounting firm which provides Jostens with sales tax compliance services, E&Y reviewed spreadsheets generated by such firm that showed the amounts to be paid in sales tax to each jurisdiction in which Jostens sold products to confirm that the aggregate sales tax liability shown on the spreadsheet agreed with the general ledger balance and then initialed the spreadsheet to signify that their review had been completed and that all sales tax returns appeared to be processed timely and completely.

  •
  Check handling. E&Y's tax operations services team opened mail routed to the Jostens' tax department, which at times included tax refund checks payable to Jostens. Occasionally, a member of E&Y's tax operations services team would mail tax-related checks for Jostens.

  •
  Authorization of Jostens disbursements. A member of E&Y's tax operations services team authorized certain tax-related disbursements totaling $294,779 in 2003 (out of a total of approximately $10.8 million for all such disbursements in 2003), including $4,986 of disbursements subsequent to E&Y's appointment as auditor in October 2003.

        E&Y's 2004 review discovered a further activity that required consideration with respect to E&Y's independence. On April 8, 2003, Jostens Canada, Ltd. ("JCL"), a subsidiary of Jostens, engaged a law firm in Ottawa, Ontario, Canada, to represent JCL in proceedings for the recovery of Ontario sales tax, which firm is an affiliate of E&Y Canada. Additionally, the engagement letter provided for a contingent fee based upon the amount of tax and interest refunded to JCL.

        E&Y brought the independence matters described above to the attention of the Audit Committee in mid-December 2004. In response, the Audit Committee took prompt action, including retaining outside counsel which interviewed management and E&Y personnel and overseeing a review by our internal audit group of past procedures and documentation related to the matters raised. Together with management and E&Y, the Audit Committee has been involved in the identification of the matters and the analysis of the scope and nature of such matters. The Audit Committee also retained a forensic accounting firm, which was charged with reviewing and confirming the accuracy of the analysis undertaken by our internal audit group and confirming its analysis regarding the lack of discrepancies. On January 17, 2005, E&Y and Jostens agreed to immediately terminate the tax operations services arrangement.

        The Audit Committee and E&Y each concluded that there were violations of the Commission's independence rules. Consequently, the Audit Committee conducted an inquiry into, and an evaluation of, the facts and circumstances surrounding the matters presented, after which inquiry and evaluation the Audit Committee and E&Y each concluded pursuant to Rule 2-01(b) of Regulation S-X under the Exchange Act that there has been no impairment of E&Y's independence for the 2003 or 2004 audit. E&Y concluded, and the Audit Committee concurred, that E&Y's capacity for objective judgment was not and is not diminished and that the investing public would not perceive that an impairment of independence affecting the integrity of the financial statements has occurred. Based upon all the facts and circumstances, E&Y and the Audit Committee shared the view that, throughout the audit and professional engagement period and continuing to date, E&Y has been and continues to be capable of exercising objective and impartial judgment on all issues encompassed within the audit engagement. In particular, the Audit Committee concluded that: the individuals involved did not, at any time, appreciate the consequences of the actions taken; and the amounts involved, individually and in the aggregate, were de minimis. In addition, the Audit Committee understands that the E&Y audit team believed they were independent, that matters affecting independence had been addressed prior to E&Y being engaged in October 2003 and that the audit team conducted themselves accordingly and were not influenced, directly or indirectly, by any of the matters noted. The Audit Committee was separately advised by both management and E&Y that these violations did not result in any change to any aspect of the Company's financial statements.

        In addition to the steps already implemented at the direction of the Audit Committee in connection with the inquiry, including the retention of the forensic accounting firm, the termination of the E&Y tax operations services arrangement, and the termination of the arrangement between JCL and an affiliate of E&Y Canada in January 2005 without payment of any fees or expenses by JCL,

Jostens or Visant Holding to such firm, the Audit Committee directed that certain long-term remedial efforts and initiatives be taken which are designed to prevent independence issues from occurring in the future, including:

  •
  the adoption of additional policies and procedures regarding independence;

  •
  the institution of additional training for the management group and finance staff to heighten awareness regarding auditor independence requirements;

  •
  the designation or retention of a person, who will be a member of our internal audit staff, to act as Director of Audit Independence and who will report directly to the Audit Committee on independence issues and will act as a liaison among the Audit Committee, management and the outside auditor;

  •
  the hiring of a corporate Director of Tax who will report to our Vice President of Finance and will be responsible for all tax compliance matters of Visant Holding and each of its operating subsidiaries;

  •
  considering the separation of tax compliance from the attest functions to avoid the potential for an independence issue arising in the future with respect to tax compliance services; and

  •
  considering whether to engage a new auditor for the audit of fiscal year 2005.

        Based on these remediation measures, the Audit Committee believes that the Company has taken and is taking appropriate steps designed to eliminate the possibility of an independence violation arising in the future.

        On February 11, 2005, E&Y issued its independence letter to our Audit Committee pursuant to Rule 3600T of the Public Company Accounting Oversight Board, which adopts on an interim basis the Independence Standards Board's Standard No. 1. That letter reported that E&Y satisfies the auditor independence standards of Regulation S-X in connection with its audit opinion for the financial statements contained in this prospectus.

INDEX TO FINANCIAL STATEMENTS

Page
Consolidated Financial Statements
Visant Holding Corp. and subsidiaries:
Reports of Independent Registered Public Accounting Firms	F-2
Consolidated Statements of Operations for the fiscal years ended December 30, 2006, December 31, 2005, and January 1, 2005	F-4
Consolidated Balance Sheets as of December 30, 2006 and December 31, 2005	F-5
Consolidated Statements of Cash Flows for the fiscal years ended December 30, 2006, December 31, 2005 and January 1, 2005	F-6
Consolidated Statements of Changes in Stockholders' (Deficit) Equity for the fiscal years ended December 30, 2006, December 31, 2005 and January 1, 2005	F-7
Visant Corporation and subsidiaries:
Reports of Independent Registered Public Accounting Firm	F-8
Consolidated Statements of Operations for the fiscal years ended December 30, 2006, December 31, 2005 and January 1, 2005	F-9
Consolidated Balance Sheets as of December 30, 2006 and December 31, 2005	F-10
Consolidated Statements of Cash Flows for the fiscal years ended December 30, 2006, December 31, 2005 and January 1, 2005	F-11
Consolidated Statements of Changes in Stockholder's Equity for the fiscal years ended December 30, 2006, December 31, 2005 and January 1, 2005	F-12
Notes to Consolidated Financial Statements	F-13
Interim Financial Statements
Visant Holding Corp. and subsidiaries:
Condensed Consolidated Statements of Operations for the three months ended March 31, 2007 and April 1, 2006	F-71
Condensed Consolidated Balance Sheets as of March 31, 2007 and December 30, 2006	F-72
Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2007 and April 1, 2006	F-73
Visant Corporation and subsidiaries:
Condensed Consolidated Statements of Operations for the three months ended March 31, 2007 and April 1, 2006	F-74
Condensed Consolidated Balance Sheets as of March 31, 2007 and December 30, 2006	F-75
Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2007 and April 1, 2006	F-76
Notes to Condensed Consolidated Financial Statements	F-77

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Visant Holding Corp.

We have audited the accompanying consolidated statements of operations, changes in stockholders' equity, and cash flows of Visant Holding Corp. and subsidiaries (Visant Holding Corp.) and Visant Corporation and subsidiaries (Visant Corporation) for the year ended January 1, 2005. The financial statements are the responsibility of Visant Holding Corp. and Visant Corporation's management. Our responsibility is to express an opinion on the financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of Visant Holding Corp.'s, and Visant Corporation's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Visant Holding Corp.'s, and Visant Corporation's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Visant Holding Corp. and Visant Corporation for the year ended January 1, 2005, in conformity with U.S. generally accepted accounting principles.

ERNST & YOUNG LLP

Minneapolis, Minnesota
February 18, 2005, except for Note 18
    as to which the date is March 27, 2006,
    and except Notes 6 and 22 as to which
    the date is March 23, 2007.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
of Visant Holding Corp.
Armonk, New York

We have audited the accompanying consolidated balance sheets of Visant Holding Corp. and subsidiaries (the "Company") as of December 30, 2006 and December 31, 2005, and the related consolidated statements of operations, changes in stockholders' (deficit) equity, and cash flows for the years then ended. Our audits also included the financial statement schedule listed in the Index at Item 16. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Visant Holding Corp. and subsidiaries as of December 30, 2006 and December 31, 2005, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ DELOITTE & TOUCHE LLP
New York, New York
March 27, 2007

VISANT HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	2006	2005	2004
	(In thousands)
Net sales	$1,186,604	$1,110,673	$1,051,915
Cost of products sold	587,555	562,135	586,169

Gross profit	599,049	548,538	465,746
Selling and administrative expenses	394,726	389,398	386,198
Gain on disposal of fixed assets	(1,212)	(387)	(87)
Transaction costs	—	1,172	6,815
Special charges	2,446	5,389	11,799

Operating income	203,089	152,966	61,021
Interest income	(2,484)	(1,291)	(451)
Interest expense	151,484	126,085	125,569
Loss on redemption of debt	—	—	31,931
Other income	—	—	(1,092)
Income (loss) before income taxes	54,089	28,172	(94,936)
Provision for (benefit from) income taxes	15,675	10,524	(34,272)

Income (loss) from continuing operations	38,414	17,648	(60,664)
Income (loss) from discontinued operations, net of tax	9,561	19,001	(40,034)

Net income (loss)	$47,975	$36,649	$(100,698)

The accompanying notes are an integral part of the consolidated financial statements.

VISANT HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	2006	2005
	(In thousands)
ASSETS
Cash and cash equivalents	$18,778	$20,706
Accounts receivable, net	144,681	119,845
Inventories, net	105,333	95,655
Salespersons overdrafts, net of allowance of $12,621 and $12,517, respectively	27,292	30,785
Prepaid expenses and other current assets	19,791	15,479
Deferred income taxes	11,850	13,672
Current assets of discontinued operations	56,649	86,959
Total current assets	384,374	383,101
Property, plant and equipment	305,703	257,657
Less accumulated depreciation	(145,122)	(119,764)
Property, plant and equipment, net	160,581	137,893
Goodwill	919,638	909,432
Intangibles, net	530,669	554,911
Deferred financing costs, net	48,782	50,400
Other assets	13,181	12,075
Long-term assets of discontinued operations	265,519	318,803

Total assets	$2,322,744	$2,366,615

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Short-term borrowings	$—	$11,868
Accounts payable	56,436	38,436
Accrued employee compensation and related taxes	41,256	34,600
Commissions payable	21,671	18,768
Customer deposits	171,258	161,376
Income taxes payable	5,550	9,772
Interest payable	13,227	10,394
Other accrued liabilities	23,637	22,384
Current liabilities of discontinued operations	34,849	39,872

Total current liabilities	367,884	347,470
Long-term debt—less current maturities	1,770,657	1,501,246
Deferred income taxes	175,200	204,572
Pension liabilities, net	21,484	25,112
Other noncurrent liabilities	17,495	18,188
Long-term liabilities of discontinued operations	6,696	14,742

Total liabilities	2,359,416	2,111,330

Mezzanine equity	9,717	—
Common stock:
Class A $.01 par value; authorized 7,000,000 shares; issued and outstanding: 5,976,659 shares and 5,973,659 at December 30, 2006 and December 31, 2005, respectively
Class B $.01 par value; non-voting; authorized 2,724,759 shares; issued and outstanding: none at December 30, 2006 and December 31, 2005
Class C $.01 par value; authorized 1 share; issued and outstanding: 1 share at December 30, 2006 and December 31, 2005	60	60
Additional paid-in-capital	175,427	525,593
Accumulated deficit	(222,993)	(270,968)
Accumulated other comprehensive income	1,117	600

Total stockholders' (deficit) equity	(46,389)	255,285

Total liabilities and stockholders' (deficit) equity	$2,322,744	$2,366,615

The accompanying notes are an integral part of the consolidated financial statements.

VISANT HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	2006	2005	2004
	(In thousands)
Net income (loss)	$47,975	$36,649	$(100,698)
Adjustments to reconcile net income to net cash provided by operating activities:
(Income) loss from discontinued operations	(9,561)	(19,001)	40,034
Depreciation	30,961	35,872	42,431
Amortization of intangible assets	49,832	50,904	93,393
Amortization of debt discount, premium and deferred financing costs	30,754	31,646	23,417
Other amortization	804	774	847
Accrued interest on redeemable preferred stock	—	—	34,161
Deferred income taxes	(27,553)	12,914	(67,379)
Loss on redemption of debt	—	—	31,931
Gain on sale of assets	(1,212)	(387)	(87)
Stock-based compensation	236	116	—
Loss on asset impairments	2,341	—	—
Other	—	—	743
Changes in assets and liabilities:
Accounts receivable	(10,568)	(12,434)	(8,190)
Inventories	(5,965)	(3,490)	(8,316)
Salespersons overdrafts	3,321	(696)	(4,456)
Prepaid expenses and other current assets	(4,903)	(5,631)	1,157
Accounts payable and accrued expenses	17,780	(4,487)	13,423
Customer deposits	10,021	6,392	6,181
Commissions payable	2,711	4,443	(1,545)
Income taxes payable	(4,125)	1,507	10,854
Interest payable	2,833	(1,658)	(634)
Other	(8,411)	(7,212)	(8,403)

Net cash provided by operating activities of continuing operations	127,271	126,221	98,864
Net cash provided by operating activities of discontinued operations	35,355	42,248	15,268

Net cash provided by operating activities	162,626	168,469	114,132

Purchases of property, plant and equipment	(51,874)	(28,703)	(37,659)
Proceeds from sale of property and equipment	10,526	1,289	6,831
Acquisition of businesses	(55,792)	(22)	—
Proceeds from sale of business	64,092	—	—
Other investing activities, net	(413)	(259)	(183)

Net cash used in investing activities of continuing operations	(33,461)	(27,695)	(31,011)
Net cash used in investing activities of discontinued operations	(19,106)	(11,406)	(6,934)

Net cash used in investing activities	(52,567)	(39,101)	(37,945)

Net short-term (repayments) borrowings	(11,454)	3,080	(9,444)
Repurchase of common stock and warrants	—	—	(2,948)
Redemption of preferred stock	—	—	(188,849)
Principal payments on long-term debt	(100,000)	(203,500)	(464,955)
Redemption of senior subordinated notes	—	—	(234,486)
Redemption of senior notes	—	—	(106,456)
Redemption of PIK notes to stockholders	—	—	(81,037)
Proceeds from issuance of long-term debt	350,000	—	1,524,000
Proceeds from issurance of common stock	—	6,133	4,500
Net proceeds from issuance of common stock to KKR	—	—	44,990
Distribution to shareholders	(340,700)	—	—
Debt financing costs	(9,719)	(218)	(61,430)
Other financing	—	920	—

Net cash (used in) provided by financing activities of continuing operations	(111,873)	(193,585)	423,885
Net cash used in financing activities of discontinued operations	—	(108)	(464,336)

Net cash used in financing activities	(111,873)	(193,693)	(40,451)

Effect of exchange rate changes on cash and cash equivalents	(114)	67	116

(Decrease) increase in cash and cash equivalents	(1,928)	(64,258)	35,852
Cash and cash equivalents, beginning of period	20,706	84,964	49,112

Cash and cash equivalents, end of period	$18,778	$20,706	$84,964

Supplemental information:
Interest paid	$116,376	$94,552	$143,976
Income taxes paid, net of refunds—Continuing operations	$42,567	$(5,930)	$(2,753)
Income taxes paid, net of refunds—Discontinued operations	$13,424	$15,359	$4,915

Income taxes paid, net of refunds—Total	$55,991	$9,429	$2,162

The accompanying notes are an integral part of the consolidated financial statements.

VISANT HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' (DEFICIT) EQUITY

	Common shares					Accumulated other comprehensive income (loss)
			Additional paid-in capital	Officer notes receivable	Accumulated deficit
	Number	Amount					Total
	(In thousands)
Balance—January 3, 2004	3,229	$32	$380,377	$(528)	$(206,919)	$906	$173,868

Net loss					(100,698)		(100,698)
Cumulative translation adjustment						553	553

Comprehensive loss							(100,145)
Accrued interest on officer notes receivable				(38)			(38)
Payment on officer notes receivable				566			566
Issuance of common stock to KKR, net of equity raising costs of $18,587	2,664	27	237,441				237,468
Issuance of common stock	47		4,500				4,500
Repurchase of common stock	(31)	—	(2,948)				(2,948)
Return of capital			(175,648)				(175,648)
Gain on redemption of preferred stock			74,691				74,691

Balance—January 1, 2005	5,909	$59	$518,413	$—	$(307,617)	$1,459	$212,314

Net income					36,649		36,649
Cumulative translation adjustment						(859)	(859)
Comprehensive income							35,790
Issuance of common stock and stock based compensation expense	65	1	6,261				6,262
Tax benefit for equity raising costs			919				919

Balance—December 31, 2005	5,974	$60	$525,593	$—	$(270,968)	$600	$255,285

Net income					47,975		47,975
Cumulative translation adjustment						654	654
Minimum pension liability						(137)	(137)

Comprehensive loss							48,492
Reclass to mezzanine equity			(9,717)				(9,717)
Distribution to shareholders			(340,700)				(340,700)
Issuance of common stock and stock based compensation expense	3	—	251				251

Balance—December 30, 2006	5,977	$60	$175,427	$—	$(222,993)	$1,117	$(46,389)

The accompanying notes are an integral part of the consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Visant Corporation
Armonk, New York

We have audited the accompanying consolidated balance sheets of Visant Corporation and subsidiaries (the "Company") as of December 30, 2006 and December 31, 2005, and the related consolidated statements of operations, changes in stockholder's equity, and cash flows for the years then ended. Our audits also included the financial statement schedule listed in the Index at Item 16. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Visant Corporation and subsidiaries as of December 30, 2006 and December 31, 2005, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ DELOITTE & TOUCHE LLP
New York, New York
March 27, 2007

VISANT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	2006	2005	2004
	(In thousands)
Net sales	$1,186,604	$1,110,673	$1,051,915
Cost of products sold	587,555	562,135	586,169

Gross profit	599,049	548,538	465,746
Selling and administrative expenses	394,366	389,171	386,327
Gain on disposal of fixed assets	(1,212)	(387)	(87)
Transaction costs	—	1,172	6,815
Special charges	2,446	5,389	11,799

Operating income	203,449	153,193	60,892
Interest income	(2,449)	(1,195)	(423)
Interest expense	107,871	108,040	109,079
Loss on redemption of debt	—	—	31,931
Other income	—	—	(1,092)

Income (loss) before income taxes	98,027	46,348	(78,603)
Provision for (benefit from) income taxes	31,214	17,249	(28,229)

Income (loss) from continuing operations	66,813	29,099	(50,374)
Income (loss) from discontinued operations, net of tax	9,561	19,001	(40,034)

Net income (loss)	$76,374	$48,100	$(90,408)

The accompanying notes are an integral part of the consolidated financial statements.

VISANT CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	2006	2005
	(In thousands)
ASSETS
Cash and cash equivalents	$18,043	$19,874
Accounts receivable, net	144,681	119,845
Inventories, net	105,333	95,655
Salespersons overdrafts, net of allowance of $12,621 and $12,517, respectively	27,292	30,785
Prepaid expenses and other current assets	20,309	15,514
Deferred income taxes	11,850	13,672
Current assets of discontinued operations	56,649	86,959

Total current assets	384,157	382,304

Property, plant and equipment	305,703	257,657
Less accumulated depreciation	(145,122)	(119,764)

Property, plant and equipment, net	160,581	137,893
Goodwill	919,638	909,432
Intangibles, net	530,669	554,911
Deferred financing costs, net	35,557	45,430
Other assets	13,181	12,075
Long-term assets of discontinued operations	265,519	318,803

Total assets	$2,309,302	$2,360,848

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Short-term borrowings	$—	$11,868
Accounts payable	56,436	38,436
Accrued employee compensation and related taxes	41,256	34,600
Commissions payable	21,671	18,768
Customer deposits	171,258	161,376
Income taxes payable	14,764	10,167
Other accrued liabilities	34,287	32,843
Current liabilities of discontinued operations	34,849	39,872

Total current liabilities	374,521	347,930

Long-term debt—less current maturities	1,216,500	1,316,500
Deferred income taxes	194,925	217,427
Pension liabilities, net	21,484	25,112
Other noncurrent liabilities	17,495	18,188
Long-term liabilities of discontinued operations	6,696	14,742

Total liabilities	1,831,621	1,939,899

Preferred stock $.01 par value; authorized 300,000 shares; none issued and outstanding at December 30, 2006 and December 31, 2005, respectively.	—	—
Common stock $.01 par value; authorized 1,000 shares; issued and outstanding at December 30, 2006 and December 31, 2005, respectively.	—	—
Additional paid-in-capital	648,599	668,758
Accumulated deficit	(172,035)	(248,409)
Accumulated other comprehensive income	1,117	600

Total stockholder's equity	477,681	420,949

Total liabilities and stockholder's equity	$2,309,302	$2,360,848

The accompanying notes are an integral part of the consolidated financial statements.

VISANT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	2006	2005	2004
	(In thousands)
Net income (loss)	$76,374	$48,100	$(90,408)
Adjustments to reconcile net income to net cash provided by operating activities:
Loss (income) from discontinued operations	(9,561)	(19,001)	40,034
Depreciation	30,961	35,872	42,225
Amortization of intangible assets	49,832	50,904	93,393
Amortization of debt discount, premium and deferred financing costs	9,880	13,603	7,120
Other amortization	804	774	847
Accrued interest on redeemable preferred stock	—	—	34,161
Deferred income taxes	(20,683)	19,414	(61,498)
Loss on redemption of debt	—	—	31,931
Gain on sale of assets	(1,212)	(387)	(87)
Loss on asset impairments	2,341	—	—
Other	—	—	1,032
Changes in assets and liabilities:
Accounts receivable	(10,568)	(12,434)	(8,190)
Inventories	(5,965)	(3,490)	(8,316)
Salespersons overdrafts	3,321	(696)	(4,456)
Prepaid expenses and other current assets	(4,903)	(5,631)	1,157
Accounts payable and accrued expenses	17,780	(4,487)	13,897
Customer deposits	10,021	6,392	6,181
Commissions payable	2,711	4,443	(1,545)
Income taxes payable	4,543	1,732	11,016
Interest payable	256	(1,658)	(634)
Other	(8,822)	(8,233)	(7,349)

Net cash provided by operating activities of continuing operations	147,110	125,217	100,511
Net cash provided by operating activities of discontinued operations	35,355	42,248	15,268

Net cash provided by operating activities	182,465	167,465	115,779

Purchases of property, plant and equipment	(51,874)	(28,703)	(32,743)
Proceeds from sale of property and equipment	10,526	1,289	1,831
Acquisition of business	(55,792)	(22)	—
Proceeds from sale of business	64,092	—	—
Other investing activities, net	(413)	(259)	(183)

Net cash used in investing activities of continuing operations	(33,461)	(27,695)	(31,095)
Net cash used in investing activities of discontinued operations	(19,106)	(11,406)	(6,934)

Net cash used in investing activities	(52,567)	(39,101)	(38,029)

Net short-term (repayments) borrowings	(11,454)	3,080	(9,444)
Redemption of preferred stock	—	—	(188,849)
Principal payments on long-term debt	(100,000)	(203,500)	(460,955)
Redemption of senior subordinated notes	—	—	(234,486)
Redemption of senior notes	—	—	(106,456)
Redemption of PIK notes to stockholders	—	—	(81,037)
Proceeds from issuance of long-term debt	—	—	1,520,000
Net proceeds from issuance of common stock to KKR	—	9,000	47,490
Distribution to shareholders	(20,161)	—	—
Debt financing costs	—	(218)	(61,255)
Other financing	—	920	—

Net cash (used in) provided by financing activities of continuing operations	(131,615)	(190,718)	425,008
Net cash used in financing activities of discontinued operations	—	(108)	(464,336)

Net cash used in financing activities	(131,615)	(190,826)	(39,328)

Effect of exchange rate changes on cash and cash equivalents	(114)	67	116

(Decrease) increase in cash and cash equivalents	(1,831)	(62,395)	38,538
Cash and cash equivalents, beginning of period	19,874	82,269	43,731

Cash and cash equivalents, end of period	$18,043	$19,874	$82,269

Supplemental information:
Interest paid	$96,630	$94,552	$143,976
Income taxes paid, net of refunds—Continuing operations	$42,567	$(5,930)	$(2,753)
Income taxes paid, net of refunds—Discontinued operations	$13,424	$15,359	$4,915

Income taxes paid, net of refunds—Total	$55,991	$9,429	$2,162

The accompanying notes are an integral part of the consolidated financial statements.

VISANT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY

	Common shares					Accumulated other comprehensive income (loss)
			Additional paid-in capital	Officer notes receivable	Accumulated deficit
	Number	Amount					Total
	(In thousands)
Balance—January 3, 2004	1	$—	$519,815	$(528)	$(206,101)	$906	$314,092
Net loss					(90,408)		(90,408)
Cumulative translation adjustment						553	553

Comprehensive loss							(89,855)
Accrued interest on officer notes receivable				(38)			(38)
Payment on officer notes receivable				566			566
Contribution from Visant Holding Corp., net of equity raising costs of $18,587			239,968				239,968
Distribution to shareholders			(175,648)				(175,648)
Gain on redemption of preferred stock			74,691				74,691

Balance—January 1, 2005	1	$—	$658,826	$—	$(296,509)	$1,459	$363,776

Net income					48,100	—	48,100
Cumulative translation adjustment						(859)	(859)

Comprehensive income							47,241
Contribution from Visant Holding Corp.			9,013				9,013
Tax benefit for equity raising costs			919				919

Balance—December 31, 2005	1	$—	$668,758	$—	$(248,409)	$600	$420,949
Net income					76,374		76,374
Cumulative translation adjustment						654	654
Minimum pension liability						(137)	(137)

Comprehensive income							76,891
Distribution to Visant Holding Corp.			(20,159)				(20,159)

Balance—December 30, 2006	1	$—	$648,599	$—	$(172,035)	$1,117	$477,681

The accompanying notes are an integral part of the consolidated financial statements.

VISANT HOLDING CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

1.    Summary of Significant Accounting Policies

Description of Business

        The Company is a marketing and publishing services enterprise servicing school affinity, direct marketing, fragrance and cosmetics sampling and educational publishing markets. The Company was formed through the October 2004 consolidation of Jostens, Von Hoffmann and Arcade. These subsidiaries are currently integrated into three reportable segments: Jostens Scholastic, Jostens Yearbook and Marketing and Publishing Services.

        On June 8, 2006, the Company entered into definitive agreements to sell its Jostens Photography businesses, which previously comprised a reportable segment. The transactions closed on June 30, 2006. The discontinued operations of the Jostens Photography businesses are excluded from the consolidated financial statements retrospective from the date of disposition (see Note 6).

        As of December 2006, our Von Hoffmann Holdings Inc., Von Hoffmann Corporation and Anthology, Inc. businesses together were held as assets for sale. On January 3, 2007, the Company entered into a Stock Purchase Agreement (the "Von Hoffmann Stock Purchase Agreement") with R.R. Donnelley & Sons Company providing for the sale of Von Hoffmann Holdings Inc., Von Hoffmann Corporation and Anthology, Inc., which previously comprised the Educational Textbook segment and a portion of the Marketing and Publishing Services segment. This sale is subject to regulatory approval and is pending based on ongoing regulatory review through a second request by the Federal Trade Commission. The operations of Von Hoffmann businesses are reported as discontinued operations in the consolidated financial statements for all periods presented. (see Note 6).

        On March 16, 2007, the Company acquired all of the outstanding capital stock of Neff Holding Company and its wholly owned subsidiary Neff Motivation, Inc. Neff is a leading single source provider of custom award programs and apparel, including chenille letters and letter jackets, to the scholastic market segment. Neff will operate as a direct subsidiary of Visant under the Neff brand name and its results will be reported together with the results of the Jostens scholastic operations as the renamed Scholastic segment.

Basis of Presentation

        The consolidated financial statements included herein are:

  •
  Visant Holding Corp. and its wholly-owned subsidiaries (Holdings) which includes Visant Corporation (Visant); and

  •
  Visant and its wholly-owned subsidiaries.

        There are no significant differences between the results of operations and financial condition of Visant Corporation and those of Visant Holding Corp., other than certain indebtedness of Holdings. Holdings has 10.25% senior discount notes, which had an accreted value of $204.2 and $184.7 million as of December 30, 2006 and December 31, 2005, respectively, and $350.0 million principal amount of 8 3/4% Senior Notes as of December 30, 2006.

        All significant intercompany balances and transactions have been eliminated in consolidation.

Reclassifications

        Certain reclassifications of previously reported amounts have been made to conform to the current year presentation. The reclassifications are related to discontinued operations and are discussed in Note 6.

Fiscal Year

        The Company utilizes a fifty-two, fifty-three week fiscal year ending on the Saturday nearest December 31st.

Use of Estimates

        The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results will differ from these estimates.

Revenue Recognition

        The SEC's Staff Accounting Bulletin ("SAB") No. 104, Revenue Recognition, provides guidance on the application of accounting principles generally accepted in the United States to selected revenue recognition issues. In accordance with SAB No. 104, the Company recognizes revenue when the earnings process is complete, evidenced by an agreement between the Company and the customer, delivery and acceptance has occurred, collectibility is probable and pricing is fixed or determinable. Revenue is recognized when (1) products are shipped (if shipped FOB shipping point), (2) products are delivered (if shipped FOB destination) or (3) as services are performed as determined by contractual agreement, but in all cases only when risk of loss has transferred to the customer and the Company has no further performance obligations.

Cost of Products Sold

        Cost of products sold primarily include the cost of paper and other materials, direct and indirect labor and related benefit costs, depreciation of production assets and shipping and handling costs.

Shipping and Handling

        Net sales include amounts billed to customers for shipping and handling costs. Costs incurred for shipping and handling are recorded in cost of products sold.

Selling and Administrative Expenses

        Selling and administrative expenses are expensed as incurred. These costs primarily include salaries and related benefits of sales and administrative personnel, sales commissions, amortization of intangibles and professional fees such as audit and consulting fees.

Advertising

        The Company expenses advertising costs as incurred. Selling and administrative expenses include advertising expense of $5.6 million for 2006, $6.0 million for 2005 and $6.2 million for 2004.

Foreign Currency Translation

        Assets and liabilities denominated in foreign currency are translated at the current exchange rate as of the balance sheet date, and income statement amounts are translated at the average monthly exchange rate. Translation adjustments resulting from fluctuations in exchange rates are recorded in other comprehensive income (loss).

Supplier Concentration

        Jostens purchases substantially all precious, semiprecious and synthetic stones from a single supplier located in Germany. The Company believes this supplier is also a supplier to its major class ring competitors in the United States. Arcade's products utilize specific grades of paper and foil laminates for which we rely on limited suppliers with whom we do not have written supply agreements in place.

Derivative Financial Instruments

        All derivatives are accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivatives and Hedging Activities, as amended. SFAS No. 133 requires that the Company recognize all derivatives on the balance sheet at fair value and establish criteria for designation and effectiveness of hedging relationships. Changes in the fair value of derivatives are recorded in earnings or other comprehensive income (loss), based on whether the instrument is designated as part of a hedge transaction and, if so, the type of hedge transaction. Gains or losses on derivative instruments reported in other comprehensive income (loss) are reclassified into earnings in the period in which earnings are affected by the underlying hedged item. The ineffective portion of a derivative's change in fair value is recognized in earnings in the current period.

Stock-Based Compensation

        Effective January 1, 2006, the Company adopted SFAS No. 123R (revised 2004), Share Based Payment ("SFAS No. 123R"), which requires the recognition of compensation expense related to all equity awards granted including awards modified, repurchased or cancelled based on the fair values of the awards at the grant date. For the year ended December 30, 2006, the Company recognized compensation expense related to stock options of approximately $0.2 million, which is included in selling and administrative expenses. Refer to Note 17, Stock-based Compensation, for further details.

Mezzanine Equity

        Certain management stockholder agreements contain a repurchase feature whereby Holdings is obligated, under certain circumstances such as death and disability (as defined in the agreement), to repurchase the common shares from the holder and settle amounts in cash. In accordance with SAB No. 107, Share-Based Payment, such equity instruments are considered temporary equity and have been classified as mezzanine equity in the balance sheet as of December 30, 2006.

Cash and Cash Equivalents

        All investments with an original maturity of three months or less on their acquisition date are considered to be cash equivalents.

Allowance for Doubtful Accounts

        The Company makes estimates of potentially uncollectible customer accounts receivable and evaluates the adequacy of the allowance periodically. The evaluation considers historical loss experience, the length of time receivables are past due, adverse situations that may affect a customer's ability to pay, and prevailing economic conditions. The Company makes adjustments to the allowance balance if the evaluation of allowance requirements differs from the actual aggregate reserve. This evaluation is inherently subjective and estimates may be revised as more information becomes available.

Allowance for Sales Returns

        The Company makes estimates of potential future product returns related to current period product revenue. The Company evaluates the adequacy of the allowance periodically. This evaluation considers historical return experience, changes in customer demand and acceptance of the Company's products and prevailing economic conditions. The Company makes adjustments to the allowance if the evaluation of allowance requirements differs from the actual aggregate reserve. This evaluation is inherently subjective and estimates may be revised as more information becomes available.

Allowance for Salespersons Overdrafts

        The Company makes estimates of potentially uncollectible receivables arising from sales representative draws paid in advance of earned commissions. These estimates are based on historical commissions earned and length of service for each sales representative. The Company evaluates the adequacy of the allowance on a periodic basis. The evaluation considers historical loss experience, length of time receivables past due, adverse situations that may affect a sales representative's ability to repay and prevailing economic conditions. The Company makes adjustments to the allowance balance if the evaluation of allowance requirements differs from the actual aggregate reserve. This evaluation is inherently subjective and estimates may be revised as more information becomes available.

Inventories

        Inventories are stated at the lower of cost or market value. Cost is determined by using standard costing, which approximates the first-in, first-out (FIFO) method for all inventories except gold and certain paper types, which are determined using the last-in, first-out (LIFO) method. Cost includes direct materials, direct labor and applicable overhead. Obsolescence reserves are provided as necessary in order to approximate inventories at market value.

Property, Plant and Equipment

        Property, plant and equipment are stated at historical cost except when adjusted to fair value in applying purchase accounting in conjunction with an acquisition or merger. Maintenance and repairs are charged to operations as incurred. Major renewals and improvements are capitalized. Depreciation is determined for financial reporting purposes by using the straight-line method over the following estimated useful lives:

Years
Buildings	7 to 40
Machinery and equipment	3 to 12
Capitalized software	2 to 5
Transportation equipment	4 to 10
Furniture and fixtures	3 to 7

Capitalization of Internal-Use Software

        Costs of software developed or obtained for internal use are capitalized once the preliminary project stage has concluded, management commits to funding the project and it is probable that the project will be completed and the software will be used to perform the function intended. Capitalized costs include only (1) external direct costs of materials and services consumed in developing or obtaining internal-use software, (2) payroll and payroll-related costs for employees who are directly associated with and who devote time to the internal-use software project and (3) interest costs incurred, when material, while developing internal-use software. Capitalization of costs ceases when the project is substantially complete and ready for its intended use.

Goodwill and Other Intangible Assets

        Under SFAS No. 142, Goodwill and Other Intangible Assets, the Company is required to test goodwill and intangible assets with indefinite lives for impairment annually, or more frequently if impairment indicators occur. The impairment test requires management to make judgments in connection with identifying reporting units, assigning assets and liabilities to reporting units, assigning goodwill and indefinite-lived intangible assets to reporting units, and determining the fair value of each reporting unit. Significant judgments required to estimate the fair value of reporting units include projecting future cash flows, determining appropriate discount rates and other assumptions. The projections are based on management's best estimate given recent financial performance, market trends, strategic plans and other available information. Changes in these estimates and assumptions could materially affect the determination of fair value and/or impairment for each reporting unit. The impairment testing was completed as of the beginning of the fourth quarter and there were no indications of impairment.

Impairment of Long-Lived Assets

        Long-lived assets, including intangible assets with finite lives, are evaluated in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. An impairment loss is recognized whenever events or changes in circumstances indicate the carrying amount of an asset is not recoverable. In applying SFAS No. 144, assets are grouped and evaluated at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. The Company considers historical performance and future estimated results in the evaluation of impairment. If the carrying amount of the asset exceeds expected undiscounted future cash flows, the Company measures the amount of impairment by comparing the carrying amount of the asset to its fair value, generally measured by discounting expected future cash flows at the rate used to evaluate potential investments. There were no indicators of impairment at December 30, 2006.

Customer Deposits

        Amounts received from customers in the form of cash down payments to purchase goods are recorded as a liability until the goods are delivered.

Income Taxes

        Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Income tax expense represents the taxes payable for the year and the change in deferred taxes during the year. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Warranty Costs

        Provisions for warranty costs related to Jostens' scholastic products, particularly class rings due to their lifetime warranty, are recorded based on historical information and current trends in manufacturing costs. The provision related to the lifetime warranty is based on the number of rings manufactured in the prior school year consistent with industry standards. For fiscal years ended 2006, 2005 and 2004, the provision for the lifetime warranty on rings was less than $1.0 million. Warranty repair costs for rings manufactured in the current school year are expensed as incurred. Accrued warranty costs in the accompanying consolidated balance sheets were approximately $0.6 million and $1.0 million as of December 30, 2006 and December 31, 2005, respectively.

Recent Accounting Pronouncements

        In June 2006, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes ("FIN 48"), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. The interpretation defines the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. The new guidance became effective for us in the beginning of fiscal 2007. The cumulative effect of adopting FIN 48 will be recorded in retained earnings and other accounts as applicable. We are currently evaluating the provisions of FIN 48 to determine the impact on our financial statements.

        In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements that establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. SFAS No. 157 requires companies to disclose the fair value of their financial instruments according to a fair value hierarchy as defined in the standard. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We are currently evaluating the provisions of SFAS No. 157 to determine the impact, if any, on our financial statements.

        In September 2006, the FASB issued SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans ("SFAS No. 158"). SFAS No. 158 requires the recognition of the funded status of a benefit plan in the balance sheet; the recognition in other comprehensive income of gains or losses and prior service costs or credits arising during the period but which are not included as components of periodic benefit cost; the measurement of defined benefit plan assets and obligations as of the balance sheet date; and disclosure of additional information about the effects on periodic benefit cost for the following fiscal year arising from delayed recognition in the current period. In addition, SFAS No. 158 amends SFAS No. 87, Employers' Accounting for Pensions, and SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, to include guidance regarding selection of assumed discount rates for use in measuring the benefit obligation. The new guidance will be effective for us the first fiscal year ending after June 15, 2007. We are currently evaluating the provisions of SFAS No. 158 to determine the impact, if any, on our financial statements.

        In September 2006, the SEC Staff issued SAB 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements ("SAB 108"), to clarify consideration of the effects of the prior year errors when quantifying misstatements in current year financial statements. SAB 108 states that registrants should quantify errors using both a balance sheet approach and an income statement approach when quantifying and evaluating the materiality of a misstatement. The new guidance is applicable to annual financial statements for fiscal years ending after November 15, 2006. The Company assessed the effects of the adoption and determined that adopting this pronouncement did not have an impact on the financial statements.

2.    Transactions

        On October 4, 2004, an affiliate of Kohlberg Kravis Roberts & Co. L.P. ("KKR") and affiliates of DLJ Merchant Banking Partners completed transactions which created a marketing and publishing services enterprise, servicing the school affinity products, direct marketing, fragrance and cosmetics sampling and educational publishing market segments through the consolidation of Jostens, Von Hoffmann and Arcade (the "Transactions").

        Prior to the Transactions, Von Hoffmann and Arcade were each controlled by affiliates of DLJ Merchant Banking Partners II, L.P. ("DLJMBP II") and DLJ Merchant Banking Partners III, L.P. ("DLJMBP III") owned approximately 82.5% of Holdings' outstanding equity, with the remainder held by other co-investors and certain members of management. Upon consummation of the Transactions, an affiliate of KKR invested $256.1 million and was issued equity interests representing approximately 49.6% of the voting interest and 45.0% of the economic interest of the Company and affiliates of DLJMBP III held equity interests representing approximately 41.0% of the voting interest and 45.0% of the economic interest, with the remainder held by other co-investors and certain members of management. After giving effect to the issuance of equity to additional members of management, as of March 12, 2007, affiliates of KKR and DLJMBP III (the "Sponsors") held approximately 49.0% and 41.0%, respectively, of the voting interests of the Company, while each continued to hold approximately 44.6% of the economic interests. As of March 12, 2007, the other co-investors held approximately 8.4% of the voting interests and 9.1% of the economic interests of the Company, and members of management held approximately 1.6% of the voting interests and approximately 1.7% of the economic interests of Holdings.

3.    2003 Jostens Merger

        On June 17, 2003, Holdings entered into a merger agreement with Jostens and Ring Acquisition Corp., an entity organized by Holdings for the sole purpose of effecting its acquisition of Jostens. On July 29, 2003, Ring Acquisition Corp. merged with and into Jostens with Jostens surviving as an indirect subsidiary of Holdings (the "2003 Jostens merger").

        Holdings was capitalized in July 2003 through the issuance of common stock to DLJ Merchant Banking Partners III, L.P. and certain of its affiliated funds (collectively, the "DLJMB Funds") and members of management, and received proceeds of $322.9 million. Holdings established a wholly-owned subsidiary, Jostens IH Corp. (subsequently renamed Visant Corporation), and capitalized it through the purchase of common stock for $317.9 million. Visant used the $317.9 million, along with $100.0 million of proceeds from the issuance of redeemable preferred stock to the DLJMB Funds, to make a capital contribution of $417.9 million to Jostens. Jostens used the proceeds from the capital contribution, along with incremental borrowings under its senior secured credit facility, to repurchase all previously outstanding common stock and warrants. Jostens paid $471.0 million to holders of its common stock and warrants representing a cash payment of $48.25 per share. In addition, Jostens paid approximately $41.2 million of fees and expenses associated with the merger including $12.6 million of compensation expense representing the excess of the fair market value over the exercise price of outstanding stock options, $12.6 million of capitalized merger costs and $16.0 million of expensed costs consisting primarily of investment banking, legal and accounting fees. Jostens also recognized $2.6 million of transaction costs as a result of writing off certain prepaid management fees having no future value.

        The 2003 Jostens merger was accounted for as a purchase in accordance with the provisions of SFAS No. 141 Business Combinations. The price paid to holders of common stock and warrants of $471.0 million, excluding certain capitalized transaction costs, was allocated to the tangible and intangible assets acquired and liabilities assumed, based upon their relative fair values as of the date of the merger.

        The allocation of the purchase price, excluding certain transaction costs, was as follows:

In thousands
Current assets	$165,280
Property, plant and equipment	101,389
Intangible assets	660,399
Goodwill	709,724
Other assets	18,622
Current liabilities	(202,635)
Long-term debt	(594,494)
Redeemable preferred stock	(106,511)
Deferred income taxes	(252,209)
Other liabilities	(28,521)

Purchase price	$471,044

4.    Restructuring Activity and Other Special Charges

        For the year ended December 30, 2006, the Company recorded $2.3 million relating to an impairment loss to reduce the value of the former Jostens corporate buildings, which were later sold,

and net $0.1 million of special charges for severance and related benefit costs. The severance costs and related benefits included $0.1 million for Jostens Yearbook and $0.1 million for Jostens Scholastic. Marketing and Publishing Services incurred $0.2 million of special charges for severance costs and related benefits offset by reduction of $0.3 million of the restructuring accrual that related to withdrawal liability under a union retirement plan that arose in connection with the consolidation of certain operations. Additionally, headcount reductions related to these activities totaled five, 13 and four employees for Jostens Yearbook, Jostens Scholastic and Marketing and Publishing Services, respectively.

        Restructuring accruals of $1.4 million as of December 30, 2006 and $3.2 million as of December 31, 2005 are included in other accrued liabilities in the consolidated balance sheets. The accruals as of December 30, 2006 include amounts provided for severance related to reductions in corporate and administrative employees from Jostens and the Marketing and Publishing Services segment.

        On a cumulative basis through December 30, 2006, the Company incurred $17.5 million of employee severance costs related to initiatives that began in 2004 ("2004 initiatives"), which affected 254 employees. To date, the Company has paid $16.1 million in cash related to these initiatives.

        Changes in the restructuring accruals during fiscal 2006 were as follows:

	2006 Initiatives	2005 Initiatives	2004 Initiatives	Total
	(In thousands)
Balance at December 31, 2005	$—	$1,550	$1,682	$3,232
Restructuring charges	981	(651)	(14)	316
Severance paid	(468)	(788)	(913)	(2,169)

Balance at December 30, 2006	$513	$111	$755	$1,379

        The Company expects the majority of the remaining severance related to the 2004, 2005, and 2006 Initiatives to be paid during 2007.

5.    Acquisitions

        On September 8, 2006, a newly formed subsidiary of the Company acquired substantially all of the assets and assumed certain liabilities of the Vertis, Inc. fragrance sampling business for approximately $42.3 million in cash. The acquired business currently operates under the Arcade Marketing name. The acquisition was a strategic step to continue to expand the Company's Marketing and Publishing Services segment which services the fragrance, cosmetic, personal care and other consumer product market segments. The results of these acquired operations have been included in the Consolidated Financial Statements since that date.

        The acquisition was accounted for as a purchase in accordance with the provisions of SFAS No. 141, Business Combinations ("SFAS 141"). The cost of the acquisition was allocated to the tangible and intangible assets acquired and liabilities assumed based upon their relative fair values as of the date of the acquisition. The estimates utilized to determine the purchase price allocation are subject to change due to certain working capital adjustments.

        The allocation of the purchase price was as follows:

(In thousands)
Current assets	$9,720
Property, plant and equipment	387
Intangible assets	21,200
Goodwill	13,103
Current liabilities	(2,084)

$42,326

        In connection with the purchase accounting related to the acquisition of the Vertis fragrance sampling business, the intangible assets and goodwill approximated $34.2 million, which consisted of:

(In thousands)
Customer relationships	$4,200
Restrictive covenants	17,000
Goodwill	13,103

$34,303

        The amounts allocated to the customer relationships of $4.2 million will be amortized over a 15-year period. The amounts allocated to the restrictive covenants of $17.0 million relate to the restrictive covenant agreement between the Company and Vertis in connection with the acquisition. The restrictive covenants will be amortized over the life of the agreement, which is 10 years.

        The results of operations from this acquisition are reported as part of the Marketing and Publishing Services business segment, and as such, all of its goodwill will be allocated to that segment. Substantially all of the goodwill will be fully amortizable for tax purposes.

        On June 16, 2006, the Company acquired through a wholly owned subsidiary substantially all of the assets and assumed certain liabilities of the Dixon Web operation of the Sleepeck Printing Company, a provider of innovative marketing services and products located in Dixon, Illinois, for approximately $12.5 million in cash. At the time of the acquisition, the name of the business was established as Dixon Direct Corp. ("Dixon"). The results of Dixon's operations have been included in the consolidated financial statements since that date. The acquisition, combined with capital expenditures made at the Dixon facility subsequent to the transaction, significantly expand Visant's Marketing and Publishing Services capacity and production capabilities.

        The acquisition was accounted for as a purchase in accordance with the provisions of SFAS No. 141. The cost of the acquisition was allocated to the tangible and intangible assets acquired and liabilities assumed based upon their relative fair values as of the date of the acquisition. The estimates utilized to determine the purchase price allocation are considered final at December 30, 2006.

        The allocation of the purchase price was as follows:

(In thousands)
Current assets	$3,851
Property, plant and equipment	9,600
Goodwill	2,220
Current liabilities	(3,012)
Other non-current liabilities	(191)

$12,468

        Dixon is reported as part of the Marketing and Publishing Services business segment, and as such, all of its goodwill will be allocated to that segment. Substantially all of the goodwill will be fully amortizable for tax purposes.

        These acquisitions, both individually and in the aggregate, were not material to the Company's operations, financial position or cash flows.

6.    Discontinued Operations

        As of December 30, 2006 the Company's Von Hoffmann Holdings Inc., Von Hoffmann Corporation and Anthology, Inc. businesses (the "Von Hoffmann businesses") were held as assets for sale. Consequently, the results of these businesses, which comprised the Educational Textbook segment and a portion of the Marketing and Publishing Services segment, have been reclassified on the consolidated statement of operations to be included in the caption titled "Income (loss) from discontinued operations, net". Previously the results of these businesses included certain allocated corporate costs which have been reallocated to the remaining continuing operations.

        Included in the income (loss) from discontinued operations in the consolidated statements of operations are the following:

	2006	2005	2004
	(In thousands)
Net sales from discontinued operations	$290,838	$322,607	$342,709
Pretax income (loss) from discontinued operations	25,145	29,898	(61,837)
Income tax provision (benefit) from discontinued operations	9,442	11,857	(19,856)

Income (loss) from discontinued operations, net of tax	$15,703	$18,041	$(41,981)

        The Von Hoffmann businesses have been classified in the consolidated balance sheets as discontinued operations. The major classes of assets and liabilities of the discontinued operations are summarized as follows:

	2006	2005
	(In thousands)
Assets:
Accounts receivable, net	$32,338	$43,897
Inventories, net	22,809	33,307
Prepaid expenses and other current assets	1,461	1,260

Total current assets of discontinued operations	56,608	78,464

Property, plant and equipment, net	91,567	93,075
Goodwill	173,952	173,952

Total assets of discontinued operations	$322,127	$345,491

Liabilities:
Accounts payable	$13,591	$16,228
Accrued employee compensation and related taxes	5,797	5,384
Commissions payable	456	547
Customer deposits	1,291	3,080
Other accrued liabilities	6,428	4,113

Total current liabilities of discontinued operations	27,563	29,352

Other noncurrent liabilities	6,522	6,981

Total liabilities of discontinued operations	$34,085	$36,333

        During the second quarter of 2006, the Company consummated the sale of its Jostens Photography businesses, which previously comprised a reportable segment. The sale closed on June 30, 2006 with the Company recognizing net proceeds of $64.1 million. Accordingly, this segment has been reported as discontinued. Included in the (loss) income from discontinued operations in the consolidated statements of operations are the following:

	2006	2005	2004
	(In thousands)
Net sales from discontinued operations	$21,645	$66,893	$67,537
Pretax (loss) income from discontinued operations	(8,941)	4,275	3,304
Income tax (benefit) provision from discontinued operations	(3,425)	3,315	1,357

Net operating (loss) income from discontinued operations	(5,516)	960	1,947
Loss on sale of segment, net of tax	(626)	—	—

(Loss) income from discontinued operations, net of tax	$(6,142)	$960	$1,947

        Included in loss on sale of segment is tax expense of $6.1 million arising from the taxable gain on the transaction.

        The Jostens Photography segment has been classified in the consolidated balance sheets as discontinued operations. The major classes of assets and liabilities of the discontinued operations are summarized as follows:

	2006	2005
	(In thousands)
Assets:
Accounts receivable, net	$—	$598
Inventories, net	—	1,820
Salespersons overdrafts	—	5,878
Prepaid expenses and other current assets	41	199

Total current assets of discontinued operations	41	8,495

Property, plant and equipment, net	—	4,931
Goodwill	—	25,017
Intangibles, net	—	21,828

Total assets of discontinued operations	$41	$60,271

Liabilities:
Accounts payable	$50	$1,947
Accrued employee compensation and related taxes	—	1,610
Commissions payable	—	1,640
Customer deposits	—	1,865
Other accrued liabilities	5,542	1,733

Total current liabilities of discontinued operations	5,592	8,795

Other noncurrent liabilities	174	7,761

Total liabilities of discontinued operations	$5,766	$16,556

        In addition, $1.7 million for 2006 and 2005 of transition benefits relating to the Jostens Recognition business, which was discontinued in 2001, are included in "current liabilities of discontinued operations" in the consolidated balance sheet for all periods presented. Transition benefits will continue to be paid through the period of statutory obligations.

7.    Accumulated Other Comprehensive Income

        The following amounts were included in determining comprehensive income for the years indicated:

	Foreign currency translation	Minimum pension liability	Accumulated other comprehensive income (loss)
	(In thousands)
Balance at January 3, 2004	$906	$—	$906
Fiscal 2004 period change	553	—	553

Balance at January 1, 2005	$1,459	$—	$1,459
Fiscal 2005 period change	(859)	—	(859)

Balance at December 31, 2005	$600	$—	$600
Fiscal 2006 period change	654	(137)	517

Balance at December 30, 2006	$1,254	$(137)	$1,117

8.    Accounts Receivable and Inventories

        Net accounts receivable were comprised of the following:

	2006	2005
	(In thousands)
Trade receivables	$154,685	$129,464
Allowance for doubtful accounts	(2,726)	(3,685)
Allowance for sales returns	(7,278)	(5,934)

Accounts receivable, net	$144,681	$119,845

        Net inventories were comprised of the following:

	2006	2005
	(In thousands)
Raw materials and supplies	$31,814	$23,510
Work-in-process	34,142	31,594
Finished goods	39,369	40,543

	105,325	95,647
LIFO reserve	8	8

Inventories, net	$105,333	$95,655

Precious Metals Consignment Arrangement

        The Company has a precious metals consignment arrangement with a major financial institution whereby it currently has the ability to obtain up to $32.5 million in consigned inventory. As required by the terms of this agreement, the Company does not take title to consigned inventory until payment. Accordingly, the Company does not include the value of consigned inventory or the corresponding liability in the financial statements. The value of consigned inventory at December 30, 2006 and 2005 was $16.4 million and $26.1 million, respectively. The agreement does not have a stated term, and it can be terminated by either party upon 60 days written notice. Additionally, the Company expensed consignment fees related to this facility of $0.6 million for 2006 and 2005, and $0.5 million for 2004. The obligations under the consignment agreement are guaranteed by Visant.

9.    Property, Plant and Equipment

        Net property, plant and equipment consisted of:

	2006	2005
	(In thousands)
Land	$9,204	$13,210
Buildings	36,275	37,306
Machinery and equipment	217,991	171,805
Capitalized software	24,499	20,551
Transportation equipment	1,054	892
Furniture and fixtures	6,619	5,687
Construction in progress	10,061	8,206

Total property, plant and equipment	305,703	257,657
Less accumulated depreciation and amortization	(145,122)	(119,764)

Property, plant and equipment, net	$160,581	$137,893

        Property, plant and equipment are stated at historical cost except for adjustments to fair value that were made in applying purchase accounting (See Note 3, 2003 Jostens Merger). Depreciation expense was $31.0 million for 2006, $35.9 million for 2005 and $42.4 million for 2004. Amortization related to capitalized software is included in depreciation expense and totaled $2.6 million for 2006, $5.0 million for 2005 and $5.7 million for 2004.

10.    Goodwill and Other Intangible Assets

  Goodwill

        Goodwill is as follows:

	2006	2005
	(In thousands)
Balance at beginning of period	$909,432	$909,476
Goodwill acquired during the period	15,323	23
Reduction in goodwill	(5,150)	(113)
Currency translation	33	46

Balance at end of period	$919,638	$909,432

        Goodwill acquired during 2006 related to the acquisitions of Dixon Direct and the Vertis fragrance sampling business is included in the Marketing and Publishing Services reporting segment. The reduction in goodwill for the year ended 2006 primarily attributed to $4.9 million for the resolution of an income tax uncertainty that arose in connection with a purchase business combination completed by Jostens in May of 2000. The goodwill resolution was allocated to the Jostens Scholastic and Jostens Yearbook reporting segments in the amounts of $2.0 million and $2.9 million, respectively.

        As of December 30, 2006, goodwill has been allocated to reporting segments as follows:

(In thousands)
Jostens Scholastic	$294,240
Jostens Yearbook	393,144
Marketing and Publishing Services	232,254

$919,638

Other Intangible Assets

        Information regarding other intangible assets as of December 30, 2006 and December 31, 2005 is as follows:

		2006			2005
	Estimated useful life	Gross carrying amount	Accumulated amortization	Net	Gross carrying amount	Accumulated amortization	Net
	(In thousands)
School relationships	10 years	$330,000	$(113,161)	$216,839	$330,000	$(80,288)	$249,712
Internally developed software	2 to 5 years	12,200	(10,454)	1,746	12,200	(8,055)	4,145
Patented/unpatented technology	3 years	19,767	(15,109)	4,658	19,752	(12,201)	7,551
Customer relationships	4 to 40 years	36,509	(9,746)	26,763	31,759	(8,178)	23,581
Other	3 to 10 years	61,410	(24,927)	36,483	39,717	(13,975)	25,742

		459,886	(173,397)	286,489	433,428	(122,697)	310,731
Trademarks	Indefinite	244,180	—	244,180	244,180	—	244,180

		$704,066	$(173,397)	$530,669	$677,608	$(122,697)	$554,911

        Amortization expense was $49.8 million for 2006, $50.9 million for 2005 and $93.4 million for 2004. Estimated amortization expense for each of the five succeeding fiscal years based on intangible assets as of the end of 2006 is as follows:

(In thousands)
2007	$46,893
2008	44,510
2009	39,634
2010	38,955
2011	37,422
Thereafter	79,075

$286,489

        Under SFAS No. 142, Goodwill and Other Intangible Assets, the Company is required to test goodwill and intangible assets with indefinite lives for impairment annually, or more frequently if impairment indicators occur. The impairment test requires management to make judgments in connection with identifying reporting units, assigning assets and liabilities to reporting units, assigning goodwill and indefinite-lived intangible assets to reporting units, and determining the fair value of each reporting unit. Significant judgments required to estimate the fair value of reporting units include projecting future cash flows, determining appropriate discount rates and other assumptions. The projections are based on management's best estimate given recent financial performance, market trends, strategic plans and other available information. Changes in these estimates and assumptions could materially affect the determination of fair value and/or impairment for each reporting unit. The impairment testing was completed as of the beginning of the fourth quarter, and there were no indications of impairment. However, unforeseen future events could adversely affect the reported value of goodwill and indefinite-lived intangible assets, which at the end of 2006 and 2005 totaled approximately $1.2 billion for both periods.

11.   Debt

        As of the end of 2006 and 2005, the Company's debt obligations consisted of the following:

	2006	2005
	(In thousands)
Holdings:
Senior discount notes, 10.25% fixed rate, net of discount of $43,043 at December 30, 2006 and $62,454 at December 31, 2005 with semi-annual interest accretion through December 1, 2008, thereafter semi-annual and payable at maturity — December 2013	$204,157	$184,746
Senior Notes, 8 3/4% fixed rate, with semi-annual interest payments of $15.3 million, principal due and payable at maturity December 2013	350,000	—
Visant:
Borrowings under our senior secured credit facility:
Term Loan C, variable rate, 7.37% at December 30, 2006 and 6.78% at December 31, 2005, with semi-annual principal and interest payments through October 1, 2011	716,500	816,500
Senior subordinated notes, 7.625% fixed rate, with semi-annual interest payments of $19.1 million, principal due and payable at maturity — October 2012	500,000	500,000

	1,770,657	1,501,246
Less current portion	—	—

	$1,770,657	$1,501,246

        Maturities of the Company's debt, at face value, as of the end of 2006 are as follows:

(In thousands)
Holdings:
2010 and thereafter	$597,200
Visant:
2006.	—
2007.	—
2008.	—
2009.	—
2010.	—
Thereafter	1,216,500

$1,813,700

        During 2006, the Company voluntarily prepaid $100.0 million of term loans under its senior secured credit facilities, including all originally scheduled principal payments due under its Term Loans A and C for 2006 through mid-2011. With these pre-payments, the outstanding balance under the Term Loan C facility was reduced to $716.5 million. Amounts borrowed under the term loan facilities that are repaid or prepaid may not be reborrowed. As of December 30, 2006, there was $16.7 million outstanding in the form of letters of credit, leaving $233.3 million available under the $250 million revolving credit facility. Visant's senior secured credit facilities allow Visant, subject to certain conditions, to incur additional term loans under the Term Loan C facility, or under a new term facility, in either case in an aggregate principal of up to $300 million, which additional term loans will have the same security and guarantees as the Term Loan A and Term Loan C facilities. Additionally, restrictions under the Visant senior subordinated note indenture would limit Visant's ability to borrow the full amount of additional term loan borrowings under such a facility.

Holdings Senior Discount Notes and Senior Notes

        On December 2, 2003, the Company issued $247.2 million in principal amount of 10.25% senior discount notes (the "Holdings discount notes") due December 2013 in a private placement to a limited number of qualified institutional buyers, as defined under the Securities Act, and to a limited number of persons outside the United States for gross proceeds of $150.0 million. On March 8, 2004, the Company completed an offer to exchange the entire principal amount at maturity of these notes for an equal principal amount at maturity of notes with substantially identical terms that had been registered under the Securities Act.

        The Holdings discount notes are not collateralized, are subordinate in right of payment to all debt and other liabilities of the Company's subsidiaries, including its senior secured credit facilities and the Visant notes, and are not guaranteed. No cash interest will accrue on the Holdings discount notes prior to December 1, 2008. Thereafter, cash interest on the Holdings discount notes will accrue and be payable semiannually in arrears on June 1 and December 1 of each year, commencing June 1, 2009, at a rate of 10.25%. The Holdings discount notes were issued with an initial accreted value of $150.0 million, resulting in an original issuance discount of $97.2 million. The accreted value of the Holdings discount notes will increase from the date of issuance until December 1, 2008 at a rate of 10.25% per annum such that on December 1, 2008, the accreted value will equal the stated principal amount at maturity. The Holdings discount notes will mature on December 1, 2013. The Holdings discount notes may be redeemed at the option of Holdings on or after December 1, 2008 at prices ranging from 105.125% of principal to 100% in 2011 and thereafter.

        The discount accretion is being amortized to interest expense through 2008 and during 2006 and 2005, the amount of interest expense related to the discount accretion was $19.9 million and $18.0 million, respectively. In addition, transaction fees and related costs of $5.7 million associated with the Holdings discount notes were capitalized and are being amortized as interest expense through December 1, 2013.

        At the end of the first quarter of 2006, Holdings privately placed $350.0 million of 8 3/4% Senior Notes (the "Holdings senior notes") due 2013, with settlement on April 4, 2006. As a result, on April 4, 2006, the Company received proceeds net of $9.3 million of deferred financing costs. All net proceeds from the offering were used to fund a dividend to stockholders of Holdings, which was paid on April 4, 2006. The Holdings senior notes are unsecured and are not guaranteed by any of the Company's subsidiaries and are subordinate in right of payment to all of Holdings' existing and future secured indebtedness and that of its subsidiaries, and senior in right of payment to all of Holdings' existing and future subordinated indebtedness. Cash interest on the Holdings senior notes accrues and is payable semi-annually in arrears on June 1 and December 1, commencing June 1, 2006, at a rate of 8.75%. The Holdings senior notes may be redeemed at the option of Holdings prior to December 1, 2008, in whole or in part, at a price equal to 100% of the principal amount plus a make-whole premium. The senior notes may be redeemed at the option of Holdings on or after December 1, 2008, in whole or in part, in cash at prices ranging from 106.563% of principal in 2008 to 100.0% of principal in 2011 and thereafter. On October 10, 2006, Holdings consummated the exchange offer for all outstanding notes privately placed for an equal principal amount of registered notes.

        The transaction fees and related costs of $9.7 million associated with the Holdings senior notes were capitalized and are being amortized as interest expense through 2013.

        The indentures governing the Holdings discount notes and Holdings senior notes restrict Holdings and its restricted subsidiaries from declaring or paying dividends or making any other distribution (including any payment by Holdings or any restricted subsidiary of Holdings in connection with any merger or consolidation involving Holdings or any of its restricted subsidiaries) on account of Holdings' or any of its restricted subsidiaries' equity interests (other than dividends or distributions payable in certain equity interests and dividends payable to Holdings or any restricted subsidiary of Holdings), subject to certain exceptions.

Senior Secured Credit Facility

        On October 4, 2004, in connection with the Transactions, Visant entered into a Credit Agreement among Visant, as Borrower, Jostens, Ltd., as Canadian borrower, Visant Secondary Holdings Corp., as Guarantor, the lenders from time to time parties thereto, Credit Suisse First Boston, as Administrative Agent, and Credit Suisse First Boston Toronto Branch, as Canadian Administrative Agent, providing for senior secured credit facilities in an aggregate amount of $1,270.0 million consisting of $150.0 million of a Term Loan A facility, an $870.0 million Term B loan facility and a $250.0 million revolving credit facility. Visant's senior secured credit facilities allow us, subject to certain conditions, to incur additional term loans under the Term Loan C facility, or under a new term facility, in either case in an aggregate principal amount of up to $300.0 million. Additionally, restrictions under the Visant senior subordinated note indenture would limit Visant's ability to borrow the full amount of additional term loan borrowings under such a facility. Any additional term loans will have the same security and guarantees as the Term Loan A and Term Loan C facilities.

        On December 21, 2004, Visant entered into the First Amendment (the "First Amendment") to the Credit Agreement, dated as of October 4, 2004 (as amended by the First Amendment, the "Credit Agreement"). The First Amendment provided for an $870 million Term C loan facility, the proceeds of which were used to repay in full the outstanding borrowings under the Term B loan facility. Visant effectively reduced the interest rate on its borrowings by 25 basis points by refinancing the Term B facility with a new Term C facility and did not incur any additional borrowings under the First Amendment.

        Visant's obligations under the senior secured credit facilities are unconditionally and irrevocably guaranteed jointly and severally by Visant Secondary Holdings Corp., a direct wholly-owned subsidiary of Holdings and the parent of Visant, and by Visant's material current and future domestic subsidiaries. The obligations of Visant's principal Canadian operating subsidiary under the senior secured credit facilities are unconditionally and irrevocably guaranteed jointly and severally by Visant Secondary Holdings Corp., by Visant, by Visant's material current and future domestic subsidiaries and by Visant's other current and future Canadian subsidiaries. Visant's obligations under the senior secured credit facilities, and the guarantees of those obligations, are secured by substantially all of Visant's assets and substantially all of the assets of Visant Secondary Holdings Corp. and Visant's material current and future domestic subsidiaries, including but not limited to:

  •
  all of Visant's capital stock and the capital stock of each of Visant's existing and future direct and indirect subsidiaries, except that with respect to foreign subsidiaries such lien and pledge is limited to 65% of the capital stock of "first-tier" foreign subsidiaries; and

  •
  substantially all of Visant's material existing and future domestic subsidiaries' tangible and intangible assets.

        The obligations of Jostens Canada Ltd. under the senior secured credit facilities, and the guarantees of those obligations, are secured by the collateral referred to in the prior paragraph and substantially all of the tangible and intangible assets of Jostens Canada Ltd. and each of Visant's other current and future Canadian subsidiaries.

        The senior secured credit facilities require Visant to meet a maximum total leverage ratio, a minimum interest coverage ratio and a maximum capital expenditures limitation. In addition, the senior secured credit facilities contain certain restrictive covenants which will, among other things, limit Visant's and its subsidiaries' ability to incur additional indebtedness, pay dividends, prepay subordinated debt, make investments, merge or consolidate, change the business, amend the terms of the Company's subordinated debt and engage in certain other activities customarily restricted in such agreements. It also contains certain customary events of default, subject to grace periods, as appropriate.

        The dividend restrictions under the Visant senior secured credit facilities apply only to Visant and Visant Secondary Holdings Corp., and essentially prohibit all dividends other than (1) for dividends paid on or after April 30, 2009 and used by Holdings to make regularly-scheduled cash interest payments on its senior discount notes, subject to compliance with the interest coverage covenant after giving effect to such dividends, (2) for other dividends so long as the amount thereof does not exceed $50 million plus an additional amount based on Visant's net income and the amount of any capital contributions received by Visant after October 4, 2004 and (3) pursuant to other customary exceptions, including redemptions of stock made with other, substantially similar stock or with proceeds of concurrent issuances of substantially similar stock.

        The borrowings under the Credit Agreement bear a variable interest rate based upon either the London Interbank Offered Rate ("LIBOR") or an alternative base rate ("ABR") based upon the greater of the federal funds effective rate plus 0.5%, or the prime rate, plus a fixed margin. The interest rate per year on the Term A and Term C loan facilities is ABR or LIBOR plus a basis point spread. Both are subject to a step-down determined by reference to a performance test. The Term C loan facility will amortize on a semi-annual basis commencing on July 1, 2005 and mature on October 4, 2011 with amortization prior to the maturity date to be at nominal percentages. In addition, transaction fees and related costs of $38.1 million associated with the senior secured credit facilities were capitalized and are being amortized as interest expense over the lives of the facilities.

        The interest rate per year on the revolving credit facility was initially LIBOR plus 2.50% or ABR plus 1.50% (or, in the case of Canadian dollar denominated loans, the bankers' acceptance discount rate plus 2.50% or the Canadian prime rate plus 1.50%) and are subject to adjustment based on pricing grid. The revolving credit facility contains a sub-facility that allows the Company's Canadian subsidiary to borrow funds not to exceed $20.0 million of the total $250.0 million facility. The revolving credit facility expires on October 4, 2009. At the end of 2006, there was $16.7 million outstanding in the form of letters of credit, leaving $233.3 million available under this facility. The Company is obligated to pay commitment fees of 0.50% on the unused portion of this facility. The interest rate on the revolving credit facility and the commitment fee rate are both subject to step-downs determined by reference to a performance test.

Visant Senior Subordinated Notes

        On October 4, 2004, in connection with the Transactions, Visant issued $500 million in principal amount of 7.625% senior subordinated notes (the "Visant notes") due October 2012 in a private placement to a limited number of qualified institutional buyers, as defined under the Securities Act, and to a limited number of persons outside the United States. On March 30, 2005, the Company completed an offer to exchange the entire principal amount of these notes for an equal principal amount of notes with substantially identical terms that have been registered under the Securities Act.

        The Visant notes are not collateralized, are subordinate in right of payment to all existing and future senior indebtedness of Visant and its subsidiaries and are guaranteed by all restricted subsidiaries that are domestic subsidiaries and guarantee the senior secured credit facilities. Cash interest on the Visant notes accrues and is payable semiannually in arrears on April 1 and October 1 of each year, commencing April 1, 2005, at a rate of 7.625%. The Visant notes may be redeemed at the option of Visant on or after October 1, 2008 at prices ranging from 103.813% of principal to 100% of principal in 2010 and thereafter. In addition, transaction fees and related costs of $22.8 million associated with the Visant notes were capitalized and are being amortized as interest expense through October 1, 2012.

        The indenture governing the Visant notes restricts Visant and its restricted subsidiaries from paying dividends or making any other distributions on account of Visant's or any restricted subsidiary's equity interests (including any dividend or distribution payable in connection with any merger or consolidation) other than (1) dividends or distributions by Visant payable in equity interests of Visant or in options, warrants or other rights to purchase equity interests or (2) dividends or distributions by a restricted subsidiary, subject to certain exceptions.

Additional Information

        The indentures governing the Holdings discount notes, the Holdings senior notes and the Visant senior subordinated notes also contain numerous covenants including, among other things, restrictions on the Company's ability to incur or guarantee additional indebtedness or issue disqualified or preferred stock; pay dividends or make other equity distributions; repurchase or redeem capital stock; make investments or other restricted payments; sell assets or consolidate or merge with or into other companies; create limitations on the ability of restricted subsidiaries to make dividends or distributions to the Company; engage in transactions with affiliates; and create liens.

        Visant's senior secured credit facilities and the Visant and Holdings notes contain certain cross-default and cross-acceleration provisions whereby a default under or acceleration of other debt obligations would cause a default under or acceleration of the senior secured credit facilities and the notes.

        As of the end of 2006, the fair value of debt, excluding the Holdings discount notes, the Holdings senior notes and the Visant notes, approximated its carrying value and is estimated based on quoted market prices for comparable instruments. The fair value of the Holdings discount notes, the Holdings senior notes and the Visant notes as of the end of 2006 was $219.4 million, $361.4 million and $507.5 million, respectively, and was estimated based on quoted market prices of the respective notes.

        A failure to comply with the covenants under the senior secured credit facilities, subject to certain grace periods, would constitute a default under the senior secured credit facilities, which could result in an acceleration of the loans and other obligations owing thereunder.

        As of December 30, 2006, the Company was in compliance with all covenants under its material debt obligations.

12.   Redeemable Preferred Stock

        In connection with the 2003 Jostens merger, Visant issued 8% senior redeemable preferred stock (the "Visant preferred stock") to the DLJMBP Funds and received proceeds of $100.0 million. A portion of the net proceeds from the Holdings discount notes offering was used to purchase all of the outstanding Visant preferred stock for $102.8 million, which Holdings contributed to the capital of Visant.

        In conjunction with the Transactions as described in Note 2, all outstanding shares of redeemable preferred stock of Jostens and Arcade, together with accrued dividends, were redeemed in full.

13.   Derivative Financial Instruments and Hedging Activities

        The Company's involvement with derivative financial instruments is limited principally to managing well-defined interest rate and foreign currency exchange risks. Forward foreign currency exchange contracts may be used to hedge the impact of currency fluctuations primarily on inventory purchases denominated in euros. There were no open forward foreign currency exchange contracts at the end of 2006 and 2005.

14.    Commitments and Contingencies

Leases

        Equipment and office, warehouse and production space under operating leases expire at various dates. Rent expense for continuing operations was $6.4 million for 2006, $6.2 million for 2005 and $7.1 million for 2004. Future minimum lease payments under the leases are as follows:

(In thousands)
2007	$4,785
2008	3,847
2009	3,794
2010	2,913
2011	2,600
Thereafter	5,615

Total lease payments	$23,554

Forward Purchase Contracts

        The Company is subject to market risk associated with changes in the price of precious metals. To mitigate the commodity price risk, the Company may from time to time enter into forward contracts to purchase gold, platinum and silver based upon the estimated ounces needed to satisfy projected customer demand. The purchase commitment at the end of 2006 was $13.2 million with delivery dates occurring throughout 2007. These forward purchase contracts are considered normal purchases and therefore not subject to the requirements of SFAS No. 133. The fair market value of the open precious metal forward contracts at the end of 2006 was $14.1 million based on quoted futures prices for each contract.

Environmental

        Our operations are subject to a wide variety of federal, state, local and foreign laws and regulations governing emissions to air, discharges to water, the generation, handling, storage, transportation, treatment and disposal of hazardous substances and other materials, and employee health and safety matters. Compliance with such laws and regulations have been more stringent and, accordingly, more costly over time.

        Also, as an owner and operator of real property or a generator of hazardous substances, we may be subject to environmental cleanup liability, regardless of fault, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act or analogous state laws, as well as to claims for harm to health or property or for natural resource damages arising out of contamination or exposure to hazardous substances. Some of our current or past operations have involved metalworking and plating, printing, and other activities that have resulted in environmental conditions that have given rise to liabilities.

        As part of our environmental management program, we have been involved in environmental remediation on a property formerly owned and operated by Jostens for jewelry manufacturing. Although Jostens no longer owns the site, Jostens managed the remediation project, which began in

2000. As of December 30, 2006, Jostens had made payments totaling $8.0 million for remediation at this site. During 2001, Jostens received reimbursement from its insurance carrier in the amount of $2.7 million, net of legal costs. In July 2006, the State of Illinois Environmental Protection Agency issued a "No Further Remediation" letter with respect to this site. Jostens has certain ongoing monitoring obligations. We do not expect the cost of such ongoing monitoring to be material.

        While Jostens may have an additional right of contribution or reimbursement under insurance policies, amounts recoverable from other entities with respect to a particular site are not considered until recoveries are deemed probable.

Legal Proceedings

        In communications with U.S. Customs and Border Protection ("Customs"), we learned of an alleged inaccuracy of the tariff classification for certain of Jostens' imports from Mexico. Jostens promptly filed with Customs a voluntary disclosure to limit its monetary exposure. The effect of these tariff classification errors is that back duties and fees (or "loss of revenue") may be owed on certain imports. Additionally, Customs may impose interest on the loss of revenue, if any is determined. A review of Jostens' import practices has revealed that during the relevant period, Jostens' merchandise qualified for duty-free tariff treatment under the North American Free Trade Agreement ("NAFTA"), in which case there should be no loss of revenue or interest payment owed to Customs. However, Customs' allegations indicate that Jostens committed a technical oversight in claiming the preferential tariff treatment. Through its prior disclosure to Customs, Jostens addressed this technical oversight and asserted that the merchandise did in fact qualify for duty-free tariff treatment under NAFTA and that there is no associated loss of revenue. In a series of communications received from Customs in December 2006, Jostens received a pre-penalty notice that Customs is disputing the validity of Jostens' prior disclosure and asserting a loss of revenue in the amount of $2.9 million for duties owed on entries made in 2002 and 2003 and in a separate communication was advised that Customs is contemplating a monetary penalty in the amount of approximately $5.8 million (two times the alleged loss of revenue). In order to obtain the benefits of the orderly continuation and conclusion of administrative proceedings, Jostens agreed to a two year waiver of the statute of limitations with respect to the entries made in 2002 and 2003 that otherwise would have expired at the end of 2007 and 2008, respectively. Jostens has elected to continue to address this matter by filing a petition in response to the pre-penalty notice. This petition was filed in January 2007 disputing Customs' claims and advancing its arguments to support that no loss of revenue or penalty should be issued against the Company, or in the alternative, that any penalty based on a purely technical violation should be reduced to a nominal fixed amount reflective of the nature of the violation. The penalty proceeding is in the early stages, and it is not clear what Customs' final position will be with respect to the alleged tariff classification errors or that Jostens will not be foreclosed under statute from making post-entry NAFTA claims for the subject imports. Jostens intends to continue to vigorously defend its position and has recorded no accrual for any potential liability. However, Jostens may not be successful in its defense, and the disposition of this matter may have a material effect on our business, financial condition and results of operations.

        We are also a party to other litigation arising in the normal course of business. We regularly analyze current information and, as necessary, provide accruals for probable liabilities on the eventual disposition of these matters. We do not believe the effect on our business, financial condition and results of operations, if any, for the disposition of these matters will be material.

15.    Income Taxes

        Holdings filed its first consolidated federal tax return for 2004, which included the taxable income (loss) for its acquired companies for the post Transaction three-month period ended January 1, 2005. Holdings and its subsidiaries file state tax returns on a consolidated or separate basis as required in the applicable jurisdictions.

Holdings

        The U.S. and foreign components of income (loss) from continuing operations before income taxes and the provision for (benefit from) income taxes from continuing operations of Holdings consist of:

	2006	2005	2004
	(In thousands)
Domestic	$45,995	$23,219	$(97,034)
Foreign	8,094	4,953	2,098

Income (loss) before income taxes	$54,089	$28,172	$(94,936)

Federal	$34,480	$3,119	$4,940
State	5,855	3,737	622
Foreign	2,927	1,651	1,256

Total current income taxes	$43,262	8,507	6,818
Deferred	(27,587)	2,017	(41,090)

Provision for (benefit from) income taxes	$15,675	$10,524	$(34,272)

        A reconciliation between the provision for (benefit from) income taxes computed at the U.S. federal statutory rate and income taxes from continuing operations for financial reporting purposes is as follows:

	2006		2005		2004
	(In thousands)
Federal tax (benefit) at statutory rate	$18,931	35.0%	$9,860	35.0%	$(33,228)	35.0%
State tax (benefit), net of federal tax benefit	1,614	3.0%	1,311	4.6%	(2,438)	2.6%
State deferred tax rate change, net of federal benefit	(2,950)	(5.5%)	—	—	—	—
Foreign tax credits used (generated), net	957	1.8%	(1,049)	(3.7%)	(233)	0.2%
Foreign earnings repatriation, net	1,679	3.1%	(480)	(1.7%)	—	—
Domestic manufacturing deduction	(1,373)	(2.5%)	(378)	(1.3%)	—	—
Nondeductible interest expense	—	—	—	—	13,299	(14.0%)
Nondeductible transaction costs	—	—	—	—	1,072	(1.1%)
(Decrease) increase in deferred tax valuation allowance	(2,743)	(5.1%)	850	3.0%	(12,278)	12.9%
Other differences, net	(440)	(0.8%)	410	1.5%	(466)	0.5%

Provision for (benefit from) income taxes	$15,675	29.0%	$10,524	37.4%	$(34,272)	36.1%

        The tax effect of temporary differences which give rise to deferred tax assets and liabilities from continuing operations are:

	2006	2005
	(In thousands)
Tax depreciation in excess of book	$(12,023)	$(14,495)
Basis difference on property, plant and equipment	(5,530)	(8,789)
Capitalized software development costs	(1,896)	(1,894)
Pension benefits	(24,038)	(22,968)
Basis difference on intangible assets	(188,610)	(208,835)
Other	(4,650)	(4,791)

Deferred tax liabilities	(236,747)	(261,772)

Reserves for accounts receivable and salespersons overdrafts	8,126	8,046
Reserves for employee benefits	15,790	17,067
Other reserves not recognized for tax purposes	4,135	5,737
Foreign tax credit carryforwards	13,401	15,475
Capital loss carryforwards	—	670
Basis difference on pension liabilities	20,978	21,442
Amortization of original issue discount	19,640	12,855
Other	4,728	5,725

Deferred tax assets	86,798	87,017
Valuation allowance	(13,401)	(16,145)

Deferred tax assets, net	73,397	70,872

Net deferred tax liability	$(163,350)	$(190,900)

Visant

        The U.S. and foreign components of income (loss) from continuing operations before income taxes and the provision for (benefit from) income taxes from continuing operations of Visant consist of:

	2006	2005	2004
	(In thousands)
Domestic	$89,933	$41,395	$(80,701)
Foreign	8,094	4,953	2,098

Income (loss) before income taxes	$98,027	$46,348	$(78,603)

Federal	$42,908	$3,326	$5,089
State	6,340	3,755	635
Foreign	2,927	1,652	1,256

Total current income taxes	52,175	8,733	6,980
Deferred	(20,961)	8,516	(35,209)

Provision for (benefit from) income taxes	$31,214	$17,249	$(28,229)

        A reconciliation between the provision for (benefit from) income taxes computed at the U.S. federal statutory rate and income taxes from continuing operations for financial reporting purposes is as follows:

	2006		2005		2004
	(In thousands)
Federal tax (benefit) at statutory rate	$34,309	35.0%	$16,222	35.0%	$(27,511)	35.0%
State tax (benefit), net of federal tax benefit	2,172	2.2%	1,674	3.6%	(2,112)	2.7%
State deferred tax rate change, net of federal benefit	(3,347)	(3.4)%	—	—	—	—
Foreign tax credits used (generated), net	957	1.0%	(1,049)	(2.3)%	(233)	0.3%
Foreign earnings repatriation, net	1,679	1.7%	(480)	(1.0)%	—	—
Domestic manufacturing deduction	(1,373)	(1.4)%	(378)	(0.8)%	—	—
Nondeductible interest expense	—	—	—	—	13,299	(16.9)%
Nondeductible transaction costs	—	—	—	—	1,072	(1.4)%
(Decrease) increase in deferred tax valuation allowance	(2,743)	(2.8)%	850	1.8%	(12,278)	15.6%
Other differences, net	(440)	(0.5)%	410	0.9%	(466)	0.6%

Provision for (benefit from) income taxes	$31,214	31.8%	$17,249	37.2%	$(28,229)	35.9%

        The tax effect of temporary differences which give rise to deferred tax assets and liabilities from continuing operations are:

	2006	2005
	(In thousands)
Tax depreciation in excess of book	$(12,023)	$(14,495)
Basis difference on property, plant and equipment	(5,530)	(8,789)
Capitalized software development costs	(1,896)	(1,894)
Pension benefits	(24,038)	(22,968)
Basis difference on intangible assets	(188,610)	(208,835)
Other	(4,509)	(4,791)

Deferred tax liabilities	(236,606)	(261,772)

Reserves for accounts receivable and salespersons overdrafts	8,126	8,046
Reserves for employee benefits	15,790	17,067
Other reserves not recognized for tax purposes	4,135	5,737
Foreign tax credit carryforwards	13,401	15,475
Capital loss carryforwards	—	670
Basis difference on pension liabilities	20,978	21,442
Other	4,502	5,725

Deferred tax assets	66,932	74,162
Valuation allowance	(13,401)	(16,145)

Deferred tax assets, net	53,531	58,017

Net deferred tax liability	$(183,075)	$(203,755)

        During 2006, Holdings was notified by the Internal Revenue Service that the congressional Joint Committee on Taxation had approved a claim for refund by Jostens for the taxable years 2000 and 2001. The Company received a federal refund of approximately $7.6 million, including $1.2 million of interest. A substantial portion of the tax refund was recorded as a reduction of goodwill of $4.9 million and was attributable to the resolution of an income tax uncertainty that arose in connection with a purchase business combination completed by Jostens in May 2000.

        As described in Note 6, the Company completed the sale of its Jostens Photography businesses, which previously comprised a reportable segment. The tax effects of the sale and the related results of operations have been reported as loss from discontinued operations in 2006.

        During 2006, the Canadian subsidiary of Holdings repatriated $31.5 million of earnings attributed primarily to the gain on sale of the Jostens Photography businesses. Another foreign subsidiary of Holdings repatriated $1.6 million of earnings during 2006. The tax effects of the Canadian distribution are reflected in the results from discontinued operations. Foreign tax credit carryforwards and the related valuation allowance are reflected in the continuing operations balance sheet. As a result of the sale of the Jostens Photography businesses, the Company realized approximately $2.1 million of tax benefit attributable to foreign tax credit carryforwards which resulted in a decrease in the Company's valuation allowance. In connection with the repatriation, the Company concluded that approximately $7.3 million of undistributed foreign earnings are indefinitely invested in its foreign businesses. At the end of 2006, the Company had foreign tax credit carryforwards totaling $13.4 million of which approximately $11.4 million expire in 2012, $1.1 million expire in 2013 and $0.9 million expire in 2015. The Company has provided a valuation allowance for the entire related deferred tax asset because the tax benefit related to the foreign tax credits may not be realized.

        During 2006, the Company determined that its $0.7 million valuation allowance for capital loss carryovers was no longer required because the Company generated capital gains in connection with the sale of property used in continuing operations.

        During 2006, the Company adjusted the effective tax rate at which it expects deferred tax assets and liabilities to be realized or settled in the future. The effect of the adjustment was to decrease income tax expense from continuing operations by $2.9 million and $3.3 million for Holdings and Visant, respectively. The change in effective tax rate was required to reflect the effect of the Company's 2005 state income tax returns which included a complete year's results of operations for companies it began to include in the fourth quarter of 2004 as a result of the Transactions.

        During 2005, two foreign subsidiaries of Holdings repatriated a total of $12.6 million of earnings that were eligible for the favorable rate of tax provided under the American Jobs Creation Act of 2004. The benefit of the repatriation in relation to the tax that would otherwise have been payable was approximately $2.7 million. In connection with the repatriation, the Company concluded that approximately $6.0 million of undistributed foreign earnings were indefinitely invested in its foreign businesses. Consistent with the provisions of Accounting Principles Board Opinion No. 23, "Accounting for Income Taxes—Special Areas", the Company reduced income tax expense from continuing operations by $1.1 million to reverse deferred income taxes that had been accrued at December 2004. The overall tax effect of the repatriation in December 2005, including the effect of reducing accrued deferred income taxes, was to decrease income tax expense from continuing operations by approximately $0.7 million. The overall effect of the repatriation on discontinued operations was to increase income tax expense by approximately $1.2 million. During 2004 the Company provided deferred income taxes of $0.2 million on approximately $3.3 million of undistributed Canadian earnings that were not considered indefinitely invested at that time.

        During 2004, in connection with the Transactions, as further described in Note 2, the Company acquired the stock of Von Hoffmann and Arcade and refinanced its credit facilities. As part of the refinancing, two applicable high yield debt obligations were refinanced resulting in approximately $56.0 million of interest deductions. The effect of these deductions, along with certain other refinancing costs, contributed to a consolidated net operating loss for income tax purposes for 2004 of approximately $113.0 million for each of Holdings and Visant. For taxable periods prior to the Transaction date, Von Hoffmann and Arcade filed separate federal and state tax returns reflecting the taxable results of their consolidated separate operations. As described in Note 6, the results of Von Hoffmann are reported as discontinued operations including the taxable results prior to the Transaction date. The taxable results of Arcade and other retained entities of the Marketing and Publishing Services segment for periods prior to the Transaction date are included in the amounts reported above for the U.S. and foreign components of income (loss) from continuing operations, the income tax rate reconciliation with the U.S. federal statutory rate and the tax effect of temporary differences which give rise to deferred tax assets and liabilities.

        During 2004, in connection with the repayment of one of the high yield debt obligations, the Company reduced a deferred tax asset valuation allowance by $12.5 million. Prior to the transaction, the allowance had been established because it was more likely than not that the related tax benefit would not be realized.

        During 2003, the Company filed an appeal with the Internal Revenue Service (IRS) concerning a proposed adjustment of approximately $8.0 million in connection with its audit of Jostens' federal income tax returns filed for years 1996 through 1998. On February 1, 2005, the IRS notified the Company that agreement had been reached wherein no further deficiency or overassessment remained for the years 1996 through 1998. Based on the IRS notification, the Company recorded an adjustment in 2004 reducing tax reserves and goodwill by $11.0 million for the tax and related interest attributable to the contested liability.

        As described in Note 11, during December 2003, Holdings issued $150 million of senior discount notes due 2013. The notes have significant original issue discount ("OID") and are considered applicable high yield discount obligations because the yield to maturity of the notes exceeds the sum of the applicable federal rate in effect for the month the notes were issued and five percentage points. As a result, Holdings will not be allowed a deduction for interest (including OID) accrued on the notes until such time as it actually pays such interest (including OID) in cash or other property. Holdings has provided deferred income taxes of approximately $19.6 million on $54.1 million of OID accrued through December 2006.

16.    Benefit Plans

Pension and Other Postretirement Benefits

        Jostens has noncontributory defined benefit pension plans that cover nearly all employees. The benefits provided under the plans are based on years of service, age eligibility and employee compensation. The benefits for Jostens' qualified pension plans have been funded through pension trusts, the objective being to accumulate sufficient funds to provide for future benefits. In addition to qualified pension plans, Jostens has unfunded, non-qualified pension plans covering certain employees, which provide for benefits in addition to those provided by the qualified plans.

        Effective December 31, 2005, the pension plans were closed to newly hired nonunion employees. Pension benefits for current salaried nonunion employees were modified to provide a percentage of career average earnings, rather than final average earnings for service after January 1, 2006 except for certain grandfathered employees who met specified age and service requirements as of December 31, 2005.

        Jostens also provides certain medical benefits for eligible retirees, including their spouses and dependents. Generally, the postretirement benefits require contributions from retirees. Effective January 1, 2006, the retiree medical plan was closed to active employees who were not yet age 50 with at least 10 years of service. Prescription drug coverage for Medicare eligible retirees was also eliminated from the program as of January 1, 2006. Visant is obligated for certain post-retirement benefits under the employment agreement with its Chief Executive Officer.

        Eligible employees from The Lehigh Press, Inc. participate in a noncontributory defined benefit pension plan, which was merged with a Jostens plan effective December 31, 2004. The plan provides benefits based on years of service and final average compensation. Effective December 31, 2006 the pension plan was closed to hourly nonunion employees hired after December 31, 2006 and benefit accruals were frozen for all salaried nonunion employees. In addition, Von Hoffmann maintains an unfunded supplemental retirement plan (SRP) for certain key executives of Lehigh Press. The SRP no longer has any active participants accruing benefits under the SRP. Based on an announcement made prior to holding the Von Hoffmann businesses as discontinued operations, effective January 1, 2007, eligible plant hourly employees from Von Hoffmann's Jefferson City location employed as of December 31, 2006 were added to the Jostens defined pension plan, Plan C. This closed group of employees began accruing benefits on January 1, 2007. These employees will no longer participate in the plan following the disposition of Von Hoffmann. Von Hoffmann also contributes to a multi-employer pension plan covered by labor union contracts. Contribution amounts are determined by contract and we do not administer or control the funds in any way.

        The following tables set forth the components of the changes in benefit obligations and fair value of plan assets during 2006 and 2005 as well as the funded status and amounts both recognized and not recognized in the balance sheets as of December 30, 2006 and December 31, 2005, for all defined benefit plans combined. The information presented for all the plans is based on a measurement date of

September 30. Furthermore, the Jostens plans represent 87% of the aggregate benefit obligation and 90% of the aggregate plan assets as of the end of 2006.

	Pension benefits		Postretirement benefits
	2006	2005	2006	2005
	(In thousands)
Change in benefit obligation
Benefit obligation, beginning of period	$266,529	$255,501	$3,607	$5,556
Service cost	6,603	8,016	20	40
Interest cost	14,988	14,901	195	311
Plan amendments	(2,994)	(4,110)	42	(3,420)
Actuarial (gain) loss	(6,201)	4,083	(809)	1,840
Administrative expenses	(447)	(660)	—	—
Special termination benefits	—	—	—	—
Benefits paid	(12,089)	(11,202)	(294)	(720)

Benefit obligation, end of period	$266,389	$266,529	$2,761	$3,607

Change in plan assets
Fair value of plan assets, beginning of period	$255,892	$233,519	$—	$—
Actual return on plan assets	23,125	30,524	—	—
Company contributions	2,064	3,711	294	720
Administrative expenses	(447)	(660)	—	—
Benefits paid	(12,089)	(11,202)	(294)	(720)

Fair value of plan assets, end of period	$268,545	$255,892	$—	$—

Funded status
Funded status, end of period	$28,886	$15,474	$—	$—
Unfunded status, end of period	(26,730)	(26,111)	(2,761)	(3,607)
Net unfunded status, end of period	2,156	(10,637)	(2,761)	(3,607)
Unrecognized cost:
Net actuarial loss	(12,015)	(5,296)	666	1,573
Prior service cost	(6,241)	(3,725)	(3,098)	(3,420)

Net amount recognized	$(16,100)	$(19,658)	$(5,193)	$(5,454)

Amounts recognized in the balance sheets:
Prepaid benefit cost	$9,088	$6,807	$—	—
Accrued benefit cost	(25,188)	(26,465)	(5,193)	(5,454)

Net amount recognized	$(16,100)	$(19,658)	$(5,193)	$(5,454)

        During 2006, the discount rate assumption changed from 5.75% to 6.00% for the pension and postretirement plans which resulted in a decrease in liability. Asset returns in 2006 were slightly below expectations and salary increases were higher than expected. The plan demographic and asset experience combined with changes in assumptions resulted in a net gain for 2006.

        The accumulated benefit obligation (ABO) for all defined benefit pension plans was $257.4 million and $255.1 million at the end of 2006 and 2005, respectively. The ABO differs from the projected benefit obligation shown in the table in that it includes no assumption about future compensation levels.

        Non-qualified pension plans, included in the tables above, with obligations in excess of plan assets were as follows:

	2006	2005
	(In thousands)
Projected benefit obligation	$26,730	$26,111
Accumulated benefit obligation	25,291	25,324
Fair value of plan assets	—	—

        All of the qualified pension plans have fair value in excess of the projected benefit obligation and accumulated benefit obligation as of year-end 2006.

        Net periodic benefit (income) expense of the pension and other postretirement benefit plans included the following components:

	Pension benefits
	2006	2005
	(In thousands)
Service cost	$6,603	$8,016
Interest cost	14,989	14,901
Expected return on plan assets	(22,611)	(21,255)
Amortization of prior year service cost	(478)	53
Amortization of net actuarial loss	3	1

Net periodic benefit (income) expense	$(1,494)	$1,716

	Postretirement benefits
	2006	2005
	(In thousands)
Service cost	$20	$40
Interest cost	194	311
Amortization of prior year service cost	(280)	—
Amortization of net actuarial loss	99	—

Net periodic benefit expense	$33	$351

  Assumptions

        Weighted-average assumptions used to determine end of year benefit obligations are as follows:

	Pension benefits		Postretirement benefits
	2006	2005	2006	2005
Discount rate:
Jostens	6.00%	5.75%	6.00%	5.75%
Lehigh Press, Inc.	6.00%	5.75%	N/A	N/A
Rate of compensation increase:
Jostens	6.30%	6.30%	N/A	N/A
Lehigh Press, Inc.	3.00%	3.00%	N/A	N/A

        Weighted-average assumptions used to determine net periodic benefit cost for the year are as follows:

	Pension benefits		Postretirement benefits
	2006	2005	2006	2005
Discount rate:
Jostens	5.75%	6.00%	5.75%	6.00%
Lehigh Press, Inc.	5.75%	5.75%	N/A	N/A
Expected long-term rate of return on plan assets:
Jostens	9.50%	9.50%	N/A	N/A
Lehigh Press, Inc.	9.50%	9.50%	N/A	N/A
Rate of compensation increase:
Jostens	6.30%	6.30%	N/A	N/A
Lehigh Press, Inc.	3.00%	3.00%	N/A	N/A

        We employ a building block approach in determining the long-term rate of return for plan assets. Historical markets are studied and long-term historical relationships between equities and fixed income are preserved congruent with the widely accepted capital market principle that assets with higher volatility generate a greater return over the long run. Current market factors such as inflation and interest rates are evaluated before long-term capital market assumptions are determined. The long-term portfolio return is established with a proper consideration of diversification and rebalancing. Peer data and historical returns are reviewed to check for reasonability and appropriateness.

        Assumed health care cost trend rates are as follows:

	Postretirement benefits
	2006	2005
Health care cost trend rate assumed for next year	7.00%	8.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2008	2008

        Assumed health care cost trend rates have some effect on the amounts reported for health care plans. For 2006, a one percentage point change in the assumed health care cost trend rates would have the following effects:

	Impact of 1% Increase	Impact of 1% Decrease
	(In thousands)
Effect on total of service and interest cost components	$11	$(10)
Effect on postretirement benefit obligation	$149	$(136)

Plan Assets

        Our weighted-average asset allocations for the pension plans as of the measurement dates of 2006 and 2005, by asset category, are as follows:

Asset Category	2006	2005	Target
Equity securities	79.7%	79.4%	80.0%
Debt securities	19.7%	19.8%	20.0%
Real estate	—	—	—
Other	0.6%	0.8%	—

Total	100.0%	100.0%	100.0%

        We employ a total return investment approach whereby a mix of equities and fixed income investments are used to maximize the long-term return of plan assets for a prudent level of risk. The intent of this strategy is to minimize plan expenses by outperforming plan liabilities over the long run. Risk tolerance is established through careful consideration of plan liabilities, plan funded status, and corporate financial condition. The investment portfolio contains a diversified blend of equity and fixed income investments. Furthermore, equity investments are diversified across U.S. and non-U.S. stocks as well as growth, value, and small and large capitalizations. Derivatives may be used to gain market exposure in an efficient and timely manner, however, derivatives may not be used to leverage the portfolio beyond the market value of the underlying investments. Investment risk is measured and monitored on an ongoing basis through annual liability measurements, periodic asset/liability studies and quarterly investment portfolio reviews.

Contributions

        Due to the funded status of the qualified plans, there are no projected contributions for 2007. The total contributions do include $2.0 million to the nonqualified pension plans and $0.4 million to the postretirement benefit plans. The actual amount of contributions is dependent upon the actual return on plan assets and actual disbursements from the postretirement benefit and nonqualified pension plans.

Benefit Payments

        Estimated benefit payments under the pension and postretirement benefit plans are as follows:

	Pension benefits	Postretirement benefits
	(In thousands)
2007	$12,869	$381
2008	13,519	373
2009	14,236	360
2010	15,022	341
2011	15,959	325
2012 through 2016	94,608	1,311

Total estimated payments	$166,213	$3,091

401(k) Plans

        We have 401(k) savings plans, which cover substantially all salaried and hourly employees who have met the plans' eligibility requirements. We provide a matching contribution on amounts contributed by employees, limited to a specific amount of compensation that varies among the plans. In some instances, we have provided discretionary profit sharing contributions and we may do so in the future. The aggregate matching and other contributions for the continuing operations were $4.2 million for 2006, $4.8 million for 2005, and $4.9 million for 2004. The aggregate matching contributions for the discontinued operations 401(k) savings plans that we are disposing of were $4.7 million for 2006, $4.7 million for 2005, and $5.1 million for 2004.

        On December 15, 2006, we merged the Jostens, Inc. 401(k) Retirement Savings Plan and the Jostens, Inc. Topeka Union 401(k) Pre-Tax Retirement Savings Plan into the Von Hoffmann Corporation and Arcade Marketing, Inc. Retirement Savings Plan and renamed the Plan the Visant 401(k) Retirement Savings Plan. On January 1, 2007, Lehigh Press Inc. salaried, office administrative and newly hired nonunion hourly employees became eligible for the Visant 401(k) Retirement Savings Plan. Employees who had been participating in the Lehigh Press, Inc. Investment Opportunity Plan had their account balances transferred to the Visant Plan on December 29, 2006.

17.    Stock-based Compensation

        The 2003 Stock Incentive Plan (the "2003 Plan") was approved by the Board of Directors and effective as of October 30, 2003. The 2003 Plan permits us to grant key employees and certain other persons stock options and stock awards and provides for a total of 288,023 shares of common stock for issuance of options and awards to employees of the Company and a total of 10,000 shares of common stock for issuance of options and awards to directors and other persons providing services to the Company. The maximum grant to any one person shall not exceed in the aggregate 70,400 shares. We do not currently intend to make any additional grants under the 2003 Plan. Option grants consist of "time options", which vest and become exercisable in annual installments over the first five years following the date of grant and/or "performance options", which vest and become exercisable over the first five years following the date of grant at varying levels based on the achievement of certain EBITDA targets, and in any event by the eighth anniversary of the date of grant. The performance vesting includes certain carryforward provisions if targets are not achieved in a particular fiscal year and performance in a subsequent fiscal year satisfies cumulative performance targets, subject to certain conditions. Upon the occurrence of a "change in control" (as defined in the 2003 Plan), the unvested portion of any time option will immediately become vested and exercisable, and the vesting and exercisability of the unvested portion of any performance option may accelerate depending on the timing of the change of control and return on the equity investment by DLJMBP III in the Company as provided under the 2003 Plan. A "change in control" under the 2003 Plan is defined as: (i) any person or other entity (other than any of Holdings' subsidiaries), including any "person" as defined in Section 13(d)(3) of the Exchange Act, other than certain of the DLJMBP Funds or affiliated parties thereof becoming the beneficial owner, directly or indirectly, in a single transaction or a series of related transactions, by way of merger, consolidation or other business combination, securities of Holdings representing more than 51% of the total combined voting power of all classes of capital stock of Holdings (or its successor) normally entitled to vote for the election of directors of Holdings or (ii) the sale of all or substantially all of the property or assets of Holdings to any unaffiliated person or entity other than one of Holdings' subsidiaries is consummated. The Transactions did not constitute a change of control under the 2003 Plan. Options issued under the 2003 Plan expire on the tenth anniversary of the grant date. The shares underlying the options are subject to certain transfer and other restrictions set forth in that certain Stockholders Agreement dated July 29, 2003, by and among the Company and certain holders of the capital stock of the Company. Participants under the 2003 Plan also agree to certain restrictive covenants with respect to confidential information of the Company and non-competition in connection with their receipt of options.

        All outstanding options to purchase Holdings common stock continued following the closing of the Transactions. In connection with the Transactions, all outstanding options to purchase Von Hoffmann and Arcade common stock were cancelled and extinguished. Consideration paid in respect of the Von Hoffmann options was an amount equal to the difference between the per share merger consideration in the Transactions and the exercise price therefor. No consideration was paid in respect of the Arcade options.

        In connection with the closing of the Transactions, we established the 2004 Stock Option Plan, which permits us to grant key employees and certain other persons of the Company and its subsidiaries various equity-based awards, including stock options and restricted stock. The plan, currently known as the Third Amended and Restated 2004 Stock Option Plan for Key Employees of Visant Holding Corp. and Subsidiaries (the "2004 Plan"), provides for issuance of a total of 510,230 shares of Holdings Class A Common Stock. As of December 30, 2006 there were 54,686 shares available for grant under the 2004 Plan. Shares related to grants that are forfeited, terminated, cancelled or expire unexercised become available for new grants. Under his employment agreement, Mr. Marc L. Reisch, the Chairman of our Board of Directors and our Chief Executive Officer and President, received awards of stock options and restricted stock under the 2004 Plan. Additional members of management have also received grants under the 2004 Plan. Option grants consist of "time options", which vest and become exercisable in annual installments through 2009, and/or "performance options", which vest and become exercisable following the date of grant based upon the achievement of certain EBITDA and other performance targets, and in any event by the eighth anniversary of the date of grant. The performance vesting includes certain carryforward provisions if targets are not achieved in a particular fiscal year and performance in a subsequent fiscal year satisfies cumulative performance targets. Upon the occurrence of a "change in control" (as defined under the 2004 Plan), the unvested portion of any time option will immediately become vested and exercisable, and the vesting and exercisability of the unvested portion of any performance option may accelerate if certain EBITDA or other performance measures have been satisfied. A "change in control" under the 2004 Plan is defined as: (i) the sale (in one or a series of transactions) of all or substantially all of the assets of Holdings to an unaffiliated person; (ii) a sale (in one transaction or a series of transactions) resulting in more than 50% of the voting stock of Holdings being held by an unaffiliated person; (iii) a merger, consolidation, recapitalization or reorganization of Holdings with or into an unaffiliated person; if and only if any such event listed in (i) through (iii) above results in the inability of the Sponsors, or any member of members of the Sponsors, to designate or elect a majority of the Board (or the board of directors of the resulting entity or its parent company). The option exercise period is determined at the time of grant of the option but may not extend beyond the end of the calendar year that is ten calendar years after the date of the option is granted. All options, restricted shares and any common stock for which such equity awards are exercised or with respect to which restrictions lapse are governed by a management stockholders' agreement and sale participation agreement. As of December 30, 2006, there were 170,876 options vested under the 2004 Plan and 171,029 unvested and subject to vesting.

        Prior to January 1, 2006, the Company applied the intrinsic method under Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees. Since all options previously granted to employees were "at the money", no compensation cost was reflected in net income (loss). For the years ended December 31, 2005 and January 1, 2005, respectively, the Company's pro forma net income (loss) incorporating the stock-based compensation expense provisions under SFAS No. 123, Share-based Payment, would not have been materially different than reported net income.

        Effective January 1, 2006, the Company adopted SFAS No. 123R, which requires the recognition of compensation expense related to all equity awards based on the fair values of the awards at the grant date. Prior to the adoption of SFAS No. 123R, the Company used the minimum value method in its SFAS No. 123 pro forma disclosure and therefore applied the prospective transition method as of the effective date. Under the prospective transition method, the Company would recognize compensation expense for equity awards granted, modified and canceled subsequent to the date of adoption.

        On April 4, 2006, the Company declared and paid a special cash dividend of $57.03 per share to the common stockholders of Holdings. In connection with the special cash dividend, on April 4, 2006, the exercise prices of issued and outstanding options as of April 4, 2006 under the 2003 Plan and the 2004 Plan were reduced by an amount equal to the dividend. The 2003 and 2004 Plans and underlying stock option agreements contain provisions that provide for anti-dilutive protection in the case of certain extraordinary corporate transactions, such as the special dividend, and the incremental compensation cost, defined as the difference in the fair value of the modified award immediately before and after the modification, was calculated as zero. As a result of the above modification, all stock option awards previously accounted for under APB No. 25 will be prospectively accounted for under SFAS No. 123R. Accordingly, no incremental compensation cost was recognized as a result of the modification.

        The Company had granted non-employee awards to the Company's directors and to certain related parties, as disclosed in Note 20, Related Party Transactions, prior to January 1, 2006, for which compensation expense has been recorded in 2006 and 2005.

        For the year ended December 30, 2006, the Company recognized total compensation expense related to stock options of approximately $0.2 million which is included in selling, general and administrative expenses. For the year ended December 30, 2006, 94,537 options had vested. During the year ended December 30, 2006, no stock options were exercised.

        During the quarter and year ended December 30, 2006, the Company granted 3,000 shares of restricted Class A Common Stock to an officer of the Company under the 2004 Plan.

        During the quarter and year ended December 30, 2006, the Company granted 14,650 options under the 2004 Plan to certain employees of the Company or its subsidiaries. The per-share weighted-average fair value of stock options granted during fiscal 2006 was $33.12 on the date of grant using the Black-Scholes option pricing model. The following key assumptions were used to value options issued:

2006
Expected Life	6.3 years
Expected Volatility	30.8%
Dividend yield	—

        The following table summarizes stock option activity for Holdings:

Shares in thousands	Shares	Weighted- average exercise price
Outstanding at December 31, 2005	388	$37.78	*
Granted	15	$130.45
Forfeited	(5)	$39.07
Cancelled	(1)	$30.09

Outstanding at December 30, 2006	397	$41.21

Vested or expected to vest at December 30, 2006	397	$41.21

Exercisable at December 30, 2006	224	$38.04

*
Weighted average exercise price at December 31, 2005 has been adjusted to reflect the special dividend declared in April 2006.

        The weighted average remaining contractual life of outstanding options at December 30, 2006 was approximately 8.4 years.

18.    Business Segments

        During the fourth quarter of 2005, we further disaggregated the Company's reportable segments, to reflect better our operations following the integration of the companies as a result of the Transactions and the manner in which the chief operating decision-maker regularly assesses the information for decision-making purposes.

        During the second quarter of 2006, we entered into definitive agreements to sell our Jostens Photography businesses, which previously comprised a reportable segment. This sale closed on June 30, 2006. Accordingly, this segment has been reported as discontinued operations (see Note 6).

        As of December 2006, our Von Hoffmann Holdings Inc., Von Hoffmann Corporation and Anthology, Inc. businesses were held as assets for sale. On January 3, 2007, the Company entered into a Stock Purchase Agreement (the "Von Hoffmann Stock Purchase Agreement") with R.R. Donnelley & Sons Company providing for the sale of Von Hoffmann Holdings Inc., Von Hoffmann Corporation and Anthology, Inc., which previously comprised the Educational Textbook segment and a portion of the Marketing and Publishing Services segment. This sale is subject to regulatory approval and is pending based on ongoing regulatory review through a second request by the Federal Trade Commission. The operations of Von Hoffmann businesses are reported as discontinued operations in the consolidated financial statements for all periods presented. (see Note 6).

        On March 16, 2007, the Company acquired all of the outstanding capital stock of Neff Holding Company and its wholly owned subsidiary Neff Motivation, Inc. Neff is a leading single source provider of custom award programs and apparel, including chenille letters and letter jackets, to the scholastic market segment. Neff will operate as a direct subsidiary of Visant under the Neff brand name and its results will be reported together with the results of Jostens scholastic operations as the renamed Scholastic segment.

        Our three reportable segments as of December 30, 2006 consist of:

  •
  Jostens Scholastic—provides services related to the marketing, sale and production of class rings, graduation products and other scholastic products;

  •
  Jostens Yearbook—provides services related to the publication, marketing, sale and production of school yearbooks; and

  •
  Marketing and Publishing Services—produces multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care market segments, and provides innovative products and services to the direct marketing sector. The group also produces book covers and other components for educational publishers.

Jostens

        Jostens provides school-related affinity products and services that help people celebrate important moments, recognize achievements and build affiliation. Jostens' products and services are predominantly offered to North American high school and college students, through a national network of primarily independent sales representatives and associates.

        Jostens' operations are reported in two segments: a) Jostens Scholastic and b) Jostens Yearbook

        Jostens Scholastic.    Jostens provides services related to the marketing, sale and production of class rings and an array of graduation products, such as caps, gowns, diplomas and announcements and graduation-related accessories. Jostens Scholastic serves U.S. high schools, colleges, universities and other specialty markets, marketing and selling scholastic products to students and administrators through independent sales representatives. Jostens provides customer service in the marketing and sale of class rings and certain other graduation products, which often involves customization. Jostens also provides ongoing warranty service on its class and affiliation rings. Jostens maintains product-specific tooling as well as a library of school logos and mascots that can be used repeatedly for specific school accounts over time. In addition to its class ring offerings, Jostens also designs, manufactures, markets and sells championship rings for professional sports and affinity rings for a variety of specialty markets.

        Jostens Yearbook.    Jostens provides services related to the publication, marketing, sale and production of yearbooks, primarily serving U.S. high schools, colleges, universities and middle schools. Jostens generates the majority of its revenues from high school accounts. Jostens' sales representatives and technical support employees assist students and faculty advisers with the planning and layout of yearbooks, including through the provision of on-line layout and editorial tools to assist in the publication of the yearbook. With a new class of students each year and periodic faculty advisor turnover, Jostens' independent sales representatives and customer service employees are the main point of continuity for the yearbook production process on a year-to-year basis.

Marketing and Publishing Services

        The Marketing and Publishing Services segment produces multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care market segment, and innovative, highly personalized products primarily targeted to the direct marketing sector. The Marketing and Publishing Services segment is also a producer of supplemental materials and related components such as decorative covers and plastic transparencies for educational publishers. The Marketing and Publishing Services segment offers a portfolio of proprietary, patented and patent-pending technologies that can be incorporated into various marketing programs designed to reach the consumer at home or in-store, including magazine and catalog inserts, remittance envelopes, statement enclosures, blow-ins, direct mail, direct sell and point-of-sale materials and gift-with-purchase/purchase-with-purchase programs. The Company also specializes in higher quality in-line finished products and can accommodate large marketing projects with a wide range of dimensional products and in-line finishing production, data processing and mailing services. The personalized imaging capabilities offer individualized messages to each recipient within a geographical area or demographic group for targeted marketing efforts. This group also produces components for educational publishers.

        The following table presents information of Holdings by business segment:

	2006	2005	2004
	(In thousands)
Net sales
Jostens Scholastic	$437,630	$424,984	$406,081
Jostens Yearbook	358,687	348,512	333,621
Marketing and Publishing Services	390,396	337,388	312,213
Inter-segment eliminations	(109)	(211)	—

	$1,186,604	$1,110,673	$1,051,915

Operating income
Jostens Scholastic	$51,189	$27,069	$27,667
Jostens Yearbook	82,235	66,700	3,006
Marketing and Publishing Services	69,665	59,197	30,348

	$203,089	$152,966	$61,021

Interest, net
Jostens Scholastic	$55,682	$48,224	$44,530
Jostens Yearbook	45,191	39,351	36,456
Marketing and Publishing Services	48,127	37,219	44,132

	$149,000	$124,794	$125,118

Depreciation and Amortization
Jostens Scholastic	$27,332	$31,121	$31,889
Jostens Yearbook	35,580	38,757	84,246
Marketing and Publishing Services	18,685	17,672	20,536

	$81,597	$87,550	$136,671

Capital expenditures
Jostens Scholastic	$4,477	$3,941	$9,048
Jostens Yearbook	27,267	15,435	12,586
Marketing and Publishing Services	20,130	9,327	16,025

	$51,874	$28,703	$37,659

	2006	2005
	(In thousands)
Goodwill
Jostens Scholastic	$294,240	$296,495
Jostens Yearbook	393,144	395,776
Marketing and Publishing Services	232,254	217,161

	$919,638	$909,432

Intangible assets
Jostens Scholastic	$231,910	$249,017
Jostens Yearbook	239,567	261,874
Marketing and Publishing Services	59,192	44,020

	$530,669	$554,911

Assets
Jostens Scholastic	$709,770	$727,030
Jostens Yearbook	811,352	815,453
Marketing and Publishing Services	479,454	418,370

	$2,000,576	$1,960,853

        Net sales are reported in the geographic area where the final sales to customers are made, rather than where the transaction originates. No single customer accounted for more than 10% of revenue in 2006, 2005, and 2004.

        The following table presents net sales by class of similar products and certain geographic information:

	2006	2005	2004
	(In thousands)
Net sales by classes of similar products
Jostens Scholastic	$437,630	$424,984	$406,081
Jostens Yearbook	358,687	348,512	333,621
Marketing and Publishing Services	390,396	337,388	312,213
Inter-segment eliminations	(109)	(211)	—

	$1,186,604	$1,110,673	$1,051,915

Net sales by geographic area
United States	$1,125,201	$1,046,141	$978,812
France	8,760	7,270	19,177
Other, primarily Canada	52,643	57,262	53,926

	$1,186,604	$1,110,673	$1,051,915

Net property, plant and equipment and intangible assets by geographic area
United States	$1,609,773	$1,601,099	$1,636,764
Other, primarily Canada	1,115	1,137	1,192

	$1,610,888	$1,602,236	$1,637,956

19.    Common Stock

        Holdings' common stock, $0.01 par value per share, consists of Class A and Class C common stock. Holdings' charter also authorizes the issuance of non-voting Class B common stock, but currently no such shares are outstanding. Holders of Class A common stock are entitled to one vote for each share held for any matter coming before the stockholders of Holdings. The holder of the share of Class C common stock is entitled to a number of votes for any matter coming before the stockholders of Holdings equal to:

  (i)
  initially, the excess of (x) 50% percent of all votes entitled to be cast by holders of outstanding common stock for any matter coming before the stockholders of Holdings, over (y) the percentage of all votes entitled to be cast by the initial holder of the share of Class C common stock together with any permitted transferees of the initial holder, for any matter coming before the stockholders of Holdings by virtue of the shares of Class A common stock acquired by the initial holder pursuant to the Contribution Agreement, dated July 21, 2004, between Holdings and the initial holder, such excess determined based on the shares of common stock issued and outstanding immediately prior to October 4, 2004, giving effect to any shares of common stock acquired by the initial holder pursuant to the Contribution Agreement at the closing thereunder; and

  (ii)
  thereafter, the number of votes will be permanently reduced to an amount equal to the excess, if any, of (x) 50% percent of all votes entitled to be cast by holders of outstanding common stock for any matter coming before the stockholders of Holdings (as reduced by any shares of Class A common stock of Holdings issued on the date of the closing under the Contribution Agreement or thereafter to any person other than the initial holder), over (y) the percentage of all votes entitled to be cast by the initial holder, together with its transferees, for any matter coming before the stockholders of Holdings by virtue of the shares of Class A common stock then held by the initial holder, together with its transferees, not to exceed the percentage voting interest attributed to such share pursuant to clause (i) above; and

  (iii)
  if the share of Class C common stock is transferred by the initial holder (or its permitted transferee) to any person other than a permitted transferee of the initial holder, the share of Class C Common Stock will entitle the holder to the same voting rights as the share of Class C common stock entitled the holder immediately prior to the transfer.

        The share of Class C common stock will at all times entitle the holder to at least one vote on any matter coming before the stockholders of Holdings. In addition, the share of Class C common stock will automatically convert into one fully-paid and non-assessable share of Class A common stock (1) upon the consummation of an initial public offering or (2) upon the first occurrence that the share of Class C common stock is entitled to only one vote for any matter coming before the stockholders of Holdings, as more fully provided by the certificate of incorporation.

20.    Related Party Transactions

Transactions with Sponsors

Stockholders Agreement

        In connection with the Transactions, we entered into a stockholders agreement (the "2004 Stockholders Agreement") with an entity affiliated with KKR and entities affiliated with DLJMBP III (each an "Investor Entity" and together the "Investor Entities") that provides for, among other things,

  •
  a right of each of the Investor Entities to designate a certain number of directors to our board of directors for so long as they hold a certain amount of our common stock. Of the eight members of our board of directors, KKR and DLJMBP III each has the right to designate four of our directors (and currently three KKR and two DLJMP III designees serve on our board) with our Chief Executive Officer and President, Marc L. Reisch, as chairman;

  •
  certain limitations on transfer of our common stock held by the Investor Entities for a period of four years after the completion of the Transactions, after which, if we have not completed an initial public offering, any Investor Entity wishing to sell any of our common stock held by it must first offer to sell such stock to us and the other Investor Entities, provided that, if we complete an initial public offering during the four years after the completion of the Transactions, any Investor Entity may sell pursuant to its registration rights as described below;

  •
  a consent right for the Investor Entities with respect to certain corporate actions;

  •
  the ability of the Investor Entities to "tag-along" their shares of our common stock to sales by any other Investor Entity, and the ability of the Investor Entities to "drag-along" our common stock held by the other Investor Entities under certain circumstances;

  •
  the right of the Investor Entities to purchase a pro rata portion of all or any part of any new securities offered by us; and

  •
  a restriction on the ability of the Investor Entities and certain of their affiliates to own, operate or control a business that competes with us, subject to certain exceptions.

        Pursuant to the 2004 Stockholders Agreement, an aggregate transaction fee of $25.0 million was paid to the Sponsors upon the closing of the Transactions.

Management Services Agreement

        In connection with the Transactions, we entered into a management services agreement with the Sponsors pursuant to which the Sponsors provide certain structuring, consulting and management advisory services to us. Under the Agreement, during the term the Sponsors receive an annual advisory fee of $3.0 million, that is payable quarterly and which increases by 3% per year. We paid $3.1 million and $3.0 million as advisory fees to the Sponsors for the years ended December 30, 2006 and December 31, 2005, respectively. The management services agreement also provides that we will indemnify the Sponsors and their affiliates, directors, officers and representatives for losses relating to the services contemplated by the management services agreement and the engagement of the Sponsors pursuant to, and the performance by the Sponsors of the services contemplated by, the management services agreement.

Registration Rights Agreement

        In connection with the Transactions, we entered into a registration rights agreement with the Investor Entities pursuant to which the Investor Entities are entitled to certain demand and piggyback rights with respect to the registration and sale of our common stock held by them.

Other

        We have retained Capstone Consulting from time to time to provide certain of our businesses with consulting services primarily to identify and advise on potential opportunities to improve operating efficiencies. Capstone Consulting received nil in 2006 and $2.1 million during 2005 for the services provided by them. Although neither KKR nor any entity affiliated with KKR owns any of the equity of Capstone Consulting, KKR has provided financing to Capstone Consulting. In March 2005, an affiliate of Capstone Consulting invested $1.3 million in our parent's Class A Common Stock and has been granted 13,527 options to purchase our parent's Class A Common Stock, with an exercise price of $96.10401 per share under the 2004 Stock Option Plan (the exercise price was reduced in connection with the dividend paid by Holdings to its stockholders on April 4, 2006, to $39.07 per share).

        We from time to time use the services of Merrill Corporation for financial printing. During 2006, Merrill received $0.3 million for services provided. Also, from time to time we provide printing services to Merrill Corporation. During 2006 we received $0.6 million for services provided to Merrill. DLJMBP has an ownership interest in Merrill. Additionally, Mr. John Castro, President and Chief Executive Officer of Merrill, is a former director of Holdings, and retains certain equity in the form of stock options under the 2003 Plan. Further, Mr. Thompson Dean, who served as a member of our Board until January 16, 2007, also served on the board of directors of Merrill while he was a member of our Board.

Transactions with Other Co-Investors and Management

Syndicate Stockholders Agreement

        In September 2003, Visant Holding, Visant, DLJMBP III and certain of its affiliated funds (collectively, the "DLJMB Funds") and certain of the DLJMB Funds' co-investors entered into a stock purchase and stockholders' agreement, or the Syndicate Stockholders Agreement, pursuant to which the DLJMB Funds sold to the co-investors shares of: (1) our Class A Common Stock, (2) our Class B Non-Voting Common Stock (which have since been converted into shares of Class A Common Stock) and (3) Visant's 8% Senior Redeemable Preferred Stock, which have since been repurchased.

        The Syndicate Stockholders Agreement contains provisions which, among other things:

  •
  restrict the ability of the syndicate stockholders to make certain transfers;

  •
  grant the co-investors certain board observation and information rights;

  •
  provide for certain tag-along and drag-along rights;

  •
  grant preemptive rights to the co-investors to purchase a pro rata share of any new shares of common stock issued by Visant Holding, Visant or Jostens to any of the DLJMB Funds or their successors prior to an initial public offering; and

  •
  give the stockholders piggyback registration rights in the event of a public offering in which the DLJMB Funds sell shares.

Equity Incentive Plans and Management Stockholders Agreement

        The 2003 Stock Incentive Plan (the "2003 Plan") was approved by the Board of Directors and effective as of October 30, 2003. The 2003 Plan permits us to grant key employees and certain other persons stock options and stock awards and provides for a total of 288,023 shares of common stock for issuance of options and awards to employees of the Company and a total of 10,000 shares of common stock for issuance of options and awards to directors and other persons providing services to the Company. The maximum grant to any one person shall not exceed in the aggregate 70,400 shares. We do not currently intend to make any additional grants under the 2003 Plan. Option grants consist of "time options", which vest and become exercisable in annual installments over the first five years following the date of grant and/or "performance options", which vest and become exercisable over the first five years following the date of grant at varying levels based on the achievement of certain EBITDA targets, and in any event by the eighth anniversary of the date of grant. The performance vesting includes certain carryforward provisions if targets are not achieved in a particular fiscal year and performance in a subsequent fiscal year satisfies cumulative performance targets, subject to certain conditions. Upon the occurrence of a "change in control" (as defined in the 2003 Plan), the unvested portion of any time option will immediately become vested and exercisable, and the vesting and exercisability of the unvested portion of any performance option may accelerate depending on the timing of the change of control and return on the equity investment by DLJMBP III in the Company as provided under the 2003 Plan. A "change in control" under the 2003 Plan is defined as: (i) any person or other entity (other than any of Holdings' subsidiaries), including any "person" as defined in Section 13(d)(3) of the Exchange Act, other than certain of the DLJMBP Funds or affiliated parties thereof becoming the beneficial owner, directly or indirectly, in a single transaction or a series of related transactions, by way of merger, consolidation or other business combination, securities of

Holdings representing more than 51% of the total combined voting power of all classes of capital stock of Holdings (or its successor) normally entitled to vote for the election of directors of Holdings or (ii) the sale of all or substantially all of the property or assets of Holdings to any unaffiliated person or entity other than one of Holdings' subsidiaries is consummated. The Transactions did not constitute a change of control under the 2003 Plan. Options issued under the 2003 Plan expire on the tenth anniversary of the grant date. The shares underlying the options are subject to certain transfer and other restrictions set forth in that certain Stockholders Agreement dated July 29, 2003, by and among the Company and certain holders of the capital stock of the Company. Participants under the 2003 Plan also agree to certain restrictive covenants with respect to confidential information of the Company and non-competition in connection with their receipt of options.

        All outstanding options to purchase Holdings common stock continued following the closing of the Transactions. In connection with the Transactions, all outstanding options to purchase Von Hoffmann and Arcade common stock were cancelled and extinguished. Consideration paid in respect of the Von Hoffmann options was an amount equal to the difference between the per share merger consideration in the Transactions and the exercise price therefor. No consideration was paid in respect of the Arcade options.

        In connection with the closing of the Transactions, we established the 2004 Stock Option Plan, which permits us to grant key employees and certain other persons of the Company and its subsidiaries various equity-based awards, including stock options and restricted stock. The plan, currently known as the Third Amended and Restated 2004 Stock Option Plan for Key Employees of Visant Holding Corp. and Subsidiaries (the "2004 Plan"), provides for issuance of a total of 510,230 shares of Holdings Class A Common Stock. As of December 30, 2006 there were 56,986 shares available for grant under the 2004 Plan. Shares related to grants that are forfeited, terminated, cancelled or expire unexercised become available for new grants. Under his employment agreement, Mr. Marc L. Reisch, the Chairman of our Board of Directors and our Chief Executive Officer and President, received awards of stock options and restricted stock under the 2004 Plan. Additional members of management have also received grants under the 2004 Plan. Option grants consist of "time options", which vest and become exercisable in annual installments through 2009, and/or "performance options", which vest and become exercisable following the date of grant based upon the achievement of certain EBITDA and other performance targets, and in any event by the eighth anniversary of the date of grant. The performance vesting includes certain carryforward provisions if targets are not achieved in a particular fiscal year and performance in a subsequent fiscal year satisfies cumulative performance targets. Upon the occurrence of a "change in control" (as defined under the 2004 Plan), the unvested portion of any time option will immediately become vested and exercisable, and the vesting and exercisability of the unvested portion of any performance option may accelerate if certain EBITDA or other performance measures have been satisfied. A "change in control" under the 2004 Plan is defined as: (i) the sale (in one or a series of transactions) of all or substantially all of the assets of Holdings to an unaffiliated person; (ii) a sale (in one transaction or a series of transactions) resulting in more than 50% of the voting stock of Holdings being held by an unaffiliated person; (iii) a merger, consolidation, recapitalization or reorganization of Holdings with or into an unaffiliated person; if and only if any such event listed in (i) through (iii) above results in the inability of the Sponsors, or any member of members of the Sponsors, to designate or elect a majority of the Board (or the board of directors of the resulting entity or its parent company). The option exercise period is determined at the time of grant of the option but may not extend beyond the end of the calendar year that is ten calendar years after the date of the option is granted.

        All options, restricted shares and any common stock for which such equity awards are exercised or with respect to which restrictions lapse are governed by a management stockholders' agreement and a sale participation agreement, which together generally provide for the following:

  •
  transfer restrictions until the fifth anniversary of purchase, subject to certain exceptions;

  •
  a right of first refusal by Holdings at any time after the fifth anniversary of purchase but prior to a registered public offering of the Class A Common Stock meeting certain specified criteria;

  •
  in the event of termination of employment, call and put rights with respect to Holdings stock and outstanding and exercisable options;

  •
  "piggyback" registration rights on behalf of the members of management;

  •
  "tag-along" rights in connection with transfers by Fusion Acquisition LLC ("Fusion"), an entity controlled by investment funds affiliated with KKR, on behalf of the members of management and "drag-along" rights for Fusion and DLJMBP III; and

  •
  a confidentiality provision and noncompetition and nonsolicitation provisions that apply for two years following termination of employment.

21.    Condensed Consolidating Guarantor Information

        As discussed in Note 11, Debt, Visant's obligations under the senior secured credit facilities and the 7.625% senior subordinated notes are guaranteed by certain of its wholly-owned subsidiaries on a full, unconditional and joint and several basis. The following tables present condensed consolidating financial information for Visant, as issuer, and its guarantor and non-guarantor subsidiaries.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
2006

	Visant	Guarantors	Non- Guarantors	Eliminations	Total
Net sales	$—	$1,163,949	$43,981	$(21,326)	$1,186,604
Cost of products sold	(4,711)	592,483	21,003	(21,220)	587,555

Gross profit	4,711	571,466	22,978	(106)	599,049
Selling and administrative expenses	4,142	374,512	15,712	—	394,366
Loss (gain) on sale of assets	68	(1,280)	—	—	(1,212)
Special charges	—	2,446	—	—	2,446

Operating income (loss)	501	195,788	7,266	(106)	203,449

Net interest expense	99,987	110,629	(116)	(105,078)	105,422
Equity (earnings) loss in subsidiary, net of tax	(71,042)	(2,426)	—	73,468	—

(Loss) income before income taxes	(28,444)	87,585	7,382	31,504	98,027
Provision for (benefit from) income taxes	362	29,557	1,336	(41)	31,214

(Loss) income from continuing operations	(28,806)	58,028	6,046	31,545	66,813
Income (loss) from discontinued operations, net	167	13,014	(3,620)	—	9,561

Net (income) loss	$(28,639)	$71,042	$2,426	$31,545	$76,374

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
2005

	Visant	Guarantors	Non- Guarantors	Eliminations	Total
Net sales	$—	$1,078,899	$56,759	$(24,985)	$1,110,673
Cost of products sold	(12,454)	564,559	34,961	(24,931)	562,135
Gross profit	12,454	514,340	21,798	(54)	548,538

Selling and administrative expenses	11,249	361,762	16,160	—	389,171
Gain on sale of assets	—	(377)	(10)	—	(387)
Transaction costs	539	633	—	—	1,172
Special charges	—	5,339	50	—	5,389

Operating income (loss)	666	146,983	5,598	(54)	153,193
Net interest expense	94,420	113,255	460	(101,290)	106,845
Equity (earnings) loss in subsidiary, net of tax	(43,399)	(6,348)	—	49,747	—

(Loss) income before income taxes	(50,355)	40,076	5,138	51,489	46,348
Provision for (benefit from) income taxes	2,802	14,553	(85)	(21)	17,249

(Loss) income from continuing operations	(53,157)	25,523	5,223	51,510	29,099
Income from discontinued operations, net	—	17,876	1,125	—	19,001

Net (loss) income	$(53,157)	$43,399	$6,348	$51,510	$48,100

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
2004

	Visant	Guarantors	Non- Guarantors	Eliminations	Total
Net sales	$—	$1,020,387	$43,560	$(12,032)	$1,051,915
Cost of products sold	—	574,186	24,005	(12,022)	586,169

Gross profit	—	446,201	19,555	(10)	465,746
Selling and administrative expenses	(299)	370,238	16,388	—	386,327
Gain on sale of assets	—	(87)	—	—	(87)
Transaction costs	678	6,137	—	—	6,815
Special charges	—	11,799	—	—	11,799

Operating (loss) income	(379)	58,114	3,167	(10)	60,892
Loss on redemption of debt	—	31,122	809	—	31,931
Other income	—	(1,092)	—	—	(1,092)
Net interest expense	24,587	83,421	648	—	108,656
Equity loss (earnings) in subsidiary, net of tax	93,435	(3,965)	—	(89,470)	—

(Loss) income before income taxes	(118,401)	(51,372)	1,710	89,460	(78,603)
(Benefit from) provision for income taxes	(8,506)	(341)	115	(19,497)	(28,229)

(Loss) income from continuing operations	(109,895)	(51,031)	1,595	108,957	(50,374)
(Loss) income from discontinued operations, net	—	(42,404)	2,370	—	(40,034)

Net (loss) income	$(109,895)	$(93,435)	$3,965	$108,957	$(90,408)

CONDENSED CONSOLIDATING BALANCE SHEET
2006

	Visant	Guarantors	Non- Guarantors	Eliminations	Total
ASSETS
Cash and cash equivalents	$1,707	$4,275	$12,061	$—	$18,043
Accounts receivable, net	1,943	128,162	14,576	—	144,681
Inventories, net	—	103,411	2,111	(189)	105,333
Salespersons overdrafts, net	—	26,431	861	—	27,292
Prepaid expenses and other current assets	2,697	15,814	1,280	—	19,791
Intercompany receivable (payable)	36,180	9,881	—	(45,543)	518
Deferred income taxes	(963)	12,738	75	—	11,850
Current assets of discontinued operations	—	56,649	—	—	56,649

Total current assets	41,564	357,361	30,964	(45,732)	384,157
Property, plant, and equipment, net	1,279	159,227	75	—	160,581
Goodwill	—	897,642	21,996	—	919,638
Intangibles, net	—	520,713	9,956	—	530,669
Deferred financing costs, net	35,557	—	—	—	35,557
Intercompany receivable (payable)	1,256,090	106,377	—	(1,362,467)	—
Other assets	40	13,065	76	—	13,181
Investment in subsidiaries	489,114	72,521	—	(561,635)	—
Long-term assets of discontinued operations	(80)	265,599	—	—	265,519

	$1,823,564	$2,392,505	$63,067	$(1,969,834)	$2,309,302

LIABILITIES AND STOCKHOLDER'S EQUITY
Accounts payable	$2,562	$48,249	$5,390	$235	$56,436
Accrued employee compensation	6,759	32,931	1,566	—	41,256
Customer deposits	—	166,250	5,008	—	171,258
Commissions payable	—	20,605	1,066	—	21,671
Income taxes payable	6,100	5,668	3,069	(73)	14,764
Interest payable	9,987	663	—	—	10,650
Intercompany payable (receivable)	17,787	23,242	4,749	(45,778)	—
Other accrued liabilities	2,025	18,497	3,115	—	23,637
Current liabilities of discontinued operations	955	28,301	5,593	—	34,849

Total current liabilities	46,175	344,406	29,556	(45,616)	374,521
Long-term debt, less current maturities	1,216,500	—	—	—	1,216,500
Intercompany payable (receivable)	305,332	1,317,506	(38,874)	(1,583,964)	—
Deferred income taxes	(988)	196,195	(282)	—	194,925
Pension liabilities, net	—	21,484	—	—	21,484
Other noncurrent liabilities	245	17,104	146	—	17,495
Long-term liabilities of discontinued operations	6,696	6,696

Total liabilities	1,567,264	1,903,391	(9,454)	(1,629,580)	1,831,621
Stockholder's equity	256,300	489,114	72,521	(340,254)	477,681

	$1,823,564	$2,392,505	$63,067	$(1,969,834)	$2,309,302

CONDENSED CONSOLIDATING BALANCE SHEET
2005

	Visant	Guarantors	Non- Guarantors	Eliminations	Total
ASSETS
Cash and cash equivalents	$13,029	$(1,454)	$8,299	$—	$19,874
Accounts receivable, net	2,231	107,437	10,177	—	119,845
Inventories, net	—	94,465	1,273	(83)	95,655
Salespersons overdrafts, net	—	27,849	2,936	—	30,785
Prepaid expenses and other current assets	3,361	11,504	614	—	15,479
Intercompany receivable (payable)	2,076	416	130	(2,587)	35
Deferred income taxes	(1,207)	14,804	75	—	13,672
Current assets of discontinued operations	—	79,190	7,769	—	86,959

Total current assets	19,490	334,211	31,273	(2,670)	382,304
Property, plant, and equipment, net	517	137,252	124	—	137,893
Goodwill	—	901,221	8,211	—	909,432
Intangibles, net	—	532,915	21,996	—	554,911
Deferred financing costs, net	45,430	—	—	—	45,430
Intercompany receivable (payable)	1,326,662	69,039	462	(1,396,163)	—
Other assets	40	11,805	230	—	12,075
Investment in subsidiaries	417,555	70,095	—	(487,650)	—
Long-term assets of discontinued operations	—	290,936	27,867	—	318,803

	$1,809,694	$2,347,474	$90,163	$(1,886,483)	$2,360,848

LIABILITIES AND STOCKHOLDER'S EQUITY
Short-term borrowings	$—	$—	$11,868	$—	$11,868
Accounts payable	5,098	29,332	4,005	1	38,436
Accrued employee compensation	6,226	27,387	987	—	34,600
Customer deposits	—	156,879	4,497	—	161,376
Commissions payable	—	17,727	1,041	—	18,768
Income taxes payable	2,186	3,957	4,056	(32)	10,167
Interest payable	9,790	604	—	—	10,394
Intercompany payable (receivable)	2,679	(26)	—	(2,588)	65
Other accrued liabilities	—	20,129	2,255	—	22,384
Current liabilities of discontinued operations	—	33,222	6,650	—	39,872

Total current liabilities	25,979	289,211	35,359	(2,619)	347,930
Long-term debt, less current maturities	1,316,500	—	—	—	1,316,500
Intercompany payable (receivable)	164,246	1,370,675	(22,339)	(1,512,582)	—
Deferred income taxes	(1,612)	218,954	85	—	217,427
Pension liabilities, net	—	25,112	—	—	25,112
Other noncurrent liabilities	—	17,836	352	—	18,188
Long-term liabilities of discontinued operations	—	8,131	6,611	—	14,742

Total liabilities	1,505,113	1,929,919	20,068	(1,515,201)	1,939,899
Stockholder's equity	304,581	417,555	70,095	(371,282)	420,949

	$1,809,694	$2,347,474	$90,163	$(1,886,483)	$2,360,848

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
2006

	Visant	Guarantors	Non- Guarantors	Eliminations	Total
Net (loss) income	$(28,639)	$71,042	$2,426	$31,545	$76,374
Other cash provided by operating activities	9,602	74,222	18,003	(31,091)	70,736
Net cash provided by (used in) discontinued operations	1,232	52,932	(18,809)	—	35,355

Net cash (used in) provided by operating activities	(17,805)	198,196	1,620	454	182,465
Purchases of property, plant, and equipment	(1,028)	(50,846)	—	—	(51,874)
Proceeds from sale of property and equipment	3	10,523	—	—	10,526
Acquisition of business, net of cash acquired	(54,792)	(1,000)	—	—	(55,792)
Proceeds from sale of business	—	16,292	47,800	—	64,092
Other investing activities, net	—	(413)	—	—	(413)
Net cash used in discontinued operations	(18,537)	(569)	—	(19,106)

Net cash (used in) provided by investing activities	(55,817)	(43,981)	47,231	—	(52,567)
Net short-term borrowings	—	414	(11,868)	—	(11,454)
Principal payments on long-term debt	(100,000)	—	—	—	(100,000)
Intercompany payable (receivable)	182,461	(182,007)	—	(454)	—
Distribution to shareholder	(20,161)	—	—	—	(20,161)
Other financing activities, net	—	33,107	(33,107)	—	—
Net cash provided by (used in) financing activities	62,300	(148,486)	(44,975)	(454)	(131,615)
Effect of exchange rate changes on cash and cash equivalents	—	—	(114)	—	(114)

(Decrease) increase in cash and cash equivalents	(11,322)	5,729	3,762	—	(1,831)
Cash and cash equivalents, beginning of period	13,029	(1,454)	8,299	—	19,874

Cash and cash equivalents, end of period	$1,707	$4,275	$12,061	$—	$18,043

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
2005

	Visant	Guarantors	Non- Guarantors	Eliminations	Total
Net (loss) income	$(53,157)	$43,399	$6,348	$51,510	$48,100
Other cash provided by operating activities	87,703	33,381	7,544	(51,511)	77,117
Net cash provided by discontinued operations	—	38,643	3,605	—	42,248

Net cash provided by (used in) operating activities	34,546	115,423	17,497	(1)	167,465
Purchases of property, plant, and equipment	(502)	(28,192)	(9)	—	(28,703)
Proceeds from sale of property and equipment	—	1,279	10	—	1,289
Other investing activities, net	—	(259)	(22)	—	(281)
Net cash used in discontinued operations	—	(10,624)	(782)	—	(11,406)

Net cash used in investing activities	(502)	(37,796)	(803)	—	(39,101)
Net short-term borrowings	—	—	3,080	—	3,080
Principal payments on long-term debt	(203,500)	—	—	—	(203,500)
Intercompany payable (receivable)	91,619	(91,620)	—	1	—
Net contribution from Visant Holding Corp	9,000	—	—	—	9,000
Debt financing costs	13	(231)	—	—	(218)
Other financing activities, net	920	15,119	(15,119)	—	920
Net cash used in discontinued operations	—	(108)	—	—	(108)

Net cash (used in) provided by financing activities	(101,948)	(76,840)	(12,039)	1	(190,826)
Effect of exchange rate changes on cash and cash equivalents	—	—	67	—	67

(Decrease) increase in cash and cash equivalents	(67,904)	787	4,722	—	(62,395)
Cash and cash equivalents, beginning of period	80,933	(2,241)	3,577	—	82,269

Cash and cash equivalents, end of period	$13,029	$(1,454)	$8,299	$—	$19,874

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
2004

	Visant	Guarantors	Non- Guarantors	Eliminations	Total
Net (loss) income	$(109,895)	$(93,435)	$3,965	$108,957	$(90,408)
Other cash provided by operating activities	97,975	202,856	(955)	(108,957)	190,919
Net cash provided by discontinued operations	—	13,649	1,619	—	15,268

Net cash (used in) provided by operating activities	(11,920)	123,070	4,629	—	115,779
Purchases of property, plant, and equipment	(62)	(32,662)	(19)	—	(32,743)
Proceeds from sale of property and equipment	—	1,831	—	—	1,831
Other investing activities, net	—	(152)	(31)	—	(183)
Net cash used in discontinued operations	—	(5,786)	(1,148)	—	(6,934)

Net cash used in investing activities	(62)	(36,769)	(1,198)	—	(38,029)
Net short-term repayments	—	(3,438)	(6,006)	—	(9,444)
Principal payments on long-term debt	—	(460,955)	—	—	(460,955)
Proceeds from issuance of long-term debt	1,520,000	—	—	—	1,520,000
Intercompany (receivable) payable	(1,430,150)	1,350,338	(595)	80,407	—
Net contribution from Visant Holding Corp.	239,968	63,577	—	(256,055)	47,490
Distribution to shareholders	(175,648)	—	—	175,648	—
Debt financing costs	(61,255)	—	—	—	(61,255)
Redemption of preferred stock	—	(188,849)	—	—	(188,849)
Redemption of senior notes	—	(106,456)	—	—	(106,456)
Redemption of senior subordinated notes	—	(234,486)	—	—	(234,486)
Redemption of PIK notes to stockholders	—	(81,037)	—	—	(81,037)
Net cash used in discontinued operations	—	(464,336)	—	—	(464,336)

Net cash provided by (used in) financing activities	92,915	(125,642)	(6,601)	—	(39,328)
Effect of exchange rate changes on cash and cash equivalents	—	—	116	—	116

Increase (decrease) in cash and cash equivalents	80,933	(39,341)	(3,054)	—	38,538
Cash and cash equivalents, beginning of period	—	37,100	6,631	—	43,731

Cash and cash equivalents, end of period	$80,933	$(2,241)	$3,577	$—	$82,269

22.    Subsequent Event

        On January 3, 2007, the Company entered into a Stock Purchase Agreement with R.R. Donnelley & Sons Company providing for the sale of Von Hoffmann Holdings Inc., Von Hoffmann Corporation and Anthology, Inc., which were previously included in the Educational Textbook segment and a portion of the Marketing and Publishing Services segment. As discussed in Note 6, the operations of these companies have been classified as discontinued operations in the accompanying financial statements.We closed the transaction on May 16, 2007.

        On March 16, 2007, the Company acquired all of the outstanding capital stock of Neff Holding Company and its wholly owned subsidiary Neff Motivation, Inc. Neff is a leading single source provider of custom award programs and apparel, including chenille letters and letter jackets, to the scholastic market segment. Neff will operate as a direct subsidiary of Visant under the Neff brand name and its results will be reported together with the results of Jostens scholastic operations as the renamed Scholastic segment.

VISANT HOLDING CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	March 31, 2007	April 1, 2006
	(In thousands)
Net sales	$255,850	$227,986
Cost of products sold	128,070	110,788

Gross profit	127,780	117,198
Selling and administrative expenses	103,742	91,945
Loss (gain) on disposal of fixed assets	391	(25)
Special charges	—	2,744

Operating income	23,647	22,534
Interest expense, net	38,508	30,978

Loss before income taxes	(14,861)	(8,444)
Benefit from income taxes	(5,249)	(4,066)

Loss from continuing operations	(9,612)	(4,378)
Income from discontinued operations, net of tax	8,373	3,242

Net loss	$(1,239)	$(1,136)

The accompanying notes are an integral part of the condensed consolidated financial statements.

VISANT HOLDING CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31, 2007	December 30, 2006
	(In thousands, except share amounts)
ASSETS
Cash and cash equivalents	$16,377	$18,778
Accounts receivable, net	138,049	144,681
Inventories, net	139,129	105,333
Salespersons overdrafts, net of allowance of $13,073 and $12,621, respectively	28,096	27,292
Prepaid expenses and other current assets	24,146	19,791
Income tax receivable	8,605	10,311
Deferred income taxes	12,330	11,850
Current assets of discontinued operations	65,213	56,649

Total current assets	431,945	394,685

Property, plant and equipment	319,937	305,703
Less accumulated depreciation	(151,774)	(145,122)

Property, plant and equipment, net	168,163	160,581
Goodwill	924,370	919,638
Intangibles, net	534,294	530,669
Deferred financing costs, net	46,483	48,782
Other assets	13,674	13,181
Long-term assets of discontinued operations	268,931	265,519

Total assets	$2,387,860	$2,333,055

LIABILITIES AND STOCKHOLDERS' DEFICIT
Accounts payable	$54,283	$56,436
Accrued employee compensation and related taxes	32,617	41,256
Commissions payable	31,753	21,671
Customer deposits	219,612	171,258
Interest payable	30,262	13,227
Other accrued liabilities	26,569	23,637
Current liabilities of discontinued operations	26,541	34,849

Total current liabilities	421,637	362,334

Long-term debt	1,775,841	1,770,657
Deferred income taxes	168,854	175,200
Pension liabilities, net	20,255	21,484
Other noncurrent liabilities	30,487	33,356
Long-term liabilities of discontinued operations	7,086	6,696

Total liabilities	2,424,160	2,369,727

Mezzanine equity	9,755	9,717
Common stock:
Class A $.01 par value; authorized 7,000,000 shares; issued and outstanding: 5,976,659 at March 31, 2007 and December 30, 2006
Class B $.01 par value; non-voting; authorized 2,724,759 shares; issued and outstanding: none at March 31, 2007 and December 30, 2006
Class C $.01 par value; authorized 1 share; issued and outstanding: 1 share at March 31, 2007 and December 30, 2006	60	60
Additional paid-in-capital	175,516	175,427
Accumulated deficit	(222,752)	(222,993)
Accumulated other comprehensive income	1,121	1,117

Total stockholders' deficit	(46,055)	(46,389)

Total liabilities and stockholders' deficit	$2,387,860	$2,333,055

The accompanying notes are an integral part of the condensed consolidated financial statements.

VISANT HOLDING CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three months ended
	March 31, 2007	April 1, 2006
	(In thousands)
Net loss	$(1,239)	$(1,136)
Adjustments to reconcile net loss to net cash provided by operating activities:
Income from discontinued operations	(8,373)	(3,242)
Depreciation	8,796	7,471
Amortization of intangible assets	11,897	12,668
Amortization of debt discount, premium and deferred financing costs	7,487	6,759
Other amortization	167	201
Deferred income taxes	(6,420)	(7,157)
Loss (gain) on sale of assets	391	(25)
Stock-based compensation	129	40
Loss on asset impairments	—	2,341
Changes in assets and liabilities:
Accounts receivable	10,428	3,682
Inventories	(30,518)	(36,129)
Salespersons overdrafts	(787)	(2,305)
Prepaid expenses and other current assets	(4,597)	(5,254)
Accounts payable and accrued expenses	(10,636)	(44)
Customer deposits	48,277	47,310
Commissions payable	9,567	9,834
Income taxes payable/ receivable	5,518	2,736
Interest payable	17,104	9,895
Other	(1,609)	706

Net cash provided by operating activities of continuing operations	55,582	48,351
Net cash used in operating activities of discontinued operations	(7,737)	(1,500)

Net cash provided by operating activities	47,845	46,851

Purchases of property, plant and equipment	(20,012)	(12,489)
Proceeds from sale of property and equipment	281	74
Acquisition of businesses, net of cash acquired	(27,486)	—
Other investing activities, net	—	(2)

Net cash used in investing activities of continuing operations	(47,217)	(12,417)
Net cash used in investing activities of discontinued operations	(3,138)	(7,452)

Net cash used in investing activities	(50,355)	(19,869)

Net cash provided by (used in) financing activities	—	—

Effect of exchange rate changes on cash and cash equivalents	109	6

(Decrease) increase in cash and cash equivalents	(2,401)	26,988
Cash and cash equivalents, beginning of period	18,778	20,706

Cash and cash equivalents, end of period	$16,377	$47,694

Summary of Non Cash Financing Items:
Receivable from issuance of long-term debt	$—	$(342,125)
Deferred financing costs	—	(9,300)
Payables related to financing costs	—	1,425
Issuance of long-term debt	—	350,000

Non cash items, net	$—	$—

The accompanying notes are an integral part of the condensed consolidated financial statements.

VISANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	March 31, 2007	April 1, 2006
	(In thousands)
Net sales	$255,850	$227,986
Cost of products sold	128,070	110,788

Gross profit	127,780	117,198
Selling and administrative expenses	103,557	91,866
Loss (gain) on disposal of fixed assets	391	(25)
Special charges	—	2,744

Operating income	23,832	22,613
Interest expense, net	25,235	26,170

Loss before income taxes	(1,403)	(3,557)
Benefit from income taxes	(294)	(2,070)

Loss from continuing operations	(1,109)	(1,487)
Income from discontinued operations, net of tax	8,373	3,242

Net income	$7,264	$1,755

The accompanying notes are an integral part of the condensed consolidated financial statements.

VISANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31, 2007	December 30, 2006
	(In thousands, except share amounts)
ASSETS
Cash and cash equivalents	$16,002	$18,043
Accounts receivable, net	138,049	144,681
Inventories, net	139,129	105,333
Salespersons overdrafts, net of allowance of $13,073 and $12,621, respectively	28,096	27,292
Prepaid expenses and other current assets	24,361	20,309
Income tax receivable	746	1,097
Deferred income taxes	12,330	11,850
Current assets of discontinued operations	65,213	56,649

Total current assets	423,926	385,254

Property, plant and equipment	319,937	305,703
Less accumulated depreciation	(151,774)	(145,122)

Property, plant and equipment, net	168,163	160,581
Goodwill	924,370	919,638
Intangibles, net	534,294	530,669
Deferred financing costs, net	33,711	35,557
Other assets	13,674	13,181
Long-term assets of discontinued operations	268,931	265,519

Total assets	$2,367,069	$2,310,399

LIABILITIES AND STOCKHOLDER'S EQUITY
Accounts payable	$54,283	$56,436
Accrued employee compensation and related taxes	32,617	41,256
Commissions payable	31,753	21,671
Customer deposits	219,612	171,258
Income taxes payable	4,430	—
Interest payable	20,050	10,650
Other accrued liabilities	26,569	23,637
Current liabilities of discontinued operations	26,541	34,849

Total current liabilities	415,855	359,757

Long-term debt	1,216,500	1,216,500
Deferred income taxes	190,460	194,925
Pension liabilities, net	20,255	21,484
Other noncurrent liabilities	30,487	33,356
Long-term liabilities of discontinued operations	7,086	6,696

Total liabilities	1,880,643	1,832,718

Common stock:
Common stock $.01 par value; authorized 2,000,000 shares; issued and outstanding: 1,000 shares at March 31, 2007 and December 30, 2006	—	—
Additional paid-in-capital	648,597	648,599
Accumulated deficit	(163,292)	(172,035)
Accumulated other comprehensive income	1,121	1,117

Total stockholder's equity	486,426	477,681

Total liabilities and stockholder's equity	$2,367,069	$2,310,399

The accompanying notes are an integral part of the condensed consolidated financial statements.

VISANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three months ended
	March 31, 2007	April 1, 2006
	(In thousands)
Net income	$7,264	$1,755
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations	(8,373)	(3,242)
Depreciation	8,796	7,471
Amortization of intangible assets	11,897	12,668
Amortization of debt discount, premium and deferred financing costs	1,849	1,944
Other amortization	167	201
Deferred income taxes	(4,539)	(5,422)
Loss (gain) on sale of assets	391	(25)
Loss on asset impairments	—	2,341
Changes in assets and liabilities:
Accounts receivable	10,428	3,682
Inventories	(30,518)	(36,129)
Salespersons overdrafts	(787)	(2,305)
Prepaid expenses and other current assets	(4,597)	(5,078)
Accounts payable and accrued expenses	(10,636)	(44)
Customer deposits	48,277	47,310
Commissions payable	9,567	9,834
Income taxes payable/ receivable	8,593	2,996
Interest payable	9,469	9,895
Other	(1,306)	500

Net cash provided by operating activities of continuing operations	55,942	48,352
Net cash used in operating activities of discontinued operations	(7,737)	(1,500)

Net cash provided by operating activities	48,205	46,852

Purchases of property, plant and equipment	(20,012)	(12,489)
Proceeds from sale of property and equipment	281	74
Acquisition of business, net of cash acquired	(27,486)	—
Other investing activities, net	—	(2)

Net cash used in investing activities of continuing operations	(47,217)	(12,417)
Net cash used in investing activities of discontinued operations	(3,138)	(7,452)

Net cash used in investing activities	(50,355)	(19,869)

Net cash provided by (used in) financing activities	—	—

Effect of exchange rate changes on cash and cash equivalents	109	6

(Decrease) increase in cash and cash equivalents	(2,041)	26,989
Cash and cash equivalents, beginning of period	18,043	19,874

Cash and cash equivalents, end of period	$16,002	$46,863

The accompanying notes are an integral part of the condensed consolidated financial statements.

VISANT HOLDING CORP.

VISANT CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.    Overview and Basis of Presentation

Overview

        The Company is a marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics sampling and educational publishing markets. The Company was formed through the October 2004 consolidation of Jostens, Inc. ("Jostens"), Von Hoffmann Holdings Inc. ("Von Hoffmann") and AHC I Acquisition Corp. ("Arcade"). These subsidiaries are currently integrated into three reportable segments: Scholastic, Yearbook and Marketing and Publishing Services.

Basis of Presentation

        The unaudited condensed consolidated financial statements included herein are those of:

  •
  Visant Holding Corp. and its wholly-owned subsidiaries ("Holdings") which include Visant Corporation ("Visant"); and

  •
  Visant and its wholly-owned subsidiaries.

        There are no significant differences between the results of operations and financial condition of Visant Corporation and those of Visant Holding Corp., other than certain indebtedness of Holdings. Holdings has 10.25% senior discount notes, which had an accreted value of $209.3 million and $204.2 million as of March 31, 2007 and December 30, 2006, respectively, and $350.0 million principal amount of 8.75% senior notes as of March 31, 2007 and December 30, 2006.

        All intercompany balances and transactions have been eliminated in consolidation.

        The accompanying unaudited condensed consolidated financial statements of Holdings and Visant, and their respective subsidiaries, are presented pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the "SEC") in accordance with disclosure requirements for the quarterly report on Form 10-Q. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the interim periods presented are not necessarily indicative of the results that may be expected for the full year. These financial statements should be read in conjunction with the consolidated financial statements and footnotes included in Holdings' and Visant's Annual Report on Form 10-K for the fiscal year ended December 30, 2006.

        The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires the management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2.    Significant Accounting Policies

Revenue Recognition

        The SEC's Staff Accounting Bulletin ("SAB") SAB No. 104, Revenue Recognition, provides guidance on the application of accounting principles generally accepted in the United States to selected revenue recognition issues. In accordance with SAB No. 104, the Company recognizes revenue when the earnings process is complete, evidenced by an agreement between the Company and the customer, delivery and acceptance has occurred, collectibility is probable and pricing is fixed or determinable.

Revenue is recognized when (1) products are shipped (if shipped FOB shipping point), (2) products are delivered (if shipped FOB destination) or (3) as services are performed as determined by contractual agreement, but in all cases only when risk of loss has transferred to the customer and the Company has no further performance obligations.

Cost of Products Sold

        Cost of products sold primarily include the cost of paper and other materials, direct and indirect labor and related benefit costs, depreciation of production assets and shipping and handling costs.

Shipping and Handling

        Net sales include amounts billed to customers for shipping and handling costs. Costs incurred for shipping and handling are recorded in cost of products sold.

Selling and Administrative Expenses

        Selling and administrative expenses primarily include salaries and related benefits of sales and administrative personnel, sales commissions, amortization of intangibles and professional fees such as audit and consulting fees.

Advertising

        The Company expenses advertising costs as incurred. Selling and administrative expenses included advertising expense of $1.9 million for the quarter ended March 31, 2007 and $1.4 million for the quarter ended April 1, 2006.

Warranty Costs

        Provisions for warranty costs related to Jostens' scholastic products, particularly class rings due to their lifetime warranty, are recorded based on historical information and current trends in manufacturing costs. The provision related to the lifetime warranty is based on the number of rings manufactured in the prior school year consistent with industry standards. The provision for the lifetime warranty on rings was approximately $0.1 million and $0.2 million for the quarters ended March 31, 2007 and April 1, 2006, respectively. Warranty repair costs for rings manufactured in the current school year are expensed as incurred. Accrued warranty costs included in the condensed consolidated balance sheets were approximately $0.6 million for March 31, 2007 and December 30, 2006.

Stock-based Compensation

        Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards ("SFAS") SFAS No. 123R (revised 2004), Share Based Payment ("SFAS 123R"), which requires the recognition of compensation expense related to all equity awards granted including awards modified, repurchased, or cancelled based on the fair values of the awards at the grant date. For each of the three month periods ended March 31, 2007 and April 1, 2006, the Company recognized total compensation expense related to stock options of $0.1 million, which is included in selling, general and administrative expenses. Refer to Note 15, Stock-based Compensation, for further details.

Mezzanine Equity

        Certain management stockholder agreements contain a repurchase feature whereby Holdings is obligated, under certain circumstances such as death and disability (as defined in the agreements), to repurchase the common shares from the holder and settle amounts in cash. In accordance with SAB No. 107, Share-Based Payment, such equity instruments are considered temporary equity and have been classified as mezzanine equity in the balance sheets as of March 31, 2007 and December 30, 2006.

Recent Accounting Pronouncements

        Effective beginning of fiscal 2007, we adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes("FIN 48"), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN 48 requires applying a "more likely than not" threshold to the recognition and derecognition of tax positions. In connection with the adoption of FIN 48 effective at the beginning of the quarter, the Company made a change in accounting principle for the classification of interest income on tax refunds. In addition, upon adoption of FIN 48 all interest and penalties on income tax assessments has been recorded as income tax expense and included as part of the Company's unrecognized tax benefit liability. Refer to Note 13, Income Taxes, for further details.

        In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements ("SFAS No. 157"), that establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. SFAS No. 157 requires companies to disclose the fair value of their financial instruments according to a fair value hierarchy as defined in the standard. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We are currently assessing the impact of SFAS No. 157 on our financial statements.

        In September 2006, the FASB issued SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans ("SFAS No. 158"). SFAS No. 158 requires the recognition of the funded status of a benefit plan in the balance sheet; the recognition in other comprehensive income of gains or losses and prior service costs or credits arising during the period but which are not included as components of periodic benefit cost; the measurement of defined benefit plan assets and obligations as of the balance sheet date; and disclosure of additional information about the effects on periodic benefit cost for the following fiscal year arising from delayed recognition in the current period. In addition, SFAS No. 158 amends SFAS No. 87, Employers' Accounting for Pensions, and SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, to include guidance regarding selection of assumed discount rates for use in measuring the benefit obligation. The new guidance will be effective for us the first fiscal year ending after June 15, 2007. We are currently assessing the impact of SFAS No. 158 on our financial statements.

        In February 2007, the FASB issued SFAS No. 159 The Fair Value Option for Financial Assets and Financial Liabilities ("SFAS No. 159"). SFAS No. 159 permits entities to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We are currently assessing the impact of SFAS No. 159 on our financial statements.

3.    The Transactions

        On October 4, 2004, an affiliate of Kohlberg Kravis Roberts & Co. L.P. ("KKR") and affiliates of DLJ Merchant Banking Partners completed transactions which created a marketing and publishing services enterprise, servicing the school affinity products, direct marketing, fragrance and cosmetics sampling and educational publishing market segments through the consolidation of Jostens, Von Hoffmann and Arcade (the "Transactions").

        Prior to the Transactions, Von Hoffmann and Arcade were each controlled by affiliates of DLJ Merchant Banking Partners II, L.P. ("DLJMBP II") and DLJ Merchant Banking Partners III, L.P. ("DLJMBP III") owned approximately 82.5% of Holdings' outstanding equity, with the remainder held by other co-investors and certain members of management. Upon consummation of the Transactions, an affiliate of KKR invested $256.1 million and was issued equity interests representing approximately 49.6% of the voting interest and 45.0% of the economic interest of Holdings and affiliates of DLJMBP III held equity interests representing approximately 41.0% of the voting interest and 45.0% of the economic interest of Holdings, with the remainder held by other co-investors and certain members of management. After giving effect to the issuance of equity to additional members of management, as of May 7, 2007, affiliates of KKR and DLJMBP III (the "Sponsors") held approximately 49.0% and 41.0%, respectively, of the voting interest of Holdings, while each continued to hold approximately 44.6% of the economic interest of Holdings. As of May 7, 2007, the other co-investors held approximately 8.4% of the voting interest and 9.1% of the economic interest of Holdings, and members of management held approximately 1.6% of the voting interest and approximately 1.7% of the economic interest of Holdings.

4.    Restructuring Activity and Other Special Charges

Restructuring Activity

        During the three months ended March 31, 2007, the Company did not record any special charges. During the three months ended April 1, 2006, the Company recorded $0.4 million of special charges relating to severance and related benefits costs and $2.3 million related to an impairment loss to reduce the value of the former Jostens corporate office buildings. The Scholastic and Yearbook segments each recorded $0.1 million of severance costs and related benefits associated with a headcount reduction of eight Scholastic employees and two Yearbook employees, respectively. The Marketing and Publishing Services segment recorded charges of $0.2 million related to severance costs that reduced headcount by three employees.

        Restructuring accruals of $0.9 million and $1.4 million as of March 31, 2007 and December 30, 2006, respectively, are included in other accrued liabilities in the condensed consolidated balance sheets. The accruals include amounts provided for severance related to reductions in corporate and administrative employees from Jostens and the Marketing and Publishing Services segment.

        On a cumulative basis through March 31, 2007, the Company incurred $17.5 million of employee severance costs related to initiatives during the period from 2004 to March 31, 2007, which affected an aggregate of 254 employees. As of March 31, 2007, the Company had paid $16.6 million in cash related to these initiatives.

        Changes in the restructuring accruals during the first three months of 2007 were as follows:

	2006 Initiatives	2005 Initiatives	2004 Initiatives	Total
	(In thousands)
Balance at December 30, 2006	$513	$111	$755	$1,379
Restructuring charges	—	—	—	—
Severance paid	(241)	(72)	(163)	(476)

Balance at March 31, 2007	$272	$39	$592	$903

        The Company expects the majority of the remaining severance related to the 2004, 2005 and 2006 initiatives to be paid during the remainder of 2007.

5.    Acquisitions

        On March 16, 2007, the Company acquired all of the outstanding capital stock of Neff for approximately $30.5 million in cash, including cash on hand of $3.0 million, and subject to a working capital adjustment. Neff is a leading single source provider of custom award programs and apparel, including chenille letters and letter jackets, to the scholastic market segment. The acquisition is a continuation of our efforts to focus on the school affinity business. The results of these acquired operations have been included in the Condensed Consolidated Financial Statements since that date.

        The acquisition was accounted for as a purchase in accordance with the provisions of SFAS No. 141, Business Combinations ("SFAS 141"). The cost of the acquisition was allocated to the tangible and intangible assets acquired and liabilities assumed based upon their relative fair values as of the date of the acquisition. The estimates utilized to determine the purchase price allocation are subject to change due to certain working capital adjustments.

        The allocation of the purchase price was as follows:

(In thousands)
Current assets	$10,945
Property, plant and equipment	1,399
Intangible assets	15,500
Goodwill	6,992
Long-term assets	131
Current liabilities	(4,438)
Long-term liabilities	(48)

$30,481

        In connection with the purchase accounting related to the acquisition of Neff, the intangible assets and goodwill approximated $22.5 million, which consisted of:

(In thousands)
Customer relationships	$7,900
Tradenames	6,300
Restrictive covenants	1,300
Goodwill	6,992

$22,492

        Customer relationships will be amortized over a ten-year period. The restrictive covenants will be amortized over the average life of the agreements, which is approximately two years.

        The results of operations from this acquisition are reported as part of the Scholastic segment, and as such, all of its goodwill will be allocated to that segment. None of the goodwill will be amortizable for tax purposes.

        During 2006, the Company acquired all of the assets and assumed certain liabilities of the Dixon Web operation of the Sleepeck Printing Company, a provider of innovative marketing services and products located in Dixon, Illinois. The business now operates under the name Dixon Direct Corp. The Company also acquired substantially all of the assets and assumed certain liabilities of the Vertis, Inc. fragrance sampling business. The acquired fragrance business currently operates under the Arcade Marketing name. Both acquisitions, with an aggregate purchase price of approximately $54.8 million, were all cash transactions. The results of these acquired operations have been included in the Condensed Consolidated Financial Statements since their acquisition and are both reported in the Marketing and Publishing Services Segment. The purchase price allocations of these acquisitions resulted in goodwill of approximately $15.3 million, substantially all of which will be fully amortizable for tax purposes.

        These acquisitions, both individually and in the aggregate, were not material to the Company's operations, financial positions or cash flows.

6.    Discontinued Operations

        During the second quarter of 2006, the Company consummated the sale of its Jostens Photography businesses, which previously comprised a reportable segment. The sale closed on June 30, 2006 with the Company recognizing net proceeds of $64.1 million. As of December 2006 the Company's Von Hoffmann Holdings Inc., Von Hoffmann Corporation and Anthology, Inc. businesses (the "Von Hoffmann businesses") were held as assets for sale and were accordingly reflected as such as of March 31, 2007. On January 3, 2007, the Company entered into a Stock Purchase Agreement (the "Von Hoffmann Stock Purchase Agreement") with R.R. Donnelley & Sons Company providing for the sale of the Von Hoffmann businesses, which previously comprised the Educational Textbook segment and a portion of the Marketing and Publishing Services segment. The regulatory review of the proposed transaction through a second request by the Federal Trade Commission has been completed and we expect to close the transaction on or about May 16, 2007. The operations of the Von Hoffmann businesses are reported as discontinued operations in the consolidated financial statements for all periods presented.

        The results of the Jostens Photography and the Von Hoffmann businesses have been reclassified on the condensed consolidated statement of operations and are included in the caption titled "Income from discontinued operations, net". Previously the results of these businesses included certain allocated corporate costs, which have been reallocated to the remaining continuing operations.

        Included in the income from discontinued operations in the condensed consolidated statements of operations are the following:

	March 31, 2007	April 1, 2006
	(In thousands)
Net sales from discontinued operations	$71,731	$85,053
Pretax income from discontinued operations	13,804	5,480
Income tax provision from discontinued operations	5,431	2,238

Income from discontinued operations, net of tax	$8,373	$3,242

        The Jostens Photography and Von Hoffmann businesses have been classified in the condensed consolidated balance sheets as discontinued operations. The major classes of assets and liabilities of the discontinued operations are summarized as follows:

	March 31, 2007	December 30, 2006
	(In thousands)
Assets:
Accounts receivable, net	$40,869	$32,338
Inventories, net	24,637	22,809
Prepaid expenses and other current assets	(293)	1,502

Total current assets of discontinued operations	65,213	56,649

Property, plant and equipment, net	94,979	91,567
Goodwill	173,952	173,952

Total assets of discontinued operations	$334,144	$322,168

Liabilities:
Accounts payable	$13,095	$13,641
Accrued employee compensation and related taxes	6,713	5,797
Commissions payable	455	456
Customer deposits	996	1,291
Other accrued liabilities	5,282	13,664

Total current liabilities of discontinued operations	26,541	34,849

Other noncurrent liabilities	7,086	6,696

Total liabilities of discontinued operations	$33,627	$41,545

        At December 30, 2006, other accrued liabilities included $1.7 million related to the Jostens Recognition business, which was discontinued in 2001. Based on the nature of the liabilities, the Company does not believe it is likely to have any ongoing liabilities, and therefore, there are no amounts related to the Jostens Recognition businesses at March 31, 2007.

7.    Comprehensive (Loss) Income

        The following amounts were included in determining comprehensive loss for Holdings as of the dates indicated:

	Three Months Ended
	March 31, 2007	April 1, 2006
	(In thousands)
Net loss	$(1,239)	$(1,136)
Change in cumulative translation adjustment	4	(57)

Comprehensive loss	$(1,235)	$(1,193)

        The following amounts were included in determining comprehensive income for Visant as of the dates indicated:

	Three Months Ended
	March 31, 2007	April 1, 2006
	(In thousands)
Net income	$7,264	$1,755
Change in cumulative translation adjustment	4	(57)

Comprehensive income	$7,268	$1,698

8.    Accounts Receivable and Inventories

        Accounts receivable, net, was comprised of the following:

	March 31, 2007	December 30, 2006
	(In thousands)
Trade receivables	$150,503	$154,685
Allowance for doubtful accounts	(2,928)	(2,726)
Allowance for sales returns	(9,526)	(7,278)

Accounts receivable, net	$138,049	$144,681

        Net inventories were comprised of the following:

	March 31, 2007	December 30, 2006
	(In thousands)
Raw materials and supplies	$33,618	$31,814
Work-in-process	60,934	34,142
Finished goods	44,569	39,369

	139,121	105,325
LIFO reserve	8	8

Inventories, net	$139,129	105,333

Precious Metals Consignment Arrangement

        The Company has a precious metals consignment agreement with a major financial institution whereby it currently has the ability to obtain up to $32.5 million in consigned inventory. As required by the terms of the consignment agreement, the Company does not take title to consigned inventory until payment. Accordingly, the Company does not include the value of consigned inventory or the corresponding liability in its financial statements. The value of consigned inventory at March 31, 2007 and December 30, 2006, was $17.2 million and $16.4 million, respectively. The consignment agreement does not have a stated term, and therefore it can be terminated by either party upon 60 days written notice. Additionally, the Company expensed consignment fees related to this facility of $0.1 million and $0.2 million for the three months ended March 31, 2007 and April 1, 2006, respectively.

9.    Goodwill and Other Intangible Assets, net

        The change in the carrying amount of goodwill is as follows:

March 31, 2007
(In thousands)
Balance at beginning of period	$919,638
Goodwill acquired during the period	6,999
Reduction in goodwill	(2,258)
Currency translation	(9)

Balance at end of period	$924,370

        Goodwill of $7.0 million acquired during the three months ended March 31, 2007 relates to the acquisition of Neff, which is included in the Scholastic reporting segment from the date of acquisition. The reduction in goodwill of $2.3 million resulted from the adoption of FIN 48 for a pre-acquisition tax uncertainty in connection with the Jostens merger transaction in July 2003.

        As of March 31, 2007, goodwill had been allocated to reporting segments as follows:

(In thousands)
Scholastic	$300,262
Yearbook	391,848
Marketing and Publishing Services	232,260

$924,370

        Information regarding other intangible assets, net as of the dates indicated, is as follows:

		March 31, 2007			December 30, 2006
	Estimated useful life	Gross carrying amount	Accumulated amortization	Net	Gross carrying amount	Accumulated amortization	Net
		(In thousands)
School relationships	10 years	$330,000	$(121,379)	$208,621	$330,000	$(113,161)	$216,839
Internally developed software	2 to 5 years	12,200	(10,909)	1,291	12,200	(10,454)	1,746
Patented/unpatented technology	3 years	19,767	(15,310)	4,457	19,767	(15,109)	4,658
Customer relationships	4 to 40 years	44,409	(10,299)	34,110	36,509	(9,746)	26,763
Other	3 to 10 years	62,710	(27,375)	35,335	61,410	(24,927)	36,483

		469,086	(185,272)	283,814	459,886	(173,397)	286,489
Tradenames	Indefinite	250,480	—	250,480	244,180	—	244,180

		$719,566	$(185,272)	$534,294	$704,066	$(173,397)	$530,669

        Amortization expense related to other intangible assets was $11.9 million and $12.7 million for the three months ended March 31, 2007 and April 1, 2006, respectively.

        Based on intangible assets in service as of March 31, 2007, estimated amortization expense for the remainder of 2007 and each of the five succeeding fiscal years is $36.0 million, $45.2 million, $40.8 million, $39.9 million, $38.3 million and $36.5 million, respectively.

10.    Long-Term Debt

        Long-term debt consists of the following:

	March 31, 2007	December 30, 2006
	(In thousands)
Holdings:
Senior discount notes, 10.25% fixed rate, net of discount of $37,859 and $43,043 at March 31, 2007 and December 30, 2006, respectively, with semi-annual interest accretion through December 1, 2008, thereafter semi-annual and payable at maturity—December 2013	$209,341	$204,157
Senior notes, 8.75% fixed rate, with semi-annual interest payments of $15.3 million, principal due and payable at maturity—December 2013	350,000	350,000
Visant:
Borrowings under our senior secured credit facility:
Term Loan C, variable rate, 7.33% at March 31, 2007 and 7.37% at December 30, 2006, with semi-annual principal and interest payments through October 1, 2011	716,500	716,500
Senior subordinated notes, 7.625% fixed rate, with semi-annual interest payments of $19.1 million, principal due and payable at maturity—October 2012	500,000	500,000

	1,775,841	1,770,657
Less current portion	—	—

	$1,775,841	$1,770,657

        In connection with the Transactions, Visant entered into senior secured credit facilities, providing for an aggregate amount of $1,270 million, including a $250 million revolving credit facility, and issued $500 million aggregate principal amount of 7.625% senior subordinated notes. Also in connection with the Transactions, Jostens, Von Hoffmann and Arcade repaid their existing indebtedness having an aggregate face value of $1,392.6 million, including the redemption value of certain remaining redeemable preferred stock.

        Visant's obligations under the senior secured credit facilities are unconditionally and irrevocably guaranteed jointly and severally by Visant Secondary Holdings Corp., a direct wholly-owned subsidiary of Holdings and the direct parent of Visant, and by Visant's material current and future domestic subsidiaries. The obligations of Visant's principal Canadian operating subsidiary under the senior secured credit facilities are unconditionally and irrevocably guaranteed jointly and severally by Visant Secondary Holdings Corp., Visant, Visant's material current and future domestic subsidiaries and Visant's other current and future Canadian subsidiaries. Visant's obligations under the senior secured credit facilities, and the guarantees of those obligations, are secured by substantially all of Visant's assets and substantially all of the assets of Visant Secondary Holdings Corp. and Visant's material current and future domestic subsidiaries, including but not limited to:

  •
  all of Visant's capital stock and the capital stock of each of Visant's existing and future direct and indirect subsidiaries, except that with respect to foreign subsidiaries such lien and pledge is limited to 65% of the capital stock of "first-tier" foreign subsidiaries; and

  •
  substantially all of Visant's material existing and future domestic subsidiaries' tangible and intangible assets.

        The obligations of Jostens Canada Ltd. under the senior secured credit facilities, and the guarantees of those obligations, are secured by the collateral referred to in the prior paragraph and substantially all of the tangible and intangible assets of Jostens Canada Ltd. and each of Visant's other current and future Canadian subsidiaries.

        Amounts borrowed under the term loan facilities that are repaid or prepaid may not be reborrowed. Visant's senior secured facilities allow us, subject to certain conditions, to incur additional term loans under the term loan C facility, or under a new term facility, in either case in an aggregate principal amount of up to $300 million, which additional term loans will have the same security and guarantees as the term C loan facility.

        The senior secured credit facilities require Visant to meet a maximum total leverage ratio, a minimum interest coverage ratio and a maximum capital expenditures limitation. In addition, the senior secured credit facilities contain certain restrictive covenants which will, among other things, limit Visant's and its subsidiaries' ability to incur additional indebtedness, pay dividends, prepay subordinated debt, make investments, merge or consolidate, change the business, amend the terms of Visant's subordinated debt and engage in certain other activities customarily restricted in such agreements. It also contains certain customary events of default, subject to grace periods, as appropriate.

        The dividend restrictions under the Visant senior secured credit facilities apply only to Visant and Visant Secondary Holdings Corp., and essentially prohibit all dividends other than (1) for dividends paid on or after April 30, 2009 and used by Holdings to make regularly-scheduled cash interest payments on its senior discount notes, subject to compliance with the interest coverage covenant after giving effect to such dividends, (2) for other dividends so long as the amount thereof does not exceed $50 million plus an additional amount based on Visant's net income and the amount of any capital contributions received by Visant after October 4, 2004, and (3) pursuant to other customary exceptions, including redemptions of stock made with other, substantially similar stock or with proceeds of concurrent issuances of substantially similar stock.

        The indentures governing Visant's senior subordinated notes and Holdings' senior discount notes and senior notes also contain numerous covenants including, among other things, restrictions on the ability to: incur or guarantee additional indebtedness or issue disqualified or preferred stock; pay dividends or make other equity distributions; repurchase or redeem capital stock; make investments or other restricted payments; sell assets or consolidate or merge with or into other companies; create limitations on the ability of restricted subsidiaries to make dividends or distributions to its parent company; engage in transactions with affiliates; and create liens.

        Visant's senior subordinated notes are guaranteed, jointly and severally, on a senior subordinated unsecured basis, by each of Visant's material current and future domestic subsidiaries. The indenture governing Visant's senior subordinated notes restricts Visant and its restricted subsidiaries from paying dividends or making any other distributions on account of Visant's or any restricted subsidiary's equity interests (including any dividend or distribution payable in connection with any merger or consolidation) other than (1) dividends or distributions by Visant payable in equity interests of Visant or in options, warrants or other rights to purchase equity interests or (2) dividends or distributions by a restricted subsidiary, subject to certain exceptions.

        The indentures governing Holdings' senior discount notes and senior notes restrict Holdings and its restricted subsidiaries from declaring or paying dividends or making any other distribution (including any payment by Holdings or any restricted subsidiary of Holdings in connection with any merger or consolidation involving Holdings or any of its restricted subsidiaries) on account of Holdings' or any of its restricted subsidiaries' equity interests (other than dividends or distributions payable in certain equity interests and dividends payable to Holdings or any restricted subsidiary of Holdings), subject to certain exceptions.

        Visant's senior secured credit facilities and the Visant and Holdings notes contain certain cross-default and cross-acceleration provisions whereby a default under or acceleration of other debt obligations would cause a default under or acceleration of the senior secured credit facilities and the notes.

        A failure to comply with the covenants under the senior secured credit facilities, subject to certain grace periods, would constitute a default under the senior secured credit facilities, which could result in an acceleration of the loans and other obligations owing thereunder. As of March 31, 2007, the Company was in compliance with all covenants under its material debt obligations.

        As of March 31, 2007, there was $16.4 million outstanding in the form of letters of credit, leaving $233.6 million available under the Visant $250 million revolving credit facility.

11.    Derivative Financial Instruments and Hedging Activities

        The Company may enter into or purchase derivative financial instruments principally to manage interest rate, foreign currency exchange, and commodities exposures. Forward foreign currency exchange contracts may be used to hedge the impact of currency fluctuations primarily on inventory purchases denominated in Euros. At March 31, 2007, there were no contracts related to these activities outstanding.

12.    Commitments and Contingencies

Forward Purchase Contracts

        The Company is subject to market risk associated with changes in the price of precious metals. To mitigate the commodity price risk, the Company may from time to time enter into forward contracts to purchase gold, platinum and silver based upon the estimated ounces needed to satisfy projected customer demand. The purchase commitment at March 31, 2007 was $4.1 million with delivery dates occurring throughout 2007. These forward purchase contracts are considered normal purchases and therefore not subject to the requirements of SFAS No. 133, Accounting for Derivatives and Hedging Activities. The fair market value of the open precious metal forward contracts at March 31, 2007 was $4.7 million based on quoted futures prices for each contract.

Environmental

        Our operations are subject to a wide variety of federal, state, local and foreign laws and regulations governing emissions to air, discharges to water, the generation, handling, storage, transportation, treatment and disposal of hazardous substances and other materials, and employee health and safety matters. Compliance with such laws and regulations has become more stringent and, accordingly, more costly over time.

        Also, as an owner and operator of real property or a generator of hazardous substances, we may be subject to environmental cleanup liability, regardless of fault, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act or analogous state laws, as well as to claims for harm to health or property or for natural resource damages arising out of contamination or exposure to hazardous substances. Some of our current or past operations have involved metalworking and plating, printing, and other activities that have resulted in environmental conditions that have given rise to liabilities.

        As part of our environmental management program, we have been involved in environmental remediation on a property formerly owned and operated by Jostens for jewelry manufacturing. Although Jostens no longer owns the site, Jostens managed the remediation project, which began in 2000. As of March 31, 2007, Jostens had made payments totaling $8.1 million for remediation at this site. During 2001, Jostens received reimbursement from its insurance carrier in the amount of $2.7 million, net of legal costs. In July 2006, the State of Illinois Environmental Protection Agency issued a "No Further Remediation" letter with respect to this site. Jostens has certain ongoing monitoring obligations. We do not expect the cost of such ongoing monitoring to be material.

        While Jostens may have an additional right of contribution or reimbursement under insurance policies, amounts recoverable from other entities with respect to a particular site are not considered until recoveries are deemed probable.

Legal Proceedings

        In communications with U.S. Customs and Border Protection ("Customs"), we learned of an alleged inaccuracy of the tariff classification for certain of Jostens' imports from Mexico. Jostens promptly filed with Customs a voluntary disclosure to limit its monetary exposure. The effect of these tariff classification errors is that back duties and fees (or "loss of revenue") may be owed on certain imports. Additionally, Customs may impose interest on the loss of revenue, if any is determined. A review of Jostens' import practices has revealed that during the relevant period, Jostens' merchandise qualified for duty-free tariff treatment under the North American Free Trade Agreement ("NAFTA"), in which case there should be no loss of revenue or interest payment owed to Customs. However, Customs' allegations indicate that Jostens committed a technical oversight in claiming the preferential tariff treatment. Through its prior disclosure to Customs, Jostens addressed this technical oversight and asserted that the merchandise did in fact qualify for duty-free tariff treatment under NAFTA and that there is no associated loss of revenue. In a series of communications received from Customs in December 2006, Jostens received a pre-penalty notice that Customs is disputing the validity of Jostens' prior disclosure and asserting a loss of revenue in the amount of $2.9 million for duties owed on entries made in 2002 and 2003 and in a separate communication was advised that Customs is contemplating a monetary penalty in the amount of approximately $5.8 million (two times the alleged loss of revenue). In order to obtain the benefits of the orderly continuation and conclusion of administrative proceedings, Jostens agreed to a two year waiver of the statute of limitations with respect to the entries made in 2002 and 2003 that otherwise would have expired at the end of 2007 and 2008, respectively. Jostens has elected to continue to address this matter by filing a petition in response to the pre-penalty notice. This petition was filed in January 2007 disputing Customs' claims and advancing its arguments to support that no loss of revenue or penalty should be issued against the Company, or in the alternative, that any penalty based on a purely technical violation should be reduced to a nominal fixed amount reflective of the nature of the violation. The penalty proceeding is in the early stages, and it is not clear what Customs' final position will be with respect to the alleged tariff classification errors or that Jostens will not be foreclosed under statute from making post-entry NAFTA claims for the subject imports. Jostens intends to continue to vigorously defend its position and has recorded no accrual for any potential liability. However, Jostens may not be successful in its defense, and the disposition of this matter may have a material effect on our business, financial condition and results of operations.

        We are also a party to other litigation arising in the normal course of business. We regularly analyze current information and, as necessary, provide accruals for probable liabilities on the eventual disposition of these matters. We do not believe the effect on our business, financial condition and results of operations, if any, for the disposition of these matters will be material.

13.    Income Taxes

        The Company has recorded an income tax benefit for the first quarter of 2007 based on its best estimate of the consolidated effective tax rate applicable for the entire year. The estimated full-year consolidated effective tax rates were 36.8% and 36.6% for Holdings and Visant, respectively, before consideration of the effect of $0.2 million of interest accruals on unrecognized tax benefits. The combined effect of the annual estimated consolidated tax rates and the provision for interest on unrecognized tax benefits resulted in effective tax rates for the quarter of 35.3% and 21.0% for Holdings and Visant, respectively. The annual estimated effective tax rates for 2007 were favorably affected by an increase in the rate of deduction for the domestic manufacturing deduction.

        For the comparable three-month period ended April 1, 2006, the effective rates of income tax benefit for Holdings and Visant were 48.2% and 58.2%, respectively. These rates reflect the favorable effect of the reduction of the deferred tax valuation allowance by $0.6 million during the 2005 first quarter because the Company estimated that a portion of the tax benefit attributable to capital loss carryforwards would be realized as a result of anticipated property dispositions during 2006.

        In June 2006, the FASB issued FIN 48 that requires application of a "more-likely-than-not" threshold to the financial statement recognition and derecognition of tax positions taken by the Company on its income tax filings. Using the more-likely-than-not standard under current tax law, FIN 48 requires that tax benefit recognition be adjusted to reflect the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement.

        In connection with the adoption of FIN 48, the Company made a change in accounting principle for the classification of interest income on tax refunds and tax-related interest expense and penalties. Under the previous policy the Company recorded interest income on tax refunds as interest income. Under the new policy any interest income in connection with income tax refunds will be recorded as a reduction of income tax expense. In addition, the Company's previous accounting policy was to report tax-related interest expense and penalties either as income tax expense in the case of uncertain tax positions or as interest expense in the case of routine tax assessments. Upon adoption of FIN 48, all interest and penalties on income tax assessments will be recorded as income tax expense and included as part of the Company's unrecognized tax benefit liability.

        The unrecognized tax benefit liability at December 31, 2006, the date of adoption of FIN 48, was $12.4 million including $1.9 million of gross interest and penalty accruals. In connection with the adoption, the Company recorded a $1.4 million increase to beginning retained earnings and a $2.3 million decrease to goodwill, with a corresponding reduction of $3.7 million in the existing reserve balance for uncertain tax positions. These adjustments were required to adjust from the Company's previous method of accounting for income tax loss contingencies under SFAS No. 5 to the method prescribed under FIN 48. The adjustment to goodwill relates to a pre-acquisition tax uncertainty in connection with the Jostens merger transaction in July 2003. As of January 1, 2007, the date of adoption of FIN 48, the amount of the Company's unrecognized tax benefits that, if recognized, would affect the effective tax rate was $6.1 million excluding gross interest and penalty accruals of $1.9 million. During the quarter ended March 31, 2007, there were no material changes to the unrecognized tax benefit liability recorded at the time FIN 48 was adopted.

        As of the date of adoption of FIN 48, the Company's income tax filings for 2003 to 2006 are subject to examination in the U.S federal tax jurisdiction. The Internal Revenue Service is examining two pre-acquisition tax filings for one of the Company's subsidiaries for periods in 2004. The Company is also subject to examination in state and foreign tax jurisdictions for periods 2002 to 2006, none of which was individually material. The Company has filed appeals for a Canadian federal examination of tax years 1996 and 1997. Though subject to uncertainty, the Company believes it has made appropriate provisions for all outstanding issues for all open years and all jurisdictions. During the next twelve months it is possible that the unrecognized tax benefit liability could decrease by approximately $4.4 million if the 2003 tax year is not examined. The tax uncertainty relates to a pre-acquisition tax period and any such adjustment would decrease goodwill.

14.    Pension and Other Postretirement Benefit Plans

        Net periodic benefit cost for pension and other postretirement benefit plans is presented below:

	Pension benefits		Postretirement benefits
	Three months ended		Three months ended
	March 31, 2007	April 1, 2006	March 31, 2007	April 1, 2006
	(In thousands)
Service cost	$1,602	$1,651	$3	$5
Interest cost	3,903	3,747	38	49
Expected return on plan assets	(6,044)	(5,653)	—	—
Amortization of prior year service cost	(199)	(120)	(69)	(70)
Amortization of net actuarial loss	—	1	9	24

Net periodic benefit income expense	$(738)	$(374)	$(19)	$8

        As of December 31, 2006, the Company did not expect to contribute to its qualified pension plans in 2007 due to the funded status of the plans. This estimate has not changed as of March 31, 2007. For the three months ended March 31, 2007, the Company did not make any contributions to the qualified pension plans and contributed $0.5 million and $0.1 million to its nonqualified pension plans and postretirement welfare plans, respectively. These payments to the nonqualified and postretirement welfare plans are consistent with the expected amounts disclosed as of December 31, 2006.

15.    Stock-based Compensation

        The 2003 Stock Incentive Plan (the "2003 Plan") was approved by the Board of Directors and effective as of October 30, 2003. The 2003 Plan permits us to grant key employees and certain other persons stock options and stock awards and provides for a total of 288,023 shares of common stock for issuance of options and awards to employees of the Company and a total of 10,000 shares of common stock for issuance of options and awards to directors and other persons providing services to the Company. The maximum grant to any one person shall not exceed in the aggregate 70,400 shares. We do not currently intend to make any additional grants under the 2003 Plan. Option grants consist of "time options", which vest and become exercisable in annual installments over the first five years following the date of grant and/or "performance options", which vest and become exercisable over the first five years following the date of grant at varying levels based on the achievement of certain EBITDA targets, and in any event by the eighth anniversary of the date of grant. The performance vesting includes certain carryforward provisions if targets are not achieved in a particular fiscal year and performance in a subsequent fiscal year satisfies cumulative performance targets, subject to certain conditions. Upon the occurrence of a "change in control" (as defined in the 2003 Plan), the unvested portion of any time option will immediately become vested and exercisable, and the vesting and exercisability of the unvested portion of any performance option may accelerate depending on the timing of the change of control and return on the equity investment by DLJMBP III in the Company as provided under the 2003 Plan. A "change in control" under the 2003 Plan is defined as: (i) any person or other entity (other than any of Holdings' subsidiaries), including any "person" as defined in Section 13(d)(3) of the Exchange Act, other than certain of the DLJMBP Funds or affiliated parties thereof becoming the beneficial owner, directly or indirectly, in a single transaction or a series of related transactions, by way of merger, consolidation or other business combination, securities of Holdings representing more than 51% of the total combined voting power of all classes of capital stock of Holdings (or its successor) normally entitled to vote for the election of directors of Holdings or (ii) the sale of all or substantially all of the property or assets of Holdings to any unaffiliated person or entity other than one of Holdings' subsidiaries is consummated. The Transactions did not constitute a change of control under the 2003 Plan. Options issued under the 2003 Plan expire on the tenth anniversary of the grant date. The shares underlying the options are subject to certain transfer and other restrictions set forth in that certain Stockholders Agreement dated July 29, 2003, by and among the Company and certain holders of the capital stock of the Company. Participants under the 2003 Plan also agree to certain restrictive covenants with respect to confidential information of the Company and non-competition in connection with their receipt of options.

        All outstanding options to purchase Holdings common stock continued following the closing of the Transactions. In connection with the Transactions, all outstanding options to purchase Von Hoffmann and Arcade common stock were cancelled and extinguished. Consideration paid in respect of the Von Hoffmann options was an amount equal to the difference between the per share merger consideration in the Transactions and the exercise price therefor. No consideration was paid in respect of the Arcade options.

        In connection with the closing of the Transactions, we established the 2004 Stock Option Plan, which permits us to grant key employees and certain other persons of the Company and its subsidiaries various equity-based awards, including stock options and restricted stock. The plan, currently known as the Third Amended and Restated 2004 Stock Option Plan for Key Employees of Visant Holding Corp. and Subsidiaries (the "2004 Plan"), provides for issuance of a total of 510,230 shares of Holdings Class A Common Stock. As of March 31, 2007 there were 58,559 shares available for grant under the 2004 Plan. Shares related to grants that are forfeited, terminated, cancelled or expire unexercised become available for new grants. Under his employment agreement, Mr. Marc L. Reisch, the Chairman of our Board of Directors and our Chief Executive Officer and President, received awards of stock options and restricted stock under the 2004 Plan. Additional members of management have also received grants under the 2004 Plan. Option grants consist of "time options", which vest and become exercisable in annual installments through 2009, and/or "performance options", which vest and become exercisable following the date of grant based upon the achievement of certain EBITDA and other performance targets, and in any event by the eighth anniversary of the date of grant. The performance vesting includes certain carryforward provisions if targets are not achieved in a particular fiscal year and performance in a subsequent fiscal year satisfies cumulative performance targets. Upon the occurrence of a "change in control" (as defined under the 2004 Plan), the unvested portion of any time option will immediately become vested and exercisable, and the vesting and exercisability of the unvested portion of any performance option may accelerate if certain EBITDA or other performance measures have been satisfied. A "change in control" under the 2004 Plan is defined as: (i) the sale (in one or a series of transactions) of all or substantially all of the assets of Holdings to an unaffiliated person; (ii) a sale (in one transaction or a series of transactions) resulting in more than 50% of the voting stock of Holdings being held by an unaffiliated person; (iii) a merger, consolidation, recapitalization or reorganization of Holdings with or into an unaffiliated person; if and only if any such event listed in

(i) through (iii) above results in the inability of the Sponsors, or any member of members of the Sponsors, to designate or elect a majority of the Board (or the board of directors of the resulting entity or its parent company). The option exercise period is determined at the time of grant of the option but may not extend beyond the end of the calendar year that is ten calendar years after the date of the option is granted. All options, restricted shares and any common stock for which such equity awards are exercised or with respect to which restrictions lapse are governed by a management stockholders' agreement and sale participation agreement. As of March 31, 2007, there were 170,763 options vested under the 2004 Plan and 167,269 unvested and subject to vesting.

        Effective January 1, 2006, the Company adopted SFAS No. 123R, which requires the recognition of compensation expense related to all equity awards based on the fair values of the awards at the grant date. Prior to the adoption of SFAS No. 123R, the Company used the minimum value method in its SFAS No. 123 pro forma disclosure and therefore applied the prospective transition method as of the effective date. Under the prospective transition method, the Company would recognize compensation expense for equity awards granted, modified and canceled subsequent to the date of adoption.

        On April 4, 2006, the Company declared and paid a special cash dividend of $57.03 per share to the common stockholders of Holdings. In connection with the special cash dividend, on April 4, 2006, the exercise prices of issued and outstanding options as of April 4, 2006 under the 2003 Plan and the 2004 Plan were reduced by an amount equal to the dividend. The 2003 and 2004 Plans and underlying stock option agreements contain provisions that provide for anti-dilutive protection in the case of certain extraordinary corporate transactions, such as the special dividend, and the incremental compensation cost, defined as the difference in the fair value of the modified award immediately before and after the modification, was calculated as zero. As a result of the above modification, all stock option awards previously accounted for under APB No. 25 will be prospectively accounted for under SFAS No. 123R. Accordingly, no incremental compensation cost was recognized as a result of the modification.

        For each of the three month periods ended March 31, 2007 and April 1, 2006, the Company recognized total compensation expense related to stock options of $0.1 million, which is included in selling, general and administrative expenses. For the period ended March 31, 2007, no options were granted, exercised or vested.

        The following table summarizes stock option activity for Holdings:

	Shares	Weighted- average exercise price
	(Shares in thousands)
Outstanding at December 30, 2006	397	$41.21	*
Granted	—	$—
Forfeited	(2)	$73.79
Cancelled	(2)	$43.73

Outstanding at March 31, 2007	393	$41.01

Vested or expected to vest at March 31, 2007	393	$41.01

Exercisable at March 31, 2007	224	$37.93

*
Weighted average exercise price at December 30, 2006 has been adjusted to reflect the special dividend declared in April 2006.

        The weighted average remaining contractual life of outstanding options at March 31, 2007 was approximately 8.2 years.

16.    Business Segments

        As of December 2006, the Von Hoffmann businesses were held as assets for sale. On January 3, 2007, the Company entered into the Von Hoffmann Stock Purchase Agreement with R.R. Donnelley & Sons Company providing for the sale of the Von Hoffmann businesses, which previously comprised the Educational Textbook segment and a portion of the Marketing and Publishing Services segment. The regulatory review of the proposed transaction through a second request by the Federal Trade Commission has been completed and we expect to close the transaction on or about May 16, 2007. The operations of the Von Hoffmann businesses are reported as discontinued operations in the consolidated financial statements for all periods presented. (see Note 6).

        As described in Note 5, on March 16, 2007, the Company acquired all of the outstanding capital stock of Neff Holding Company and its wholly owned subsidiary Neff Motivation, Inc. Neff is a leading single source provider of custom award programs and apparel, including chenille letters and letter jackets, to the scholastic market segment. Neff operates as a direct subsidiary of Visant under the Neff brand name and its results are reported as part of the Scholastic segment.

        As a result of the foregoing, our three reportable segments as of March 31, 2007 consist of:

  •
  Scholastic—provides services related to the marketing, sale and production of class rings and an array of graduation products and other scholastic products to students and administrators primarily in high schools, colleges, and other post-secondary institutions;

  •
  Yearbook—provides services related to the publication, marketing, sale and production of school yearbooks; and

  •
  Marketing and Publishing Services—produces multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care market segments, and provides innovative products and services to the direct marketing sector. The group also produces book covers and other components for educational publishers.

        The following table presents information of Holdings by business segment:

	Three months ended
	March 31, 2007	April 1, 2006
	(In thousands)
Net sales
Scholastic	$140,305	$134,383
Yearbook	7,851	8,295
Marketing and Publishing Services	108,051	85,360
Inter-segment eliminations	(357)	(52)

	$255,850	$227,986

Operating income
Scholastic	$22,492	$20,053
Yearbook	(17,119)	(14,011)
Marketing and Publishing Services	18,274	16,492

	$23,647	$22,534

Depreciation and Amortization
Scholastic	$6,920	$7,299
Yearbook	8,477	8,559
Marketing and Publishing Services	5,463	4,482

	$20,860	$20,340

17.    Related Party Transactions

Management Services Agreement

        In connection with the Transactions, we entered into a management services agreement with the Sponsors pursuant to which the Sponsors provide certain structuring, consulting and management advisory services to us. Under the Agreement, during the term the Sponsors receive an annual advisory fee of $3.0 million, that is payable quarterly and which increases by 3% per year. We paid $0.8 million as advisory fees to the Sponsors for the three months ended March 31, 2007 and April 1, 2006, respectively. The management services agreement also provides that we will indemnify the Sponsors and their affiliates, directors, officers and representatives for losses relating to the services contemplated by the management services agreement and the engagement of the Sponsors pursuant to, and the performance by the Sponsors of the services contemplated by, the management services agreement.

18.    Condensed Consolidating Guarantor Information

        As discussed in Note 10, Long-Term Debt, Visant's obligations under the senior secured credit facilities and the 7.625% senior subordinated notes are guaranteed by certain of its 100% wholly-owned subsidiaries on a full, unconditional and joint and several basis. The following tables present condensed consolidating financial information for Visant, as issuer, and its guarantor and non-guarantor subsidiaries.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS (UNAUDITED)
Three months ended March 31, 2007

	Visant	Guarantors	Non- Guarantors	Eliminations	Total
Net sales	$—	$252,288	$10,365	$(6,803)	$255,850
Cost of products sold	(2,234)	130,585	6,333	(6,614)	128,070

Gross profit	2,234	121,703	4,032	(189)	127,780
Selling and administrative expenses	(219)	100,762	3,014	—	103,557
Loss on sale of assets	—	391	—	—	391

Operating income	2,453	20,550	1,018	(189)	23,832
Net interest expense	25,888	25,404	16	(26,073)	25,235
Equity earnings in subsidiary, net of tax	(5,651)	(649)	—	6,300	—

(Loss) income before income taxes	(17,784)	(4,205)	1,002	19,584	(1,403)
Provision for (benefit from) income taxes	910	(1,483)	353	(74)	(294)

(Loss) income from continuing operations	(18,694)	(2,722)	649	19,658	(1,109)
Income from discontinued operations, net	—	8,373	—	—	8,373

Net (loss) income	$(18,694)	$5,651	$649	$19,658	$7,264

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS (UNAUDITED)
Three months ended April 1, 2006

	Visant	Guarantors	Non- Guarantors	Eliminations	Total
Net sales	$—	$222,582	$8,954	$(3,550)	$227,986
Cost of products sold	(1,122)	109,947	5,556	(3,593)	110,788

Gross profit	1,122	112,635	3,398	43	117,198
Selling and administrative expenses	(933)	89,374	3,425	—	91,866
Loss (gain) on sale of assets	5	(34)	4	—	(25)
Special charges	—	2,744	—	—	2,744

Operating income (loss)	2,050	20,551	(31)	43	22,613
Net interest expense	24,621	27,820	190	(26,461)	26,170
Equity loss in subsidiary, net of tax	1,189	18	—	(1,207)	—

Loss before income taxes	(23,760)	(7,287)	(221)	27,711	(3,557)
Provision for (benefit from) income taxes	972	(3,017)	(42)	17	(2,070)

Loss from continuing operations	(24,732)	(4,270)	(179)	27,694	(1,487)
Income from discontinued operations, net	—	3,081	161	—	3,242

Net (loss) income	$(24,732)	$(1,189)	$(18)	$27,694	$1,755

CONDENSED CONSOLIDATING BALANCE SHEET (UNAUDITED)
March 31, 2007

	Visant	Guarantors	Non- Guarantors	Eliminations	Total
ASSETS
Cash and cash equivalents	$1,073	$3,529	$11,400	$—	$16,002
Accounts receivable, net	1,423	126,224	10,402	—	138,049
Inventories, net	—	136,735	2,771	(377)	139,129
Salespersons overdrafts, net	—	26,830	1,266	—	28,096
Prepaid expenses and other current assets	2,305	20,593	1,248	215	24,361
Income tax receivable	—	746	—	—	746
Intercompany receivable (payable)	21,065	15,278	—	(36,343)	—
Deferred income taxes	(943)	13,198	75	—	12,330
Current assets of discontinued operations	—	65,213	—	—	65,213

Total current assets	24,923	408,346	27,162	(36,505)	423,926
Property, plant, and equipment, net	1,221	166,836	106	—	168,163
Goodwill	—	902,383	21,987	—	924,370
Intangibles, net	—	524,426	9,868	—	534,294
Deferred financing costs, net	33,711	—	—	—	33,711
Intercompany receivable (payable)	1,236,403	143,745	301	(1,380,449)	—
Other assets	40	13,276	358	—	13,674
Investment in subsidiaries	496,246	73,170	—	(569,416)	—
Long-term assets of discontinued operations	—	268,931	—	—	268,931

	$1,792,544	$2,501,113	$59,782	$(1,986,370)	$2,367,069

LIABILITIES AND STOCKHOLDER'S EQUITY
Accounts payable	$3,705	$44,632	$5,946	$—	$54,283
Accrued employee compensation	4,189	25,710	2,718	—	32,617
Commissions payable	—	30,892	861	—	31,753
Customer deposits	—	213,789	5,823	—	219,612
Income taxes payable	1,069	3,317	191	(147)	4,430
Interest payable	19,367	675	8	—	20,050
Intercompany payable (receivable)	—	36,128	—	(36,128)	—
Other accrued liabilities	2,036	21,226	3,307	—	26,569
Current liabilities of discontinued operations	251	26,290	—	—	26,541

Total current liabilities	30,617	402,659	18,854	(36,275)	415,855
Long-term debt, less current maturities	1,216,500	—	—	—	1,216,500
Intercompany payable (receivable)	296,308	1,365,490	(32,299)	(1,629,499)	—
Deferred income taxes	(1,081)	191,827	(286)	—	190,460
Pension liabilities, net	(315)	20,570	—	—	20,255
Other noncurrent liabilities	12,909	17,235	343	—	30,487
Long-term liabilities of discontinued operations	—	7,086	—	—	7,086

Total liabilities	1,554,938	2,004,867	(13,388)	(1,665,774)	1,880,643
Stockholder's equity	237,606	496,246	73,170	(320,596)	486,426

	$1,792,544	$2,501,113	$59,782	$(1,986,370)	$2,367,069

CONDENSED CONSOLIDATING BALANCE SHEET (UNAUDITED)
December 30, 2006

	Visant	Guarantors	Non- Guarantors	Eliminations	Total
ASSETS
Cash and cash equivalents	$1,707	$4,275	$12,061	—	$18,043
Accounts receivable, net	1,943	128,162	14,576	—	144,681
Inventories, net	—	103,411	2,111	(189)	105,333
Salespersons overdrafts, net	—	26,431	861	—	27,292
Prepaid expenses and other current assets	2,697	15,814	1,280	518	20,309
Income tax receivable	1,097	—	—	—	1,097
Intercompany receivable (payable)	36,180	9,881	—	(46,061)	—
Deferred income taxes	(963)	12,738	75	—	11,850
Current assets of discontinued operations	—	56,649	—	—	56,649

Total current assets	42,661	357,361	30,964	(45,732)	385,254
Property, plant, and equipment, net	1,279	159,227	75	—	160,581
Goodwill	—	897,642	21,996	—	919,638
Intangibles, net	—	520,713	9,956	—	530,669
Deferred financing costs, net	35,557	—	—	—	35,557
Intercompany receivable (payable)	1,256,090	106,377	—	(1,362,467)	—
Other assets	40	13,065	76	—	13,181
Investment in subsidiaries	489,114	72,521	—	(561,635)	—
Long-term assets of discontinued operations	(80)	265,599	—	—	265,519

	$1,824,661	$2,392,505	$63,067	$(1,969,834)	$2,310,399

LIABILITIES AND STOCKHOLDER'S EQUITY
Accounts payable	$2,562	$48,249	$5,390	$235	$56,436
Accrued employee compensation	6,759	32,931	1,566	—	41,256
Commissions payable	—	20,605	1,066	—	21,671
Customer deposits	—	166,250	5,008	—	171,258
Income taxes payable	(8,664)	5,668	3,069	(73)	—
Interest payable	9,987	663	—	—	10,650
Current portion of long-term debt	—	—	—	—	—
Intercompany payable (receivable)	17,787	23,242	4,749	(45,778)	—
Other accrued liabilities	2,025	18,497	3,115	—	23,637
Current liabilities of discontinued operations	955	28,301	5,593	—	34,849

Total current liabilities	31,411	344,406	29,556	(45,616)	359,757
Long-term debt, less current maturities	1,216,500	—	—	—	1,216,500
Intercompany payable (receivable)	305,332	1,317,506	(38,874)	(1,583,964)	—
Deferred income taxes	(988)	196,195	(282)	—	194,925
Pension liabilities, net	—	21,484	—	—	21,484
Other noncurrent liabilities	16,106	17,104	146	—	33,356
Long-term liabilities of discontinued operations		6,696	—	—	6,696

Total liabilities	1,568,361	1,903,391	(9,454)	(1,629,580)	1,832,718
Stockholder's equity	256,300	489,114	72,521	(340,254)	477,681

	$1,824,661	$2,392,505	$63,067	$(1,969,834)	$2,310,399

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)
Three months ended March 31, 2007

	Visant	Guarantors	Non- Guarantors	Eliminations	Total
Net (loss) income	$(18,694)	$5,651	$649	$19,658	$7,264
Other cash provided by (used in) operating activities	46,700	23,019	(1,383)	(19,658)	48,678
Net cash used in discontinued operations	(309)	(7,428)	—	—	(7,737)

Net cash provided by (used in) operating activities	27,697	21,242	(734)	—	48,205
Purchases of property, plant, and equipment	(16)	(19,960)	(36)	—	(20,012)
Proceeds from sale of property and equipment	—	281	—	—	281
Acquisition of business, net of cash acquired	(27,486)	—	—	—	(27,486)
Net cash used in discontinued operations	—	(3,138)	—	—	(3,138)

Net cash used in investing activities	(27,502)	(22,817)	(36)	—	(50,355)
Intercompany payable (receivable)	2,172	(2,172)	—	—	—

Net cash provided by (used in) financing activities	2,172	(2,172)	—	—	—
Effect of exchange rate changes on cash and cash equivalents	—	—	109	—	109

Increase (decrease) in cash and cash equivalents	2,367	(3,747)	(661)	—	(2,041)
Cash and cash equivalents, beginning of period	1,707	4,275	12,061	—	18,043

Cash and cash equivalents, end of period	$4,074	$528	$11,400	—	$16,002

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)
Three months ended April 1, 2006

	Visant	Guarantors	Non- Guarantors	Eliminations	Total
Net (loss) income	$(24,732)	$(1,189)	$(18)	$27,694	$1,755
Other cash provided by operating activities	21,839	51,078	1,318	(27,638)	46,597
Net cash provided by (used in) discontinued operations	—	1,339	(2,839)	—	(1,500)

Net cash (used in) provided by operating activities	(2,893)	51,228	(1,539)	56	46,852
Purchases of property, plant, and equipment	(843)	(11,622)	(24)	—	(12,489)
Proceeds from sale of property and equipment	3	70	1	—	74
Other investing activities, net	—	(2)	—	—	(2)
Net cash used in discontinued operations	—	(7,452)	—	—	(7,452)

Net cash used in investing activities	(840)	(19,006)	(23)	—	(19,869)
Intercompany payable (receivable)	30,002	(30,003)	—	1	—

Net cash (used in) provided by financing activities	30,002	(30,003)	—	1	—
Effect of exchange rate changes on cash and cash equivalents	—	—	6	—	6

Increase (decrease) in cash and cash equivalents	26,269	2,219	(1,556)	57	26,989
Cash and cash equivalents, beginning of period	13,029	(1,454)	8,299	—	19,874

Cash and cash equivalents, end of period	$39,298	$765	$6,743	$57	$46,863

VISANT CORPORATION

7 5/8% Senior Subordinated Notes
due 2012

PROSPECTUS

UNTIL AUGUST 28, 2007, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

May 30, 2007

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TABLE OF CONTENTS
WHERE YOU CAN FIND MORE INFORMATION
SUMMARY
Recent Events
Company Background
Ownership and Corporate Structure
Summary of Terms of the Notes
Risk Factors
Summary Historical Consolidated Financial Data
RISK FACTORS
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
INDUSTRY AND MARKET DATA
USE OF PROCEEDS
CAPITALIZATION
SELECTED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Compensation Committee Interlocks and Insider Participation
Summary Compensation Table
Grants of Plan-Based Awards
Outstanding Equity Awards at December 30, 2006
Option Exercises and Stock Vested in 2006
Pension Benefits
Nonqualified Deferred Compensation
Director Compensation
Termination, Severance and Change of Control Arrangements
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
CERTAIN RELATIONSHIPS, RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE
DESCRIPTION OF OTHER INDEBTEDNESS
DESCRIPTION OF THE NOTES
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
INDEX TO FINANCIAL STATEMENTS
VISANT HOLDING CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS
VISANT HOLDING CORP. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
VISANT HOLDING CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS
VISANT HOLDING CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' (DEFICIT) EQUITY
VISANT CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS
VISANT CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
VISANT CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS
VISANT CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
VISANT HOLDING CORP. AND SUBSIDIARIES Notes to Consolidated Financial Statements
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS 2006
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS 2005
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS 2004
CONDENSED CONSOLIDATING BALANCE SHEET 2006
CONDENSED CONSOLIDATING BALANCE SHEET 2005
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS 2006
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS 2005
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS 2004
VISANT HOLDING CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
VISANT HOLDING CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
VISANT HOLDING CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
VISANT CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
VISANT CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
VISANT CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
VISANT HOLDING CORP. VISANT CORPORATION NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)